Form 10-K, Exhibit 13
period 1993-12-31
SPS TECHNOLOGIES INC
filed 1994-03-31
CIK 93444

   LOGO





- -----------------------------------------------------------------------------
   CORPORATE OFFICES
   101 Greenwood Avenue, Suite 470
   Jenkintown, Pennsylvania 19046
   (215) 517-2000
- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
   U.S.
   MANUFACTURING
   PLANTS
   Santa Ana, California   Norfolk, Nebraska       Jenkintown, Pennsylvania
   Marengo, Illinois       Ogallala, Nebraska      Sevierville, Tennessee
   Muskegon, Michigan      Cleveland, Ohio         Salt Lake City, Utah
- -----------------------------------------------------------------------------


- -----------------------------------------------------------------------------
   SUBSIDIARIES AND
   *AFFILIATES
   The Arnold              *National-Arnold        Standco Canada, Ltd.
   Engineering Co.         Magnetics Company       Toronto, Canada
   Marengo, Illinois       Adelanto, California
   Norfolk, Nebraska                               Unbrako Mexicana, S.A.
   Ogallala, Nebraska      *Pacific Products       de C.V.
   Sevierville, Tennessee  Limited                 Mexico City, Mexico
                           Singapore
   Cannon-Muskegon         Tokyo, Japan            Unbrako Pty. Limited
   Corporation                                     Melbourne, Australia
   Muskegon, Michigan      *Precision Fasteners
                           Limited                 Unbrako Schrauben
   Ferre Plana, S.A.       Bombay, India           GmbH
   Barcelona, Spain                                Koblenz, Germany
                           S.P.S. International
   *Metalac S.A. Indstria  Limited
   e Commercio             Shannon, Ireland
   Sao Paulo, Brazil
                           SPS Technologies
                           Limited
                           Birmingham, England
                           Coventry, England
                           Leicester, England
- -----------------------------------------------------------------------------

                                (PHOTO)








       Building on the strength of its technology and product quality, SPS Technologies has been a leading supplier of industrial and aerospace fasteners for more than 90 years. The Company was among the first producers of fasteners for commercial and military aircraft, and through its Aerospace Products Division continues to provide the industry high-strength bolts, nuts, screws and precision components. Its Industrial Products Division supplies engineered fasteners to makers of automobiles, trucks, diesel engines and farm and construction equipment. The Unbrako Products Division provides socket screws and other fasteners for industrial machinery and equipment. Through its Cannon-Muskegon subsidiary, SPS also provides superalloys for medical applications, aerospace and industrial gas turbine engine components and other parts produced by investment casting. The Arnold Engineering Co. specializes in magnetic materials and precision foil and strip products for automobiles, aircraft, power supplies, electrical equipment and electronic security systems. Its joint-venture National-Arnold Magnetics Company supplies soft magnetic tape-wound core products for electrical and electronic equipment. SPS has production facilities and a network of manufacturing and marketing affiliates in 12 countries. The Company is respected throughout the world for its innovative solutions to engineering problems and the quality and reliability of its products.

   TO OUR SHAREHOLDERS           1993 was a bad year for SPS Technologies.
                                 Sales fell by 11% to $319.1 million, and SPS had a net loss of $31.0 million or $6.07 per share compared to a net loss of $7.0 million or $1.37 per share in 1992 before the effect of cumulative accounting changes. Total debt increased by $18.7 million to $89.2 million, and Shareholders' Equity decreased to $102.8 million from $142.6 million in 1992. Because
         (PHOTO)                 of these losses and deteriorating financial
                                 conditions, the Board of Directors on
                                 December 14, 1993 suspended dividend
                                 payments to shareholders.

                                 The SPS Board of Directors elected me
                                 Chairman of the Board and Chief Executive
                                 Officer on December 1, 1993. Prior to that,
                                 I had been President and Chief Operating
                                 Officer of Watts Industries, Inc., a
                                 manufacturer of valve products.

       With the losses SPS has suffered over the past several years, it is evident that SPS has had and continues to have significant problems. One of the principal problems was excess corporate staff and too many layers of management, which consumed a disproportionate share of the Company's profits and kept top management distant from operations.

       Another problem was the diversion of investment and management focus from the Company's core fastener business. SPS entered the fastener market in 1906, and the Company was built principally on the success of its aerospace, industrial and OEM fasteners. Yet, investments needed in SPS' fastener business to maintain its manufacturing and technical superiority were channeled elsewhere. Furthermore, several fastener businesses were put up for sale, which hurt their reputation with key customers and put these businesses at a competitive disadvantage. With these fundamental problems adversely impacting our core fastener business, the significant decline in the aerospace fastener market resulted in factories being closed, operations consolidated, large reductions in the number of people employed and significant operating losses.

       The first step in reorganizing SPS was to recognize the strength of our core fastener business and retain those operations which previously had been put up for sale. The next step was to downsize the corporate staff located in Newtown, Pennsylvania, from 167 to 26. Some of this reduction has been accomplished by reassigning people to operating divisions when requested, and the remainder has been accomplished by termination of employment. The Newtown office building is up for sale, and the Company's jet airplane has been sold. The remaining downsized corporate staff has been relocated to part of a leased floor in an office building near the Jenkintown, Pennsylvania plant. The benefits from these actions are not all financial. A positive cultural change has occurred whereby attention is focused on operating issues instead of corporate issues. This has resulted in an empowerment of our operating people, which will enable them to make operating decisions that will benefit our businesses and our shareholders.

       Unfortunately, SPS' excess overhead expenses were not limited to the corporate staff. There were too many people whose jobs were not directly related to manufacturing, selling products and satisfying our customers. On January 5, 1994, we announced a reduction of over 200 non-direct employees (or approximately 10% of SPS' total non-direct work force), which now has been accomplished. The cost benefits of this action will have a favorable effect on our future financial results beginning in the second quarter of 1994.

       Part of the investment resources that were diverted from our core fastener business went to the Assembly Systems Division, which manufactures computer-controlled fastener tightening equipment and competes with large machine tool equipment manufacturers. After many years in this business, SPS has attained only a small market position and has accumulated 5 year operating losses totaling $11.6 million. We have made the decision to either sell the Assembly Systems Division or liquidate the tightening systems part of this business and continue to operate the profitable hand wrench, spare parts and service portions. We have signed a Letter of Intent to sell the entire Assembly Systems Division business and expect this transaction to be completed by the end of April.

       Another big drain on SPS' resources has been Ferre Plana S.A., our fastener company located in Barcelona, Spain acquired in 1990. While Ferre Plana is in the fastener business, it does not have the technical skills or equipment to manufacture critical service automotive fasteners, which is the core business of SPS' Industrial Products Division. Since 1990, the Spanish automotive market has declined significantly. The combination of a product line built around commodity, low-end automotive fasteners and a declining market has resulted in Ferre Plana incurring cumulative operating losses of $9.4 million since it was acquired. Currently, we are reviewing all options available in order to determine the best course of action. We will not permit Ferre Plana to remain a long-term drain on SPS. We will either make reasonably quick progress in improving operating results or terminate our involvement.

       Besides the profit improvement actions discussed above, we have, for the most part, completed our plant consolidation program. The transfer of aerospace plant operations from Santa Ana, California to Salt Lake City, Utah and Jenkintown, Pennsylvania was near completion by the end of 1993. During the year, we also moved Jenkintown's Unbrako specialty socket screw manufacturing operations to Cleveland, Ohio for consolidation with the Unbrako manufacturing operations that were previously transferred to Cleveland from Puerto Rico. The Puerto Rico manufacturing plant was closed in 1992 and currently is up for sale. While these consolidations have caused significant manufacturing disruptions in 1993, they will permit more effective plant utilization in the future. The overall impact of these and other consolidations and downsizing can be appreciated when one realizes that since the end of 1990, the total workforce employed in continuing businesses has been reduced by 1,974 employees.

       The outlook in 1994 for our various businesses is mixed. The aerospace industry is projected to continue to be depressed but should be no worse than last year and could be somewhat better. The domestic automotive market is strong, and we expect to have significant growth in our automotive products. We also see some growth in industrial demand for our products in the United States and the United Kingdom. However, this is offset by a weaker European market.

       During the past year, SPS has focused much of its capital expenditures program on Arnold Engineering and Cannon-Muskegon. Arnold Engineering will soon complete a $5 million project to modernize its molybdenum-permalloy magnet manufacturing plant. When finished, Arnold will be the clear technical, quality and cost leader of molybdenum-permalloy magnet products. Cannon-Muskegon will complete in April a $1.5 million addition to its continuous cast air melt line, which will reduce costs and increase capacity.

       Cash flow will be a critical issue in 1994. We currently are operating SPS within $10 million of our newly negotiated domestic credit limit with our banks. We still have significant severance payments ahead of us; we have a $5 million insurance company debt principal payment to make in May; and we have budgeted $13 million of badly needed capital expenditures in 1994 compared to depreciation expense of $13.4 million. We have real estate for sale which should generate significant cash, but the timing is uncertain. We have on-going capital expenditure needs over the next few years which are in excess of depreciation, and we would like to be in a position to consider certain relatively modest but strategic acquisitions. In view of this situation, we are reviewing all options to generate additional capital.

       I believe we have taken the necessary steps to turn SPS around and begin the journey back to earning a fair return on Shareholders' Equity. We are cultivating a new operations oriented culture and have significantly reduced our costs. We are focusing on rebuilding our core businesses and divesting or restructuring those businesses that have been a long-term drain on our resources. We have many talented, motivated and skilled long-service employees in SPS who are absolutely committed to the Company's long-term success. In spite of our recent problems, we continue to be market leaders in all our major business segments. We are still the recognized leader in aerospace fasteners. Our Unbrako trade name is still the world standard for excellence in industrial fasteners. We are a leading supplier of critical service automotive fasteners in North America, Europe and Australia. Cannon-Muskegon is recognized around the world for its technical excellence and quality in superalloys and proprietary alloys. Arnold Engineering is a leader in most of its magnetic materials market segments and has the broadest product line of magnetic materials in the industry. Our challenge is to take advantage of these strengths and build SPS into a company that will finally reward our shareholders for their patient investment.


                                         /s/ Charles W. Grigg
                                         -----------------------------------
                                         Charles W. Grigg
                                         Chairman and Chief Executive Officer

   STATEMENTS OF CONSOLIDATED OPERATIONS

       (Thousands of dollars, except per share data)

                                                                       Years ended December 31
                                                                     1993        1992        1991
                                                                   --------------------------------

   Net sales ..................................................    $319,094    $359,431    $408,499
   Cost of goods sold .........................................     269,207     306,425     341,446
                                                                   --------------------------------
       GROSS PROFIT ...........................................      49,887      53,006      67,053
   Selling, general and administrative expense ................      46,574      49,312      51,364
   Restructuring charge (credit) ..............................      32,400       6,800      (4,400)
                                                                   --------------------------------
       OPERATING EARNINGS (LOSS) ..............................     (29,087)     (3,106)     20,089
   Other income (expense):
     Interest income ..........................................         472         765       1,050
     Interest expense .........................................      (5,906)     (5,805)     (8,194)
     Equity in earnings (loss) of affiliates ..................         563         588      (2,196)
     Other, net ...............................................         363        (751)        (37)
                                                                   --------------------------------
                                                                     (4,508)     (5,203)     (9,377)
                                                                   --------------------------------
          EARNINGS (LOSS) FROM CONTINUING
            OPERATIONS BEFORE INCOME TAXES.....................     (33,595)     (8,309)     10,712
   Provision (benefit) for income taxes .......................      (2,600)     (1,300)      5,100
                                                                   --------------------------------
          EARNINGS (LOSS) FROM CONTINUING OPERATIONS ..........     (30,995)     (7,009)      5,612
   Discontinued operations
     Adjustment of estimated loss on disposal .................                                 990
   Cumulative effect of changes in accounting policies ........
     Income taxes .............................................                  (2,400)
     Postretirement benefits ..................................                 (11,000)
                                                                   --------------------------------
           NET EARNINGS (LOSS) ................................    $(30,995)   $(20,409)   $  6,602
                                                                   ================================
   Per share data:
     Earnings (loss) from continuing operations ...............    $  (6.07)   $  (1.37)   $   1.10
     Discontinued operations ..................................                                 .20
     Cumulative effect of changes in accounting policies ......                   (2.63)
                                                                   --------------------------------
           NET EARNINGS (LOSS) ................................    $  (6.07)   $  (4.00)   $   1.30
                                                                   ================================

   The 1992 and 1991 amounts have been reclassified (see Note 3).
   See accompanying notes to consolidated financial statements.

   CONSOLIDATED BALANCE SHEETS
       (Thousands of dollars)

                                                                                 December 31
   ASSETS                                                                      1993        1992
                                                                             --------------------
   CURRENT ASSETS
       Cash and cash equivalents ........................................    $  6,852    $  2,879
       Accounts and notes receivable, net ...............................      48,968      52,704
       Inventories ......................................................      80,604      84,502
       Deferred income taxes ............................................      13,667      10,772
       Prepaid expenses .................................................       2,300       2,557
       Net assets held for sale .........................................       8,619       4,356
                                                                             --------------------
         Total current assets ...........................................     161,010     157,770
                                                                             --------------------
   Investments in affiliates ............................................      12,475      10,509
   Property, plant and equipment, net ...................................      86,958      91,578
   Net assets held for sale .............................................                   8,787
   Other assets .........................................................      25,536      26,964
                                                                             --------------------
             Total assets ...............................................    $285,979    $295,608
                                                                             ====================
   LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
       Notes payable ....................................................    $  7,339    $  7,120
       Accounts payable .................................................      19,657      20,907
       Accrued expenses .................................................      38,885      25,841
       Income taxes payable .............................................         646         934
                                                                             --------------------
         Total current liabilities ......................................      66,527      54,802
                                                                             --------------------
   DEFERRED INCOME TAXES ................................................       9,445       8,935
   Long-term debt........................................................      81,828      63,321
   Retirement obligations................................................      25,352      25,932
   SHAREHOLDERS' EQUITY
       Preferred stock, par value $1 per share
         authorized 400,000 shares, issued none
       Common stock, par value $1 per share
         authorized 30,000,000 shares, issued 6,361,606 shares ..........       6,362       6,362
       Additional paid-in capital .......................................      59,704      59,685
       Retained earnings ................................................      60,516      96,412
       Minimum pension liability ........................................      (1,780)       (723)
       Common stock in treasury, at cost
         1,254,977 shares in 1993 (1,256,177 shares in 1992) ............     (10,144)    (10,154)
       Cumulative translation adjustments ...............................     (11,831)     (8,964)
                                                                             --------------------
         Total shareholders' equity .....................................     102,827     142,618
                                                                             --------------------
             Total liabilities and shareholders' equity .................    $285,979    $295,608
                                                                             ====================

   The 1992 amounts have been reclassified (see Note 3).
   See accompanying notes to consolidated financial statements.

   STATEMENTS OF CONSOLIDATED CASH FLOWS
       (Thousands of dollars)

                                                                                     Years ended December 31
                                                                                   1993        1992        1991
                                                                                 --------------------------------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings (loss) ....................................................    $(30,995)   $(20,409)   $  6,602
     Reconciliation of net earnings (loss) to
       net cash provided by operating activities:
         Depreciation and amortization ......................................      14,484      15,343      15,213
         Deferred income taxes ..............................................      (1,812)     (1,447)     (3,483)
         Restructuring charge (credit) ......................................      32,400       6,800      (4,400)
         Cash used for restructuring activities .............................     (14,892)     (3,221)        899
         Cumulative effect of changes in accounting policies ................                  13,400
         Other operating items ..............................................        (480)       (810)      2,783
         Changes in:
           Receivables.......................................................       2,204         841      15,160
           Inventories ......................................................         558       8,704      18,945
           Prepaid expenses .................................................         871       1,034        (300)
           Accounts payable .................................................        (851)      1,598       1,239
           Accrued expenses .................................................      (2,618)        901      (5,531)
           Income taxes payable .............................................        (282)     (5,951)     (1,624)
           Other assets and liabilities, net ................................       2,344      (1,299)      1,343
                                                                                 --------------------------------
       Net cash provided by operating activities ............................         931      15,484      46,846
   CASH FLOWS FROM INVESTING ACTIVITIES
     Additions to property, plant and equipment .............................     (12,248)    (11,555)    (11,118)
     Acquisition/Investments ................................................                  (3,900)       (500)
     Proceeds from divestitures .............................................       2,500                   4,419
     Other, net .............................................................         302         519       1,192
                                                                                 --------------------------------
       Net cash used by investing activities ................................      (9,446)    (14,936)     (6,007)
   CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from borrowings ...............................................      38,200      25,679      12,220
     Reduction of borrowings ................................................     (18,987)    (20,632)    (47,931)
     Payments of cash dividends .............................................      (6,535)     (6,521)     (6,503)
     Other, net .............................................................          28         505         138
                                                                                 --------------------------------
      Net cash provided (used) by financing activities ......................      12,706        (969)    (42,076)

     Effect of exchange rate changes on cash ................................        (218)       (479)       (153)
                                                                                 --------------------------------
       Net increase (decrease) in cash and cash equivalents .................       3,973        (900)     (1,390)
       Cash and cash equivalents at beginning of year .......................       2,879       3,779       5,169
                                                                                 --------------------------------
       Cash and cash equivalents at end of year .............................    $  6,852    $  2,879    $  3,779
                                                                                 ================================

   The 1992 and 1991 amounts have been reclassified (see Note 3).
   See accompanying notes to consolidated financial statements.

   STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
       (Thousands of dollars)

                                                                                     Years ended December 31
                                                                                   1993        1992        1991
                                                                                 --------------------------------
   COMMON STOCK
   Beginning and end of year ................................................    $  6,362    $  6,362    $  6,362
                                                                                 ================================
   ADDITIONAL PAID-IN CAPITAL
   Beginning of year ........................................................    $ 59,685    $ 59,349    $ 58,446
       Exercise of stock options ............................................          19         336         100
       Stock contribution to pension plan ...................................                                 803
                                                                                 --------------------------------
   End of year ..............................................................    $ 59,704    $ 59,685    $ 59,349
                                                                                 ================================
   RETAINED EARNINGS
   Beginning of year ........................................................    $ 96,412    $123,349    $123,250
       Net earnings (loss) ..................................................     (30,995)    (20,409)      6,602
       Cash dividends, ($.96 per share in 1993,
          $1.28 per share in 1992 and 1991) .................................      (4,901)     (6,528)     (6,503)
                                                                                 --------------------------------
   End of year ..............................................................    $ 60,516    $ 96,412    $123,349
                                                                                 ================================
   MINIMUM PENSION LIABILITY
   Beginning of year ........................................................    $   (723)   $   (448)   $   (841)
       Changes during the year ..............................................      (1,057)       (275)        393
                                                                                 --------------------------------
   End of year ..............................................................    $ (1,780)   $   (723)   $   (448)
                                                                                 ================================
   COMMON STOCK IN TREASURY
   Beginning of year ........................................................    $(10,154)   $(10,333)   $(10,620)
       Exercise of stock options ............................................          10         179          45
       Stock contribution to pension plan ...................................                                 242
                                                                                 --------------------------------
   End of year ..............................................................    $(10,144)   $(10,154)   $(10,333)
                                                                                 ================================
   CUMULATIVE TRANSLATION ADJUSTMENTS
   Beginning of year ........................................................    $ (8,964)   $  1,009    $  3,226
      Changes during the year:
           Working capital ..................................................      (1,458)     (5,659)     (1,831)
           Property, plant and equipment, net ...............................      (2,250)     (4,196)       (325)
           Other, net .......................................................         841        (118)        (61)
                                                                                 --------------------------------
   End of year ..............................................................    $(11,831)   $ (8,964)   $  1,009
                                                                                 ================================


   TOTAL SHAREHOLDERS' EQUITY ...............................................    $102,827    $142,618    $179,288
                                                                                 ================================

   See accompanying notes to consolidated financial statements.

   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (Thousands of dollars, except share data)

   1. SIGNIFICANT ACCOUNTING POLICIES

   CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and all subsidiaries. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded on the equity method.

   CASH EQUIVALENTS

       The Company considers cash equivalents to be all highly liquid investments purchased with original maturities of three months or less. The carrying amount approximates fair value because of the short maturity of these items.

   INVENTORIES

       Inventories are valued at lower of cost or market. Cost is determined by the average cost method and includes material, labor and manufacturing overhead costs.

   PROPERTY AND DEPRECIATION

       Land, buildings and machinery and equipment are stated at cost. Depreciation is provided substantially on a straight-line basis over the estimated useful lives of the respective assets. Asset and accumulated depreciation accounts are reduced for the sale or other disposition of property and the resulting gain or loss is included in results of operations. Fully depreciated items, other than buildings, generally are removed from the accounts.

   INTANGIBLE ASSETS

       Intangible assets, included in other assets, were approximately $8,700 and $9,300 at December 31, 1993 and 1992, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the net underlying assets and is being amortized by the straight-line method over periods not exceeding 40 years.

   RETIREMENT PLANS

       Substantially all employees are covered by pension plans. Plans in the United States are noncontributory and non-United States plans are primarily contributory. Generally, unrecognized gains and losses are systematically amortized over the average remaining service period of the plans' active participants. For United States plans, the Company funds the minimum amount permitted by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

   ENVIRONMENTAL REMEDIATION

       Expenditures for environmental remediation are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

   FOREIGN CURRENCY TRANSLATION

       The asset and liability accounts of the Company's non-United States subsidiaries are translated into United States dollars at year-end exchange rates. Revenue and expense accounts are translated at average exchange rates for each year. Net translation gains and losses are adjusted directly to a separate component of shareholders' equity. Foreign currency gains and losses resulting from transactions are included in the statement of consolidated operations.

   2. CHANGES IN ACCOUNTING POLICIES

       Effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 109 requires the liability method of accounting for income taxes rather than the deferred method previously used. The liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The cumulative effect of this accounting change was to increase the 1992 net loss by $2,400 or $.47 per share (see Note 18). SFAS No. 106 requires the accrual method of accounting for postretirement benefits other than pensions. In prior years, the Company recognized the cost of providing postretirement benefits other than pensions by expensing the benefits as incurred. In 1991, benefit costs of $1,098 were recognized as incurred. For 1992 benefit costs were $1,625 under the accrual method which was $238 higher than benefit costs incurred. The cumulative effect of this accounting change was to increase the 1992 net loss by $11,000 (net of income taxes of $4,700) or $2.16 per share (see Note 21).

   3. RESTRUCTURE OF OPERATIONS

       During 1993, the Company initiated additional restructuring actions which included the following: a 10 percent decrease in its non-direct workforce including significant reductions in corporate and executive staff, the decision to sell the Company's aircraft, relocation of the corporate headquarters, the exit of certain historically unprofitable and non-strategic product lines and the writeoff of costs previously deferred in contemplation of gains on the sale of the related operating assets held for sale, required as a result of the protracted period of disposal. The 1993 statement of consolidated operations includes a restructuring charge of $32,400 to reflect the costs of these actions and higher than expected costs of completing the previously announced plant consolidations. This restructuring charge consists of the cost of employee separations of $10,000, plant consolidation costs of $7,500, operating losses of businesses or plants that were held for sale, sold or closed of $7,600, product line disposal costs of $3,800 and other non-recurring restructuring costs of $3,500.

       In order to maintain the Company's presence in certain key business markets, the Company decided in the fourth quarter of 1993 to retain the European industrial fastener businesses in Coventry and Smethwick, England, and Barcelona, Spain; the Unbrako fastener distribution business in Koblenz, Germany; and the hard ferrite magnetic materials business in Sevierville, Tennessee. The 1992 and 1991 financial statements and notes have been reclassified for comparative purposes to reflect these modifications. The financial data for each of the years that the retained businesses were previously reported as held for sale is as follows:

                                        1992         1991
                                       --------------------
   Net sales ....................      $38,189      $24,624
   Operating loss ...............        2,540        1,817
   Total assets .................       26,221       31,250
   Total liabilities ............        5,201        5,920

       Net assets held for sale on the December 31, 1993 consolidated balance sheet includes certain real estate assets. Net assets held for sale on the December 31, 1992 consolidated balance sheet includes certain real estate assets and the industrial fastener operations sold in 1993.

       The 1992 statement of consolidated operations includes a restructuring charge of $6,800. This restructuring charge resulted from the modification of the 1991 restructuring plan to retain the fastener manufacturing plant in Shannon, Ireland, and the Unbrako fastener distribution business in West Bromwich (Birmingham), England, and to accelerate the closing of an aerospace fastener manufacturing facility in the United States.

       The 1991 statement of consolidated operations includes a restructuring credit of $4,400. This restructuring credit includes $1,300 related to the reversal of reserves associated with a 1990 restructuring charge and $3,100 for the effect of reclassifying the operating results of the businesses held for sale but ultimately retained.

   4. DISCONTINUED OPERATIONS

       During 1991, the Company revised its estimated loss on disposal of the materials handling segment which was discontinued in 1988. An excess reserve of $990 (net of income tax expense of $510) was credited to income as a result of favorable experience during the wind-down period.

   5. NON-UNITED STATES SUBSIDIARIES

       Selective comparative financial data of consolidated non-United States subsidiaries are as follows:

                                         1993      1992      1991
                                        ---------------------------
   Net earnings .....................   $    95   $ 3,177   $ 8,540
   Net current assets ...............    39,288    34,292    37,506
   Net assets .......................    63,120    62,247    71,612
   Net assets held for sale .........               4,057     5,588


   6. ACCOUNTS AND NOTES RECEIVABLE

                                                  1993       1992
                                                 -----------------
   Trade ....................................    $43,357   $49,287
   Notes and other ..........................      6,796     4,746
                                                 -----------------
                                                  50,153    54,033
   Less allowance for doubtful receivables ..      1,185     1,329
                                                 -----------------
                                                 $48,968   $52,704
                                                 =================


   7. INVENTORIES
                                           1993       1992
                                         -------------------
   Finished goods ...................    $37,323     $36,914
   Work-in-progress .................     17,115      18,666
   Raw materials and supplies .......     26,166      28,922
                                         -------------------
                                         $80,604     $84,502
                                         ===================



   8. INVESTMENTS IN AFFILIATES

       The Company's investments in affiliates consist of a 36.75 percent interest in Precision Fasteners Ltd., Bombay, India, a 46.49 percent interest (represented by 43.0 percent voting and 49.96 percent non-voting shares) in Metalac S.A. Industria e Comercio, Sao Paulo, Brazil, a 50.0 percent percent interest in Pacific Products Limited, Guernsey, Channel Islands, United Kingdom, and a 50.0 percent interest in National-Arnold Magnetics Company, Adelanto, California, United States. National-Arnold Magnetics Company was formed on January 1, 1993 as a joint venture to produce soft magnetic tape-wound core products. Dividends received from affiliates were $42, $44 and $66 in 1993, 1992 and 1991, respectively. Retained earnings in 1993, 1992 and 1991 included undistributed earnings of affiliates, net of deferred taxes, of $6,253, $5,953 and $5,506, respectively. At December 31, 1993, the Company has guaranteed $2,638 of affiliates' indebtedness.

       Summarized financial information of the unconsolidated companies is as follows:
    CONDENSED STATEMENTS OF EARNINGS          1993         1992        1991
                                             --------------------------------
   Net sales ..........................      $52,608     $44,382      $34,543
   Operating earnings (loss) ..........          454       2,548       (1,281)
   Net earnings (loss) ................          669       1,333       (4,655)


   CONDENSED BALANCE SHEETS

   Current assets .....................      $25,539     $18,998      $25,197
   Noncurrent assets ..................       23,642      23,553       27,027
                                             --------------------------------
                                             $49,181     $42,551      $52,224
                                             ================================

   Current liabilities ................      $18,793     $14,179      $17,724
   Noncurrent liabilities .............        4,230       4,932       10,169
   Shareholders' equity ...............       26,158      23,440       24,331
                                             --------------------------------
                                             $49,181     $42,551      $52,224
                                             ================================




   9. PROPERTY, PLANT AND EQUIPMENT

                                           1993       1992
                                         -------------------
   Land .............................    $  4,487   $  4,787
   Buildings ........................      40,841     39,722
   Machinery and equipment ..........     127,318    136,360
   Construction in progress .........       7,526      9,046
                                         -------------------
                                          180,172    189,915
   Less accumulated depreciation ....      93,214     98,337
                                         -------------------
                                         $ 86,958   $ 91,578
                                         ===================




       Depreciation expense incurred was $13,644, $13,930 and $14,784 in 1993, 1992 and 1991, respectively.

   10. NOTES PAYABLE

                                                   1993        1992
                                                  ------------------
   Short-term bank borrowings and notes
     payable ..............................       $2,262      $2,110
   Current portion of long-term debt ......        5,077       5,010
                                                  ------------------
                                                  $7,339      $7,120
                                                  ==================

       Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company and withdrawal of the lines at the discretion of the banks. Unused short-term lines of credit were $10,000 as of December 31, 1993.

   11. ACCRUED EXPENSES

                                               1993           1992
                                              ---------------------
   Employee compensation and related
     benefits .........................       $17,228       $13,059
   Restructuring accrual ..............         9,882
   Other ..............................        11,775        12,782
                                              ---------------------
                                              $38,885       $25,841
                                              =====================




   12. LONG-TERM DEBT

                                                                                  1993       1992
                                                                                 ------------------

   Notes Payable to Insurance Companies, 8.7%,
     due in equal installments 1994 through 2002 ............................    $45,000    $50,000
   Bank Credit Agreement, variable interest rate,
     1993 average interest rate 3.7% ........................................     36,100     12,200
   Industrial Development Revenue Bond Series 1987,
    variable rate demand, 1993 average interest rate 2.7%, due 2012 .........      5,300      5,300
   Other ....................................................................        505        831
                                                                                 ------------------
                                                                                  86,905     68,331

   Less current installments (included in notes payable) ....................      5,077      5,010
                                                                                 ------------------
                                                                                 $81,828    $63,321
                                                                                 ==================




       Installments due during the next five years are: $5,077, $11,016, $17,034, $17,034, $11,016 in 1994 through 1998, respectively. The carrying amount of long-term debt approximates fair value. The fair value is estimated based on current rates available to the Company for debt of similar remaining maturities.

       In connection with the Company's restructuring, the Company amended certain debt agreements on March 21, 1994, primarily to modify certain financial covenants, effective December 31, 1993. In addition, effective

   January 1, 1994 the Company's borrowing rate was increased to 9.45% on the Notes Payable to the Insurance Companies.

       Under the Amended and Restated Bank Credit Agreement, the Company may borrow up to $50,000 at any time prior to June 30, 1995. This agreement also provides for a $5,000 sublimit, within the total $50,000 limit, which is available for letters of credit. Borrowings under the Bank Credit Agreement bear interest at either a Base Rate or a Eurocurrency Rate. The Base Rate is equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points. The Eurocurrency Rate is equal to the effective interbank rate plus a premium which ranges from
   1.25 to 1.75 percentage points based on the senior funded indebtedness ratio and fixed charge coverage ratio. No later than June 30, 1995, the Company may, at its option, convert the amount of indebtedness outstanding to term notes, payable in 12 equal quarterly installments commencing on September 30, 1995. The term notes will bear interest at the rates described above plus .5 percentage points. The Company is required to pay a commitment fee of .4 percentage points on unborrowed amounts.

       The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility and are collateralized by a first mortgage on the facility and a bank letter of credit.

       The Company is subject to a number of restrictive covenants under the various debt agreements. These covenants, among other things, set forth limitations on indebtedness, restrict the payment of cash dividends and require the Company to maintain a minimum consolidated tangible net worth, a minimum fixed charge coverage ratio and a minimum current ratio. In addition, the Amended and Restated Bank Credit Agreement prohibits the Company from paying cash dividends unless waived by the banks or the agreement is amended. Certain of the Company's debt agreements contain cross default and cross acceleration provisions.

       Cash payments for interest on all debt were $5,918, $6,153 and $7,984 in 1993, 1992 and 1991, respectively.

   13. LEASE COMMITMENTS

       Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 17 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $2,094, $2,635 and $2,922 in 1993, 1992 and 1991, respectively.

       At December 31, 1993, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $15,506. The minimum payments over the next five years are $1,829 in 1994, $1,436 in 1995, $1,250 in 1996, $1,038 in 1997 and
   $935 in 1998.

   14. CONTINGENCIES

   LITIGATION:

       The Company is involved in various legal matters incidental to its business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a materially adverse effect on the Company's consolidated financial position.

   ENVIRONMENTAL:

       The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1993, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. However, management believes that the overall costs of environmental remediation will be incurred over an extended period of time and, as a result, are not expected to have a material impact on the consolidated financial position of the Company.

   15. STOCK OPTIONS

       The Company has a nonqualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 1,350,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value on date of grant. The exercise price of outstanding options is determined as follows: 1) fixed price options are granted at market value on date of grant; and 2) discounted price options are granted to directors at par value ($1.00 per share).

       At December 31, 1993, 41 individuals held options to purchase an aggregate of 661,097 shares (fixed 650,445, discounted 10,652). The fixed price options outstanding under the plan have exercise prices and expiration dates of $21.4375 (December 2, 1997), $42.00 (November 30,
   1998), $45.375 (December 6, 1999), $25.00 (November 28, 2000), $27.00
   (September 4, 2001), $19.9375 (October 4, 2002), $20.50 (December 2, 2002)
   and $21.625 (November 30, 2003). The discounted price options outstanding have exercise prices of $1.00 and expiration dates of May 31, 1999, May 31, 2000, June 2, 2001, May 31, 2002 and May 31, 2003. No variable price options or restricted shares were outstanding at December 31, 1993.

       Changes in shares under option were:

                                                             1993             1992             1991
                                                         -----------------------------------------------


   Shares under option at beginning of year .........          509,435          521,452          391,606
   Additions (deductions):
     Options granted ................................          152,862           20,637          135,476
     Options exercised ..............................           (1,200)         (22,154)          (5,630)
     Options expired or terminated ..................                           (10,500)
                                                         -----------------------------------------------
   Shares under option at end of year ...............          661,097          509,435          521,452
                                                         ===============================================
   Option price per share of options exercised
     during the year ................................    $       21.44    $       21.44    $       21.44
   Options exercisable at end of year ...............          497,917          424,660          329,742
   Exercise price of options outstanding:
     Total ..........................................    $      17,694    $      14,473    $      14,975
     Per share (fixed) ..............................    $19.94-$45.38    $19.94-$45.38    $21.44-$45.38
     Per share (discounted) .........................    $        1.00    $        1.00    $        1.00
     Shares available for future option grants ......          171,794           74,656           84,793

   16. PER SHARE DATA

       The weighted average number of shares used to compute per share data was 5,105,706 in 1993, 5,097,994 in 1992 and 5,073,798 in 1991.

       Common share equivalents in the form of stock options are excluded from the calculation of per share data as their dilutive effect is not material, or their effect is anti-dilutive.

   17. INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

       The Company operates in two industry segments: high strength precision mechanical fasteners, precision components, fastening systems and assembly systems (fasteners); and superalloys in ingot form and magnetic materials (materials). Principal markets include aerospace, transportation, industrial machinery and equipment, and medical equipment. Inter-area sales consist of products similar to those offered to unaffiliated customers and are accounted for on the basis of third party sales price. Other expense, excluded from the determination of segment operating earnings, includes interest income and expense, equity in earnings (loss) of affiliates and other income and expenses.

   INDUSTRY SEGMENTS:

                                                                                   1993        1992        1991
                                                                                 --------------------------------

   Net sales:
     Fasteners ..............................................................    $226,791    $262,523    $321,909
     Materials ..............................................................      92,303      96,908      86,590
                                                                                 --------------------------------
      Net sales .............................................................    $319,094    $359,431    $408,499
                                                                                 ================================
   Operating earnings (loss):
     Fasteners ..............................................................    $(34,118)   $ (9,214)   $ 16,450
     Materials ..............................................................       5,031       6,108       3,639
                                                                                 --------------------------------
      Operating earnings (loss)..............................................     (29,087)     (3,106)     20,089
   Other expense ............................................................       4,508       5,203       9,377
                                                                                 --------------------------------
   Earnings (loss) from continuing operations before income taxes and
     cumulative effect of changes in accounting policies.....................    $(33,595)   $ (8,309)   $ 10,712
                                                                                 ================================
   Identifiable assets:
     Fasteners ..............................................................    $211,097    $220,510    $244,140
     Materials ..............................................................      66,263      61,955      57,024
     Net assets held for sale ...............................................       8,619      13,143      17,159
                                                                                 --------------------------------
       Total assets .........................................................    $285,979    $295,608    $318,323
                                                                                 ================================



   Depreciation and Amortization and Capital Additions:

                                     Depreciation and Amortization           Capital Additions
                                     -----------------------------------------------------------------
                                      1993       1992       1991        1993        1992        1991
                                     -----------------------------------------------------------------

   Fasteners ....................    $11,569    $12,691    $12,485    $  6,540    $  8,270    $  9,395
   MATERIALS ....................      2,915      2,652      2,728       5,708       3,285       1,723
                                     -----------------------------------------------------------------
     TOTAL ......................    $14,484    $15,343    $15,213    $ 12,248    $ 11,555    $ 11,118
                                     =================================================================


   GEOGRAPHIC AREAS:

                                                                                   1993        1992        1991
                                                                                 --------------------------------
   Net sales:

     United States ..........................................................    $247,380    $267,971    $303,223
     Europe .................................................................      83,437      99,037     110,983
     Other ..................................................................      13,309      12,911      17,415
     Eliminations............................................................     (25,032)    (20,488)    (23,122)
                                                                                 --------------------------------
      Net sales .............................................................    $319,094    $359,431    $408,499
                                                                                 ================================
   Operating earnings (loss):
     United States ..........................................................    $(29,986)   $ (7,369)   $  5,908
     Europe .................................................................        (168)      4,038       9,113
     Other ..................................................................       1,531         902       4,045
     Eliminations ...........................................................        (464)       (677)      1,023
                                                                                 --------------------------------
      Operating earnings (loss) .............................................     (29,087)     (3,106)     20,089

   Other expense ............................................................       4,508       5,203       9,377
                                                                                 --------------------------------
   Earnings (loss) from continuing operations before income taxes and
     cumulative effect of changes in accounting policies.....................    $(33,595)   $ (8,309)   $ 10,712
                                                                                 ================================

   Identifiable assets:
     United States ..........................................................    $189,940    $195,698    $194,590
     Europe .................................................................      66,416      67,177      86,290
     Other ..................................................................      21,004      19,590      20,284
     Net assets held for sale ...............................................       8,619      13,143      17,159
                                                                                 --------------------------------
      Total assets ..........................................................    $285,979    $295,608    $318,323
                                                                                 ================================


   Depreciation and Amortization and Capital Additions:

                                     Depreciation and Amortization          Capital Additions
                                     --------------------------------------------------------------
                                      1993       1992       1991       1993       1992       1991
                                     --------------------------------------------------------------

   United States ................    $10,265    $10,830    $10,582    $10,052    $ 9,930    $ 7,565
   EUROPE .......................      3,985      4,290      4,371      1,962      1,321      3,347
   OTHER ........................        234        223        260        234        304        206
                                     --------------------------------------------------------------
     TOTAL ......................    $14,484    $15,343    $15,213    $12,248    $11,555    $11,118
                                     ==============================================================



   18. INCOME TAXES

       As of January 1, 1992, the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", were adopted (see Note 2).

       The components of the provision (benefit) for income taxes from continuing operations were as follows:

                                        1993       1992       1991
                                       -----------------------------
   Currently payable (receivable):
     United States
       Federal ....................    $   100    $   171    $ 3,445
       State and local ............        300        465        737
     Non-United States ............       (604)     3,086      3,443
                                       -----------------------------
                                          (204)     3,722      7,625
                                       -----------------------------
   Deferred:
     United States
       Federal ....................     (1,897)    (2,633)    (3,502)
       State and local ............       (897)      (792)       (97)
     Non-United States ............        398     (1,597)     1,074
                                       -----------------------------
                                        (2,396)    (5,022)    (2,525)
                                       -----------------------------
                                       $(2,600)   $(1,300)   $ 5,100
                                       =============================



       Net cash payments (refunds) for income taxes were $(326), $5,358 and $7,015 in 1993, 1992 and 1991, respectively.

       The components of earnings (loss) from continuing operations before income taxes and cumulative effect of changes in accounting policies were as follows:

                                          1993         1992        1991
                                        ---------------------------------
   United States ..................     $(33,484)    $(12,975)    $(2,321)
   Non-United States ..............         (111)       4,666      13,033
                                        ---------------------------------
                                        $(33,595)    $ (8,309)    $10,712
                                        =================================




       The significant components of the deferred income tax provision (benefit) were as follows:

                                                               1993       1992       1991
                                                             ------------------------------

   Depreciation .........................................    $   (533)   $   (85)   $  (464)
   Inventory reserves ...................................      (2,741)    (1,663)    (2,667)
   Postretirement benefits other than pensions ..........         116
   Other employee benefits and compensation .............         (90)      (265)      (370)
   Alternative minimum tax credits ......................       1,099       (931)      (345)
   Advance corporate tax ................................         216     (1,583)      (600)
   Accrued expenses .....................................      (2,691)    (1,423)     1,410
   Net operating loss carryforwards......................     (10,176)
   Valuation allowances .................................      12,966        549
   Other, net ...........................................        (562)       379        511
                                                             ------------------------------
                                                             $ (2,396)   $(5,022)   $(2,525)
                                                             ==============================


       Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheet are:

                                                               1993        1992
                                                             --------------------

   Inventory reserves ...................................    $  5,870    $  3,129
   Postretirement benefits other than pensions ..........       5,220       5,336
   Other employee benefits and compensation .............       1,856       1,766
   Alternative minimum tax credits ......................       1,155       2,254
   Advance corporate tax ................................       1,908       2,124
   Accrued expenses .....................................       5,374       2,683
   Net operating loss carryforwards......................      10,176
   Valuation allowances .................................     (17,717)     (4,751)
                                                             --------------------
    Deferred income tax asset ...........................      13,842      12,541
                                                             --------------------
   Depreciation .........................................      (8,608)     (9,141)
   Other, net ...........................................      (1,012)     (1,563)
                                                             --------------------
    Deferred income tax liability .......................      (9,620)    (10,704)
                                                             --------------------
    Net deferred income tax asset .......................    $  4,222    $  1,837
                                                             ====================




       The following sets forth the differences between the provision (benefit) for income taxes from continuing operations computed at the United States federal statutory income tax rate of 34% and that reported for financial statement purposes:

                                                               1993       1992       1991
                                                             -----------------------------

   Provision (benefit) computed at the United States
     federal statutory income tax rate ..................    $(11,422)   $(2,825)   $3,642
   Earnings of certain subsidiaries taxed at different
     rates ..............................................      (2,278)        49       197
   Certain losses not tax effected ......................                    304       305
   Permanent items ......................................      (1,612)       354       258
   State income tax, net of federal benefit .............         132        238       825
   Valuation allowances .................................      12,966        549
   Other, net ...........................................        (386)        31      (127)
                                                             -----------------------------
   Provision (benefit) for income taxes .................    $ (2,600)   $(1,300)   $5,100
                                                             =============================


       United States income taxes have not been provided on the unremitted earnings of certain subsidiaries located outside the continental United States of approximately $37,600 because, in management's opinion, such earnings are required in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits.

       At December 31, 1993, the Company had $29,310 of net operating loss carryforwards available to reduce future taxable income. The net operating loss carryforwards expire as follows: $650 in 1995, $1,470 in 1996, $1,900 in 1997, $2,290 in 1998 and $23,000 in 2008.

   19. PREFERRED STOCK PURCHASE RIGHTS

       The Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock, as provided in the Rights Agreement dated November 11, 1988. The Rights Agreement was amended on January 22, 1991. Under the Rights Agreement, as amended, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, for $125. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 1998, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.

       In the event that the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its assets or earning power is sold, each Right will entitle the holder to receive from the surviving or acquiring corporation, for the exercise price, common stock having a market value equal to two times the exercise price of the Right. Alternatively, if a 10 percent holder were to acquire the Company in a business combination transaction in which the Company and its stock survive, or were to engage in certain "self-dealing" transactions, each Right not owned by the 10 percent holder would have the right to receive common shares having a market value of two times the exercise price of the Right.

   20. RESEARCH AND DEVELOPMENT

       Research and development costs incurred were $5,050, $6,604 and $6,930 for 1993, 1992 and 1991, respectively.

   21. RETIREMENT PLANS AND OTHER BENEFITS

       The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service to the salaried plan. The Company's contribution expense for the salaried plan was $228 in 1993, $225 in 1992 and $233 in 1991.

       The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1993 and 1992, the Plans' assets included Company stock with fair values of $3,938 and $4,213, respectively. In 1991, the Company contributed 30,000 shares of its common stock to its United States pension plan to satisfy a portion of its funding requirement. The market value of the stock on the date of contribution was $1,045.

       The net periodic pension cost incurred for 1993, 1992 and 1991, respectively for these plans, includes the following components:

                                                        1993        1992        1991
                                                       -------------------------------

   Service cost ...................................    $ 3,322    $  3,644    $  3,008
   Interest cost ..................................      9,764       9,777       9,553
   Actual return on plan assets ...................     (9,891)    (10,987)    (21,289)
   Net amortization and deferral ..................     (1,760)       (981)     10,042
                                                       -------------------------------
   Net periodic pension cost ......................    $ 1,435    $  1,453    $  1,314
                                                       ===============================




       In addition to the 1993 pension cost noted above, the early retirement program offered to eligible employees at the Company's Jenkintown manufacturing facility resulted in a one-time charge of $1,748 for enhanced benefits and lump sum distributions. This charge is reflected in the Statement of Consolidated Operations as a component of the restructuring charge.

       The following table sets forth the funded status of these plans at December 31, 1993 and 1992:

                                                                1993                              1992
                                                   -----------------------------------------------------------------
                                                    Plans whose      Plans whose      Plans whose      Plans whose
                                                   assets exceed     accumulated     assets exceed     accumulated
                                                    accumulated       benefits        accumulated       benefits
                                                     benefits       exceed assets      benefits       exceed assets
                                                   -----------------------------------------------------------------
   Plan assets at fair value ..................      $ 103,792        $  7,849         $102,783         $ 13,791
   Actuarial present value of benefit
     obligations:
       Vested benefits ........................        (77,005)        (13,729)         (69,460)         (16,178)
       Nonvested benefits .....................         (1,975)         (1,788)          (2,064)          (2,020)
                                                     ---------------------------------------------------------------
   Accumulated benefit obligation .............        (78,980)        (15,517)         (71,524)         (18,198)
   Projected future salary increases ..........        (24,889)           (366)         (20,011)          (3,777)
                                                     ---------------------------------------------------------------
   Projected benefit obligation ...............       (103,869)        (15,883)         (91,535)         (21,975)
                                                     ---------------------------------------------------------------
   Plan assets in excess of (less than)
     projected benefit obligation .............            (77)         (8,034)          11,248           (8,184)
   Unrecognized net (asset) obligation at
     date of initial application ..............         (6,596)            425           (7,326)             231
   Unrecognized prior service cost ............          2,690           1,047            3,011            1,346
   Unrecognized net loss ......................         15,273           3,002            4,719            3,933
   Recognized minimum liability ...............                         (3,910)                           (2,636)
                                                     ---------------------------------------------------------------
   Prepaid (accrued) pension cost at
     December 31 ..............................      $  11,290        $ (7,470)        $ 11,652         $ (5,310)
                                                     ===============================================================




       Under the requirements of Statement of Financial Accounting Standards
   (SFAS) No. 87, "Employers' Accounting for Pensions", an additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1993 and 1992. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the balance recorded as a separate reduction of shareholders' equity.

       The increase in the projected benefit obligation is primarily attributable to the decrease in the discount rate, offset partially by the reduction in the workforce. The following weighted average assumptions were used to determine the return on plan assets and the projected benefit obligation:

                                                  1993        1992       1991
                                                   ---------------------------
   Discount rate ..........................        7.3%        8.8%       8.9%
   Rate of return on plan assets ..........        9.5%       10.1%      10.3%
   Rate of future compensation increase ...        4.7%        6.1%       6.2%

   OTHER POSTRETIREMENT BENEFITS

       In addition to providing pension benefits, the Company and certain of its subsidiaries provide postretirement health care and life insurance benefits. All full-time nonbargaining employees hired prior to January 1, 1990 are eligible for medical benefits under a defined dollar benefit plan if they retire with at least 10 years of service and meet certain age requirements. Generally, Company-provided medical benefits terminate when covered individuals become eligible for Medicare benefits. The medical plan is contributory, with retiree contributions adjusted annually. The life insurance plan covers substantially all employees who retire from full-time employment after age 55 with at least 10 years of service. The life insurance plan is non-contributory. Both of the Company's postretirement plans are unfunded.

       As of January 1, 1992, the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", were adopted (see Note 2).

       The funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31 were as follows:

                                                                    1993       1992
                                                                   ------------------

   Accumulated postretirement benefit obligation
     Current retirees .........................................    $ 9,739    $ 7,660
     Fully eligible actives ...................................      3,117      3,404
     Other actives ............................................      4,075      4,450
                                                                   ------------------
   Total accumulated postretirement benefit obligation ........     16,931     15,514

   Unrecognized net loss from changes in assumptions ..........     (1,676)
   Unrecognized net gain ......................................         97        418
                                                                   ------------------
    Long-term postretirement benefit obligation................    $15,352    $15,932
                                                                   ==================


   Net periodic postretirement benefit cost included the following components:

                                                     1993           1992
                                                    ---------------------
   Service cost ...........................         $  288         $  329
   Interest cost ..........................          1,324          1,296
                                                    ---------------------
   Net periodic postretirement benefit cost         $1,612         $1,625
                                                    =====================


       An 11 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1994, gradually decreasing to 6 percent by the year 2003. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $193 and increase the interest cost component of net periodic postretirement benefit cost for 1993 by $14. A 5 percent and 6 percent increase in salaries and a discount rate of 7.25 percent and 8.5 percent were used to determine the accumulated postretirement benefit obligation at December 31, 1993 and 1992, respectively.

       As a result of the Company's decision to close its Santa Ana, California, and Puerto Rico manufacturing facilities, an $800 gain related to the curtailment of its postretirement benefit plans was recognized in 1993. This curtailment gain is reflected in the Statement of Consolidated Operations as a component of the restructuring charge.

   POSTEMPLOYMENT BENEFITS

       The Financial Accounting Standards Board issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits", in November 1992. This Standard changes the current practice of expensing postemployment benefits as incurred by requiring the estimated cost of these benefits to be recorded on an accrual basis. Adoption of SFAS No. 112 is required in 1994. Adoption of this standard is not expected to have a material effect on the Company's consolidated financial position or results of operations.

   22. FOREIGN EXCHANGE CONTRACTS

       The Company enters into foreign exchange contracts each month to hedge certain foreign currency transactions. Market value gains and losses are recognized, and the result offsets foreign exchange gains or losses on those transactions. The cash flow from such contracts is classified in the same category as the transaction hedged in the Statements of Consolidated Cash Flows.

       At December 31, 1993, the Company has outstanding contracts maturing in early 1994 that have, in the aggregate, a United States dollar contract value equivalent of $11,258, which approximates fair value based on rates available to the Company at December 31, 1993.

   23. SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

                                                                                  Quarter Ended
                                                                   --------------------------------------------
                                                                    March       June      September    December
                                                                      31         30          30           31
                                                                   --------------------------------------------
   1993
   ----
   Net sales...................................................    $ 87,283    $85,459     $74,394     $ 71,958
   Gross profit................................................      14,121     14,824      11,954        8,988
   Net earnings (loss).........................................       1,630      1,378      (6,840)     (27,163)
   Net earnings (loss) per share...............................         .32        .27       (1.34)       (5.32)

   1992
   ----
   Net sales...................................................    $ 94,234    $96,115     $85,713     $ 83,369
   Gross profit................................................      15,852     15,523      11,533       10,098
   Earnings (loss) before cumulative effect of changes in
     accounting policies.......................................       1,572      1,343        (479)      (9,445)
   Cumulative effect of changes in accounting policies
       Income taxes ...........................................      (2,400)
       Postretirement benefits.................................     (11,000)
   Net earnings (loss).........................................     (11,828)     1,343        (479)      (9,445)
   Earnings (loss) per share:
   Continuing operations.......................................         .31        .26        (.09)       (1.85)
   Cumulative effect of changes in accounting policies.........       (2.63)
   Net earnings (loss).........................................       (2.32)       .26        (.09)       (1.85)

   1993
   ----
       Fourth quarter results include a restructuring charge of $24,500 due to modifications and reassessments to the Company's restructuring plan (see Note 3). Sales and gross profit for the first three quarters of 1993 and all four quarters of 1992 have been reclassified to reflect the modifications. These modifications also resulted in restructuring credits of $500, $400 and $400 to the first, second and third quarters of 1993, respectively.

       Third quarter results include a net restructuring charge of $8,800 as a result of additional manufacturing consolidation costs, workforce reductions and the revaluation of certain assets held for sale.

   1992
   ----
       The Company adopted SFAS 109 and SFAS 106 in the fourth quarter of 1992 and retroactively applied a $13,400 charge or $2.63 per share, for changes in accounting policies to the first quarter of 1992 (see Note 2).

       Fourth quarter results include a restructuring charge of $6,800 due to modifications and reassessments to the Company's restructuring plan (see
   Note 3).

       Fourth quarter results include charges of $1,550 related to employee severance and increases in estimated expenses for environmental and other contingent liabilities.

   COMMON STOCK INFORMATION

       The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, and the quarterly dividends paid per share during the last eight quarters are as follows:

                                                                     DIVIDEND
   QUARTER ENDED                          HIGH          LOW          DECLARED
   ---------------------------------------------------------------------------
   December 31, 1993.............        $30.13        $15.75             -$
   September 30, 1993............         29.75         26.38           .32
   June 30, 1993.................         28.00         24.00           .32
   March 31, 1993................         24.75         20.00           .32

   December 31, 1992.............        $22.13        $19.00          $.32
   September 30, 1992............         26.50         19.75           .32
   June 30, 1992.................         29.13         23.25           .32
   March 31, 1992................         29.50         24.75           .32



   On December 14, 1993, the Board of Directors elected to suspend payment of the Company's quarterly dividend. As of March 7, 1994, the approximate number of registered shareholders was 1,427.

   REPORT OF INDEPENDENT ACCOUNTANTS


   The Shareholders and Board of Directors
   SPS Technologies, Inc.:


       We have audited the accompanying consolidated balance sheets of SPS Technologies, Inc. and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

       As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions in 1992.



                                          /s/ COOPERS & LYBRAND
                                          ---------------------------
                                              COOPERS & LYBRAND


   2400 Eleven Penn Center
   Philadelphia, Pennsylvania 19103
   March 2, 1994, except as to Note 12
    for which the date is March 21, 1994

   Selected Financial Data

       (Thousands of dollars, except per share data)

                                                     1993        1992        1991        1990        1989
                                                   --------------------------------------------------------
   Net sales...................................    $319,094    $359,431    $408,499    $440,996    $423,190
   Earnings (loss) from continuing operations..     (30,995)     (7,009)      5,612      (9,961)     14,209
   Discontinued operations - Estimated gain
     (loss) on disposal........................                                 990      (1,500)
   Cumulative effect of changes in accounting
     policies..................................                 (13,400)
   Net earnings (loss).........................     (30,995)    (20,409)      6,602     (11,461)     14,209
- -----------------------------------------------------------------------------------------------------------
   Total assets................................     285,979     295,608     318,323     368,896     333,972
   Long-term obligations.......................      81,828      63,321      61,110      91,325      74,912
   Property, plant and equipment additions.....      12,248      11,555      11,118      19,440      18,863
- -----------------------------------------------------------------------------------------------------------
   Per Share Data:
     Earnings (loss) from continuing operations       (6.07)      (1.37)       1.10       (1.98)       2.84
     Discontinued operations - Estimated gain
       (loss) on disposal......................                                 .20        (.30)
     Cumulative effect of changes in accounting
       policies................................                   (2.63)
     Net earnings (loss).......................       (6.07)      (4.00)       1.30       (2.28)       2.84
     Cash dividends............................         .96        1.28        1.28        1.28        1.22
     Shareholders' equity......................       20.14       27.98       35.34       35.78       36.78
- -----------------------------------------------------------------------------------------------------------

       The 1992 and 1991 amounts have been reclassified to reflect the fourth quarter 1993 decision to retain the European industrial fastener businesses in Coventry and Smethwick, England, and Barcelona, Spain; the Unbrako fastener distribution business in Koblenz, Germany; and the hard ferrite magnetic materials business in Sevierville, Tennessee.

       Results for 1993 and 1992 include restructuring charges of $32,400 and $6,800, respectively. Results for 1991 include a restructuring credit of $4,400. See Note 3 to consolidated financial statements.

       The Company changed its accounting policies, effective January 1, 1992, to accrue for postretirement benefits other than pensions and account for income taxes under the liability method. See Note 2 to consolidated financial statements.

   Management's Discussion and Analysis of
   Financial Condition and Results of Operations

   INTRODUCTION

       In December 1993, under the direction of the Company's newly appointed Chairman and Chief Executive Officer, the Company initiated programs to reduce the Company's cost structure and improve its future operating performance. The Company has substantially completed a 10 percent reduction in its non-direct workforce, which included significant reductions in corporate and executive staff. In addition, the Company has relocated its corporate offices to a smaller leased facility and listed its corporate headquarters facility in Newtown, Pennsylvania and aircraft for sale. The Company also committed to exit certain historically unprofitable product lines of its fastener segment. In addition, the Company's plant consolidations, which were both expensive and disruptive to the business, are now substantially complete.

   1993 COMPARED TO 1992

   Net Sales

       Sales in 1993 of $319.1 million declined by $40.3 million, or 11.2 percent, from 1992 amounts. Fastener segment sales declined $35.7 million, or 13.6 percent, primarily due to the effect of exchange rate changes which affected sales by $12 million and also due to reduced shipments to the aerospace market. Aerospace fastener sales declined by $27.8 million, or 21.7 percent, due to continued decreases in commercial and military aircraft production and production disruptions from the start-up of aerospace fastener operations transferred from another facility. Transportation and industrial fastener sales declined by $7.9 million, or
   5.9 percent, due to the continuing recession in the European markets. In the United States, sales were adversely affected by the floods in the Midwest; however, shipments to the automobile industry were still higher compared to 1992 reflecting the strengthening domestic automotive business.

       Materials segment sales decreased by $4.6 million, or 4.8 percent, as the increased sales of magnetic materials were offset by a greater decline in the sales of superalloys. Sales of magnetic materials increased due to the acquisition of a bonded magnet business in December 1992 and increased demand from automotive and computer markets. Sales of proprietary superalloys increased from the same periods in 1992, but lower sales of stainless steel alloys and continued weakness in the aerospace market produced an overall decrease in superalloy sales.

   Operating Earnings

       The operating loss for the fastener segment of $34.1 million in 1993 is attributed largely to the 1993 restructuring charge. Other factors contributing to the fastener segment operating loss were decreases in sales volume, continued pressure to reduce prices and manufacturing inefficiencies resulting from the start-up of fastener operations transferred from other facilities. The Company's operating earnings before restructuring charges was essentially unchanged on sharply lower sales volume, reflecting cost reduction actions taken in 1993. The primary source of cost reduction in 1993 was a reduction in the workforce of 447 employees since the end of 1992.

       In the materials segment, operating earnings decreased from $6.1 million, or 6.3 percent of sales in 1992, to $5 million, or 5.5 percent of sales in 1993. The decrease in the sales volume of superalloy sales resulted in lower gross profit amounts which were partially offset by a decrease in selling, general and administrative expenses.

   Other Expense

       Higher levels of corporate debt offset by a decrease in interest rates resulted in level amounts of interest expense compared to 1992.

   Income Taxes

       The income tax benefit of the Company's 1993 loss from continuing operations was lower than the benefit computed at the United States federal statutory tax rate primarily due to operating losses in the United States and Spain for which a benefit is not currently recognizable.

   Earnings

       The Company recorded a net loss for 1993 of $31 million, or $6.07 per share, compared to a net loss of $20.4 million, or $4.00 per share, in 1992. The loss in 1993 is attributed to the pre-tax restructuring charge of $32.4 million. The 1992 loss results from pre-tax restructuring charge of $6.8 million and changes in accounting policies of $13.4 million.

   Orders and Backlog

       Incoming orders in 1993 were $333.7 million, compared to $345.1 million in 1992. Orders improved in the United States transportation market, but overall orders were down due to decreases in the aerospace and materials markets. The backlog in orders at December 31, 1993, was $89 million, compared to $84.5 million at the end of 1992 and $102.5 million at December 31, 1991.

   Environmental

       The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. The cost of remediation will depend upon numerous factors, including the number of parties found liable at each environmental site and their ability to pay, the outcome of negotiations with regulatory authorities, and the years of remedial activity required.

       At December 31, 1993, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

   Consolidation of Operations

       By the end of 1993, the transfer of the aerospace manufacturing plant operations from the Santa Ana, California, fastener plant to the Company's facilities in Salt Lake City, Utah, and Jenkintown, Pennsylvania was complete. While some operations were retained at the Santa Ana facility, the majority of the plant will be leased to a third party in 1994. The Company moved all of Jenkintown's UNBRAKO(Reg) socket screw manufacturing operations to Cleveland, Ohio, for consolidation with the UNBRAKO production transferred to Cleveland from Puerto Rico. The Company's Puerto Rico manufacturing facility was closed in 1992 and is currently held for sale. The related consolidation costs are included in the 1992 and 1993 restructuring charges. While these consolidations have caused manufacturing disruptions in 1993, they will permit more effective utilization of the remaining plants in the future. In addition, the Company has decided to either sell the Assembly Systems Division, which is a fastener segment product line, or liquidate the computer-controlled fastener tightening systems part of this division and only operate the hand wrenches, spare parts and service portion.

       Consistent with the lower levels of business activity, the Company has reduced employment in all operations. Since the end of 1990, the work force employed in continuing businesses has been reduced by 1,974 employees, or 35 percent. Since the end of 1992, the work force employed in continuing businesses has been reduced by 447 employees, or 10.8 percent. A portion of the reduction in employment was achieved through the implementation of an early retirement program. The cost of this program and other severance costs are included in the 1993 restructuring charge.

       As part of the restructuring plan, Unbrako S.r.l., a distribution and marketing subsidiary in Milan, Italy, was sold in the second quarter of 1993. SPS-Unbrako S.A., the Company's distribution and marketing subsidiary located in Paris, France was closed and distribution activities in France were transferred to independent distributors.

   1992 COMPARED TO 1991

   Net Sales

       Sales in 1992 of $359.4 million declined by $49.1 million, or 12 percent, from 1991 amounts. Fastener segment sales declined $59.4 million, or 18.4 percent, as sales declined in all served markets of the fastener segment. Continued economic difficulties in the worldwide airline industry have led to significant reductions in new aircraft orders as well as to cancellations and deferrals of existing orders. The continued economic difficulties of the transportation and industrial fastener markets also contributed to the decline in sales.

       Materials segment sales increased $10.3 million, or 11.9 percent, in 1992 due to strong demand for cobalt-based medical alloys and high-value, proprietary single-crystal superalloys, and to higher cobalt metal prices.

   Operating Earnings

       In the fastener segment, operating losses of $9.2 million in 1992 compares unfavorably to the operating earnings of $16.4 million in 1991. The 1992 restructuring charge, significant decreases in fastener sales and costs associated with work force reductions contributed to the decrease in 1992 operating earnings.

       In the materials segment, operating earnings increased from $3.6 million, or 4.2 percent of sales in 1991, to $6.1 million, or 6.3 percent of sales in 1992. The increase is attributed to a higher volume of superalloy sales, higher prices for cobalt-based products and productivity improvements in the manufacture of magnetic materials.

   Other Expense

       Interest expense decreased from $8.2 million in 1991 to $5.8 million in 1992, as a result of lower levels of corporate debt coupled with reduced interest rates. The Company's Brazilian affiliate reported net earnings in 1992 compared to a net loss in 1991. As a result, the Company's equity in earnings (loss) of affiliates improved by $2.8 million.

   Income Taxes

       The income tax benefit of the Company's 1992 loss from continuing operations was lower than the benefit computed at the United States federal statutory tax rate due to certain losses for which no tax benefits were available, an increase in the valuation allowance on deferred income tax assets and state income taxes.

   Earnings

       The Company recorded a net loss for 1992 of $20.4 million, or $4.00 per share, compared to earnings of $6.6 million, or $1.30 per share, in 1991. The loss in 1992 is attributed to the pre-tax restructuring charge of $6.8 million and the charge related to the changes in accounting policies of $13.4 million on an after-tax basis. The additional decrease in net earnings from 1991 is attributed to declines in the operating earnings of the fastener segment partially offset by improved results in the materials segment, lower interest expense and improved results from the Company's Brazilian affiliate. Included in net earnings for 1991 was a restructuring credit of $4.4 million and a $1 million favorable adjustment to discontinued operations.

   LIQUIDITY AND CAPITAL RESOURCES

       Management considers liquidity to be the ability to generate adequate amounts of cash to meet its needs and capital resources to be the resources from which such cash can be obtained, principally from operating and external sources. The Company believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short-term and long-term basis.

       Cash flow provided by or used for operating activities, investing activities and financial activities is summarized in the statements of consolidated cash flow. The 1993 cash flow provided from operating activities decreased from 1992 due to the 1993 cash expenditures to fund plant consolidations, severance payments and other restructuring activities.

       The changes in cash used by investing activities is attributed to 1993 proceeds from the sale and liquidation of two distribution businesses in Europe, 1992 acquisition cost of a new bonded magnet business for the material segment and 1991 proceeds from the sale of the Unbrako fastener manufacturing facility in Mexico and the Hydraulic Tensioning Division in the United Kingdom. The Company spent $12.2 million for capital expenditures in 1993 and is budgeting $13 million for 1994, which approximates depreciation expense. Additionally, cash flow is expected to be generated from the sale of the corporate headquarters facility and the manufacturing facility in Puerto Rico.

       The Company's total debt to equity ratio was 87 percent at December 31, 1993, 49 percent at December 31, 1992 and 37 percent at December 31, 1991. Total debt was $89.2 million, $70.4 million and $65.6 million at the end of 1993, 1992 and 1991, respectively. As of December 31, 1993, under the terms of the existing credit agreements, the Company is permitted to incur an additional $18 million in debt.

       In connection with the 1993 restructuring charge, the Company reached agreement with its lenders to amend certain loan agreement covenants. Under the Amended and Restated Bank Credit Agreement with the lending banks, the Company is prohibited from paying cash dividends unless waived by the banks or the agreement is amended.

   LOGO

- ------------------------------------------------------------------------------
   BOARD OF DIRECTORS

   Charles W. Grigg             Paul F. Miller         F. James Skinner
   Chairman and Chief           Former Senior Partner  Former President and
   Executive Officer            Miller, Anderson &     Chief Executive
   SPS Technologies, Inc.       Sherrerd, an           Officer
                                investment management  SKF Industries, Inc.,
   Howard T. Hallowell III
                                firm                   a manufacturer of ball
   Financial Analyst
                                                       and roller bearings
   Eastman Kodak Company        Eric M. Ruttenberg
                                                       and automotive
                                Executive Vice
   John Francis Lubin                                  components
                                President
   Professor Emeritus of
                                Tinicum Investors,     Harry J. Wilkinson
   Management
                                L.P.,                  President and Chief
   The Wharton School
                                an investment          Operating Officer
   University of Pennsylvania
                                management company     SPS Technologies, Inc.
   Allen C. Menke
   Former Chairman
   of the Board and
   Chief Executive Officer
   Artesian Industries, an air
   conditioning and plumbing
   products manufacturer
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
   OFFICERS

   Charles W. Grigg             John P. McGrath        John M. Morrash
   Chairman and Chief           Vice President         Treasurer
   Executive Officer            Corporate Services

   Harry J. Wilkinson           Aaron Nerenberg        William M. Shockley
   President and Chief          Vice President         Controller
   Operating Officer            Corporate Counsel
                                and Secretary
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------
   AUDITORS                     TRANSFER AGENT         NEW YORK STOCK
                                REGISTRAR              EXCHANGE TICKER
   Coopers & Lybrand
                                DIVIDEND               SYMBOL: ST
   2400 Eleven Penn Center
                                DISBURSING AGENT
   Philadelphia, Pennsylvania
   19103                        Mellon Bank, N.A.      SHAREHOLDERS WITH
                                c/o Mellon Securities  INQUIRIES ABOUT THEIR
                                Transfer Services      SHARE OWNERSHIP SHOULD
                                85 Challenger Road     CONTACT MELLON BANK AT
                                Overpeck Centre        (412) 236-8000
                                Ridgefield Park,
                                New Jersey 07660
- -----------------------------------------------------------------------------

- -----------------------------------------------------------------------------
   The Annual Meeting of shareholders will be held on Monday, May 23, 1994 at 10 a.m. at 17 Mellon Bank Center, Forum Room (8th floor), 1735 Market Street, Philadelphia, PA.
- -----------------------------------------------------------------------------