Form 10-K405, Exhibit 13
SPS TECHNOLOGIES INC
filed 1995-03-30
CIK 93444

                              SPS
                               TECHNOLOGIES







                                      1994
                                 ANNUAL REPORT

SPS TECHNOLOGIES


o AEROSPACE PRODUCTS DIVISION High-strength bolts, nuts and screws, and precision components, for commercial and military aircraft and jet engines.

o INDUSTRIAL PRODUCTS DIVISION High-strength bolts, nuts and screws, and precision components, for automobiles, trucks, diesel engines and farm and construction equipment.

o UNBRAKO PRODUCTS DIVISION UNBRAKO(Registered Trademark) brand socket screws and other fasteners for industrial machinery and equipment.

o HI-LIFE TOOLS Precision tooling including cutting tools, forging tools, thread rolling dies and forming and trimming dies for the high-strength aerospace and industrial fastener industries.

o CANNON-MUSKEGON CORPORATION Superalloys for medical applications, aerospace and industrial gas turbine engine components, and other parts produced by investment casting.

o THE ARNOLD ENGINEERING CO. Magnetic materials and precision foil and strip products for automobiles, aircraft, power supplies, electrical equipment and electronic security systems.

o NATIONAL-ARNOLD MAGNETICS COMPANY (A joint venture.) Soft magnetic tape-wound core products for electrical and electronic equipment.

o METALAC S.A. INDUSTRIA e COMERCIO (An affiliate.) Manufacturer and distributor of industrial and automotive products in Brazil.

o PRECISION FASTENERS LIMITED (An affiliate.) Manufacturer and distributor of UNBRAKO(Registered Trademark) brand socket screws and other fasteners in India and Southeast Asia.

THE MISSION OF SPS TECHNOLOGIES

SPS Technologies, a supplier to industry and a leader in the markets we address, is dedicated to providing quality products that create value for our customers and fair returns for our investors and suppliers; to performance that is in the forefront of our industry by any standard of measurement; and to conduct that reflects the highest standards of ethics and integrity. We are committed to being a responsibile employer and a good citizen of the communities in which we operate. We believe in self-evaluation of everything we do as the basis for continuous improvement in the total quality of our enterprise.

SPS FINANCIAL HIGHLIGHTS (Millions of dollars)

-----------------------------------------------------------------------------

                                    1992       1993       1994
                                 --------   --------    --------
Net sales  ....................    $359.4     $319.1     $348.9
Earnings (loss) before unusual
  items and accounting changes       (1.7)      (0.8)       6.7
Net earnings (loss)  ..........     (20.4)     (31.0)       3.2
Cash  .........................       2.9        6.9        9.5
Total debt  ...................      70.4       89.2       64.7
Shareholders' equity  .........     142.6      102.8      124.1
Incoming orders  ..............     345.1      333.7      365.4
Backlog  ......................      84.5       89.0       98.5

       Net Sales                      Millions of dollars
400.0 |-----------------------------------------------------|
      |                                                     |
350.0 |-----------|-----------------------------------------|
      |           |                                   |     |
300.0 |-----------|-----------------|-----------------|-----|
      |           |                 |                 |     |
250.0 |-----------|-----------------|-----------------|-----|
                 1992             1993              1994


       Net Earnings                  Millions of dollars
  |-----------|-----------------|-----------------|-----|  -0
  |           |                 |                       |
  |-----------|-----------------|-----------------------| -10
  |           |                 |                       |
  |-----------|-----------------|-----------------------| -20
  |                             |                       |
  |-----------|-----------------|-----------------|-----| -30
            1992              1993               1994


       Debt to Equity
100%  |-----------------------------------------------------|
      |                             |                       |
 80%  |-----------------------------|-----------------------|
      |                             |                       |
 60%  |-----------------------------|-----------------------|
      |           |                 |                 |     |
 40%  |-----------|-----------------|-----------------|-----|
      |           |                 |                 |     |
 20%  |-----------|-----------------|-----------------|-----|
                 1992             1993              1994




   Total Equity                      Millions of dollars
  |-----------------------------------------------------| 160
  |                                                     |
  |-----------|-----------------------------------------| 140
  |           |                                         |
  |-----------|-----------------------------------|-----| 120
  |           |                                   |     |
  |-----------|-----------------|-----------------|-----| 100
  |           |                 |                 |     |
  |-----------|-----------------|-----------------|-----|  80
             1992             1993              1994

                                    (PHOTO)

TO OUR
SHAREHOLDERS:

   1994 was the year we turned SPS around. We earned a profit after tax of $3.2 million compared to a loss of $31.0 million last year and cumulative losses of $56.3 million over the last four years. Our sales grew 9% to $348.9 million, which compares to sales declines of 11% in 1993 and 12% in 1992. Our orders in 1994 were $365.4 million and backlog at the end of 1994 was $98.5 million, which represents a growth of 10% in orders and backlog compared to 1993. We decreased our debt by $24.5 million to $64.7 million, which compares to increases in debt of $18.8 million in 1993 and $4.8 million in 1992. Our shareholders' equity increased by $21.3 million to $124.1 million, which compares to decreases in shareholders' equity of $39.8 million in 1993, and $36.7 million in 1992.

   These results were accomplished because we executed the operating strategy and plan for restructure and reorganization that we described in the Letter to Shareholders in last year's Annual Report. We downsized the corporate staff from 167 to 24. We sold the Newtown office building for $10.0 million and relocated the remaining corporate staff to part of a leased floor in an office building near the Jenkintown, Pennsylvania plant. We sold the SPS jet airplane for $1.1 million. We reduced the number of non-direct employees by 214, which was approximately 10% of our total non-direct work force. We sold the Assembly Systems Division, which had accumulated five year operating losses of $11.6 million. We sold Ferre Plana, S.A., which had accumulated operating losses of $9.4 million since it was acquired in 1990. We completed our plant consolidation program and re-focused SPS on achieving the sales, technical and manufacturing excellence that had been our heritage until it was buried beneath the corporate bureaucracy of the recent past. Our customers responded with increased orders in spite of the aerospace segment of our business remaining at the bottom of the cycle. Our shareholders responded with renewed confidence in SPS, and this resulted in the successful completion of our Rights Offering in December 1994, which raised $12.2 million.

   Our earnings per share in 1994 were $.62 compared to a loss of $6.07 last year. Earnings per share before unusual items were $1.31 compared to a loss of $.15 last year. Unusual items in 1994 were the sale of Ferre Plana, S.A., the sale of Assembly Systems and certain favorable efficiencies realized on our plant consolidation program which had not been anticipated in the restructuring charge incurred last year. The net result of these events was an unusual non-cash charge of $3.5 million.

   The sale of our Newtown office building for $10.0 million took place in December and resulted in a capital gain net of expenses of $2.9 million. This gain was largely offset by an increase in the accrual for environmental matters and increased inventory reserves for slow moving Unbrako product located in North America.

   The Materials Group and Aerospace Products Division were responsible for most of the operating profit increase in 1994. In the Materials Group, both Arnold Engineering and Cannon-Muskegon had an excellent year. Arnold Engineering achieved an 18% increase in sales and a 126% increase in operating profit compared to last year. Arnold's impressive results were due to its own restructuring, acquisition, divestiture and heavy capital expenditure programs implemented over the past three years. Arnold's purchase of the bonded magnet business from 3M Company in 1992, the divestiture of its wound-core operations formally located in Marengo, Illinois into a 50% owned joint venture called National-Arnold Magnetics Company located in Adelanto, California, and the relocation of its hard ferrite operations from Marengo to Sevierville, Tennessee where these operations were consolidated with the hard ferrite operations already located in Sevierville, have all significantly helped to improve Arnold's earnings. Also contributing was a reduction of non-direct employees at the end of 1993, which reduced annual overhead by over $1.0 million.

   Cannon-Muskegon achieved a 19% increase in sales and a 23% increase in operating profit compared to last year. The completion in April 1994 of its new $1.5 million continuous cast air melt line gave Cannon the additional air melt capacity needed to substantially increase sales and operating profit in the second half of 1994. Cannon-Muskegon continued to have success in finding new customers for its patented single crystal alloys for high temperature service.

   In spite of a weak aerospace fastener market, our Aerospace Products Division achieved a significant turn-around in 1994. Sales increased by 12% and operating profit increased by 170% compared to last year. The Jenkintown plant had a difficult first six months of 1994 because of the consolidation of certain operations from our Santa Ana plant into Jenkintown, but its second half results were impressive. Santa Ana and our T. J. Brooks operation in Leicester, England also achieved significant increases in operating profit. With new commercial and military airplane rollouts at a low level, the Aerospace Products Division has focused its sales and manufacturing efforts on the repair, replacement and retrofit market, which in 1994 accounted for 50% of our aerospace sales.

   Sales of automotive fasteners were up substantially in 1994, but we did not have adequate equipment or infrastructure in place to earn a profit on this additional business. Last year, we embarked on a program to purchase equipment and add needed infrastructure that should enable us to achieve adequate returns on investment in this segment of our fastener business.

   The Unbrako Products Division, which manufactures and sells industrial socket screws and other fastener products through worldwide distribution, had a solid year except in North America. We have completely restructured and reorganized our Unbrako operations in North America. The disruption associated with the 1993 plant consolidation and 1994 restructuring adversely affected our ability to properly service our customers in 1994. By the fourth quarter of 1994, customer delivery and service levels had returned to acceptable standards. Including the year end inventory write-downs previously mentioned, this business lost money in 1994. We expect a significant improvement in 1995.

   Capital expenditures in 1994 were $17.6 million compared to depreciation of $12.6 million. Our capital expenditure plan for 1995 is $20.6 million. We will need to maintain capital expenditures at these levels for several years in order to achieve the manufacturing excellence required to service our customers and achieve an adequate return on shareholders' equity.

   In spite of high capital expenditures, we significantly improved our balance sheet. Cash increased by $2.6 million, debt decreased by $24.5 million and our debt/equity ratio at year end was 52% compared to 87% last year. Cash flow from operations was $14.7 million compared to $.9 million last year. We generated $15.5 million from the sale of assets (Newtown, Assembly Systems, Company airplane). We paid $6.7 million in cash for restructuring activities, which were mostly severance payments for terminated employees.

   In March 1995, we announced that we had signed a definitive Asset Purchase Agreement with Harvard Industries, Inc. for the purchase of certain assets of their Elastic Stop Nut Division (ESNA). ESNA is a significant manufacturer of aerospace nuts. Certain operations will be moved to Jenkintown, Pennsylvania and other operations will be moved to Santa Ana, California. Now that we have refinanced SPS, we have the ability to make certain relatively modest but strategic acquisitions that will strengthen our existing businesses.

   We came a long way in 1994. We have good momentum in most of our businesses. Most of our employees participate in incentive plans and many received their first incentive payment ever in 1994. We have many talented and skilled employees and their morale and motivation is high. We are making the capital investments required to prosper in the markets we serve. Our prospects for 1995 are favorable. We believe we can continue in 1995 the favorable trend that we began in 1994.


                                    /s/ Charles W. Grigg
                                    ------------------------------------
                                    Charles W. Grigg
                                    Chairman and Chief Executive Officer

CANNON-MUSKEGON
CORPORATION

High-quality air and
vacuum-melted iron,
cobalt, and nickel-based
superalloys, including
proprietary CMSX (R)                                (PHOTO)
single-crystal and
directionally-solidified
alloys, sold in ingot
form to other compa-
nies for investment
casting.


THE ARNOLD
ENGINEERING CO.

Magnetic materials used in
electric motors, power
supplies, anti-theft systems,
medical equipment, computers,
television sets, generators,                        (PHOTO)
telecommunications equipment,
aircraft instrumentation
and automotive sensoring
systems.

AEROSPACE
PRODUCTS DIVISION

Fasteners designed for
critical uses in aircraft,
jet engines, and space
vehicles, which must
withstand high stress
loads, extremes of heat                             (PHOTO)
and cold, and corrosive
environments, supplied
to major military and
commercial airframe
and engine manufacturers.


INDUSTRIAL
PRODUCTS DIVISION

High-value, high-performance
engineered fasteners
and components supplied
directly to original equipment                      (PHOTO)
manufacturers, primarily
automobile, truck, and
engine manufacturers.

UNBRAKO
PRODUCTS DIVISION

UNBRAKO (R) brand socket
screws, hex keys, dowel pins,
shaft collars, spring pins, and                     (PHOTO)
pressure plugs supplied to the
industrial market through a
worldwide network of distributors.

Statements of Consolidated Operations
(Thousands of dollars, except share data)
-------------------------------------------------------------------------------

                                                              Years ended December 31
                                                          1994         1993           1992
                                                      ----------   -----------    -----------
Net sales                                                $  348,905    $  319,094    $  359,431
Cost of goods sold                                          292,580       269,207       306,425
                                                         ----------    ----------    ----------
   GROSS PROFIT                                              56,325        49,887        53,006
Selling, general and administrative expense                  44,847        46,574        49,312
Restructuring charge, net                                     3,500        32,400         6,800
                                                         ----------    ----------    ----------
   OPERATING EARNINGS (LOSS)                                  7,978       (29,087)       (3,106)


Other income (expense):
  Interest income                                               440           472           765
  Interest expense                                           (6,924)       (5,906)       (5,805)
  Equity in earnings of affiliates                            1,726           563           588
  Other, net                                                  2,900           363          (751)
                                                         ----------    ----------    ----------
                                                             (1,858)       (4,508)       (5,203)
                                                         ----------    ----------    ----------
   EARNINGS (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
     EFFECT OF CHANGES IN ACCOUNTING POLICIES                 6,120       (33,595)       (8,309)
Provision (benefit) for income taxes                          2,920        (2,600)       (1,300)
                                                         ----------    ----------    ----------
   EARNINGS (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGES
     IN ACCOUNTING POLICIES                                   3,200       (30,995)       (7,009)
Cumulative effect of changes in accounting policies
  Income taxes                                                                           (2,400)
  Postretirement benefits                                                               (11,000)
                                                         ----------    ----------    ----------
   NET EARNINGS (LOSS)                                   $    3,200    $  (30,995)   $  (20,409)
                                                         ==========    ==========    ==========
Per share data:
  Earnings (loss) before cumulative effect of changes
   in accounting policies                                $      .62    $    (6.07)   $    (1.37)
  Cumulative effect of changes in accounting policies                                     (2.63)
                                                         ----------    ----------    ----------
   NET EARNINGS (LOSS)                                   $      .62    $    (6.07)   $    (4.00)
                                                         ==========    ==========    ==========


     See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(Thousands of dollars, except share data)
------------------------------------------------------------------------------

                                                                            December 31
                                                                         1994         1993
                                                                     ----------   ----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents .......................................    $  9,472     $  6,852
  Accounts and notes receivable, net ..............................      54,434       48,968
  Inventories .....................................................      77,299       80,604
  Deferred income taxes ...........................................      14,400       13,667
  Prepaid expenses ................................................       2,379        2,300
  Net assets held for sale ........................................       2,367        8,619
                                                                     ----------   ----------
   Total current assets  ..........................................     160,351      161,010
                                                                     ----------   ----------
Investments in affiliates  ........................................      14,841       12,475
Property, plant and equipment, net  ...............................      87,764       86,958
Other assets  .....................................................      26,290       25,536
                                                                     ----------   ----------
     Total assets  ................................................    $289,246     $285,979
                                                                     ==========   ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable and current portion of long-term debt .............    $  8,248     $  7,339
  Accounts payable ................................................      27,163       19,657
  Accrued expenses ................................................      35,190       38,885
  Income taxes payable ............................................       1,259          646
                                                                     ----------   ----------
   Total current liabilities  .....................................      71,860       66,527
                                                                     ----------   ----------
Deferred income taxes  ............................................      10,955        9,445
Long-term debt  ...................................................      56,426       81,828
Retirement obligations  ...........................................      25,901       25,352
SHAREHOLDERS' EQUITY
  Preferred stock, par value $1 per share, authorized 400,000 shares, issued none  ...........................................
  Common stock, par value $1 per share, authorized 30,000,000
   shares, issued 6,377,256 shares (6,361,606 shares in 1993)  ....       6,378        6,362
  Additional paid-in capital ......................................      68,124       59,704
  Retained earnings ...............................................      63,716       60,516
  Minimum pension liability .......................................      (1,235)      (1,780)
  Common stock in treasury, at cost 740,897 shares (1,254,977
   shares in 1993)  ...............................................      (5,990)     (10,144)
  Cumulative translation adjustments ..............................      (6,889)     (11,831)
                                                                     ----------   ----------
   Total shareholders' equity  ....................................     124,104      102,827
                                                                     ----------   ----------
     Total liabilities and shareholders' equity  ..................    $289,246     $285,979
                                                                     ==========   ==========

See accompanying notes to consolidated financial statements.

Statements of Consolidated Cash Flows
(Thousands of dollars)
------------------------------------------------------------------------------



                                                                     Years ended December 31
                                                                1994          1993           1992
                                                            ----------   ------------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)                                           $  3,200     $ (30,995)      $(20,409)
Reconciliation of net earnings (loss) to net cash
  provided by operating activities:
  Depreciation and amortization                                 13,063        14,484         15,343
  Equity in earnings of affiliates                              (1,726)         (563)          (588)
  Net (gain) loss on sale of property, plant and equipment      (3,374)           40              6
  Deferred income taxes                                            496        (1,812)        (1,447)
  Restructuring charge, net                                      3,500        32,400          6,800
  Cash used for restructuring activities                        (6,700)      (14,892)        (3,221)
  Cumulative effect of changes in accounting policies                                        13,400
  Other operating items                                            123            43           (228)
  Changes in:
   Receivables                                                  (6,311)        2,204            841
   Inventories                                                   1,984           558          8,704
   Prepaid expenses                                               (179)          871          1,034
   Accounts payable                                              8,123          (851)         1,598
   Accrued expenses                                              2,782        (2,618)           901
   Income taxes payable                                            523          (282)        (5,951)
   Other assets and liabilities, net                              (825)        2,344         (1,299)
                                                            ----------   ------------    -----------
  Net cash provided by operating activities                     14,679           931         15,484

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment                     (17,615)      (12,248)       (11,555)
Proceeds from sale of property, plant and equipment             13,333           302            456
Acquisition                                                                                  (3,900)
Proceeds from divestitures                                       2,128         2,500
Other, net                                                         708                           63
                                                            ----------   ------------    -----------
  Net cash used by investing activities                         (1,446)       (9,446)       (14,936)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                        14,560        38,200         25,679
Reduction of borrowings                                        (38,291)      (18,988)       (20,642)
Proceeds from rights offering                                   12,185
Payments of cash dividends                                                    (6,535)        (6,521)
Proceeds from exercise of stock options                            405            29            515
                                                            ----------   ------------    -----------
  Net cash provided (used) by financing activities             (11,141)       12,706           (969)

Effect of exchange rate changes on cash                            528          (218)          (479)
                                                            ----------   ------------    -----------
  Net increase (decrease) in cash and cash equivalents           2,620         3,973           (900)
  Cash and cash equivalents at beginning of year                 6,852         2,879          3,779
                                                            ----------   ------------    -----------
  Cash and cash equivalents at end of year                    $  9,472      $  6,852       $  2,879
                                                            ==========   ============    ===========
 SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid                                                 $6,911        $5,918         $6,153
  Income taxes paid (refunded), net                              1,700          (326)         5,358


Prior year amounts have been reclassified for comparative purposes. See accompanying notes to consolidated financial statements.

Statements of Consolidated Shareholders' Equity
(Thousands of dollars, except share data)
------------------------------------------------------------------------------

                                             Additional                   Minimum                     Cumulative          Total
                                  Common      Paid-In       Retained      Pension       Treasury      Translation    Shareholders'
                                  Stock       Capital       Earnings     Liability        Stock       Adjustments        Equity
                                --------   ------------    ----------   -----------   -----------   -------------    -------------
Balance, December 31, 1991        $6,362      $59,349       $123,349      $  (448)      $(10,333)      $  1,009          $179,288

 Issuance of treasury shares
  under stock option plans                        336                                        179                              515
 Net loss                                                    (20,409)                                                     (20,409)
 Cash dividends-$1.28 per
  share                                                       (6,528)                                                      (6,528)
 Minimum pension liability
  changes                                                                    (275)                                           (275)
 Foreign currency translation
  adjustment                                                                                             (9,973)           (9,973)
                                  ------      -------       --------      --------      ---------      ---------         --------
Balance, December 31, 1992         6,362       59,685         96,412         (723)       (10,154)        (8,964)          142,618

 Issuance of treasury shares
  under stock option plans                         19                                         10                               29
 Net loss                                                    (30,995)                                                     (30,995)
 Cash dividends-$.96 per
  share                                                       (4,901)                                                      (4,901)
 Minimum pension liability
  changes                                                                  (1,057)                                         (1,057)
 Foreign currency translation
  adjustment including $532
  write-off related to the
  sale of subsidiary                                                                                     (2,867)           (2,867)
                                  ------      -------       --------      --------      ---------      ---------         --------
Balance, December 31, 1993         6,362       59,704         60,516       (1,780)       (10,144)       (11,831)          102,827
  Issuance of common shares
   under stock option plans           16          355                                                                         371
  Issuance of treasury shares
   under stock option plans                        22                                         12                               34
  Issuance of treasury shares
   under rights offering                        8,043                                      4,142                           12,185
  Net earnings                                                 3,200                                                        3,200
  Minimum pension liability
   changes                                                                    545                                             545
  Foreign currency translation
   adjustment including $677
   write-off related to the
   sale of subsidiary                                                                                     4,942             4,942

                                  ------      -------       --------      --------      ---------      ---------         --------
Balance, December 31, 1994        $6,378      $68,124       $ 63,716      $(1,235)      $ (5,990)      $ (6,889)         $124,104
                                  ======      =======       ========      ========      =========      =========         ========


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

Inventories

   Inventories are valued at lower of cost or market. Cost is determined by the average cost method and includes material, labor and manufacturing overhead costs. The Company provides reserves against its slow moving, obsolete and excess inventories based upon factors which include current customer requirements, quantity on hand, age of inventory and months supply of inventory. The provisions for such reserves are recorded as a component of cost of goods sold.

Property and Depreciation

   Property, plant and equipment are stated at cost. Depreciation is provided substantially on a straight-line basis over the estimated useful lives of the respective assets. Asset and accumulated depreciation accounts are reduced for the sale or other disposition of property and the resulting gain or loss is included in results of operations. Fully depreciated items, other than buildings, generally are removed from the accounts.

Intangible Assets

   Intangible assets, included in other assets, were approximately $6,400 and $8,700 at December 31, 1994 and 1993, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the net underlying assets and is being amortized by the straight-line method over periods not exceeding 40 years. The Company's policy is to record an impairment loss against intangible assets in the period when it is determined that the carrying amount of the asset may not be recoverable.

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

Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables. The Company sells its principal products to a large number of customers in different industries and geographies. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral. The Company invests available cash in money market securities of various banks with high credit ratings.

2. CHANGES IN ACCOUNTING POLICIES

   Effective January 1, 1992, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." SFAS No. 109 requires the liability method of accounting for income taxes rather than the deferred method previously used. The liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The cumulative effect of this accounting change was to increase the 1992 net loss by $2,400 or $.47 per share (see Note 12). SFAS No. 106 requires the accrual method of accounting for postretirement benefits other than pensions. Prior to 1992, the Company recognized the cost of providing postretirement benefits other than pensions by expensing the benefits as incurred. The cumulative effect of this accounting change was to increase the 1992 net loss by $11,000 (net of income taxes of $4,700) or $2.16 per share (see Note 13).

3. RESTRUCTURE OF OPERATIONS

   The Company adopted a restructuring plan in May 1991 to enhance shareholder value and, with various modifications over the last three years to meet changing business conditions, has completed most aspects of the plan. The last modification occurred in the first quarter of 1994 and is described below. At December 31, 1994 the outstanding components of the modified restructuring plan are to pay approximately $600 of executive severance and sell the remaining net assets held for sale.

   The 1994 statement of consolidated operations includes a restructuring charge of $3,500 for the loss on disposal of the Company's Spanish subsidiary net of a credit for a change in estimate on the remaining components of the restructuring plan. In 1994, the Company sold its investment in its subsidiary, Ferre Plana, S.A., located in Barcelona, Spain. The loss on disposal of $6,600 included the write-off of the related intangible assets and cumulative translation adjustment account. The 1993 restructuring charge included a provision for the liquidation of the Assembly Systems Division
(ASD), a fastener segment product line. In 1994, the Company was able to sell this product line. As a result of this modification of the restructuring plan and the related change in estimate, and because actual restructuring costs were lower than estimated costs, the Company recorded a $1,500 credit for the reversal of excess reserves associated with the 1993 restructuring charge and a $1,600 gain on the sale of ASD's net assets.

   Net assets held for sale included in the December 31, 1994 consolidated balance sheet includes the land and building located in Puerto Rico, related to the former site of an Unbrako manufacturing operation closed in 1992, and a small parcel of land located in Newtown, Pennsylvania. Net assets held for sale at December 31, 1993 also included land and a building located in Newtown, Pennsylvania, the former site of the Company's corporate headquarters and divisional support operations, which was sold in 1994.

   During 1993, the Company initiated certain restructuring actions which were completed in 1994 and included the following: a 10 percent decrease in its non-direct workforce, including significant reductions in corporate and executive staff; sale of the Company's aircraft; relocation of the corporate headquarters; the exit of certain historically unprofitable and non-strategic product lines; and the write-off of costs previously deferred in contemplation of gains on the sale of the related operating assets held for sale, required as a result of the protracted period of disposal. The 1993 statement of consolidated operations included a restructuring charge of $32,400 to reflect the costs of these actions and higher than expected costs of completing the previously announced plant consolidations. This restructuring charge consisted of the cost of employee separations of $10,000, plant consolidation costs of $7,500, operating losses of businesses or plants that were held for sale, sold or closed of $7,600, product line disposal costs of $3,800 and other non-recurring restructuring costs of $3,500.

   In order to maintain the Company's presence in certain key business markets, the Company decided in the fourth quarter of 1993 to retain certain businesses previously held for sale including the European industrial fastener businesses in Coventry and Smethwick, England, and Barcelona, Spain; the Unbrako fastener distribution business in Koblenz, Germany; and the hard ferrite magnetic materials business in Sevierville, Tennessee. The Company subsequently decided, in 1994, to sell the industrial fastener business in Barcelona, Spain.

   The 1992 statement of consolidated operations includes a restructuring charge of $6,800. This restructuring charge resulted from the modification of the restructuring plan to retain the fastener manufacturing plant in Shannon, Ireland, and the Unbrako fastener distribution business in West Bromwich (Birmingham), England, and to accelerate the consolidation of the aerospace fastener manufacturing facilities in the United States.

4. ACCOUNTS AND NOTES RECEIVABLE

                                             1994        1993
                                          ---------   ---------
Trade                                       $52,791     $43,357
Notes and other                               2,942       6,796
                                          ---------   ---------
                                             55,733      50,153
Less allowance for doubtful receivables       1,299       1,185
                                          ---------   ---------
                                            $54,434     $48,968
                                          =========   =========
5. INVENTORIES
                                              1994        1993
                                          ---------   ---------
Finished goods                              $35,712     $37,323
Work-in-progress                             17,335      17,115
Raw materials and supplies                   13,952      15,439
Tools                                        10,300      10,727
                                          ---------   ---------
                                            $77,299     $80,604
                                          =========   =========

  6. INVESTMENTS IN AFFILIATES

   The Company's investments in affiliates consist of a 22.05 percent interest in Precision Fasteners Limited, Bombay, India, a 46.49 percent interest (represented by 43.0 percent voting and 49.96 percent non-voting shares) in Metalac S.A. Industria e Comercio, Sao Paulo, Brazil, a 50.0 percent interest in Pacific Products Limited, Guernsey, Channel Islands, United Kingdom, and a 50.0 percent interest in National-Arnold Magnetics Company, Adelanto, California, United States. National-Arnold Magnetics Company was formed on January 1, 1993 as a joint venture to produce soft magnetic tape-wound core products.

   Dividends received from affiliates were $196, $42 and $44 in 1994, 1993, and 1992, respectively. Retained earnings in 1994, 1993 and 1992 included undistributed earnings of affiliates, net of deferred taxes, of $7,493, $6,253 and $5,953 respectively. At December 31, 1994, the Company has guaranteed the payment of $1,450 of the affiliates' indebtedness.

   Precision Fasteners Limited executed a public issue of its stock whereby it issued 4.8 million shares at $1.59 per share and generated proceeds of approximately $6,900, net of related expenses. The Company elected not to subscribe to the affiliate's public issue which reduced its percentage ownership from 36.75 percent in 1993 to 22.05 percent in 1994. The gain on this transaction was offset by a write down of the Company's proportionate share of the affiliate's cumulative translation adjustment account. At December 31, 1994 the market value of the affiliate's stock of $10,000 exceeded the carrying value of the Company's investment by approximately $6,000.

   Summarized financial information of the unconsolidated companies is as follows:

 Condensed
Statements of Earnings       1994        1993         1992
-----------------------   ---------   ---------    ---------
Net sales                   $59,314     $53,185     $44,382
Gross profit                 21,651      18,649      17,396
Operating earnings            7,863       2,607       2,548
Net earnings                  4,658       1,027       1,333

Condensed Balance
 Sheets
-----------------------
Current assets              $33,744     $25,653     $18,998
Noncurrent assets            23,931      23,888      23,553
                          ---------   ---------    ---------
                            $57,675     $49,541     $42,551
                          =========   =========    =========
Current liabilities         $17,660     $18,527     $14,179
Noncurrent liabilities        3,661       4,530       4,932
Shareholders' equity         36,354      26,484      23,440
                          ---------   ---------    ---------
                            $57,675     $49,541     $42,551
                          =========   =========    =========

7. PROPERTY, PLANT AND EQUIPMENT

                                         1994         1993
                                     ----------   ----------
Land                                   $  4,885    $  4,487
Buildings                                42,582      40,841
Machinery and equipment                 128,015     127,318
Construction in progress                 12,018       7,526
                                     ----------   --------
                                        187,500     180,172
Less accumulated depreciation            99,736      93,214
                                     ----------   --------
                                       $ 87,764    $ 86,958
                                     ==========   =========


   Depreciation expense incurred was $12,632, $13,644 and $13,930 in 1994, 1993 and 1992, respectively.

8. NOTES PAYABLE AND CURRENT PORTION OF LONG-TERM DEBT

                                                 1994     1993
                                               ------   ------
Short-term bank borrowings and notes payable   $        $2,262
Current portion of long-term debt               8,248    5,077
                                               ------   ------
                                               $8,248   $7,339
                                               ======   ======


   Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the bank. Unused short-term lines of credit were $2,000 as of December 31, 1994.

9. ACCRUED EXPENSES

                                                1994        1993
                                             ---------   ---------
Employee compensation and related benefits     $20,230     $17,228
Restructuring accrual                              600       9,882
Other                                           14,360      11,775
                                             ---------   ---------
                                               $35,190     $38,885
                                             =========   =========

10. LONG-TERM DEBT

                                                                   1994        1993
                                                                ---------   ---------
Notes Payable to Insurance Companies, 9.45%, due in equal
  installments through 2002                                       $40,000     $45,000
Bank Credit Agreement, variable interest rate, 1994 average
  interest rate 6.1% (3.7% in 1993)                                19,000      36,100
Industrial Development Revenue Bond Series 1987, variable
  rate demand, 1994 average interest rate 3.1% (2.7% in 1993),
  due 2012                                                          5,300       5,300
Capital lease obligations                                             374         505
                                                                ---------   ---------
                                                                   64,674      86,905
Less current installments (included in notes payable)               8,248       5,077
                                                                ---------   ---------
                                                                  $56,426     $81,828
                                                                =========   =========


   Installments due during the next five years are as follows: $8,248, $11,433, $11,433, $8,260, $5,000 in 1995 through 1999, respectively. The carrying amount of long-term debt approximates fair value. The fair value is estimated based on current rates available to the Company for debt of similar remaining maturities.

   In connection with the Company's restructuring plan, certain debt agreements were amended on March 21, 1994, which modified certain financial covenants and increased the interest rates payable under the agreements. Effective January 1, 1994 the Company's borrowing rate was increased on the Notes Payable to Insurance Companies from 8.7 percent to 9.45 percent and on the Bank Credit Agreement as described below.

   Under the Amended and Restated Bank Credit Agreement, the Company may borrow up to $55,000 at any time prior to June 30, 1995. This agreement also provides for a $5,000 sublimit, within the total $55,000 limit, which is available for letters of credit. Borrowings under the Bank Credit Agreement bear interest at either a Base Rate or a Eurocurrency Rate. The Base Rate is equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points. The Eurocurrency Rate is equal to the effective interbank rate plus a premium which ranges from 1.0 to 1.5 percentage points based on the senior funded indebtedness ratio and fixed charge coverage ratio. No later than June 30, 1995, the Company may, at its option, convert the amount of indebtedness outstanding to term notes, payable in 12 equal quarterly installments commencing on September 30, 1995. The term notes would bear interest at the rates described above plus .5 percentage points. The Company is required to pay a commitment fee of .3 percentage points on unborrowed amounts.

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

11. COMMITMENTS AND CONTINGENCIES

   Leases:

   Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 16 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $2,158, $2,094 and $2,635 in 1994, 1993 and 1992, respectively.

   At December 31, 1994, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $15,291. The minimum payments over the next five years are as follows:
$1,919, $1,542, $1,212, $1,033 and $1,112 in 1995 through 1999, respectively.

   Environmental:

   The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1994, the Company had an accrued liability of $2,200 for environmental remediation which represents management's best estimate of the costs related to environmental remediation which are considered probable and can be reasonably estimated. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. However, management believes that the overall costs of environmental remediation will be incurred over an extended period of time and, as a result, are not expected to have a material impact on the consolidated financial position of the Company.

   Litigation:

   The Company is involved in various legal matters incidental to its business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a materially adverse effect on the Company's consolidated financial position.

12. INCOME TAXES

   As of January 1, 1992, the provisions of Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," were adopted (see
Note 2).

   The components of the provision (benefit) for income taxes from operations were as follows:

                        1994         1993         1992
                     ---------   ----------    ----------
Currently payable:
  United States
   Federal             $  200      $   100       $   171
   State and local        350          300           465
  Non-United States     1,950         (604)        3,086
                     ---------   ----------    ----------
                        2,500         (204)        3,722
                     ---------   ----------    ----------
Deferred:
  United States
   Federal              2,017       (1,897)       (2,633)
   State and local       (861)        (897)         (792)
  Non-United States      (736)         398        (1,597)
                     ---------   ----------    ----------
                          420       (2,396)       (5,022)
                     ---------   ----------    ----------
                       $2,920      $(2,600)      $(1,300)
                     =========   ==========    ==========


   The components of earnings (loss) from operations before income taxes and cumulative effect of changes in accounting policies were as follows:

                       1994         1993           1992
                    ---------   -----------    -----------
United States         $2,231      $(33,484)      $(12,975)
Non-United States      3,889          (111)         4,666
                    ---------   -----------    -----------
                      $6,120      $(33,595)      $  (8,309)
                    =========   ===========    ===========

   Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheet were as follows:

                                                  1994         1993
                                              ----------   ----------
Inventory reserves                            $  5,291      $  5,870
Postretirement benefits other than pensions      4,952         5,220
Other employee benefits and compensation         1,370         1,856
Alternative minimum tax credits                    903         1,155
Advance corporate tax                            1,316         1,908
Accrued expenses                                 2,117         5,374
Net operating loss carryforward                 13,550        10,176
Valuation allowances                           (15,462)      (17,717)
                                              --------      --------
  Deferred income tax asset                     14,037        13,842
                                              --------      --------
Depreciation                                    (8,569)       (8,608)
Other, net                                      (2,023)       (1,012)
                                              --------      --------
  Deferred income tax liability                (10,592)       (9,620)
                                              --------      --------
  Net deferred income tax asset               $  3,445      $  4,222
                                              ========      ========



   The following sets forth the differences between the provision (benefit) for income taxes from continuing operations computed at the United States federal statutory income tax rate of 34 percent and that reported for financial statement purposes:

                                                              1994         1993          1992
                                                           ---------   -----------    ----------
Provision (benefit) computed at the United States
 federal statutory income tax rate                           $ 2,081     $(11,422)      $(2,825)
Earnings of certain subsidiaries taxed at different
 rates                                                        (1,923)      (2,278)           49
Permanent items                                                2,168       (1,612)          658
State income tax, net of federal benefit                         177          132           238
Loss of unused net operating loss carryforward                 2,176
Valuation allowances                                          (2,255)      12,966           549
Other, net                                                       496         (386)           31
                                                           ---------   -----------    ----------
Provision (benefit) for income taxes                         $ 2,920     $ (2,600)      $(1,300)
                                                           =========   ===========    ==========


   In 1994, the Company sold its Spanish subsidiary that had net operating loss carryforwards (NOLs). The tax benefit of these NOLs of $2,176 were fully offset by a valuation allowance at December 31, 1993. In 1994, the Company wrote-off the deferred tax benefit of these NOLs and made a corresponding reduction to its valuation allowance. At December 31, 1994, the Company had United States NOLs of $39,800 which begin to expire in 2008.

   The Company has recorded a net deferred tax asset of approximately $3.5 million at December 31, 1994, which includes a partial benefit related to the United States NOLs. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that the recorded net deferred tax asset will be realized.

   United States income taxes have not been provided on the unremitted earnings of certain subsidiaries located outside the continental United States of approximately $39,600 because, in management's opinion, such earnings are required in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

13. RETIREMENT PLANS AND OTHER BENEFITS

   The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service to the salaried plan. The Company's contribution expense for the salaried plan was $199 in 1994, $228 in 1993 and $225 in 1992.

   The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of most plans are based primarily on years of service and compensation however, hourly plans covering union employees provide pension benefits at stated amounts for each year of service. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1994 and 1993, the plan's assets included Company stock with fair values of $5,217 and $3,938, respectively. There were no dividends received from Company stock for the year ended December 31, 1994. Plan income included dividend income from Company stock of $217 and $263 for the years ended December 31, 1993 and 1992, respectively.

   Effective December 31, 1994, the Company adopted certain amendments to its principal United States pension plan to enhance the value and improve the portability of participants' benefits while allowing the Company to better manage its pension expense. These amendments converted this United States defined benefit plan from an average pay plan to a cash balance plan. These amendments decreased the projected benefit obligation by eliminating this plan's provision for future salary increases and resulted in an unrecognized prior service gain of approximately $14 million at December 31, 1994.

   The following table sets forth the funded status of these plans at December 31, 1994 and 1993:

                                                        1994                                 1993
                                         ----------------------------------   ----------------------------------
                                            Plans whose       Plans whose       Plans whose       Plans whose
                                           assets exceed      accumulated      assets exceed      accumulated
                                            accumulated        benefits         accumulated         benefits
                                             benefits        exceed assets        benefits       exceed assets
                                         ---------------   ---------------    ---------------   ---------------
Plan assets at fair value                    $ 95,484          $  7,351          $ 103,792          $  7,849
Actuarial present value of benefit
 obligations:
   Vested benefits                            (75,056)          (12,721)           (77,005)          (13,729)
   Nonvested benefits                          (1,800)           (1,446)            (1,975)           (1,788)
                                         ---------------   ---------------    ---------------   ---------------
Accumulated benefit obligation                (76,856)          (14,167)           (78,980)          (15,517)
Projected future salary increases             (12,333)             (387)           (24,889)             (366)
                                         ---------------   ---------------    ---------------   ---------------
Projected benefit obligation                  (89,189)          (14,554)          (103,869)          (15,883)
                                         ---------------   ---------------    ---------------   ---------------
Plan assets in excess of (less than)
  projected benefit obligation                  6,295            (7,203)               (77)           (8,034)
Unrecognized net (asset) obligation at
  date of initial application                  (6,028)              384             (6,596)              425
Unrecognized prior service (gain) cost        (12,552)            1,001              2,690             1,047
Unrecognized net loss                          24,148             2,092             15,273             3,002
Recognized minimum liability                                     (3,113)                              (3,910)
                                         ---------------   ---------------    ---------------   ---------------
Prepaid (accrued) pension cost at
  December 31                                $ 11,863          $ (6,839)         $  11,290          $  (7,470)
                                         ===============   ===============    ===============   ===============

   Under the requirements of Statement of Financial Accounting Standards
(SFAS) No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1994 and 1993. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the balance recorded as a separate reduction of shareholders' equity.

   The following weighted average assumptions were used to determine the return on plan assets and the projected benefit obligation:

                                              1994       1993        1992
                                           --------   --------    ---------
Discount rate                                 8.9%       7.3%        8.8%
Rate of return on plan assets                 9.4%       9.5%       10.1%
Rate of future compensation increase          5.7%       4.7%        6.1%


   The net periodic pension cost incurred for 1994, 1993 and 1992, respectively for these plans, included the following components:

                                   1994        1993         1992
                                ---------   ---------    ----------
Service cost                      $ 3,881     $ 3,322     $  3,644
Interest cost                       9,148       9,764        9,777
Actual return on plan assets       (4,267)     (9,891)     (10,987)
Net amortization and deferral      (5,961)     (1,760)        (981)
                                ---------   ---------    ----------
Net periodic pension cost         $ 2,801     $ 1,435     $  1,453
                                =========   =========    ==========

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

   As of January 1, 1992, the provisions of Statement of Financial Accounting Standard SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," were adopted (see Note 2). Effective in 1994, the Company implemented certain programs, such as required participation in managed care programs when available, intended to stem rising costs. These amendments resulted in an unrecognized prior service gain of $6,376, which is being amortized as a reduction in postretirement benefit cost beginning in 1994. An assumed discount rate of 8.5 percent and 7.25 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1994 and 1993, respectively. The increased discount rate lowered the accumulated postretirement benefit obligation at December 31, 1994 by approximately $850.

   The funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31 were as follows:

                                                        1994        1993         1992
                                                     ---------   ---------    ---------
Accumulated postretirement benefit obligation:
   Current retirees                                    $ 6,891     $ 9,739     $ 7,660
   Fully eligible actives                                1,634       3,117       3,404
   Other actives                                         2,136       4,075       4,450
                                                     ---------   ---------    ---------
Total accumulated postretirement benefit
  obligation                                            10,661      16,931      15,514
Unrecognized prior service gain                          5,845
Unrecognized net gain (loss)                            (2,004)     (1,579)        418
                                                     ---------   ---------    ---------
  Long-term postretirement benefit obligation          $14,502     $15,352     $15,932
                                                     =========   =========    =========

   Net periodic postretirement benefit cost included the following components:

                                             1994       1993       1992
                                           -------   --------    -------
Service cost                                 $ 205     $  288     $  329
Interest cost                                  836      1,324      1,296
Unrecognized prior service gain               (531)
Net amortization and deferral                  150
                                           -------   --------    -------
Net periodic postretirement benefit cost     $ 660     $1,612     $1,625
                                           =======   ========    =======

   The decline in the 1994 benefit cost is primarily attributable to the plan amendments, reflecting reductions in service and interest costs as well as the amortization of the unrecognized prior service gain.

   A 7.5 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1995, gradually decreasing to 5 percent by the year 2000. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994 by $111 and increase the interest cost component of net periodic postretirement benefit cost for 1994 by $14.

   As a result of the Company's decision to significantly downsize its Santa Ana, California manufacturing operation and close its Puerto Rico manufacturing facility, a $800 gain related to the curtailment of its postretirement benefit plans was recognized in 1993. This curtailment gain is reflected in the statement of consolidated operations as a component of the restructuring charge.

Postemployment Benefits

   As of January 1, 1994, the provisions of Statement of Financial Accounting Standards SFAS No. 112, "Employers' Accounting for Postemployment Benefits," were adopted. Since the Company previously accounted for most of these benefits on an accrual basis, the incremental after-tax impact of accruing the cost of these benefits for 1994 was not material.

14. STOCK OPTIONS

   The Company has a nonqualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 1,350,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant; and discounted price options are granted at par value of the common stock on date of grant.

   At December 31, 1994, 43 individuals held options to purchase an aggregate of 699,102 shares (fixed 685,441, discounted 13,661). The fixed price options outstanding under the plan have exercise prices ranging from $20.50 to $45.38 per share and expiration dates ranging from December 2, 1997 to July 18, 2004. The discounted price options outstanding have an exercise price of $1.00 and expiration dates ranging from May 31, 1999 to May 31, 2004. No variable price options or restricted shares were outstanding at December 31, 1994.

   Changes in shares under option were as follows:

                                                  1994              1993               1992
                                            ---------------   ---------------    ---------------
Shares under option at beginning of year        661,097           509,435           521,452
Additions (deductions):
  Options granted                                92,009           152,862            20,637
  Options exercised                             (17,169)           (1,200)          (22,154)
  Options expired or terminated                 (36,835)                            (10,500)
                                               --------           -------           -------
Shares under option at end of year              699,102           661,097           509,435
                                               ========           =======           =======
Option price per share of options
  exercised during the year                  $19.94-$25.00         $21.44            $21.44
Options exercisable at end of year              450,806           497,917           424,660
Exercise price of options outstanding:
   Total                                        $18,159          $ 17,694           $14,473
   Per share (fixed)                         $20.50-$45.38     $19.94-$45.38      $19.94-$45.38
   Per share (discounted)                         $1.00             $1.00             $1.00
Shares available for future option grants       116,620           171,794            74,656


15. PER SHARE DATA

   The weighted average number of shares used to compute per share data was 5,131,900 in 1994, 5,105,706 in 1993, and 5,097,994 in 1992.

   Common share equivalents in the form of stock options are excluded from the calculation of per share data as their dilutive effect is not material, or their effect is antidilutive.

16. PREFERRED STOCK PURCHASE RIGHTS

   The Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock, as provided in the Rights Agreement dated November 11, 1988. The Rights Agreement was amended on January 22, 1991. Under the Rights Agreement as amended, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, for $125. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 1998, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.

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

17. FORWARD EXCHANGE CONTRACTS

   The Company enters into forward exchange contracts primarily as hedges relating to identifiable currency positions. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposures on firm foreign currency commitments are deferred and recognized as adjustments to the bases of those assets. Gains and losses on forward exchange contracts which hedge foreign currency assets or liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged. The cash flow from such contracts is classified in the same category as the transaction hedged in the statements of consolidated cash flows.

   At December 31, 1994, the Company has outstanding contracts maturing in 1995 that have, in the aggregate, a United States dollar contract value equivalent of $14,888, which approximates fair value based on rates available to the Company at December 31, 1994.

18. RESEARCH AND DEVELOPMENT

   Research and development costs incurred were $4,727, $5,050 and $6,604 for 1994, 1993 and 1992, respectively.

19. INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

   The Company operates in two industry segments: high-strength precision mechanical fasteners and precision components (fasteners); and superalloys in ingot form and magnetic materials (materials). Principal markets include aerospace, transportation, industrial machinery and equipment, and medical equipment. Inter-area sales consist of products similar to those offered to unaffiliated customers and are accounted for on the basis of third party sales price. Interest income and expense, equity in earnings of affiliates and other income and expenses are excluded from the determination of segment operating earnings.

Industry Segments
-----------------

                                 1994           1993           1992
                             -----------   ------------    -----------
Net sales:
  Fasteners                    $239,561       $226,791       $262,523
  Materials                     109,344         92,303         96,908
                             -----------   ------------    -----------
   Net sales                   $348,905       $319,094       $359,431
                             ===========   ============    ===========
Operating earnings (loss):
  Fasteners                   $  (2,709)     $ (34,118)     $  (9,214)
  Materials                      10,687          5,031          6,108
                             -----------   ------------    -----------
   Operating earnings
   (loss)                     $  7,978       $ (29,087)     $  (3,106)
                             ===========   ============    ===========
Identifiable assets:
  Fasteners                    $211,309       $211,097       $220,510
  Materials                      75,570         66,263         61,955
  Net assets held for sale        2,367          8,619         13,143
                             -----------   ------------    -----------
   Total assets                $289,246       $285,979       $295,608
                             ===========   ============    ===========


   Depreciation and Amortization and Capital Additions:

                 Depreciation and Amortization              Capital Additions
              ----------------------------------   -----------------------------------
                 1994        1993         1992        1994         1993        1992
              ---------   ---------    ---------   ----------   ---------   ---------
Fasteners       $ 9,936     $11,569     $12,691      $11,110      $ 6,540     $ 8,270
Materials         3,127       2,915       2,652        6,505        5,708       3,285
              ---------   ---------    ---------   ----------   ---------   ---------
 Total          $13,063     $14,484     $15,343      $17,615      $12,248     $11,555
              =========   =========    =========   ==========   =========   =========


Geographic Areas
----------------

                                 1994          1993           1992
                             ----------   ------------    -----------
Net sales:
  United States                $275,069      $247,380       $267,971
  Europe                         79,253        83,437         99,037
  Other                          14,980        13,309         12,911
  Inter-area                    (20,397)      (25,032)       (20,488)
                             ----------   ------------    -----------
   Net sales                   $348,905      $319,094       $359,431
                             ==========   ============    ===========
Operating earnings (loss):
  United States                $  3,746      $ (29,986)     $  (7,369)
  Europe                          2,108          (168)         4,038
  Other                           1,597         1,531            902
  Eliminations                      527          (464)          (677)
                             ----------   ------------    -----------
   Operating earnings
   (loss)                      $  7,978      $ (29,087)     $  (3,106)
                             ==========   ============    ===========
Identifiable assets:
  United States                $197,252      $193,189       $198,391
  Europe                         66,336        66,677         67,435
  Other                          24,675        21,492         20,050
  Net assets held for sale        2,367         8,619         13,143
  Eliminations                   (1,384)       (3,998)        (3,411)
                             ----------   ------------    -----------
   Total assets                $289,246      $285,979       $295,608
                             ==========   ============    ===========

REPORT OF INDEPENDENT ACCOUNTANTS

THE SHAREHOLDERS AND BOARD OF DIRECTORS
SPS TECHNOLOGIES, INC.:

We have audited the accompanying consolidated balance sheets of SPS Technologies, Inc. and subsidiaries as of december 31, 1994 and 1993 and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. these financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions in 1992.

                                   COOPERS & LYBRAND L.L.P.
                                   2400 Eleven Penn Center
                                   Philadelphia, Pennsylvania 19103
                                   February 10, 1995

Summary of Quarterly Results (unaudited)
(Thousands of dollars, except share data)

                                                    Quarter Ended
                                ---------------------------------------------------
                                   March         June       September     December
                                     31           30            30           31
                                ----------   ----------    -----------   ----------
1994
----
Net sales                        $81,581      $87,865       $88,472      $ 90,987
Gross profit                      13,028       14,813        14,812        13,672
Net earnings (loss)               (4,140)       3,700         1,990         1,650
Net earnings (loss) per share       (.81)         .72           .39           .32

1993
----
Net sales                        $87,283      $85,459       $74,394      $ 71,958
Gross profit                      14,121       14,824        11,954         8,988
Net earnings (loss)                1,630        1,378        (6,840)      (27,163)
Net earnings (loss) per share        .32          .27         (1.34)        (5.32)

1994
----
   First quarter results include a restructuring charge of $6,600 due to the disposal of a subsidiary and a $1,500 restructuring credit for the reversal of excess reserves (see Note 3).

   Second quarter results include a restructuring credit of $1,600 for the gain on the sale of the Assembly Systems Division.

   Fourth quarter results include a gain on the sale of real estate of $2,900 and increases in provisions for slow moving inventory and environmental remediation of approximately $2,400.

1993
----
   Fourth quarter results include a restructure charge of $24,500 due to modifications and reassessments to the Company's restructuring plan (see Note
3). Sales and gross profit for the first three quarters of 1993 have been reclassified to reflect the modifications. These modifications also resulted in restructuring credits of $500, $400 and $400 to the first, second and third quarters of 1993, respectively.

   Third quarter results include a restructure charge of $8,800 as a result of additional manufacturing consolidation costs, workforce reductions and the revaluation of certain assets held for sale.

COMMON STOCK INFORMATION

   The price range of the Company's common stock traded in its principal market, the New York Stock Exchange, and quarterly dividends per share during the last eight quarters were as follows:

                                             Dividend
Quarter Ended           High       Low       Declared
------------------   --------   --------    ----------
December 31, 1994      $26.38     $22.00        $ --
September 30, 1994      27.38      25.25          --
June 30, 1994           27.28      21.50          --
March 31, 1994          24.50      18.75          --

December 31, 1993      $30.13     $15.75        $ --
September 30, 1993      29.75      26.38         .32
June 30, 1993           28.00      24.00         .32
March 31, 1993          24.75      20.00         .32

   On December 14, 1993, the Board of Directors elected to suspend payment of the Company's quarterly dividend. Under the terms of the current debt agreements the Company may not declare a dividend, unless the terms are waived by the lenders or the agreements are amended. As of March 6, 1995, the approximate number of registered shareholders was 1,325.

Selected Financial Data
(Thousands of dollars except per share data)

                                      1994          1993         1992         1991          1990
                                  -----------   ----------    ----------   ----------   ----------
   Net sales                        $348,905      $319,094     $359,431     $408,499      $440,996
   Earnings (loss) from
     continuing operations             3,200       (30,995)      (7,009)       5,612        (9,961)
   Discontinued operations --
     Estimated gain (loss) on
     disposal                                                                    990        (1,500)
   Cumulative effect of changes
     in accounting policies                                     (13,400)
   Net earnings (loss)                 3,200       (30,995)     (20,409)       6,602       (11,461)
                                 -----------    ----------    ---------   ----------    ----------

   Total assets                      289,246       285,979      295,608      318,323       368,896
   Long-term debt                     56,426        81,828       63,321       61,110        91,325
   Property, plant and
     equipment additions              17,615        12,248       11,555       11,118        19,440
                                 -----------    ----------    ---------   ----------    ----------

   Per Share Data:
     Earnings (loss) from
       continuing operations             .62         (6.07)       (1.37)        1.10         (1.98)
     Discontinued operations --
       Estimated gain (loss) on
       disposal                                                                  .20          (.30)
     Cumulative effect of changes
       in accounting policies                                     (2.63)
     Net earnings (loss)                 .62         (6.07)       (4.00)        1.30         (2.28)
     Cash dividends                                    .96         1.28         1.28          1.28
     Shareholders' equity              24.18         20.14        27.98        35.34         35.78
                                 -----------    ----------    ---------   ----------    ----------


   Results for 1994, 1993 and 1992 include a net restructuring charge of $3,500, $32,400 and $6,800, respectively. See Note 3 to consolidated financial statements.

   The Company changed its accounting policies, effective January 1, 1992, to accrue for postretirement benefits other than pensions and account for deferred income taxes under the asset and liability method. See Note 2 to consolidated financial statements.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

INTRODUCTION

   In 1994, the Company completed programs that reduced the Company's cost structure and improved its operating performance. The Company completed a 10 percent reduction in its non-direct work force, sold non-productive
Corporate assets and exited certain historically unprofitable product lines. In addition, the Company raised additional equity through the completion of a Rights Offering in December 1994. These actions were taken to improve profitability and liquidity and have positioned the Company to take advantage of future growth in its served markets.

1994 COMPARED TO 1993

Net Sales

   Sales in 1994 of $348.9 million increased by $29.8 million, or 9.3 percent, from 1993. Excluding 1993 sales of the fastener operation in Spain and the Assembly Systems Division (both businesses have been sold by the Company), sales increased by $45.1 million, or 14.8 percent, in 1994.

   Excluding 1993 sales of businesses sold, fastener segment sales increased $28.1 million, or 13.3 percent, as sales increased in all served markets of the fastener segment. Despite continued weakness in new aircraft orders, the Company achieved an $11.8 million increase in aerospace fastener sales by concentrating on the repair, replacement and retrofit markets of this business. Sales in the transportation and industrial fastener markets increased by $16.3 million, or 14.6 percent, due to the strengthening automotive business in the United States and western Europe, primarily the United Kingdom. The Company's automotive and Unbrako product manufacturing operations in England and Ireland have initiated steps to gradually increase capacity to meet the long-term demands of this market.

   Materials segment sales increased by $17 million, or 18.5 percent, as sales of magnetic materials and superalloys increased from the prior year. The increase in sales is attributed to the strong demand for magnetic materials from the domestic automobile and anti-theft security markets and the increasing demand for cobalt-based medical and stainless steel alloys and proprietary superalloys from the investment casting market. Installation of new air melt processing equipment was completed in April 1994 and has increased capacity and improved customer delivery time. All sales of the materials segment are sourced from the United States and are classified as such in the geographic area information presented in Note 19 to the financial statements.

Operating Earnings

   The operating loss for the fastener segment of $2.7 million in 1994 is attributed to the 1994 restructuring charge. Excluding restructuring charges, operating results for the fastener segment improved from a loss of $2.1 million in 1993 to earnings of $791 thousand in 1994.

   The improvement in earnings results from avoiding losses generated in 1993 from the manufacturing operations in Spain and the Assembly Systems Division (these businesses were sold). In addition, the 1993 manufacturing inefficiencies that resulted from the 1993 start-up of fastener operations transferred among facilities significantly decreased in 1994. Despite an increase in sales to the United States transportation and industrial fastener markets, operating earnings did not improve for the Company's North American industrial and Unbrako fastener manufacturing operations. The Company's Cleveland, Ohio plant incurred excess manufacturing costs caused by certain material and equipment problems. The Company has invested in new manufacturing equipment, expanded employee training programs and reorganized certain manufacturing operations intended to improve future performance at the Cleveland, Ohio plant.

   In the materials segment, operating earnings increased from $5 million, or
5.5 percent of sales in 1993, to $10.7 million, or 9.8 percent of sales in 1994. The increase in earnings is attributed to higher sales of magnetic materials, better product mix of alloy sales and savings from an overhead reduction program. As a result of new products and reduced manufacturing overhead, the Company expects continued improvement in the operating results of the materials segment.

   United States operating earnings improved from a $30 million loss in 1993 to a $3.7 million profit in 1994. In 1993, the Company incurred a $26.1 million United States restructuring charge compared to a $3.1 million restructuring credit in 1994. A $5.7 million increase in the operating earnings of the material segment also contributed to the increase in the United States operating earnings. The 1994 and 1993 European operating results were adversely affected by the Company's Spanish subsidiary. The sale of the Spanish subsidiary resulted in a $6.6 million loss on disposal in 1994 and in 1993 it had a $1.8 million operating loss.

Other Income and Expense

   Interest expense increased by $1.0 million in 1994 due to an increase in interest rates and higher levels of corporate debt. As a result of improved operating performance by the magnetic materials joint venture in Adelanto, California and the Company's Brazilian affiliate, the Company's equity in earnings of affiliates improved by $1.2 million in 1994. In 1994, the Company sold real estate located in Newtown, Pennsylvania and the Company's aircraft. The sale of these assets contributed to the $2.5 million net increase in other income.

Income Taxes

   For 1994, the effective tax rate is higher than the United States federal statutory tax rate primarily due to the inability to recognize a full tax benefit on the loss on disposal of the Company's subsidiary in Spain.

Net Earnings

   The Company recorded net earnings for 1994 of $3.2 million, or $.62 per share, compared to a net loss of $31 million, or $6.07 per share, in 1993. Excluding all restructuring charges, net earnings for 1994 were $6.7 million, or $1.31 per share, compared to a net loss for 1993 of $795 thousand, or $.15 per share.

Orders and Backlog

   Incoming orders in 1994 were $365.4 million, compared to $333.7 million in 1993. Excluding orders of businesses sold, orders increased in all markets served by the Company, reflecting greater demand for the Company's products. The backlog in orders at December 31, 1994, was $98.5 million, compared to $89 million at the end of 1993 and $84.5 million at December 31, 1992.

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

   At December 31, 1994, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

SUMMARY OF RESTRUCTURING ACTIONS

   As discussed in Note 3 to the financial statements, the Company sold its Spanish subsidiary, Ferre Plana, S.A., and a fastener segment product line, the Assembly Systems Division (ASD), in 1994. Ferre Plana, S.A., which manufactured commodity industrial fasteners, had incurred cumulative operating losses of $9.4 million since it was acquired in 1990, and would have incurred additional losses and required a substantial cash investment in 1994. ASD, which manufactured computer-controlled fastener tightening equipment, had accumulated operating losses totaling $11.6 million over the past five years. The exit of these historically unprofitable manufacturing operations allowed management to focus on and make needed investments into the Company's more profitable businesses.

   During 1994, the Company accomplished the following components of the restructuring plan:

   1) The non-direct workforce was reduced by 10 percent.

   2) The Company's aircraft was sold for $1.1 million.

   3) The corporate and divisional support staff from the Newtown, Pennsylvania facility were relocated to rented office space in Jenkintown, Pennsylvania and to the related divisions.

   4) The Newtown, Pennsylvania facility was sold for $10 million.

   5) The Company entered into agreements to lease the remaining available space in the Santa Ana, California facility starting in 1995.

   As of December 31, 1994, the following items remain to be accomplished to complete the Company's restructuring plan: sell the Unbrako manufacturing facility in Puerto Rico that was closed in 1992, sell the remaining parcel of land located in Newtown, Pennsylvania and make remaining severance payments of approximately $600 thousand.

   During 1993, the Company accomplished the following components of the restructuring plan:

   1) The transfer of aerospace manufacturing operations from the Santa Ana, California fastener plant to the Company's facilities in Salt Lake City, Utah and Jenkintown, Pennsylvania was completed. While some operations were retained at the Santa Ana facility, the majority of the plant will be leased to third parties in 1995.

   2) The Company moved all of the Jenkintown, Pennsylvania UNBRAKO (Registered Trademark) socket screw manufacturing operations to Cleveland, Ohio, for consolidation with the UNBRAKO (Registered Trademark) production transferred to Cleveland from Puerto Rico.

   3) Unbrako S.r.l., a distribution and marketing subsidiary in Milan, Italy was sold and SPS-Unbrako S.A., the Company's distribution and marketing subsidiary located in Paris, France was closed and distribution activities in France were transferred to independent distributors.

   While the consolidations in items 1 and 2 above caused manufacturing disruptions in 1993, they permitted more effective utilization of the remaining plants in 1994. As discussed in Note 3 to the financial statements, the Company decided in 1993 to retain certain businesses previously held for sale.

   During 1992, the Company completed the transfer of manufacturing operations from the Puerto Rico manufacturing facility to Cleveland, Ohio. The Puerto Rico manufacturing facility was closed and is currently held for sale. The distribution business in Copenhagen, Denmark was sold in 1992. As discussed in Note 3 to the financial statements, the Company decided in 1992 to retain two businesses previously held for sale.

   Consistent with the restructuring plan, the Company has reduced employment in all operations. Since the end of 1991, the work force employed in continuing businesses has been reduced by 898 employees, or 20 percent. A portion of the reduction in employment was achieved through the implementation of an early retirement program in 1993. The cost of this program and other severance costs were included in the 1993 restructuring charge.

Rollforward of the Restructure Accrual

   The 1993 consolidated statement of operations contained a pre-tax restructuring charge of $32.4 million. At December 31, 1993, the Company had a $9.9 million accrual on its consolidated balance sheet related to various aspects of the restructuring plan. During 1994, the Company has revised and completed various aspects of the restructuring plan as reflected in the following table:

Charge (Credit) to Accrual
(Thousands of dollars)

                                                                        Plant       Product
                                                          Termi-       Consol-       Line
                                                          nation       idation     Disposal
                                             Total         Pay          Cost      Cost (ASD)      Other
                                          ----------   ----------    ----------   ----------   ---------
Balance at December 31, 1993                $(9,882)     $(4,600)      $(1,600)     $(2,800)       $ (882)
Cash payments and wind-down losses            6,182        3,800         1,400          200           782
Revision of estimated costs to complete
  restructuring                               1,500          200           200        1,000           100
Gain of the sale of ASD's net assets          1,600                                   1,600
                                          ----------   ----------    ---------    ----------    ---------
Balance at December 31, 1994                $  (600)     $  (600)      $     0      $     0        $    0
                                          ==========   ==========    =========    ==========    =========

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

   Materials segment sales decreased $4.6 million, or 4.8 percent, as the increased sales of magnetic materials ($1.9 million) were offset by a greater decline in the sales of superalloys ($6.5 million). Sales of magnetic materials increased due to the acquisition of a bonded magnet business in December 1992 and increased demand from automotive and computer markets. Sales of proprietary superalloys increased from the same periods in 1992, but lower sales of stainless steel alloys and continued weakness in the aerospace market produced an overall drop in superalloy sales.

Operating Earnings

   The operating loss for the fastener segment of $34.1 million in 1993 is attributed largely to the 1993 restructuring charge. Other factors contributing to the fastener segment operating loss were decreases in sales volume, continued pressure to reduce prices and manufacturing inefficiencies resulting from the start-up of fastener operations transferred from other facilities. The Company's operating earnings before restructuring charges was essentially unchanged on sharply lower sales volume, reflecting cost reduction actions taken in 1993. The primary source of cost reduction in 1993 was a reduction in the work force of 447 employees since the end of 1992.

   In the material segment, operating earnings decreased from $6.1 million, or 6.3 percent of sales in 1992, to $5 million, or 5.5 percent of sales in 1993. The decrease in the sales volume of superalloy sales resulted in lower gross profit amounts ($1.4 million) which were partially offset by a decrease in selling, general and administrative expenses ($300 thousand).

   The operating losses in the United States of $30 million in 1993 and $7.4 million in 1992 are attributed largely to the 1993 and 1992 restructuring charges. Exclusive of restructuring charges, domestic operating earnings in both years were approximately breakeven. The domestic operating earnings of the materials segment of $5 million in 1993 and $6.1 million in 1992 were entirely offset by operating losses in the domestic fastener segment.

   The 1993 European operating loss of $168 thousand compares unfavorably to the 1992 operating profit of $4 million. The European operating results were adversely affected by the industrial fastener manufacturing operation in Barcelona, Spain. The Spanish operation suffered from manufacturing inefficiencies and a declining automotive market.

Other Income and Expense

   Higher levels of corporate debt offset by a decrease in interest rates resulted in level amounts of interest expense compared to 1992. While debt increased by $18.8 million in 1993, the average interest rate of the Bank Credit Agreement decreased from 4 percent in 1992 to 3.7 percent in 1993. In addition to the decreased interest rate of the Bank Credit Agreement, $5 million of the Notes Payable to insurance companies at a fixed rate of 8.7 percent was paid with Bank Credit Agreement loan proceeds.

Income Taxes

   The income tax benefit of the Company's 1993 loss from continuing operations was lower than the benefit computed at the United States federal statutory tax rate primarily due to operating losses in the United States and Spain for which a benefit is not currently recognizable.

Net Earnings

   The Company recorded a net loss for 1993 of $31 million, or $6.07 per share, compared to a net loss of $20.4 million, or $4.00 per share, in 1992. The loss in 1993 is attributed to the pre-tax restructuring charge of $32.4 million. The 1992 loss results from the pre-tax restructuring charge of $6.8 million and a charge for changes in accounting policies of $13.4 million.

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

   Cash flow provided by or used for operating activities, investing activities and financial activities is summarized in the statements of consolidated cash flows. The 1994 cash flow provided from operating activities increased from 1993 due to a decrease of $8.2 million in cash expenditures to fund plant consolidations, severance payments and other restructuring activities and due to higher levels of accounts payable and accrued expenses (net of the restructure accrual) which resulted from aggressive cash management and higher overall business activity. The above factors were offset by the 1994 increase in receivables that resulted from higher sales activity and the 1993 collection of a long-term receivable of $2.5 million reflected as a source of cash in the "other assets and liabilities, net" line of the 1993 statement of consolidated cash flow.

   The changes in cash used by investing activities is attributed to the 1994 proceeds from the sale of the Newtown facility ($10 million), sale of the Company's aircraft ($1.1 million) and the sale of the Assembly Systems Division ($2.1 million) compared to the 1993 proceeds from the sale and liquidation of two distribution businesses in Europe ($2.5 million) and 1992 acquisition cost of a new bonded magnet business for the materials segment

($3.9 million). The Company increased capital expenditures from $12.2 million in 1993 to $17.6 million in 1994 and has budgeted $20.6 million for 1995. The increase in capital expenditures from prior year levels is necessary in order to achieve the manufacturing excellence required to service our customers and achieve an adequate return on shareholders' equity.

   In December 1994, the Company generated cash flow from the distribution to the Company's shareholders of record as of November 28, 1994, transferable rights to subscribe for the purchase of 512,561 shares of common stock previously held in the Company's treasury at a subscription price of $24.50 per share. Proceeds, net of related expenses, from this rights offering of $12.2 million were used to reduce debt under the Bank Credit Agreement and for other general corporate purposes.

   The Company's total debt to equity ratio was 52 percent at December 31, 1994, 87 percent at December 31, 1993 and 49 percent at December 31, 1992. Total debt was $64.7 million, $89.2 million and $70.4 million at the end of 1994, 1993 and 1992, respectively. As of December 31, 1994, under the terms of the existing credit agreements, the Company is permitted to incur an additional $43 million in debt and prohibited from paying cash dividends unless waived by the banks or the agreements are amended. Additional details of the credit agreement with commercial banks, the industrial bonds and the notes payable to insurance companies are provided in Note 10 to the financial statements.

   As a result of the Company's decision to dispose of its investment in its subsidiary in Spain, the Company amended certain debt agreements to modify certain financial covenants effective March 21, 1994. During the second quarter of 1994, the Company increased its borrowing capacity under the bank credit agreement by $5 million, which increased the total available borrowings under the facility to $55 million. Additionally, the Company financed $2.5 million of equipment under operating leases.

   Proceeds from the sale of the Newtown, Pennsylvania property and the sale of the Company's common stock pursuant to the rights offering triggered the "Mandatory Prepayment" provisions of the Company's debt agreements. Under these provisions, the Company would be required to prepay debt and/or have its debt capacity reduced if the aggregate net after-tax proceeds from these transactions exceeded certain limits. The limits are $8 million from the sale of assets and $10 million raised from new equity. In December 1994, the Company obtained waivers from the lending institutions with regard to these "Mandatory Prepayment" provisions for the transactions described.

SPS FACILITIES

(PHOTO)    Aerospace Products Division/Santa Ana, CA

(PHOTO)    Industrial and Unbrako Products Division/Cleveland, OH

(PHOTO)    Aerospace Products Division/Salt Lake City, UT

(PHOTO)    Aerospace Products Division/Jenkintown, PA

(PHOTO)    Cannon-Muskegon Corporation/Muskegon, MI

(PHOTO)    Arnold Engineering Co./Ogallala, NE

(PHOTO)    Arnold Engineering Co./Norfolk, NE

(PHOTO)    Arnold Engineering Co./Marengo, IL

(PHOTO)    Arnold Engineering Co./Sevierville, TN

WORLDWIDE




(PHOTO)    Hi-Life Tools/Shannon, Ireland

(PHOTO)    Unbrako Products Division/Shannon, Ireland

(PHOTO)    Aerospace Products Division/Leicester, England

(PHOTO)    Industrial Products Division/Coventry, England

(PHOTO)    Precision Fasteners Limited/Bombay, India

(PHOTO)    Industrial Products Division/Birmingham, England

(PHOTO)    Metalac S.A. Industria e Comercio/Sao Paulo, Brazil

(PHOTO)    Industrial and Unbrako Products Division/Melbourne, Australia

SPS
 TECHNOLOGIES


CORPORATE OFFICES

101 Greenwood Avenue, Suite 470
Jenkintown, Pennsylvania 19046
(215) 517-2000
------------------------------------------------------------------
------------------------------------------------------------------

 U.S.
MANUFACTURING
PLANTS
Santa Ana, California           Norfolk, Nebraska          Jenkintown, Pennsylvania
Marengo, Illinois               Ogallala, Nebraska         Sevierville, Tennessee
Muskegon, Michigan              Cleveland, Ohio            Salt Lake City, Utah

-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
SUBSIDIARIES AND
*AFFILIATES

The Arnold                      *Pacific Products          Standco Canada, Ltd.
Engineering Co.                 Limited                    Toronto, Canada
Marengo, Illinois               Singapore
Norfolk, Nebraska               Tokyo, Japan               Unbrako Mexicana, S.A.
Ogallala, Nebraska                                         de C.V.
Sevierville, Tennessee          *Precision Fasteners       Mexico City, Mexico
                                Limited
Cannon-Muskegon                 Bombay, India              Unbrako Pty. Limited
Corporation                                                Melbourne, Australia
Muskegon, Michigan              S.P.S. International
                                Limited                    Unbrako Schrauben
*Metalac S.A. Industria         Shannon, Ireland           GmbH
e Comercio                                                 Koblenz, Germany
Sao Paulo, Brazil               SPS Technologies
                                Limited
*National-Arnold                Birmingham, England
Magnetics Company               Coventry, England
Adelanto, California            Leicester, England

-----------------------------------------------------------------------------------

SPS
  TECHNOLOGIES
------------------------------------------------------------------------------

 BOARD OF DIRECTORS
Charles W. Grigg                 Paul F. Miller, Jr.            Raymond P. Sharpe
Chairman and Chief               Former Senior Partner          Executive Vice President
Executive Officer                Miller, Anderson &             Cookson America, Inc.,
SPS Technologies, Inc.           Sherrerd, an investment        a manufacturer of
                                 management firm                industrial materials
Howard T. Hallowell III
Former Economist                 Eric M. Ruttenberg             Harry J. Wilkinson
Eastman Kodak Company            Managing Partner               President and Chief
                                 Tinicum Investors, L.P.,       Operating Officer
John Francis Lubin               an investment                  SPS Technologies, Inc.
Professor Emeritus of            management company
Management
The Wharton School
University of Pennsylvania

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
OFFICERS

Charles W. Grigg                 John P. McGrath                Harry W. Antes
Chairman and Chief               Vice President                 Vice President
Executive Officer                Corporate Services             Research and Development

Harry J. Wilkinson               Aaron Nerenberg                John M. Morrash
President and Chief              Vice President                 Treasurer and
Operating Officer                Corporate Counsel              Assistant Secretary
                                 and Secretary
                                                                William M. Shockley
                                                                Controller


------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

AUDITORS                         TRANSFER AGENT
                                 REGISTRAR
Coopers & Lybrand L.L.P.         DIVIDEND
2400 Eleven Penn Center          DISBURSING AGENT
Philadelphia, Pennsylvania
19103                            Mellon Bank, N.A.              Shareholders with inquiries
                                 c/o Mellon Securities          about their share ownership
NEW YORK STOCK                   Transfer Services              should contact Mellon Bank at
EXCHANGE TICKER                  85 Challenger Road             (412) 236-8000
SYMBOL: ST                       Overpeck Centre
                                 Ridgefield Park,
                                 New Jersey 07660

   -----------------------------------------------------------------------

   The Annual Meeting of shareholders will be held on Tuesday, May 2, 1995 at 10 a.m. at 17 Mellon Bank Center, Forum Room (8th floor), 1735 Market Street, Philadelphia, Pennsylvania.