Form 10-K405, Exhibit 13
period 1995-12-31
SPS TECHNOLOGIES INC
filed 1996-04-01
CIK 93444

__________________________

SPS TECHNOLOGIES
- ---
(COVER PICTURE HERE)







1995 Annual Report

(MAP OUTLINE GOES HERE)

Fastener Group
- --------
AEROSPACE PRODUCTS DIVISION
High strength fasteners and precision components for commercial and military aircraft and jet engines.

INDUSTRIAL PRODUCTS DIVISION
High strength fasteners and precision components for engines, automobiles, trucks and farm and construction equipment.

UNBRAKO PRODUCTS DIVISION
UnbrakoRegistration Mark brand socket screws and other fasteners for industrial machinery and equipment.

HI-LIFE TOOLS
Thread rolling dies, forming and trimming dies and other precision metalworking tools for aerospace and industrial fastener and precision component manufacturers.




Materials Group
- ---------

THE ARNOLD ENGINEERING CO.
Magnetic materials and precision foil and strip products for automobiles, aircraft, power supplies, electrical equipment and electronic security systems.

CANNON - MUSKEGON CORPORATION
Superalloys for aerospace and land-based gas turbine engine components, medical applications and other parts produced by investment casting.





Front Cover: The Rolls Royce Commercial aerospace engine series including the Trent (Registration Mark) 800, which is used to power the Boeing 777. The Aerospace Products Division and Cannon-Muskegon are major suppliers of critical fasteners, precision components and patented CMSX4 (Registration
Mark) and CMSX-10 (Registration Mark) superalloys for these engines.

(MAP OUTLINE GOES HERE)
- --------------------------
Financial
Highlights
- ----------

(Millions of dollars, except per share data)                92           93           94          95
- --------------------------------------------------------------------------------------------------------
Net Sales                                                $359.4       $319.1        $348.9        $409.8
Earnings (loss) before unusual                             (1.7)        (0.8)          6.7          14.9
items and accounting changes
Net earnings (loss)                                       (20.4)       (31.0)          3.2          14.9
Earnings (loss) per share                                 (4.00)       (6.07)         0.62          2.50
Cash                                                        2.9          6.9           9.5           8.1
Total debt                                                 70.4         89.2          64.7          64.7
Shareholders' equity                                      142.6        102.8         124.1         145.6
Incoming orders                                           345.1        333.7         365.4         446.6
Backlog                                                    84.5         89.0          98.5         136.5

_______________________

To Our Shareholders
- ------

1995 was the year we began to build SPS. Whereas 1994 was the year we executed an operating plan for restructure and reorganization in order to turn SPS around, the operating plan for 1995 was to build infrastructure required in order to grow SPS and earn a satisfactory return on shareholders' investment.





(PICTURE HERE)

(CAPTION): LEFT TO RIGHT: B.L. CRANSTON, VP OPERATIONS (APD), C.W. GRIGG, CHAIRMAN AND CEO, AND H. J. WILKINSON, PRESIDENT AND COO EXAMINING AN AEROSPACE NUT MANUFACTURED ON NEW HIGH SPEED, COMPUTER-CONTROLLED MAZAK CNC LATHE.





        We are pleased to report that 1995 net earnings were $14.9 million or $2.50 per share compared to $3.2 million or $.62 per share in 1994. Last year's net earnings included a net unusual charge of $3.5 million or $.69 per share. Our sales grew 17% to $409.8 million, and our orders grew 22% to $446.6 million. Backlog at year end was $136.5 million, an increase of 39% compared to 1994 year end. While we are pleased with the growth and improved performance of SPS, our return on average shareholders' equity for 1995 was only 11%. This is a big improvement compared to 3% in 1994, but still well under what our shareholders deserve.
        An important part of our plan to increase earnings and return on shareholders' equity is to improve the profit margin of our Fastener Group. The Materials Group achieved an operating profit margin in 1995 of 13% compared to our Fastener Group operating profit margin of 6%. This is a significant improvement from last year's figure of 1%, but still a long way from our objective. We are investing heavily in Fastener Group machinery and equipment, management and systems in order to improve this performance.
    Our Aerospace Products Division (APD) achieved significant increases in sales and operating profit in 1995. After a four year downturn, the recent surge in new commercial aircraft orders, the growth and improved profit performance of the airlines, the need to replace old aircraft, and the growth of air travel, particularly in Asia, all indicate an upturn in aerospace business. APD sales, orders and backlog benefited from this upturn. Aerospace fastener sales increased by 14%, orders by 41%, and backlog at year end by 58%. Part of the increase in orders and backlog was due to the acquisition of the Elastic Stop Nut Division (ESNA) of Harvard Industries, Inc. Also contributing were increased sales of maintenance and retrofit fasteners, which represented 54% of our aerospace fastener sales in 1995.
        With the recent surge in orders, both SPS and the aerospace fastener industry are rebuilding capacity. The manufacturing of aerospace fasteners requires skilled machine tool labor, which is not readily available. There is no quick solution to this problem. We are hiring new employees and training them as quickly as possible. We acquired 37 computer controlled machines for APD last year. These machines require less skill to operate and offer other advantages such as reduced set-up time, multiple operation capability and greater precision.
        The acquisition of ESNA on March 3, 1995 was an important strategic accomplishment. Historically, ESNA had been a leading aerospace nut manufacturer. The ESNA operations were moved to our Jenkintown, Pennsylvania and Santa Ana, California plants and combined with our own aerospace nut operations. This acquisition will enable us to increase market share in an important segment of our business and will substantially increase our capacity once these operations are fully assimilated.
        Our Industrial Products Division (IPD) had a mixed year. Heavy investment in infrastructure for the past two years at our Cleveland, Ohio plant resulted in operating profit more than doubling compared to our poor performance in 1994. Our Smethwick, United Kingdom push rod plant benefited from a favorable European automotive market and significantly increased sales and operating profit. Our Coventry, United Kingdom plant lost money in 1995 due to the failure of old, worn-out equipment and weak management infrastructure. We have restructured Coventry's management organization and have begun a several year investment program to modernize this plant and make it a formidable competitor in the European critical engine fastener market.

        Both our Unbrako Products Division (UPD) and Hi-Life Tools made good progress in 1995. The UPD performance was highlighted by a big turnaround at our Cleveland, Ohio plant. A new management team substantially reduced manufacturing costs, improved customer service and increased operating profit fivefold over last year's poor results. Hi-Life Tools' strategy of building a sales and distribution network to serve its trade customers resulted in a 42% increase in trade sales in 1995.
        Arnold Engineering had an exceptionally strong year in 1995. Its sales increased 18% and operating profit increased 36% compared to 1994. Demand was very strong for bonded magnets, rare earth magnets and molybdenum permalloy powder cores sold to the automotive, telecommunications and personal computer markets. Demand for these products softened at the end of 1995 and continues to be relatively soft in early 1996, which may make it difficult for Arnold to continue the outstanding growth rate in 1996 that it has achieved the past two years. In spite of soft market conditions, we do expect continued growth in rare earth magnets, which Arnold first introduced to its customers in 1991. These products represent a significant investment in technology, process know-how and equipment. Arnold more than doubled its sales and operating profit for rare earth magnets in 1995.
        Cannon-Muskegon achieved a solid 9% increase in operating profit during a year when metal prices fluctuated wildly and there were shortages of supply from certain of Cannon's traditional metal suppliers. In the second half of 1995, aerospace demand began to increase, which helped Cannon earn an operating profit 37% higher in the second half of 1995 than the first half. Cannon has continued to invest in and expand its single crystal and directionally solidified superalloy technology. Since 1992, sales of products based on this proprietary technology, most of which are protected by patents, have increased 27% per year. When one considers that the major market for these superalloys, aerospace jet engines, has declined substantially since 1992, it gives a better perspective of Cannon's market penetration with these materials.
        We made good progress in 1995 on our global strategy. As our customers have become more global and the growth in markets for our products has shifted to countries like China, India and Brazil, we have embarked on a strategy to expand our presence in these markets. On June 30, 1995, we announced that we had increased our ownership of Unbrako K.K. located in Tokyo, Japan, from 50% to 100%. Unbrako K.K., which had annual sales of $4 million, is a distributor of UNBRAKO (Registration Mark) product and SPS (Registration Mark) aerospace fasteners to the Japanese and other Asian markets. On August 16, 1995, we completed the acquisition of 48% of the shares of Metalac S.A. Industria e Comercio located in Sao Paulo, Brazil. This acquisition increased our ownership of Metalac to 95%. Metalac is a leading manufacturer of industrial and automotive fasteners in Brazil and had sales of $31 million in 1995. In December 1995, we entered into an agreement to acquire a 55% interest in Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW) located in Shanghai, China.
SSBW has over 50% of the Chinese socket screw (Unbrako type) market and exported 30% of its production, most of it to Europe. Its sales in 1995 were about $15 million. We plan to transfer our automotive critical engine fastener technology to SSBW to enable SSBW to pursue the rapidly growing automobile industry in China. We also plan to export SSBW fasteners through our world-wide sales and distribution network.
        Although we still have much work to do on inventory turns, we were reasonably pleased with our balance sheet and cash flow performance in 1995.
We funded capital expenditures of $21.5 million, acquisitions of $11.3 million and working capital to support a 17% increase in sales and still managed to reduce year end debt by $2.4 million. Our net cash provided from operating activities was $27 million in 1995 compared to $14.7 million last year.
Capital expenditures will remain high in 1996 and are projected at $26 million compared to depreciation of $15 million.
        We have many talented, highly skilled and motivated employees to thank for our 1995 performance. Most of our employees participate in incentive plans and earned bonuses in 1995. I would like to thank Paul F. Miller, Jr., who retired from our Board of Directors in December, for his ten years of invaluable service to SPS. His perspective and wisdom will be missed. I would also like to welcome Richard W. Kelso to our Board of Directors. Dick is the Chief Executive Officer of PQ Corporation and has many years of experience managing global manufacturing companies.
        We have the building blocks in place to grow SPS. We still have much work to do to earn a satisfactory return on shareholders' investment, but we believe we have the programs, people and capital resources to continue in 1996 the building process we began in 1995.


/s/ CHARLES W. GRIGG
- ------------------------------------
Charles W. Grigg
Chairman and Chief Executive Officer

- -------------------------------------
Fastener
Group
- --------

                                     SALES
                              millions of dollars

              300 ----------------------------------------------
                     262.5                              273.6
                       |                                  |
              250 -----|----------------------------------|------
                       |                      239.6       |
                       |         226.8          |         |
              225 -----|------------------------|---------|--------
                       |           |            |         |
                       |           |            |         |
              200 -----|-----------|------------|---------|-------
                      92          93           94         95



                         ---------------------------




                              OPERATING EARNIGS*
                              millions of dollars


               20 -----------------------------------------------
                                                        16.7
                     (1.0)      (25.9)         2.4        |
                0 -----|-----------|------------|---------|-------
                                   |
                                   |
              -20 -----------------|------------------------------
                      92          93           94         95


                 *Excludes the allocation of
                  corporate overhead.



                         ---------------------------


                                    Backlog
                              millions of dollars

              150 ----------------------------------------------

                                                        111.3
              100 ----------------------------------------|-----
                                                          |
                      66.7        71.9         73.0       |
               50 -----|-----------|------------|---------|-----
                       |           |            |         |
                       |           |            |         |
                0 -----|-----------|------------|---------|-------
                      92          93           94         95



1995 Fastener Group Sales
$273.6 million




o   Aerospace Products Division      $128.3
o   Industrial Products Division     $ 73.9
o   Unbarko Products Division        $ 64.5
o   Hi-Life Tools                    $  6.9




SPS Technologies, which originally was known as Standard Pressed Steel Co., has been a leading supplier of industrial and aerospace fasteners for more than 90 years. In 1906, SPS began production of socket set screws for its own internal use. Five years later, SPS introduced the first socket head cap screw to the U.S. market. SPS has continued during its long history to introduce new fastener products that help its customers solve problems.

        Although the operating units within our Fastener Group serve different markets, they share a common technology of fastener mechanics, metallurgy and the requirement to achieve optimum joint performance.



- --------------------------------------
AEROSPACE PRODUCTS DIVISION
- -----------


Facilities
Jenkintown, Pennsylvania
Santa Ana, California
Salt Lake City, Utah
Leicester, England

The Aerospace Products
Division (APD) manufactures high strength fasteners and precision components for commercial and military aircraft. These products are designed for structural and other critical applications including engines, wings, pylons and landing gear assemblies. Special metallurgical and mechanical properties are required in order to withstand the stress, vibration, corrosion and temperature extremes encountered in flight.

Market Outlook
The commercial aircraft segment of the market accounts for 63% of APD's aerospace sales while defense represents the remainder. This is a big change from seven years ago when commercial business was only 42% of APD sales. Industry forecasts indicate that deliveries of new commercial aircraft will grow on average 20% per year from 1997 through the end of the century. New aircraft orders for the major commercial aircraft manufacturers were 562 in 1995 compared to 268 in 1994 and 299 in 1993. This increase in aircraft orders already has impacted APD fastener orders.

(PICTURE GOES HERE)

(CAPTION): Dedicated to finishing small aerospace engine bolts, two Wasino Lathes with robotic loaders.










        The defense aircraft market is projected to remain flat. APD has benefitted from development programs for the V-22 and F-22 aircraft, and the outlook for the C-17 large lift capacity aircraft is looking more favorable. However, with the anticipated future growth in the commercial aerospace market, APD's defense sales as a percentage of total APD sales will continue to decline.
        The maintenance and retrofit market, which is a segment of both the commercial and defense aircraft markets, represents 54% of APD's aerospace fastener sales. Profit margins are higher in this market segment, and it grows as air travel increases. APD is the maintenance and retrofit fastener market leader and is investing in state-of-the-art equipment and computer systems to further build on this position.

ESNA Acquisition
On March 3, 1995, SPS purchased certain assets of the Elastic Stop Nut Division (ESNA) of Harvard Industries, Inc. Historically, ESNA had been a leading aerospace nut manufacturer. ESNA's products complement and significantly expand APD's existing line of aerospace nut products and will enable APD to increase market share once fully assimilated. An indication of the potential value of ESNA products to APD was the booking in 1995 subsequent to acquisition of $18.7 million of orders.
        The ESNA acquisition added significant manufacturing capacity in both the Jenkintown and Santa Ana plants. Nearly 300 pieces of equipment were relocated to SPS plants including some with sophisticated computer controls. This equipment has been integrated with existing production equipment and organized into a totally redesigned nut manufacturing cell. APD has adopted much of ESNA's technology and engineering methods and combined them with its own technical and engineering strengths. This combination should put APD in a strong position to fully participate in the expected aerospace upturn.

Capacity Expansion
In order to increase capacity, reduce costs, improve quality and reduce labor skills required, APD has embarked on an ambitious capital expenditure program. APD expenditures for equipment in 1995 were $11.4 million. Much of the new equipment being purchased is automated and does not require manual loading. Furthermore, this equipment is capable of holding demanding aerospace tolerances on every piece, which significantly reduces quality costs.
        All APD plants are applying cellular manufacturing concepts. The grouping of equipment to produce fasteners having similar geometry and manufacturing characteristics reduces set up time and work-in-process inventory and speeds up the velocity of fasteners through the factory. It is this speed of manufacturing process that is so critical to meeting the delivery and service demands of our customers.








(PICTURE GOES HERE)

(CAPTION): CNC Hardinge Lathes, equipped with automatic loading devices, are capable of producing finished mid-size aerospace nuts.

(PICTURE GOES HERE)

(CAPTION): HITACHI SEIKI HG 500 HORIZONTAL MACHINING CENTER WITH A 40 AUTOMATIC TOOL CHANGER FOR PRODUCING AEROSPACE FASTENERS FROM HIGH STRENGTH/HIGH TEMPERATURE ALLOYS.





        The lack of availability of skilled machine tool labor is APD's biggest constraint to increasing capacity. Besides an accelerated program to train new machine operators, APD has been purchasing computer controlled equipment, which requires less skill to operate. During 1995, the Jenkintown plant acquired 29 computer controlled machines compared to 22 computer controlled machines in operation at the end of 1994.

Research and Development
The APD Research and Develop-ment Laboratory, located at the Jenkintown plant, is the leading metallurgical laboratory in the aerospace fastener industry. A joint research project involving APD, Cannon-Muskegon and Latrobe Steel Company, a subsidiary of the Timkin Company, has produced a patented single crystal superalloy called AEREX 350Registration Mark. This superalloy has superior strength and stability characteristics at high temperatures and is currently being evaluated by General Electric, Pratt & Whitney and Rolls Royce as a replacement for other materials used in jet engine components.









- ----------------------------------------
Industrial
Products
Division
- -----------




FACILITIES
Cleveland, Ohio
Coventry, England
Smethwick, England
Sao Paulo, Brazil
Melbourne, Australia
Bombay, India
Shanghai, China

The Industrial Products
Division (IPD) manufactures high strength fasteners and precision components for engines, automobiles, trucks and farm and construction equipment. These fasteners are designed primarily for critical engine applications including engine bolts and studs, push rods and turbo charger shafts.

Global Market
The automobile industry is now global and customers expect their vendors to be global. IPD has a global network of automotive fastener manufacturing facilities unequaled by any competitor. It is well positioned to provide just-in-time delivery and local technical support for high quality, critical engine fasteners to global automobile companies regardless of whether they are located in China, India, South America, Australia, Europe or North America. IPD is particularly well positioned in the fast growing, emerging markets of South America, Asia and India.








(PICTURE GOES HERE)

(CAPTION): NEW MESH BELT HEAT TREAT FURNACE FOR IPD CLEVELAND, EQUIPPED WITH COMPUTER CONTROLS AND AUTOMATIC LOADING AND UNLOADING DEVICES, HANDLES UP TO 4,000 POUNDS OF FASTENERS PER HOUR WITH ONE OPERATOR.

(PICTURE GOES HERE)

(CAPTION): AN OPERATOR CHECKS A SETTING PIECE FROM IPD COVENTRY'S NEW NEDSCHROEF BV5E COLD HEADER.










Focused Factories
Over the past several years, IPD has been working to develop focused factories within its existing facilities. The focused factory concept has been completed at the Cleveland and Sao Paulo plants and is under development at Coventry and Bombay. These focused factories, which emphasize speed of manufacture and highly automated operations, utilize modern organizational management concepts of self-directed, empowered employees working in teams to continuously improve performance.

Capital Investment
During the past two years, over $16.6 million of capital has been invested in IPD plant and equipment in order to modernize these facilities and make them "world class" operations. In the automotive component business, a plant has to be "world class" to be competitive. Included in the new equipment purchased was a computerized heat treat furnace for Cleveland, new cold heading machines for Cleveland, Sao Paulo, Coventry, Melbourne and Bombay, and new thread-rolling machines for Cleveland and Sao Paulo.







(PICTURE GOES HERE)

(CAPTION): AN OPERATOR PRE-SETS TOOLS ON A HIGH SPEED NATIONAL FORMAX BOLTMAKER FOR UNBRAKO (Registration Mark) METRIC SOCKET HEAD CAP SCREWS MANUFACTURED IN SHANNON, IRELAND.











- -------------------------
Unbrako
Products
Division
- --------



Facilities
Cleveland, Ohio
Shannon, Ireland
West Bromwich, England
Sao Paulo, Brazil
Melbourne, Australia
Bombay, India
Shanghai, China
Tokyo, Japan
Toronto, Canada
Mexico City, Mexico
Singapore

The Unbrako Products
Division (UPD) manufactures Unbrako (Registration Mark) brand socket screws and other fasteners for industrial machinery and equipment. The UNBRAKO brand is recognized around the world for high tensile strength, superior precision and high quality and is specified by machine builders, tool and die makers and other industrial customers. UNBRAKO brand products are sold through a global network of independent distributors and Unbrako sales offices. This network is far more extensive than that of any of its competitors.

(PICTURE GOES HERE)

(CAPTION): UNBRAKO, CLEVELAND OPERATOR SETTING UP NEW SASPI HIGH SPEED, LARGE DIAMETER THREAD ROLLER FOR PRODUCTION OF SOCKET HEAD CAP SCREWS.







Global Business
Unbrako is a global business. It has manufacturing plants in the United States, Ireland, Brazil, Australia, India and China. These plants coordinate their manufacturing so that certain plants can specialize on segments of the socket screw market in order to achieve economies of scale and reduce costs. Combined, these plants manufacture the broadest line of socket screw products in the world.
        The worldwide strength of UPD and the Unbrako brand name can be seen in the high market share enjoyed by UPD in different countries and, in particular, the emerging, fast growing markets of Brazil, India and China. Approximate market shares are 60% in India and 50% in Brazil, Australia, China and the United Kingdom. In the high tensile, high quality segment of the market, UPD has 35% of the continental European market and 25% of the United States market.

Acquisitions
UPD strengthened its global presence significantly in 1995. On June 30, 1995, the ownership of Unbrako K.K. located in Tokyo, Japan was increased from 50% to 100%. On August 16, 1995, the ownership of Metalac S.A. Industria e Comercio located in Sao Paulo, Brazil was increased from 47% to 95%. In December 1995, an agreement was reached to acquire a 55% interest in Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW) located in Shanghai, China. China and India provide UPD with two excellent low cost sources of product. UPD plans to utilize this capability and will sell their fasteners through its world-wide sales and distribution network.

(PICTURE GOES HERE)

(CAPTION):ELB MICROCUT CNC CREEP FEED GRINDING MACHINE WITH 6-AXIS CONTROL IS USED AT SHANNON, IRELAND HI-LIFE TOOLS FACILITY FOR PRODUCTION OF HIGH PRECISION FLAT THREAD ROLLING DIES.




- ------------------------------
Hi-Life
Tools
- --------


Facility
Shannon, Ireland

        Hi-Life Tools manufactures thread rolling dies, forming and trimming dies and other precision metalworking tools for aerospace and industrial fastener and precision component manufacturers. Originally established to provide SPS with a reliable, high performance source of thread roll dies, Hi-Life has now grown to be a significant competitor in the world-wide precision tooling market.
        Two years ago, a strategic decision was made to focus on trade customers rather than sales to other SPS divisions, which had represented more than half of Hi-Life's business. During the past two years, Hi-Life invested heavily in equipment and systems in order to support a rapid expansion of tool sales to trade customers. This strategy has resulted in sales to trade customers growing 14% in 1994 and 42% in 1995. Hi-Life plans to capitalize on SPS' global distribution network to further expand its trade sales.

- -----------------------------------------------
Materials
Group
- -----




                                    SALES
                              millions of dollars

              150 ----------------------------------------------
                                                       136.3
                                                         |
              130 ---------------------------------------|------
                                                         |
                                             109.3       |
              110 -----------------------------|---------|------
                                               |         |
                      96.9       92.3          |         |
               90 -----|----------|------------|---------|------
                      92          93           94        95



                         ---------------------------




                              OPERATING EARNIGS*
                              millions of dollars

               20 -----------------------------------------------

                                                       17.1
               15 ---------------------------------------|--------
                                                         |
                                             13.4        |
               10 -----------------------------|---------|-------
                      9.5        8.4           |         |
                       |          |            |         |
                0 -----|----------|------------|---------|-------
                      92          93           94        95


                 *Excludes the allocation of
                  corporate overhead.




                         ---------------------------



                                    BACKLOG
                              millions of dollars


               30 ------------------------------------------------
                                              25.5      25.2
                                                |         |
               20 ------------------------------|---------|-------
                      17.8        17.1          |         |
                       |           |            |         |
               10 -----|-----------|------------|---------|-------
                       |           |            |         |
                       |           |            |         |
                0 -----------------|------------------------------
                      92          93           94         95









 1995 Materials Group Sales
 $136.3 million





The Arnold Engineering Co.     $73.8
Cannon-Muskegon Corporation    $62.5



SPS Technologies acquired Cannon-Muskegon Corporation and The Arnold Engineering Co. in 1986 as part of a strategic investment in the metal materials business.




- ----------------------
Arnold
Engineering
- -----------




Facilities
Marengo, Illinois
Norfolk, Nebraska
Ogallala, Nebraska
Sevierville, Tennessee
Adelanto, California

        Arnold Engineering
manufactures magnetic materials and precision foil and strip products for automobiles, aircraft, power supplies, electrical equipment and electronic security systems. Arnold was founded in 1935 by Robert M. Arnold and produced Alnico permanent magnets used in radios and loudspeakers. During World War II, Arnold produced proximity fuse magnet assemblies for mortar and antiaircraft shells.












(PICTURE GOES HERE)

(CAPTION): MPP CORES USED IN COMPUTER POWER SUPPLIES ARE AUTOMATICALLY TESTED AT ARNOLD ENGINEERING'S FACILITY IN MARENGO, ILLINOIS.

(PICTURE GOES HERE)
(CAPTION:) Magnetic foils used in anti-theft tags are slit to precise dimensions at the Arnold Engineering Rolled Products facility in Marengo, Illinois.









Market Position
Today, Arnold is the largest domestic manufacturer of magnetic materials and manufactures the broadest line of magnetic materials in the world. Arnold's products are sold globally through a direct sales force in the United States and by a network of manufacturer's representatives in Europe and the Far East. Its export sales have grown 55% over the last three years and now comprise 21% of total sales. The breadth of Arnold's product line ensures that customers have available the right type of magnet for each application. The strength of Arnold's product line is evident by the fact that 85% of Arnold's sales are in segments of the magnetic materials market where Arnold is either the number one or number two market leader.

Plants and Products
The Marengo facility consists of three focused factories manufacturing alnico magnets, soft magnetic powder cores and magnetic strip and specialty foil. Alnico magnets are used in cellular telephones and radar focusing devices while precision strip and foil are found in magnetic shielding, security tags and medical applications. Arnold recently completed a $5 million project to upgrade and expand its soft magnetic powder core factory. These products are used in personal computers and other telecommunication and electronic equipment and experienced a sales growth of 39% in 1995.
        Hard ferrite ceramic magnets are produced in the Sevierville plant, which had its capacity expanded by 30% in 1995 with the purchase of a new $2 million roller hearth kiln. Hard ferrite magnets are used in DC motors, magnetic separators and magnetic imaging devices found in automotive, medical and industrial applications. Today's automobiles each contain an average of more than 70 magnets.
        Bonded magnets using ferrite or rare earth powders are manufactured at the Norfolk plant. Bonded magnets can be processed to allow precision injection molding to the precise shape specified by the customer. They are used in motors, sensors and actuators found in automotive and industrial applications.
        The Ogallala plant fabricates various types of magnetic materials to customer specifications. The Adelanto plant manufactures tape wound cores which are found in a wide variety of transformers and power supplies.

Rare Earth Magnets
Arnold has made a significant investment to produce both fully-dense and bonded rare earth magnets. Its major competitors in this segment of the market are Japanese manufacturers whose costs have increased with the appreciation of the Yen. Arnold's rare earth technology has been developed to the point where it is comparable to the Japanese competitors, allowing Arnold to gain market share. Its rare earth magnet sales have grown by over 500% since 1993. Arnold's capital program in 1996 includes an investment of $1 million for increased capacity and capability of both fully-dense and bonded rare earth magnets.

- ----------------------------------------------------------------------------
Cannon-
Muskegon
Corporation
- ----------


Facility
Muskegon, Michigan



        Cannon-Muskegon (C-M)
manufactures superalloys for aerospace and land-based gas turbine engine components, medical applications and other parts produced by investment casting. C-M was founded in 1952 by George Cannon, Jr. to produce advanced alloy materials with precise chemistry control for the investment casting industry. It has grown to the point where today it is the largest air melt manufacturer in the industry and has developed a fast growing family of proprietary superalloy products.







(PICTURE GOES HERE)
(CAPTION): CANNON-MUSKEGON'S NEW INDUCTOTHERM "POWER WINDOW" ALLOY MELTING AND REFINING FURNACES PROVIDE EXCITING NEW CAPABILITIES FOR AIR MELT ALLOY QUALITY AND MANUFACTURING FLEXIBILITY.





Superalloy Development
C-M's research and development team has developed a family of patented, proprietary single crystal (SX) and directionally solidified (DS) superalloys whose sales have grown 27% per year since 1992. This has been accomplished during a period when the major market for these products, aerospace jet engines, has declined substantially. The Rolls-Royce TrentRegistration Mark 700 series engine, which powers the Airbus A-330, uses C-M's CMSX-4Registration Mark superalloy for the first and second stage turbine blades. The Trent 800 series engine, which powers the Boeing 777, uses CMSX-4 superalloy for the first stage turbine blade and CMSX-10Registration Mark superalloy for the second stage. ABB in Switzerland, which manufactures land-based industrial gas turbines, uses CMSX-4 superalloy for the first and second stage turbine blades and uses DSCM247LCRegistration Mark superalloy for the third stage blade.

Research and Development
C-M is continuing to invest in superalloy research and development. Two new superalloys, CMSX-11Registration Mark, a high chromium corrosion resistant single crystal superalloy, and CM-186LCRegistration Mark, a directionally solidified rhenium alloy, are currently under evaluation at several turbine companies.

Market Outlook
With the end of the aerospace recession and the anticipation of significant aerospace growth through the end of the century, non-proprietary and proprietary superalloy vacuum melt business is expected to grow substantially. Sales of all vacuum superalloys were up 15% in 1995. C-M will invest over $1 million in 1996 to expand capacity and automate its vacuum processing line.

        C-M is the domestic market leader in air melt alloys for the investment casting industry. It has over 60% of this market and has over 70% of the world market for cobalt-based alloys for medical applications. During the last three years, C-M has invested $3.4 million in upgrading and expanding the capacity of its air melt line. This includes upgrading and automating the air melt processing line (decreasing throughput time from four days to four hours), purchasing a new state-of-the-art induction air melt furnace, and a complete overhaul and new electronic controls for the continuous caster, which casts 95% of C-M's air melt product.

- ------------------------------------------------------------------------------

Statements of
Consolidated Operations              SPS Technologies, Inc. and Subsidiaries
- ------------


(Thousands of dollars, except share data)

                                                                                       Years ended December 31

                                                                         1995                   1994                   1993
                                                                      ----------------------------------------------------------

Net sales                                                              $409,814               $348,905               $319,094
Cost of goods sold                                                      334,160                292,580                269,207
                                                                      -----------------------------------------------------------

        GROSS PROFIT                                                     75,654                 56,325                 49,887
Selling, general and administrative expense                              49,644                 44,847                 46,574
Restructuring charge, net                                                                        3,500                 32,400
                                                                      ----------------------------------------------------------
        OPERATING EARNINGS (LOSS)                                        26,010                  7,978                (29,087)
Other income (expense):
        Interest income                                                     520                    440                    472
        Interest expense                                                 (6,483)                (6,924)                (5,906)
        Equity in earnings of affiliates                                  1,701                  1,726                    563
        Other, net                                                         (473)                 2,900                    363
                                                                      -----------------------------------------------------------
                                                                         (4,735)                (1,858)                (4,508)
                                                                      -----------------------------------------------------------

        EARNINGS (LOSS) BEFORE INCOME TAXES                              21,275                  6,120                (33,595)
Provision (benefit) for income taxes                                      6,400                  2,920                 (2,600)
                                                                      -----------------------------------------------------------

        NET EARNINGS (LOSS)                                             $14,875               $  3,200              $ (30,995)
                                                                      ============================================================

        EARNINGS (LOSS) PER COMMON SHARE
           AND COMMON SHARE EQUIVALENT                                 $   2.50               $    .62              $   (6.07)
                                                                      ============================================================










SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- ------------------------------------------------------------------------------
Consolidated
Balance Sheets                 SPS Technologies, Inc. and Subsidiaries
- ------------


                                                                                                             December 31
(Thousands of dollars, except share data)                                                         1995                       1994
                                                                                                ----------------------------------
        ASSETS
CURRENT ASSETS
        Cash and cash equivalents                                                               $   8,093                $   9,472
        Accounts and notes receivable, net                                                         61,294                   54,434
        Inventories                                                                                88,090                   76,299
        Deferred income taxes                                                                      16,396                   14,400
        Prepaid expenses                                                                            3,103                    2,379
        Net assets held for sale                                                                    2,362                    2,367
                                                                                                ---------                ---------
          Total current assets                                                                    179,338                  159,351
                                                                                                ---------                ---------

Investments in affiliates                                                                           4,516                   14,841
Property, plant and equipment, net                                                                112,738                   88,764
Other assets                                                                                       25,495                   26,290
                                                                                                ---------                ---------
          Total assets                                                                           $322,087                 $289,246
                                                                                                 ========                 ========

        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
        Notes payable and current portion of long-term debt                                      $  6,578                 $  8,248
        Accounts payable                                                                           28,041                   27,163
        Accrued expenses                                                                           39,545                   35,190
        Income taxes payable                                                                        3,267                    1,259
                                                                                                ---------                ---------
          Total current liabilities                                                                77,431                   71,860
                                                                                                ---------                ---------
Deferred income taxes                                                                              13,061                   10,955
Long-term debt                                                                                     58,119                   56,426
Retirement obligations                                                                             27,827                   25,901

SHAREHOLDERS' EQUITY
        Preferred stock, par value $1 per share,
          authorized 400,000 shares,
          issued none
        Common stock, par value $1 per share,
          authorized 30,000,000 shares,
          issued 6,450,909 shares (6,377,256 shares in 1994)                                        6,451                    6,378
        Additional paid-in capital                                                                 74,685                   68,124
        Retained earnings                                                                          78,591                   63,716
        Minimum pension liability                                                                  (2,626)                  (1,235)
        Common stock in treasury, at cost,
          599,258 shares (740,897 shares in 1994)                                                  (4,846)                  (5,990)
        Cumulative translation adjustments                                                         (6,606)                  (6,889)
                                                                                                ---------                 --------
         Total shareholders' equity                                                               145,649                  124,104
                                                                                                ---------                 --------
          Total liabilities and shareholders' equity                                             $322,087                 $289,246
                                                                                                =========                 ========




     PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED FOR COMPARATIVE PURPOSES.
         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- ------------------------------------------------------------------------------
Statements of
Consolidated Cash Flows          SPS Technologies, Inc. and Subsidiaries
- ------------



                                                                                        Years ended December 31
(Thousands of dollars)                                                            1995           1994            1993
                                                                              --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)                                                            $ 14,875       $  3,200         $(30,995)
Reconciliation of net earnings (loss) to net cash provided by operating activities:
        Depreciation and amortization                                            14,730         13,063           14,484
        Equity in undistributed earnings of affiliates                           (1,701)        (1,726)            (563)
        Net (gain) loss on sale of property, plant and equipment                    541         (3,374)              40
        Deferred income taxes                                                     3,319            420           (1,812)
        Restructuring charge, net                                                                3,500           32,400
        Cash used for restructuring activities                                     (550)        (6,700)         (14,892)
        Other operating items                                                       564            199               43
        Changes in assets and liabilities, net of acquisitions of businesses:
          Receivables                                                            (1,738)        (6,311)           2,204
          Inventories                                                            (4,952)         1,984              558
          Prepaid expenses                                                          109           (179)             871
          Accounts payable                                                         (811)         8,123             (851)
          Accrued expenses                                                          (31)         2,782           (2,618)
          Income taxes payable                                                      528            523             (282)
          Other assets and liabilities, net                                       2,125           (825)           2,344
                                                                              -----------------------------------------------
        Net cash provided by operating activities                                27,008         14,679              931

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment                                      (21,480)       (17,615)         (12,248)
Proceeds from sale of property, plant and equipment                               4,240         13,333              302
Acquisitions of businesses                                                      (11,293)
Proceeds from divestitures of businesses                                            705          2,128            2,500
Other, net                                                                                         708
                                                                            --------------------------------------------------
         Net cash used by investing activities                                  (27,828)        (1,446)          (9,446)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings                                                         22,955         14,560           38,200
Reduction of borrowings                                                         (25,359)       (38,291)         (18,988)
Proceeds from rights offering                                                                   12,185

Payments of cash dividends                                                                                       (6,535)
Proceeds from exercise of stock options                                           1,843            405               29
                                                                            --------------------------------------------------
        Net cash provided (used) by financing activities                           (561)       (11,141)          12,706

Effect of exchange rate changes on cash                                               2            528             (218)
                                                                            --------------------------------------------------
        Net increase (decrease) in cash and cash equivalents                     (1,379)         2,620            3,973

        Cash and cash equivalents at beginning of year                            9,472          6,852            2,879
                                                                            --------------------------------------------------
        Cash and cash equivalents at end of year                              $   8,093       $  9,472       $    6,852
                                                                            ==================================================

SUPPLEMENTAL CASH FLOW DISCLOSURES
        Interest paid                                                         $   6,134      $   6,911       $    5,918
        Income taxes paid (refunded), net                                         2,449          1,700             (326)

SIGNIFICANT NONCASH INVESTING ACTIVITY
        Issuance of treasury shares for business acquired                         5,667

     PRIOR YEAR AMOUNTS HAVE BEEN RECLASSIFIED FOR COMPARATIVE PURPOSES.
         SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- ------------------------------------------------------------------------------
Statements of
Consolidated Shareholders' Equity  SPS Technologies, Inc. and Subsidiaries
- ------------



(Thousands of dollars, except share data)

                                                     Additional               Minimum                Cumulative       Total
                                             Common   Paid-In    Retained     Pension    Treasury    Translation   Shareholders'
                                             Stock    Capital    Earnings    Liability    Stock      Adjustments      Equity
                                         -----------------------------------------------------------------------------------------

Balance, December 31, 1992                  $6,362     $59,685    $96,412    $  (723)    $(10,154)     $(8,964)      $142,618
Issuance of treasury shares
        under stock option plans                            19                                 10                          29
Net loss                                                          (30,995)                                            (30,995)
Cash dividends-$.96 per share                                      (4,901)                                             (4,901)
Minimum pension liability
        changes                                                               (1,057)                                  (1,057)
Foreign currency translation
        adjustment including $532
        write-off related to the sale
        of subsidiary                                                                                   (2,867)        (2,867)
                                         -----------------------------------------------------------------------------------------

Balance, December 31, 1993                   6,362      59,704     60,516     (1,780)     (10,144)     (11,831)       102,827
Issuance of common shares
       under stock option plans                 16         355                                                            371
Issuance of treasury shares
        under stock option plans                            22                                 12                          34
Issuance of treasury shares
        under rights offering                            8,043                              4,142                      12,185
Net earnings                                                        3,200                                               3,200
Minimum pension liability
        changes                                                                  545                                      545
Foreign currency translation
        adjustment including $677
        write-off related to the sale of
        subsidiary                                                                                       4,942          4,942
                                          ----------------------------------------------------------------------------------------

Balance, December 31, 1994                    6,378     68,124     63,716    (1,235)       (5,990)      (6,889)       124,104
Issuance of common shares
        under stock option plans                 69      2,039                                                          2,108
Issuance of treasury shares
        for business acquired                            4,522                              1,145                       5,667
Net earnings                                                       14,875                                              14,875
Minimum pension liability
        changes                                                              (1,391)                                   (1,391)
Foreign currency translation
        adjustment                                                                                         283            283
Other                                             4                                            (1)                          3
                                          ----------------------------------------------------------------------------------------


Balance, December 31, 1995                   $6,451    $74,685    $78,591   $(2,626)     $ (4,846)    $(6,606)      $145,649
                                          ========================================================================================



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

- ------------------------------------------------------------------------------
Notes to Consolidated
Financial Statements  SPS Technologies, Inc. and Subsidiaries
- ------------


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

Inventories
Inventories are valued at lower of cost or market. Inventories are stated at standard cost, which approximates average cost, and includes material, labor and manufacturing overhead costs. The Company provides reserves against its slow moving, obsolete and excess inventories based upon factors which include current customer requirements, quantity on hand, age of inventory and months supply of inventory. The provisions for such reserves are recorded as a component of cost of goods sold.

Property and Depreciation
Property, plant and equipment are stated at cost. Depreciation is provided substantially on a straight-line basis over the estimated useful lives of the respective assets generally as follows: buildings, 5 to 50 years, and machinery and equipment, 3 to 20 years. Asset and accumulated depreciation accounts are reduced for the sale or other disposition of property and the resulting gain or loss is included in results of operations. Fully depreciated items, other than buildings, generally are removed from the accounts.

Intangible Assets
Intangible assets, included in other assets, were approximately $6,500 and $6,400 at December 31, 1995 and 1994, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Intangible assets are reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the intangible asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the Company's carrying value will be reduced.

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

Foreign Currency Translation
With the exception of operations in countries with highly inflationary economies, the financial statements of the Company's non-United States subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. For operations in countries with highly inflationary economies, financial statements are translated at either current or historical exchange rates, as appropriate. These adjustments, along with gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations.

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

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables. The Company sells its principal products to a large number of customers in different industries and geographies. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial conditions but does not generally require collateral. The Company invests available cash in money market securities of various banks with high credit ratings.

Statements of Financial Accounting Standards
Not Yet Adopted
In March 1995, the Financial accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for fiscal years beginning after December 15, 1995. This statement requires that certain assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable through future cash flows. Any loss will be recognized in the income statement and certain disclosures regarding the impairment are to be made in the financial statements. The Company is evaluating the provisions of SFAS No. 121 and does not anticipate adoption to have a material effect on its financial position.
        In October 1995, the FASB issued SFAS no. 123, "Accounting for Stock-Based Compensation," for transactions entered into in fiscal years beginning after December 15, 1995. SFAS No. 123 allows companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based upon fair value or permits them to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25). Companies choosing to continue on APB No. 25 are required to disclose pro forma net income and earnings per share based on fair value. The Company anticipates continuing to account for stock-based compensation in accordance with APB No. 25 and therefore the adoption of SFAS No. 123 will not have an impact on the Company's financial position or results of operations.

        2. Business Acquisitions
All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.
        On August 16, 1995, the Company acquired approximately 48 percent of the outstanding stock of Metalac S.A. Industria e Comercio (Metalac) located in Sao Paulo, Brazil. With this acquisition, the Company increased its ownership to approximately 95 percent. Metalac is a leading manufacturer and distributor of industrial and automotive fasteners in Brazil. The Company paid $4,000 in cash and issued 141,666 shares of the Company's common stock (approximate market value on August 16, 1995 of $5,667). The Stock Purchase Agreement also contains additional payments contingent on the future earnings performance of Metalac. Any additional payments made, when the contingency is resolved, will be accounted for as additional costs of the acquired assets and amortized over the remaining life of the assets. Prior to this acquisition, the Company accounted for its investment in Metalac using the equity method.

        The following unaudited pro forma consolidated results of operations for the years ended December 31, 1995 and 1994 are presented as if the Metalac acquisition had been made at the beginning of each period presented. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.

                                                  Years ended December 31
                                                    1995          1994
                                                  -------------------------

        Net sales                                 $432,364       $374,435
        Net earnings                                16,168          4,939
        Earnings per common
           share and common
           share equivalent                           2.68            .94

        In 1995, the Company paid approximately $6,200 to acquire, relocate and prepare certain assets of Harvard Industries, Inc.'s Elastic Stop Nut Division (ESNA) for their intended use. ESNA manufactured aerospace locknuts in Union, New Jersey. On June 30, 1995, the Company also paid approximately $1,000 to increase its ownership in Unbrako K.K. from 50 percent to 100 percent. Unbrako K.K. is a distributor of the Company's Unbrako and aerospace products in the Japanese market. Pro forma consolidated results of operations have not been presented because the effect of these acquisitions were not significant.

        3. Restructure of Operations
The 1994 statement of consolidated operations includes a restructuring charge of $3,500 for the loss on disposal of the Company's Spanish subsidiary net of a credit for a change in estimate on the remaining components of the restructuring plan initiated in 1993. In 1994, the Company sold its investment in its subsidiary, Ferre Plana, S.A., located in Barcelona, Spain. The loss on disposal of $6,600 included the write-off of the related intangible assets and cumulative translation adjustment account. The 1993 restructuring charge included a provision for the liquidation of the Assembly Systems Division
(ASD), a fastener segment product line. In 1994, the Company sold this product line. As a result of this modification of the restructuring plan and the related change in estimate, and because actual restructuring costs were lower than estimated costs, the Company recorded a $1,500 credit for the reversal of excess reserves associated with the 1993 restructuring charge and a $1,600 gain on the sale of ASD's net assets.

        During 1993, the Company initiated certain restructuring actions which were completed in 1994 and included the following: a 10 percent decrease in its non-direct workforce, including significant reductions in corporate and executive staff; sale of the Company's aircraft; relocation of the corporate headquarters; the exit of certain historically unprofitable and non-strategic product lines; and the write-off of costs previously deferred in contemplation of gains on the sale of the related operating assets held for sale, required as a result of the protracted period of disposal. The 1993 statement of consolidated operations includes a restructuring charge of $32,400 to reflect the costs of these actions and higher than expected costs of completing the plant consolidations initiated in prior years. This restructuring charge consisted of the cost of employee separations of $10,000, plant consolidation costs of $7,500, operating losses of businesses or plants that were held for sale, sold or closed of $7,600, product line disposal costs of $3,800 and other non-recurring restructuring costs of $3,500.
        Net assets held for sale included in the December 31, 1995 and 1994 consolidated balance sheet includes the land and building located in Puerto Rico, related to the former site of an Unbrako manufacturing operation closed in 1992, and a small parcel of land located in Newtown, Pennsylvania.

        4. Accounts and Notes Receivable

                                                      1995           1994
                                                     -----------------------
        Trade                                        $59,836        $52,791
        Notes and other                                2,750          2,942
                                                     ----------------------
                                                      62,586         55,733
        Less allowance for
           doubtful receivables                        1,292          1,299
                                                     ----------------------
                                                     $61,294        $54,434
                                                     ======================

        5. Inventories

                                                      1995           1994
                                                     ------------------------

        Finished goods                               $45,933        $35,712
        Work-in-process                               20,095         17,335
        Raw materials and supplies                    14,330         13,952
        Tools                                          7,732          9,300
                                                     ----------------------
                                                     $88,090        $76,299
                                                     ======================

        6. Investments in Affiliates
At December 31, 1995, the Company's investments in affiliates consist of a
22.05 percent interest in Precision Fasteners Limited, Bombay, India, a 50 percent interest in Unbrako Products Pte. Ltd., Singapore, and a 50 percent interest in National-Arnold Magnetics Company, Adelanto, California, United States. In 1995, the company acquired controlling interests in Metalac and Unbrako K.K. (See Note 2). Prior to the 1995 acquisition dates, the Company had a 50 percent or less interest in these companies and, accordingly, classified these investments as affiliates and accounted for them using the equity method of accounting.
        Dividends received from affiliates were $387, $196 and $42 in 1995, 1994 and 1993, respectively. Retained earnings in 1995, 1994 and 1993 included undistributed earnings of affiliates, net of deferred taxes, of $3,369, $7,493 and $6,253 respectively. At December 31, 1995, the Company has guaranteed the payment of $1,311 of the affiliates' indebtedness.
        In 1994 Precision Fasteners Limited executed a public issue of its stock whereby it issued 4.8 million shares at $1.59 per share and generated proceeds of approximately $6,900, net of related expenses. The Company elected not to subscribe to the affiliate's public issue which reduced its percentage ownership from 36.75 percent in 1993 to 22.05 percent in 1994. The gain on this transaction was offset by a write down of the Company's proportionate share of the affiliate's cumulative translation adjustment account. At December 31, 1995, the market value of the affiliate's stock of $6,600 exceeded the carrying value of the Company's investment by approximately $2,300.
        The table below contains the summarized financial information of unconsolidated affiliates. The operations of Metalac and Unbrako K.K. are included in the table up to the date the Company acquired a controlling interest.

Condensed Statements of Earnings
                                     1995          1994           1993
                                   ----------------------------------------

        Net sales                  $48,256        $59,314        $53,185
        Gross profit                16,035         21,651         18,649
        Operating
           earnings                  6,955          7,863          2,607
        Net earnings                 5,428          4,658          1,027

Condensed Balance Sheets

        Current assets             $21,414        $33,744        $25,653
        Noncurrent
           assets                   15,139         23,931         23,888
                                   -------------------------------------
                                   $36,553        $57,675        $49,541
                                   =====================================
        Current
           liabilities             $16,498        $17,660        $18,527
        Noncurrent
           liabilities               3,034          3,661          4,530
        Shareholders'
           equity                   17,021         36,354         26,484
                                   -------------------------------------
                                   $36,553        $57,675        $49,541
                                   =====================================

        7. Property, Plant and Equipment

                                             1995          1994
                                        -----------------------
        Land                             $  5,001       $ 4,885
        Buildings                          48,181        42,582
        Machinery and equipment           164,708       129,015
        Construction in progress           12,968        12,018
                                        -----------------------
                                          230,858       188,500
        Less accumulated
           depreciation                   118,120        99,736
                                        -----------------------
                                         $112,738       $88,764
                                        =======================

        Depreciation expense was $14,256, $12,632 and $13,644 in 1995, 1994 and 1993, respectively.

        8. Notes Payable

                                             1995          1994
                                        -----------------------
        Short-term bank borrowings
           and notes payable              $ 1,080       $
        Current portion of
           long-term debt                   5,498         8,248
                                          ---------------------
                                          $ 6,578       $ 8,248
                                          =====================

        All short-term bank borrowings at December 31, 1995 were denominated in Brazilian Reis and had a weighted average interest rate of 48 percent. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the bank. Unused short-term lines of credit were $8,379 as of December 31, 1995.

        9. Accrued Expenses

                                           1995          1994
                                         ----------------------
        Employee compensation
           and related benefits           $23,861       $20,230
        Other                              15,684        14,960
                                         ----------------------
                                          $39,545       $35,190
                                         ======================
        10. Long-Term Debt

                                             1995          1994
                                        -----------------------
        Notes Payable to Insurance
           Companies, 9.45%, due in
           equal installments
           through 2002                   $35,000       $40,000
        Bank Credit Agreement,
           variable interest rate,
           1995 average interest rate
           7.4% (6.1% in 1994)             21,700        19,000
        Industrial Development
           Revenue Bond Series 1987,
           variable rate demand,
           1995 average
           interest rate 4.1%
           (3.1% in 1994), due 2012         5,300         5,300
        Other                               1,617           374
                                          ---------------------
                                           63,617        64,674
        Less current installments
           (included in notes payable)      5,498         8,248
                                          ---------------------
                                          $58,119       $56,426
                                          =====================

        Installments due during the next five years are as follows: $5,498, $5,264, $5,279, $5,000, $5,718 in 1996 through 2000, respectively.
        In connection with the Company's restructuring plan, certain debt agreements were amended on March 21, 1994, which modified certain financial covenants and increased the interest rates payable under the agreements. Effective January 1, 1994 the Company's borrowing rate was increased on the Notes Payable to Insurance Companies from 8.7 percent to 9.45 percent. The modifications made to the Bank Credit Agreement at that time were renegotiated effective June 28, 1995, as described below.

        Under the Second Amended and Restated Bank Credit Agreement, the Company may borrow up to $55,000 in either United States dollars or certain Eurocurrencies. The agreement also provides for a $10,000 sublimit, within the total $55,000 limit, which is available for letters of credit. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) an eurocurrency rate equal to the effective interbank rate, as defined, plus a premium which ranges from .5 to 1.5 percentage points based on the consolidated fixed charge coverage ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. The composite interest rate on borrowings outstanding at December 31, 1995 and 1994 was 6.74 percent and 7.58 percent, respectively. The Company is required to pay a commitment fee of .3 percentage points on unborrowed amounts. The Bank Credit Agreement is a four year agreement, extendable for one year on each of the first and second anniversary dates.
        The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility in Utah and are collateralized by a first mortgage on the facility and a bank letter of credit. The interest rate was 5.5 percent and 5.65 percent at December 31, 1995 and 1994, respectively.
        The Company is subject to a number of restrictive covenants under the various debt agreements. These covenants, among other things, set forth limitations on indebtedness, restrict the payment of cash dividends and require the Company to maintain a minimum consolidated tangible net worth, a minimum consolidated fixed charge coverage ratio and a minimum consolidated current ratio. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. In 1995, under these covenants, the Company was permitted to declare dividends not exceeding 10 percent of consolidated net income. This percentage increases to 20 percent in 1996 and 30 percent in 1997 and each year thereafter. All dividend restrictions terminate upon the Company achieving certain credit rating requirements and financial ratios as defined in the debt agreements.

        11. Commitments and Contingencies

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 15 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $2,507, $2,158 and $2,094 in 1995, 1994 and 1993,
respectively.

        At December 31, 1995, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $18,751. The minimum payments over the next five years are as follows: $2,358, $1,954, $1,819, $1,881 and $1,787 in 1996 through 2000, respectively.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1995, the Company had an accrued liability of $2,400 for environmental remediation which represents management's best estimate of the costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. However, management believes that the overall costs of environmental remediation will be incurred over an extended period of time and, as a result, are not expected to have a material impact on the consolidated financial position of the Company.
        The Company has established procedures for identifying environmental issues at its manufacturing facilities. Environmental and safety coordinators, a designated position at most of the operating facilities, are familiar with environmental laws and regulations and serve as resources for the identification and resolution of environmental issues. The Company also has an environmental audit program, which is used to identify and resolve potential environmental issues at the operating facilities. Through these programs, the Company monitors applicable regulatory developments and manages environmental issues.

Litigation
The Company is involved in various legal matters incidental to its business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a materially adverse effect on the Company's consolidated financial position or results of operation.

        12. Income Taxes
The components of the provision (benefit) for income taxes from operations were as follows:

                                      1995         1994          1993
                                   ----------------------------------
Currently payable:
        United States
           Federal                  $  400       $  200        $  100
           State and local             346          350           300

        Non-United States            2,335        1,950          (604)
                                   ----------------------------------
                                     3,081        2,500          (204)
                                   ----------------------------------
Deferred:
        United States
           Federal                     810        2,017        (1,897)
           State and local            (280)        (861)         (897)

        Non-United States            2,789         (736)          398
                                   ----------------------------------
                                     3,319          420        (2,396)
                                   ----------------------------------
                                    $6,400       $2,920       $(2,600)
                                   ==================================

        The income tax benefit of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes credited to additional paid-in capital was $265 in 1995, $23 in 1994 and $4 in 1993.
        The components of earnings (loss) from operations before income taxes were as follows:

                                      1995         1994          1993
                                   ----------------------------------
        United States              $10,948      $ 2,231      $(33,484)
        Non-United States           10,327        3,889          (111)
                                   ----------------------------------
                                   $21,275      $ 6,120      $(33,595)
                                   ==================================

        Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheet were as follows:

                                                   1995          1994
                                               ----------------------
        Inventory reserves                      $ 7,905       $ 5,291
        Postretirement benefits
           other than pensions                    4,752         4,952
        Other employee benefits
           and compensation                          90         1,370
        Alternative minimum
           tax credits                            1,327           903
        Advance corporate tax                     1,041         1,316
        Accrued expenses                          2,065         2,117
        Net operating loss
           carryforward                          10,909        13,550
        Valuation allowances                    (14,349)      (15,462)
                                                ---------------------
           Deferred income tax asset             13,740        14,037
                                                ---------------------
        Depreciation                             (8,648)       (8,569)
        Other, net                               (1,757)       (2,023)
                                                ---------------------
         Deferred income
              tax liability                     (10,405)      (10,592)
                                                ---------------------
         Net deferred income
              tax asset                         $ 3,335       $ 3,445
                                                =====================

        The following sets forth the differences between the provision (benefit) for income taxes from continuing operations computed at the United States federal statutory income tax rate of 34 percent and that reported for financial statement purposes:

                                          1995         1994          1993
                                      -----------------------------------
        Provision (benefit)
           computed at the
           United States federal
           statutory income tax
           rate                        $ 7,234      $ 2,081      $(11,422)
        Earnings of certain
           subsidiaries taxed
           at different rates             (664)      (1,923)       (2,278)
        Permanent items                  1,346        2,168        (1,612)
        State income tax, net
           of federal benefit              256          177           132
        Unused net operating
           loss of subsidiary
           sold                                       2,176
        Valuation allowances            (1,824)      (2,255)       12,966
        Other, net                          52          496          (386)
                                      -----------------------------------
        Provision (benefit) for
           income taxes                $ 6,400      $ 2,920     $  (2,600)
                                      ===================================

        In 1994, the Company sold its Spanish subsidiary that had net operating loss carryforwards (NOLs). The tax benefit of these NOLs of $2,176 was fully offset by a valuation allowance at December 31, 1993. In 1994, the Company wrote-off the deferred tax benefit of these NOLs and made a corresponding reduction to its valuation allowance. At December 31, 1995, the Company had United States NOLs of $27,400 which begin to expire in 2008 and Brazilian NOLs of $5,200 (including $3,100 of preacquisition NOLs) with no expiration dates.
        The Company has recorded a net deferred tax asset of $3,335 at December 31, 1995, which includes a partial benefit related to the NOLs. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that the recorded net deferred tax asset will be realized. The net change in the valuation allowance for 1995 results primarily from the release of valuation allowances in the United States based on the reevaluation of the realizability of future benefits net of valuation allowances acquired with the 1995 business acquisitions.
        United States income taxes have not been provided on the unremitted earnings of certain subsidiaries located outside the continental United States of approximately $46,500 because, in management's opinion, such earnings are required in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

        13. Retirement Plans and Other Benefits

The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service to the salaried plan. The Company's contribution expense for the salaried plan was $208 in 1995, $199 in 1994 and $228 in 1993.

        The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1995 and 1994, the plan's assets included Company stock with fair values of $10,970 and $5,217, respectively. There were no dividends received from Company stock for the years ended December 31, 1995 and 1994.
        Effective December 31, 1994, the Company adopted certain amendments to its principal United States pension plan to enhance the value and improve the portability of participants' benefits while allowing the Company to better manage its pension expense. These amendments converted this United States defined benefit plan from an average pay plan to a cash balance plan. These amendments decreased the projected benefit obligation by eliminating this plan's provision for future salary increases and resulted in an unrecognized prior service gain of approximately $14 million at December 31, 1994.

        The following table sets forth the funded status of these plans at December 31, 1995 and 1994:

                                                             1995                                       1994
                                        ---------------------------------------------------------------------------------------
                                         Plans whose assets        Plans whose         Plans whose assets      Plans whose
                                         exceed accumulated    accumulated benefits    exceed accumulated   accumulated benefits
                                              benefits            exceed assets             benefits           exceed assets

  Plan assets at fair value                  $   116,266          $    9,215              $  95,484              $ 7,351
  Actuarial present value of benefit
    obligations:
       Vested benefits                           (94,061)            (17,167)               (75,056)             (12,721)
       Nonvested benefits                           (411)               (873)                (1,800)              (1,446)
                                          ---------------------------------------------------------------------------------
  Accumulated benefit obligation                 (94,472)            (18,040)               (76,856)             (14,167)
  Projected future salary increases              (14,723)               (272)               (12,333)                (387)
                                          ---------------------------------------------------------------------------------
  Projected benefit obligation                  (109,195)            (18,312)               (89,189)             (14,554)
                                          ---------------------------------------------------------------------------------
  Plan assets in excess of (less than)
    projected benefit obligation                   7,071              (9,097)                 6,295               (7,203)
  Unrecognized net (asset) obligation
    at date of initial application                (5,165)                208                 (6,028)                 384
  Unrecognized prior service (gain) cost         (11,761)              1,213                (12,552)               1,001
  Unrecognized net loss                           21,932               4,021                 24,148                2,092
  Recognized minimum liability                                        (5,276)                                     (3,113)
                                          ---------------------------------------------------------------------------------
  Prepaid (accrued) pension cost
    at December 31                           $    12,077          $   (8,931)              $ 11,863             $ (6,839)
                                          =================================================================================

        Under the requirements of Statement of Financial Accounting Standards
(SFAS) No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1995 and 1994. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the balance recorded as a separate reduction of shareholders' equity.
        The assumptions used as of December 31, 1995, 1994 and 1993 in determining the domestic net pension cost and net pension liability were as follows:

                                          1995           1994           1993
                                        ----------------------------------------

        Discount rate                     7.25%          9.00%          7.25%
        Rate of return on
           plan assets                   10.00%         10.00%         10.00%
        Rate of future
           compensation
           increase                       5.00%          5.00%          5.00%

        The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The range of assumptions used as of December 31, 1995 was as follows: discount rate, 7 to 8 percent; rate of return on plan assets, 9.5 to 10.0 percent; rate of future compensation increase, 4.5 to 5.5 percent.
        The net periodic pension cost incurred for 1995, 1994 and 1993, respectively for these plans, included the following components:

                                          1995          1994           1993
                                       ---------------------------------------

        Service cost                     $4,665        $ 3,881       $ 3,322
        Interest cost                     9,226          9,148         9,764
        Actual return on
           plan assets                  (21,378)        (4,267)       (9,891)
        Net amortization
           and deferral                  11,337         (5,961)       (1,760)
                                       ----------------------------------------

        Net periodic
           pension cost                  $3,850        $ 2,801       $ 1,435
                                       ========================================

        In addition to the 1993 pension cost noted above, the early retirement program offered to eligible employees at the Company's Jenkintown manufacturing facility resulted in a one-time charge of $1,748 for enhanced benefits and lump sum distributions. This charge is reflected in the statement of consolidated operations as a component of the restructuring charge.

Other Postretirement Benefits
In addition to providing pension benefits, the Company and certain of its subsidiaries provide postretirement health care and life insurance benefits. All full-time nonbargaining employees hired prior to January 1, 1990 are eligible for medical benefits under a defined dollar benefit plan if they retire with at least 10 years of service and meet certain age requirements. Generally, Company-provided medical benefits terminate when covered individuals become eligible for Medicare benefits. The medical plan is contributory, with retiree contributions adjusted annually. The life insurance plan covers substantially all employees who retire from full-time employment after age 55 with at least 10 years of service. The life insurance plan is non-contributory. Both of the Company's postretirement plans are unfunded.
        Effective in 1994, the Company implemented certain programs, such as required participation in managed care programs when available, intended to stem rising costs. These amendments resulted in an unrecognized prior service gain of $6,376, which is being amortized as a reduction in postretirement benefit cost beginning in 1994. An assumed discount rate of 7.25 percent and
8.5 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1995 and 1994, respectively.

        The funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31 were as follows:

                                         1995        1994         1993
                                      ------------------------------------

        Accumulated
          postretirement
          benefit obligation:
              Current retirees        $ 6,039     $ 6,891       $ 9,739
              Fully eligible
                 actives                  662       1,634         3,117
              Other actives             3,529       2,136         4,075
                                      --------------------------------------
        Total accumulated
           postretirement
           benefit obligation          10,230      10,661        16,931

        Unrecognized prior
           service gain                 5,314       5,845

        Unrecognized net
           loss                        (1,567)     (2,004)       (1,579)
                                     ---------------------------------------

        Postretirement
           benefit obligation         $13,977     $14,502       $15,352
                                     =======================================

        Net periodic postretirement benefit cost included the following components:

                                         1995          1994         1993
                                      ---------------------------------------
        Service cost                   $  159         $  205      $   288
        Interest cost                     846            836        1,324
        Unrecognized prior
           service gain                  (531)          (531)

        Net amortization and
           deferral                        77            150
                                       ---------------------------------------

        Net periodic
           postretirement
           benefit cost                $  551         $  660       $1,612
                                       =======================================

        A 5 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1995. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $60 and increase the aggregate of the service and interest components of net periodic postretirement benefit cost for 1995 by $8.

        As a result of the Company's decision to significantly downsize its Santa Ana, California manufacturing operation and close its Puerto Rico manufacturing facility, an $800 gain related to the curtailment of its postretirement benefit plans was recognized in 1993. This curtailment gain is reflected in the statement of consolidated operations as a component of the restructuring charge.

Postemployment Benefits
As of January 1, 1994, the provisions of Statement of Financial Accounting Standards SFAS No. 112, "Employers' Accounting for Postemployment Benefits," were adopted. Since the Company previously accounted for most of these benefits on an accrual basis, the incremental after-tax impact of accruing the cost of these benefits for 1994 was not material.

        14. Stock Options
The Company has a nonqualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 1,650,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant; and discounted price options are granted at par value of the common stock on date of grant.
        At December 31, 1995, 41 individuals held options to purchase an aggregate of 730,950 shares (fixed 715,990, discounted 14,960). The fixed price options outstanding under the plan have exercise prices ranging from $20.50 to $45.38 per share and expiration dates ranging from December 2, 1997 to July 24, 2005. The discounted price options outstanding have an exercise price of $1.00 and expiration dates ranging from May 31, 1999 to May 31, 2005. At December 31, 1995, 4,395 restricted shares were outstanding under the stock option plan. The shares become free of any restrictions on dates ranging from May 2, 1996 to October 24, 2000. No variable price options were outstanding at December 31, 1995.

       Changes in shares under option were as follows:

                                                                      1995                 1994             1993
                                                                   -------------------------------------------------
        Shares under option at beginning of year                      699,102             661,097            509,435
        Additions (deductions):
          Options granted                                             114,201              92,009            152,862
          Options exercised                                           (69,258)            (17,169)            (1,200)
          Options expired or terminated                                (8,700)            (36,835)
                                                                   -------------------------------------------------
        Shares under option at end of year                            735,345             699,102            661,097
                                                                   =================================================
        Option price per share of options
          exercised during the year                              $1.00-$45.38       $19.94-$25.00            $ 21.44
        Options exercisable at end of year                            462,592             450,806            497,917
        Exercise price of options outstanding:
           Total                                                      $19,358             $18,159            $17,694
           Per share (fixed)                                    $20.50-$45.38       $20.50-$45.38      $19.94-$45.38
           Per share (discounted)                                       $1.00               $1.00              $1.00
        Shares available for future option grants                     311,119             116,620            171,794

        15. Per Share Data
Earnings or loss per share is computed by dividing net earnings or loss by the weighted average number of common shares outstanding. When dilutive, stock options are included as common share equivalents using the treasury stock method. The number of shares used in computing the earnings or loss per share was 5,958,440 in 1995, 5,131,900 in 1994 and 5,105,706 in 1993. Primary and
fully diluted earnings or loss per share are the same for each of these years.

        16. Preferred Stock Purchase Rights
The Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock, as provided in the Rights Agreement dated November 11, 1988. The Rights Agreement was amended on January 22, 1991 and on November 16, 1994. Under the Rights Agreement as amended, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, for $125. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 1998, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.
        In the event that the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its assets or earning power is sold, each Right will entitle the holder to receive from the surviving or acquiring corporation, for the exercise price, common stock having a market value equal to two times the exercise price of the Right. Alternatively, if a 10 percent holder were to acquire the Company in a business combination transaction in which the Company and its stock survive, or were to engage in certain "self-dealing" transactions, each Right not owned by the 10 percent holder would have the right to receive common shares having a market value of two times the exercise price of the Right.

        17.    Financial Instruments

Fair Value of Long-Term Debt
The fair value of the Company's long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates currently available to the Company for debt of the same remaining maturities. The fair value of the Company's variable rate debt approximates its carrying value. The carrying amount and the estimated fair value of the Company's long-term debt, including the current portion, are as follows:

                                                 1995        1994
                                               ---------------------

        Carrying amount                        $ 63,617   $ 64,674
        Estimated fair value                     66,930     65,875

Forward Exchange Contracts
The Company enters into forward exchange contracts primarily as hedges relating to identifiable currency positions. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposures on firm foreign currency commitments are deferred and recognized as adjustments to the bases of those assets. Gains and losses on forward exchange contracts which hedge foreign currency assets or liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged. The cash flow from such contracts is classified in the same category as the transaction hedged in the statements of consolidated cash flows.
        At December 31, 1995, the Company has outstanding contracts maturing in 1996 that have, in the aggregate, a United States dollar contract value equivalent of $10,189, which approximates fair value based on rates available to the Company at December 31, 1995.

        18. Research and Development
Research and development costs incurred were $5,247, $4,727 and $5,050 for 1995, 1994 and 1993, respectively.

        19. Industry Segment and Geographic Area Information
The Company operates in two industry segments: Fasteners (high-strength precision mechanical fasteners and precision components); and Materials (superalloys in ingot form and magnetic materials). The Company operates in the following geographic areas: United States, Europe (principally England and Ireland) and other (principally Australia, Brazil, Canada, Japan and Mexico). Inter-area sales consist of products similar to those offered to unaffiliated customers and are accounted for on the basis of third party sales price. Principal markets include aerospace, transportation, industrial machinery and equipment, and medical equipment. Interest income and expense, equity in earnings of affiliates and other income and expenses are excluded from the determination of segment operating earnings.

Industry Segments
                                   1995           1994          1993
                                ------------------------------------------
        Net sales:
           Fasteners               $273,556      $239,561      $226,791
           Materials                136,258       109,344        92,303
                                ------------------------------------------
        Net sales                  $409,814      $348,905      $319,094
                                ==========================================
        Operating
        earnings (loss):
           Fasteners               $ 16,657      $  2,376      $(25,865)
           Materials                 17,103        13,409         8,429
           Unallocated
           corporate
           costs                     (7,750)       (7,807)      (11,651)
                                ------------------------------------------

        Operating
        earnings
        (loss)                     $ 26,010      $  7,978      $(29,087)
                                ==========================================

        Identifiable
        assets:
           Fasteners               $242,440      $211,309      $211,097
           Materials                 77,285        75,570        66,263
           Net assets
           held for sale              2,362         2,367         8,619
                                ------------------------------------------

        Total
        assets                     $322,087      $289,246      $285,979
                                ==========================================



Depreciation and Amortization

                                     1995         1994          1993
                                    --------------------------------------
        Fasteners                   $10,875     $  9,936       $11,569
        Materials                     3,855        3,127         2,915
                                    --------------------------------------

          Total                     $14,730      $13,063       $14,484
                                    ======================================

Capital Additions                     1995         1994          1993
                                    --------------------------------------
        Fasteners                   $16,258      $11,110       $ 6,540
        Materials                     5,222        6,505         5,708
                                    --------------------------------------
          Total                     $21,480      $17,615       $12,248
                                    ======================================


Geographic Areas
                                    1995         1994           1993
                                  --------------------------------------
        Net sales:
             United States        $ 313,810     $275,069       $247,380
             Europe                  89,106       79,253         83,437
             Other                   26,158       14,980         13,309
             Inter-area             (19,260)     (20,397)       (25,032)
                                  --------------------------------------
               Net sales          $ 409,814     $348,905       $319,094
                                  ======================================

        Operating
        earnings (loss):
             United States       $   18,037       $3,746       $(29,986)
             Europe                   5,207        2,108           (168)
             Other                    1,704        1,597          1,531
             Eliminations             1,062          527           (464)
                                 ---------------------------------------
           Operating
           earnings
           (loss)                $   26,010     $  7,978       $(29,087)
                                 =======================================
        Identifiable assets:
             United States       $  205,616     $197,252       $193,189
             Europe                  68,196       66,336         66,677
             Other                   46,332       24,675         21,492
             Net assets held
               for sale               2,362        2,367          8,619
             Eliminations              (419)      (1,384)        (3,998)
                                 ---------------------------------------
               Total assets      $  322,087     $289,246       $285,979
                                 =======================================

- ------------------------------------------------------------------------------
Report of
Independent Accountants
- ---------


The Shareholders and Board of Directors
SPS Technologies, Inc.:

        We have audited the accompanying consolidated balance sheets of SPS Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.




/s/ Coopers & Lybrand L.L.P.
- ----------------------------------
COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania  19103
February 1, 1996

- -------------------------------------------------------------------------------
Summary of
Quarterly Results (unaudited)
- ----------

(Thousands of dollars, except share data)                             Quarter Ended
                                               March             June            September            December
                                                 31               30                30                   31
                                             ----------------------------------------------------------------------
        1995
        Net sales                             $102,432         $100,581          $100,500             $106,301
        Gross profit                            17,295           18,723            20,200               19,436
        Net earnings                             3,050            3,925             4,185                3,715
        Net earnings per share                     .54              .67               .70                  .60

        1994
        Net sales                            $  81,581         $ 87,865         $  88,472             $ 90,987
        Gross profit                            13,028           14,813            14,812               13,672
        Net earnings (loss)                     (4,140)           3,700             1,990                1,650
        Net earnings (loss) per share             (.81)             .72               .39                  .32

     1995 Fourth quarter results include a change in the estimate of obsolescence reserves on the Unbrako product line inventory. The effect of this change was to reduce fourth quarter pre-tax operating earnings by $1,100.

     1994 First quarter results include a restructuring charge of $6,600 due to the disposal of a subsidiary and a $1,500 restructuring credit for the reversal of excess reserves (see Note 3).

     1994 Second quarter results include a restructuring credit of $1,600 for the gain on the sale of the Assembly Systems Division.

     1994 Fourth quarter results include a gain on the sale of real estate of $2,900 and increases in provisions for slow moving inventory and environmental remediation of approximately $2,400.

- -----------------------------------------------------------------------------
Selected
Financial Data
- --------

(Thousands of dollars, except per share data)

                                                             1995         1994         1993         1992          1991
                                                          -----------------------------------------------------------------


        Net sales                                          $409,814     $348,905     $319,094      $359,431      $408,499
        Operating earnings (loss)                            26,010        7,978      (29,087)       (3,106)       20,089
        Earnings (loss) from continuing operations           14,875        3,200      (30,995)       (7,009)        5,612
        Discontinued operations-
           Estimated gain on disposal                                                                                 990
        Cumulative effect of changes in
           accounting policies                                                                      (13,400)
        Net earnings (loss)                                  14,875        3,200      (30,995)      (20,409)        6,602





        Working capital                                     101,907       87,491       94,483       102,968       105,409
        Total assets                                        322,087      289,246      285,979       295,608       318,323
        Long-term debt                                       58,119       56,426       81,828        63,321        61,110
        Property, plant and equipment additions              21,480       17,615       12,248        11,555        11,118




        Per Share Data:
        Earnings (loss) from continuing operations            2.50          .62        (6.07)        (1.37)          1.10
        Discontinued operations -
             Estimated gain on disposal                                                                               .20
        Cumulative effect of changes in
             accounting policies                                                                     (2.63)
        Net earnings (loss)                                   2.50          .62        (6.07)        (4.00)          1.30
        Cash dividends                                                                   .96          1.28           1.28
        Shareholders' equity                                 24.44        24.18        20.14         27.98          35.34


Results for 1994, 1993 and 1992 include net restructuring charges of $3,500, $32,400 and $6,800, respectively. See Note 3 to consolidated financial statements.

On December 14, 1993, the Board of Directors elected to suspend payment of the Company's quarterly dividend.

The Company changed its accounting policies, effective January 1, 1992, to accrue for postretirement benefits other than pensions and account for income taxes under the asset and liability method.

- -------------------------------------------------------------------------------
Common Stock
Information
- --------



        The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, during the last eight quarters were as follows:

        Quarter Ended                        High             Low
        -------------------------------------------------------------

        December 31, 1995                   $53.75           $38.63
        September 30, 1995                   41.00            36.00
        June 30, 1995                        37.88            29.50
        March 31, 1995                       31.13            25.38

        December 31, 1994                   $26.38           $22.00
        September 30, 1994                   27.38            25.25
        June 30, 1994                        27.28            21.50
        March 31, 1994                       24.50            18.75

        As of March 5, 1996, the approximate number of registered shareholders was 1,181.

- -------------------------------------------------------------------------------
Management's Discussion and Analysis
of Financial Condition and Results of Operations
- ------------------------------------------------



        Introduction

The Company's operating results have improved significantly over the past two years. Significant capital expenditures, which reduced manufacturing costs and improved customer service levels, coupled with continued benefits of the 1994 cost reduction programs and improving economic conditions in certain markets contributed to the increase in sales and operating earnings. Among the Company's product lines, the sales of aerospace fasteners and magnetic materials resulted in the strongest improvement in contributions to operating results. In 1995, the Company increased its commitment to be a global supplier of fasteners by increasing its investments in subsidiaries in Japan and Brazil and entering into an agreement to form a joint venture in China commencing in 1996.




        1995 Compared to 1994

Net Sales
Fastener segment sales increased by $34 million, or 14.2 percent, as sales increased in all served markets. The Company's aerospace fastener sales were up $15.9 million, or 14.2 percent, to $128.3 million in 1995 due to volume increases of maintenance and retrofit fasteners. After a four year downturn in commercial aircraft production, the Company is expecting an upturn in the aerospace business due to the recent increase in new commercial aircraft orders and the improved profit performance of the airlines.
        The Company's industrial and Unbrako fastener sales increased $18.1 million, or 14.2 percent in 1995. Included in this increase is $9.8 million of sales by Metalac and Unbrako K.K. which are included in the 1995 results of operations from their dates of acquisition. The remaining increase is due primarily to increased sales of automotive and Unbrako fasteners in the European market. Sales of automotive and Unbrako products in the North American market remained level with 1994.
        Material segment sales increased by $26.9 million, or 24.6 percent, as sales of magnetic materials and superalloys increased from the prior year. Demand was very strong for magnetic materials such as bonded magnets, rare earth magnets and molybdenum permalloy powder cores sold to the automotive, telecommunications and personal computer markets. Demand for these products softened at the end of 1995 which may indicate a decrease in the growth rate of magnetic material sales. Stainless steel alloy sales to the air melt investment casting market increased significantly from 1994. Sales of vacuum melt alloy products manufactured for aerospace applications improved in the second half of 1995 and continued improvement is expected based on the Company's expectations for the aerospace industry. All sales of the materials segment are sourced from the United States and are classified as such in the geographic area information presented in Note 19 to the financial statements.

Operating Earnings
The operating earnings of the fastener segment improved significantly from $2.4 million, or 1 percent of sales, in 1994 to $16.7 million, or 6 percent of sales in 1995. Excluding the net unusual charge in the prior year period, operating earnings increased by $10.8 million or 183 percent. The improvement in earnings is attributed to increased sales of fastener products and cost reductions attributed to the company's investment in new state-of-the-art computer controlled machine tools. New manufacturing equipment and expanded employee training programs at the Company's Cleveland, Ohio plant resulted in a significant improvement in its operating earnings compared to its poor performance in 1994. Despite an increase in European automotive fastener sales, the Company's facility in Coventry, England, incurred an operating loss in 1995 due to the failure of old, worn-out equipment. The Company restructured the management organization at the Coventry facility and started a multi-year equipment modernization program to position the facility to take advantage of the improved European automotive market.
        In the materials segment, operating earnings increased from $13.4 million or 12.3 percent of sales in 1994, to $17.1 million or 12.6 percent of sales in 1995. The increase in earnings is attributed to higher sales volume and improved manufacturing efficiencies. Advances made in magnetic and superalloy technology and investments in new state-of-the-art equipment has led to reduced manufacturing cost and improved delivery time in the materials segment.
        Excluding the $3.1 million restructuring credit in 1994, United States operating earnings improved from $646 thousand in 1994 to $18 million in 1995. The increase in earnings is attributed to higher sales volume of domestic aerospace fasteners, significant improvement in the operating performance of the Cleveland, Ohio plant and improved results of the materials segment. Excluding the $6.6 million loss on disposal of the Spanish subsidiary in 1994, European operating earnings decreased from $8.7 million in 1994 to $5.2 million in 1995. The decrease in earnings is attributed to the 1995 operating loss of the Coventry facility and lower margins on incremental sales into certain markets intended to improve market share.

Other Expense
Interest expense decreased from $6.9 million in 1994 to $6.5 million in 1995. Lower levels of debt decreased interest expense by approximately $1.2 million, but higher interest rates caused interest expense to increase by $800 thousand. The unfavorable change in other income of $3.4 million is attributed primarily to the loss on the disposal of fixed assets of $541 thousand in 1995, compared to the gain of $3.4 million in 1994. Certain machinery and equipment that was replaced with more modern equipment was sold or written off in 1995. In 1994, the Company sold its former corporate headquarters located in Newtown, Pennsylvania and the Company's aircraft. The sale of these assets resulted in gains totaling $3.3 million.

Net Earnings
The Company recorded net earnings for 1995 of $14.9 million, or $2.50 per share, compared to $3.2 million, or $.62 per share, in 1994. Excluding the 1994 net restructuring charge, net earnings for 1994 were $6.7 million, or $1.31 per share.

Orders and Backlog
Incoming orders in 1995 were $446.6 million, compared to $365.4 million in 1994. The increase in orders was due primarily to increased orders received for aerospace fasteners and superalloy materials. The backlog in orders at December 31, 1995 was $136.5 million, compared to $98.5 million at the end of 1994 and $89 million at December 31, 1993. Part of the increase in orders and backlog is due to the 1995 acquisition of the Elastic Stop Nut Division of Harvard Industries, Inc.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. The cost of remediation will depend upon numerous factors, including the number of parties found liable at each environmental site and their ability to pay, the outcome of negotiations with regulatory authorities, and the years of remedial activity required.
        At December 31, 1995, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

Acquisitions
On March 3, 1995, the Company executed an Asset Purchase Agreement with Harvard Industries, Inc. to acquire certain assets of Harvard's Elastic Stop Nut Division (ESNA) which designs, manufactures and sells aerospace locknuts and is located in Union, New Jersey. The acquired assets have been consolidated into existing aerospace fastener operations in Jenkintown, Pennsylvania and Santa Ana, California. After relocation of the machinery and equipment into existing facilities, the Company commenced manufacturing certain products previously manufactured by ESNA. The purchase price of approximately $4.5 million included value for machinery and equipment, an agreement not to compete and other intangible assets. In addition to the purchase price, the Company incurred approximately $1.7 million of direct costs related to the acquisition, relocation and preparation of these assets for their intended use.
        On June 30, 1995, the Company paid approximately $1 million to increase its ownership interest in Unbrako K.K. to 100 percent. Unbrako K.K., located in Tokyo, Japan, was previously owned by Pacific Products Limited, a joint venture in which the Company had a 50 percent interest. Unbrako K.K. is a distributor of the Company's Unbrako and aerospace fastener products in the Japanese market.
        As discussed in Note 2 to the financial statements, the Company acquired approximately 48 percent of the outstanding stock of Metalac from two Metalac directors for $4 million in cash and 141,666 shares of the Company's common stock (approximate market value of $5.7 million on the acquisition date) on August 16, 1995. With this acquisition, the Company has increased its ownership to approximately 95 percent and intends to make a public tender offer for the remaining 5 percent of the outstanding shares. The Company also entered into a non-competition agreement with the two Metalac directors.
        In December 1995, the Company entered into an agreement with a Chinese fastener manufacturer, Shanghai Standard Parts Corporation (SSPC), to form a joint venture company in China called Shanghai SPS Biao Wu Fasteners Company Limited. SSPC will contribute an operating company, Shanghai Biao Wu High Tensile Fasteners Company Limited (SBW) and SPS Technologies, Inc. will contribute $5.5 million in cash, equipment (new and used) and certain manufacturing technology. SPS Technologies, Inc. will be the controlling partner with a 55 percent equity interest and a majority of the members of the Board of Directors. SBW currently manufactures socket head cap screws and had 1995 sales of approximately $15 million.

        1994 Compared to 1993

Net Sales
Sales in 1994 of $348.9 million increased by $29.8 million, or 9.3 percent, from 1993. Excluding 1993 sales of the fastener operation in Spain and the Assembly Systems Division (both businesses have been sold by the Company), sales increased by $45.1 million, or 14.8 percent, in 1994.
        Excluding 1993 sales of businesses sold, fastener segment sales increased $28.1 million, or 13.3 percent, as sales increased in all served markets of the fastener segment. Despite continued weakness in new aircraft orders, the Company achieved an $11.8 million increase in aerospace fastener sales by concentrating on the repair, replacement and retrofit markets of this business. Sales in the transportation and industrial fastener markets increase by $16.3 million, or 14.6 percent, due to the strengthening automotive business in the United States and western Europe, primarily the United Kingdom.
        Materials segment sales increased by $17 million, or 18.5 percent, as sales of magnetic materials and superalloys increased from the prior year. The increase in sales is attributed to the strong demand for magnetic materials from the domestic automobile and anti-theft security markets and the increasing demand for cobalt-based medical and stainless steel alloys and proprietary superalloys from the investment casting market. Installation of new air melt processing equipment was completed in April 1994 and has increased capacity and improved delivery time to customers.

Operating Earnings
Excluding all restructuring charges, operating earnings for the fastener segment were approximately $6 million for 1994 and 1993. The 1994 operating earnings benefitted from avoiding losses generated in 1993 from the manufacturing operations in Spain and the Assembly Systems Division (these businesses were sold). In addition, the 1993 manufacturing inefficiencies that resulted from the 1993 start-up of fastener operations transferred among facilities significantly decreased in 1994. The 1994 operating earnings were adversely affected by the Company's North American industrial and Unbrako fastener manufacturing operations. In 1994, the Company's Cleveland, Ohio plant incurred excess manufacturing costs caused by certain material and equipment problems.
        In the materials segment, operating earnings increased from $8.4 million, or 9.1 percent of sales in 1993, to $13.4 million, or 12.3 percent of sales in 1994. The increase in earnings is attributed to higher sales of magnetic materials, better product mix of alloy sales and savings from an overhead reduction program.
        The decrease in unallocated corporate costs from $11.7 million in 1993 to $7.8 million in 1994 is due to restructuring actions completed in 1994 to reduce the Company's cost structure. A reduced corporate staff and the sale of the Company's aircraft and Newtown, Pennsylvania corporate headquarter's facility resulted in significant cost savings starting in 1994.
        United States operating earnings improved from a $30 million loss in 1993 to a $3.7 million profit in 1994. In 1993, the Company incurred a $26.1 million United States restructuring charge compared to a $3.1 million restructuring credit in 1994. A $5 million increase in the operating earnings of the material segment also contributed to the increase in the United States operating earnings. The 1994 and 1993 European operating results were adversely affected by the Company's Spanish subsidiary. The sale of the Spanish subsidiary resulted in a $6.6 million loss on disposal in 1994 and in 1993 it had a $1.8 million operating loss.

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

Income Taxes
For 1994, the effective tax rate is higher than the United States federal statutory tax rate primarily due to the inability to recognize a full tax benefit on the loss on disposal of the Company's subsidiary in Spain. The income tax benefit of the Company's 1993 loss from continuing operations was lower than the benefit computed at the United States federal statutory tax rate primarily due to operating losses in the United States and Spain for which a benefit was not currently recognizable.

Net Earnings
The Company recorded net earnings for 1994 of $3.2 million, or $.62 per share, compared to a net loss of $31 million, or $6.07 per share, in 1993. Excluding all restructuring charges, net earnings for 1994 were $6.7 million, or $1.31 per share, compared to a net loss for 1993 of $795 thousand, or $.15 per share.

Summary of Restructuring Actions
As discussed in Note 3 to the financial statements, the Company incurred restructuring charges in 1993 and 1994. In 1993, the Company initiated certain restructuring actions that reduced the Company's cost structure and improved its operating performance. The majority of these actions were completed in 1994. In 1994, the Company also sold two historically unprofitable manufacturing operations. The exit of these operations allowed management to focus on and make needed investments in the Company's more profitable businesses. In 1995, the Company paid the remaining $550 thousand of severance cost related to the restructuring actions. At December 31, 1995, the following items remain to be accomplished to complete the Company's restructure plan: sell the Unbrako manufacturing facility in Puerto Rico that was closed in 1992 and sell the remaining parcel of land located in Newtown, Pennsylvania, the former site of the Company's corporate headquarters (the building and most of the land was sold in 1994).

        Liquidity and Capital Resources
Management considers liquidity to be the ability to generate adequate amounts of cash to meet its needs and capital resources to be the resources from which such cash can be obtained, principally from operating and external sources. The Company believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short-term and long-term basis.
        Cash flow provided or used by operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. The increase of $12.3 million in net cash provided by operating activities is attributed to the $11.7 million increase in net earnings, the $4.8 million received from the surrender of corporate-owned life insurance policies and the decrease in cash used for restructuring activities ($550 thousand in 1995 versus $6.7 million in 1994). Partially offsetting these increases were the negative impact of higher accounts receivable and inventory balances at December 31, 1995. The increase in the Company's working capital is consistent with the increase in sales activity.
        The increase in cash used by investing activities is attributed to 1995 payments for ESNA asset acquisition ($6.2 million) and the Company's increase in ownership interest in Unbrako K.K. ($1 million) and Metalac ($4 million) compared to the 1994 proceeds from the sale of the Newtown facility ($10 million), sale of the Company's aircraft ($1.1 million) and the sale of the Assembly Systems Division ($2.1 million). The 1993 investing activities include proceeds from the sale and liquidation of two distribution businesses in Europe ($2.5 million). Capital expenditures were $21.5 million in 1995 and $17.6 million in 1994, significant increases over prior year levels, and are budgeted for $26 million in 1996. The Company intends to maintain these capital expenditure levels for several years in order to achieve the manufacturing excellence required to service its customers.
        In December 1994, the Company sold 512,561 shares of common stock previously held in the Company's treasury at a price of $24.50 per share through a rights offering to its existing shareholders. Proceeds, net of related expenses, from this rights offering of $12.2 million were used to reduce debt under the Bank Credit Agreement and for other general corporate purposes.
        The Company's total debt to equity ratio was 44 percent at December 31, 1995, 52 percent at December 31, 1994 and 87 percent at December 31, 1993. Total debt was $64.7 million at the end of 1995 and 1994 compared to $89.2 million at December 31, 1993. As of December 31, 1995, under the terms of the existing credit agreements, the Company is permitted to incur an additional $42 million in debt. Additional details of the credit agreements with commercial banks, the industrial bonds and the notes payable to insurance companies are provided in Note 10 to the financial statements.
        As discussed in Note 19 to the financial statements, the Company is a multinational corporation with operations in many countries. The largest portion of the Company's foreign operations are in countries with stable currencies namely, England and Ireland. However, the Company acquired a controlling interest in a Brazilian subsidiary in 1995 and will commence a Chinese joint venture in 1996. As the Company expands into Brazil, China and other foreign countries, it is increasing its exposure to foreign currency fluctuations. Fluctuations in foreign currency exchange rates affect the Company's financial position and results of operations. As discussed in Note 17 to the financial statements, the Company uses forward exchange contracts to minimize exposure and reduce risk from exchange rate fluctuations effecting the results of operations. There are presently no significant restrictions on the remittance of funds generated by the Company's non-United States operations.

SPS TECHNOLOGIES




BOARD OF DIRECTORS

CHARLES W. GRIGG
Chairman and Chief
Executive Officer
SPS Technologies, Inc.

HOWARD T. HALLOWELL III
Former Economist
Eastman Kodak Company

RICHARD W. KELSO
President and Chief Executive Officer
PQ Corporation,
a manufacturer of industrial
products

JOHN FRANCIS LUBIN
Professor Emeritus of Management
The Wharton School
University of Pennsylvania

ERIC M. RUTTENBERG
General Partner
Tinicum Investors,
an investment
management company

RAYMOND P. SHARPE
Executive Vice President
Cookson America, Inc.,
a manufacturer of
industrial materials

HARRY J. WILKINSON
President and Chief
Operating Officer
SPS technologies, Inc.

OFFICERS

CHARLES W. GRIGG
Chairman and Chief
Executive Officer

HARRY J. WILKINSON
President and Chief
Operating Officer

JAMES D. DEE
Vice President,
Environmental and Legal Affairs

JOHN P. MCGRATH
Vice President,
Corporate Services

JOHN M. MORRASH
Vice President, Treasurer
and Assistant Secretary

AARON NERENBERG
Vice President,
General Counsel
and Secretary

WILLIAM M. SHOCKLEY
Vice President, Chief
Financial Officer and
Controller

AUDITORS

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania
19103


TRANSFER AGENT
REGISTRAR DIVIDEND
DISBURSING AGENT


Mellon Bank, N.A.
c/o Chemical Mellon
Shareholder Services
85 Challenger Road
Overpeck Centre
Ridgefield Park,
New Jersey 07660


NEW YORK STOCK
EXCHANGE TICKER
SYMBOL: ST


Shareholders with inquiries about their share ownership should contact Chemical Mellon Shareholder Services at 1-800-756-3353









The Annual Meeting of shareholders will be held on TUESDAY, APRIL 30, 1996 AT 10 A.M. at 17 Mellon Bank Center, Forum Room (8th floor), 1735 Market Street, Philadelphia, PA.

SPS TECHNOLOGIES

CORPORATE OFFICES
101 Greenwood Avenue, Suite 470
Jenkintown, Pennsylvania 19046
(215) 517-2000

SUBSIDIARIES AND *AFFILIATES

The Arnold Engineering Co.
Marengo, Illinois
Norfolk, Nebraska
Ogallala, Nebraska
Sevierville, Tennessee

Cannon-Muskegon Corporation
Muskegon, Michigan

Metalac S.A. Industria e Comercio
Sao Paulo, Brazil

*National-Arnold Magnetics Company
Adelanto, California

*Precision Fasteners Limited
Bombay, India

*Shanghai SPS Biao Wu Fasteners Company Limited
Shanghai, China

S.P.S. International Limited
Shannon, Ireland

SPS Technologies Limited
Coventry, England
Leicester, England
Smethwick, England
West Bromwich, England

Standco Canada, Ltd.
Toronto, Canada

Unbrako K.K.
Tokyo, Japan

Unbrako Mexicana, S.A. de C.V.
Mexico City, Mexico

*Unbrako Products Pte. Ltd.
Singapore

Unbrako Pty. Limited
Melbourne, Australia







U.S. MANUFACTURING PLANTS
Jenkintown, Pennsylvania
Salt Lake City, Utah
Santa Ana, California
Cleveland, Ohio
Muskegon, Michigan
Marengo, Illinois
Norfolk, Nebraska
Sevierville, Tennessee
Ogallala, Nebraska
Adelanto, California

SPS TECHNOLOGIES