Form 10-K405, Exhibit 13
period 1996-12-31
SPS TECHNOLOGIES INC
filed 1997-03-31
CIK 93444

 SPS Technologies, Inc. and Subsidiaries
 Statements of Consolidated Operations
 (Thousands of dollars, except share data)

                                                              Years ended December 31
                                                         1996          1995         1994
                                                       -----------   -----------   ----------
Net sales ..........................................    $485,903      $409,814     $348,905
Cost of goods sold .................................     386,403       334,160      292,580
                                                        --------      --------     --------
 GROSS PROFIT   ....................................      99,500        75,654       56,325

Selling, general and administrative expense   ......      61,322        49,644       44,847
Restructuring charge, net   ........................                                  3,500
                                                        --------      --------     --------
 OPERATING EARNINGS   ..............................      38,178        26,010        7,978

Other income (expense):
 Interest income   .................................         621           520          440
 Interest expense  .................................      (7,989)       (6,483)      (6,924)
 Equity in earnings of affiliates    ...............         853         1,701        1,726
 Minority interest    ..............................        (100)
 Other, net  .......................................        (513)         (473)       2,900
                                                        --------      --------     --------
                                                          (7,128)       (4,735)      (1,858)
                                                        --------      --------     --------
 EARNINGS BEFORE INCOME TAXES  .....................      31,050        21,275        6,120

Provision for income taxes  ........................       8,750         6,400        2,920
                                                        --------      --------     --------
 NET EARNINGS   ....................................    $ 22,300      $ 14,875     $  3,200
                                                        ========      ========     ========
 EARNINGS PER COMMON SHARE
   AND COMMON SHARE
   EQUIVALENT  .....................................    $   3.54      $   2.50     $    .62
                                                        ========      ========     ========


See accompanying notes to consolidated financial statements.

 SPS Technologies, Inc. and Subsidiaries
 Consolidated Balance Sheets
 (Thousands of dollars, except share data)

                                                                                           December 31
                                                                                      1996          1995
                                                                                    ------------   ----------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents    ...................................................     $ 33,310      $ 8,093
 Accounts and notes receivable, net    ..........................................       73,542       61,294
 Inventories   ..................................................................       99,778       88,090
 Deferred income taxes  .........................................................       20,567       20,396
 Prepaid expenses    ............................................................        2,979        3,103
 Net assets held for sale  ......................................................        1,600        2,362
                                                                                      --------      -------
   Total current assets   .......................................................      231,776      183,338
                                                                                      --------      -------
Investments in affiliates  ......................................................        4,760        4,516
Property, plant and equipment, net  .............................................      148,616      112,738
Other assets   ..................................................................       42,848       25,495
                                                                                      --------      -------
     Total assets  ..............................................................     $428,000     $326,087
                                                                                      ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable and current portion of long-term debt  ...........................     $ 16,454      $ 6,578
 Accounts payable    ............................................................       34,952       28,041
 Accrued expenses    ............................................................       50,132       42,445
 Income taxes payable   .........................................................        3,919        3,267
                                                                                      --------      -------
   Total current liabilities ....................................................      105,457       80,331
                                                                                      --------      -------
Deferred income taxes   .........................................................       14,505       13,061
Long-term debt    ...............................................................       98,838       58,119
Retirement obligations  .........................................................       25,607       27,827
Minority interest    ............................................................        5,997        1,100
SHAREHOLDERS' EQUITY
 Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
 Common stock, par value $1 per share, authorized 30,000,000 shares, issued
   6,646,250 shares (6,450,909 shares in 1995) ..................................        6,646        6,451
 Additional paid-in capital   ...................................................       82,561       74,685
 Retained earnings   ............................................................      100,891       78,591
 Minimum pension liability    ...................................................       (2,257)      (2,626)
 Common stock in treasury, at cost, 645,381 shares (599,258 shares in 1995)   ...       (7,920)      (4,846)
 Cumulative translation adjustments    ..........................................       (2,325)      (6,606)
                                                                                      --------      -------
   Total shareholders' equity   .................................................      177,596      145,649
                                                                                      --------      -------
     Total liabilities and shareholders' equity  ................................     $428,000     $326,087
                                                                                      ========     ========


See accompanying notes to consolidated financial statements.

 SPS Technologies, Inc. and Subsidiaries
 Statements of Consolidated Cash Flows
 (Thousands of dollars)

                                                                                  Years ended December 31
                                                                             1996           1995          1994
                                                                          ------------   ------------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings  .........................................................    $  22,300       $ 14,875       $  3,200
Reconciliation of net earnings to net cash provided by operating activities:
  Depreciation and amortization  ......................................       18,902         14,730         13,063
  Equity in undistributed earnings of affiliates   ....................         (853)        (1,701)        (1,726)
  Net (gain) loss on sale of property, plant and equipment  ...........        1,320            541         (3,374)
  Deferred income taxes    ............................................        5,235          3,319            420
  Restructuring charge, net   .........................................                                      3,500
  Cash used for restructuring activities  .............................                        (550)        (6,700)
  Other operating items    ............................................         (283)           564            199
 Changes in assets and liabilities, net of acquisitions of businesses:
   Receivables  .......................................................         (421)        (1,738)        (6,311)
   Inventories  .......................................................        1,031         (4,952)         1,984
   Prepaid expenses   .................................................          790            109           (179)
   Accounts payable   .................................................          186           (811)         8,123
   Accrued expenses   .................................................        4,006            (31)         2,782
   Income taxes payable  ..............................................          984            528            523
   Other assets and liabilities, net    ...............................       (2,890)         2,125           (825)
                                                                           ---------       --------       --------
  Net cash provided by operating activities  ..........................       50,307         27,008         14,679
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment  ...........................      (28,220)       (21,480)       (17,615)
Proceeds from sale of property, plant and equipment  ..................        1,160          4,240         13,333
Acquisitions of businesses   ..........................................      (35,580)       (11,293)
Proceeds from divestitures of businesses    ...........................                         705          2,128
Other, net    .........................................................                                        708
                                                                           ---------       --------       --------
  Net cash used in investing activities   .............................      (62,640)       (27,828)        (1,446)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings  .............................................      162,739         22,955         14,560
Reduction of borrowings   .............................................     (127,776)       (25,359)       (38,291)
Proceeds from rights offering   .......................................                                     12,185
Proceeds from exercise of stock options  ..............................        2,300          1,843            405
                                                                           ---------       --------       --------
  Net cash provided by (used in) financing activities    ..............       37,263           (561)       (11,141)
Effect of exchange rate changes on cash  ..............................          287              2            528
                                                                           ---------       --------       --------
  Net increase (decrease) in cash and cash equivalents   ..............       25,217         (1,379)         2,620
Cash and cash equivalents at beginning of year    .....................        8,093          9,472          6,852
                                                                           ---------       --------       --------
Cash and cash equivalents at end of year    ...........................    $  33,310       $  8,093       $  9,472
                                                                           =========       ========       ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
 Interest paid   ......................................................    $   4,260       $  6,134       $  6,911
 Income taxes paid  ...................................................        3,280          2,449          1,700
SIGNIFICANT NONCASH INVESTING AND FINANCING ACTIVITIES
 Issuance of treasury shares for business acquired   ..................                       5,667
 Debt assumed with businesses acquired   ..............................       14,976
 Acquisition of treasury shares for stock options exercised   .........        3,253


See accompanying notes to consolidated financial statements.

 SPS Technologies, Inc. and Subsidiaries
 Statements of
  Consolidated Shareholders' Equity
 (Thousands of dollars)

                                              Additional
                                   Common       Paid-In      Retained
                                    Stock       Capital      Earnings
                                   ---------  -------------  -----------
Balance, December 31, 1993 ......   $6,362       $59,704       $60,516
Issuance of common shares
 under stock option plans  ......       16           355
Issuance of treasury shares
 under stock option plans  ......                     22
Issuance of treasury shares
 under rights offering  .........                  8,043
Net earnings   ..................                                3,200
Minimum pension liability
 changes ........................
Foreign currency translation
 adjustment including $677
 write-off related to the sale
 of subsidiary ..................
                                    -------      -------      --------
Balance, December 31, 1994 ......    6,378        68,124        63,716
Issuance of common shares
 under stock option plans  ......       69         2,039
Issuance of treasury shares for
 business acquired   ............                  4,522
Net earnings   ..................                               14,875
Minimum pension liability
 changes ........................
Foreign currency translation
 adjustment .....................
Other ...........................        4
                                    -------      -------      --------
Balance, December 31, 1995 ......    6,451        74,685        78,591
Issuance of common shares
 under stock option plans  ......      195         7,060
Acquisition of treasury shares
 under stock option plans  ......
Net earnings   ..................                               22,300
Minimum pension liability
 changes ........................
Foreign currency translation
 adjustment .....................
Stock contribution to pension
 plan ...........................                    816
                                    -------      -------       --------
Balance, December 31, 1996 ......   $6,646       $82,561       $100,891
                                    =======      =======       ========



                                    Minimum                     Cumulative         Total
                                    Pension       Treasury     Translation     Shareholders'
                                   Liability       Stock       Adjustments        Equity
                                   ------------  ------------  --------------  ---------------
Balance, December 31, 1993 ......    $ (1,780)     $ (10,144)     $ (11,831)       $102,827
Issuance of common shares
 under stock option plans  ......                                                       371
Issuance of treasury shares
 under stock option plans  ......                         12                             34
Issuance of treasury shares
 under rights offering  .........                      4,142                         12,185
Net earnings   ..................                                                     3,200
Minimum pension liability
 changes ........................         545                                           545
Foreign currency translation
 adjustment including $677
 write-off related to the sale
 of subsidiary ..................                                     4,942           4,942
                                      -------        -------       --------        --------
Balance, December 31, 1994 ......      (1,235)        (5,990)        (6,889)        124,104
Issuance of common shares
 under stock option plans  ......                                                     2,108
Issuance of treasury shares for
 business acquired   ............                      1,145                          5,667
Net earnings   ..................                                                    14,875
Minimum pension liability
 changes ........................      (1,391)                                       (1,391)
Foreign currency translation
 adjustment .....................                                       283             283
Other ...........................                         (1)                             3
                                      -------        -------       --------        --------
Balance, December 31, 1995 ......      (2,626)        (4,846)        (6,606)        145,649
Issuance of common shares
 under stock option plans  ......                                                     7,255
Acquisition of treasury shares
 under stock option plans  ......                     (3,253)                        (3,253)
Net earnings   ..................                                                    22,300
Minimum pension liability
 changes ........................         369                                           369
Foreign currency translation
 adjustment .....................                                     4,281           4,281
Stock contribution to pension
 plan ...........................                        179                            995
                                     --------      ---------      ---------        --------
Balance, December 31, 1996 ......    $ (2,257)     $  (7,920)     $  (2,325)       $177,596
                                     ========      =========      =========        ========


See accompanying notes to consolidated financial statements.

 SPS Technologies, Inc. and Subsidiaries
 Notes to Consolidated Financial Statements
 (Thousands of dollars, except share data)

1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of the Company and all its subsidiaries. Investments in affiliates, owned more than 20 percent but not in excess of 50 percent, are recorded on the equity method. Certain prior year amounts have been reclassified for comparative purposes.

Cash Equivalents

     The Company considers cash equivalents to be all highly liquid investments purchased with original maturities of three months or less. The carrying amount approximates fair value because of the short maturity of these items.

Inventories

     Inventories are valued at lower of cost or market. Inventories are stated at average cost and include material, labor and manufacturing overhead costs. The Company provides reserves against its slow moving, obsolete and excess inventories based upon factors which include current customer requirements, quantity on hand, age of inventory and months supply of inventory. The provisions for such reserves are recorded as a component of cost of goods sold.

Property and Depreciation

     Property, plant and equipment are stated at cost. Depreciation is provided substantially on a straight-line basis over the estimated useful lives of the respective assets generally as follows: buildings, 8 to 50 years, and machinery and equipment, 3 to 20 years. Asset and accumulated depreciation accounts are reduced for the sale or other disposition of property and the resulting gain or loss is included in results of operations. Fully depreciated items, other than buildings, generally are removed from the accounts.

Intangible Assets

     Intangible assets, included in other assets, were approximately $23,600 and $6,500 at December 31, 1996 and 1995, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Intangible assets are reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the intangible asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the Company's carrying value will be reduced. Accumulated amortization at December 31, 1996 and 1995, was $2,100 and $1,600, respectively. Amortization of intangible assets was $896, $474 and $431 in 1996, 1995 and 1994, respectively.

Retirement Plans

     Substantially all employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory. Generally, unrecognized gains and losses are systematically amortized over the average remaining service period of the plans' active participants. For United States plans, the Company funds the minimum amount permitted by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

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

Recently Issued Accounting Standards

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This Statement establishes new standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This Statement is effective for financial statements issued for periods ending after December 15, 1997 (earlier application is not permitted). This Statement requires restatement of all prior-period EPS data presented. The Company is currently evaluating the impact SFAS No. 128 will have on its financial statements, if any.

2. BUSINESS ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.


     In the first quarter of 1996, the Company formed a joint venture in China by acquiring a 55 percent interest in Shanghai SPS Biao Wu Fasteners Co. Ltd.
(SSBW). The Company contributed cash and equipment of $3,288 and manufacturing technology.


     In 1996, the Company completed two acquisitions of magnet materials manufacturers. On June 14, 1996, the Company acquired all of the outstanding shares of Flexmag Industries, Inc. (Flexmag) located in Marietta, Ohio, and the assets of a related magnets business located in Seneca, South Carolina, for $21,274. On July 3, 1996, the Company acquired all of the outstanding shares of Swift Levick Magnets Ltd. (Swift Levick), located in Derbyshire, England for $18,491. The excess of the purchase price over the fair value of the net assets acquired for both acquisitions was approximately $12,900 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.


     On October 8, 1996, the Company acquired 85 percent of the capital stock of Mecair Aerospace Industries, Inc. (Mecair), a manufacturer of aerospace fasteners, located in Pointe Claire (Montreal), Quebec, Canada for $8,300. The excess of the purchase price over the fair value of the net assets acquired was approximately $3,500 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.


     In 1995, the Company paid $6,200 to acquire, relocate and prepare for their intended use certain assets of Harvard Industries, Inc.'s Elastic Stop Nut Division (ESNA). ESNA manufactured aerospace locknuts in Union, New Jersey. On June 30, 1995, the Company also paid approximately $1,000 to increase its ownership in Unbrako K.K. from 50 percent to 100 percent. Unbrako K.K. is a distributor of the Company's Unbrako and aerospace products in the Japanese market.


     On August 16, 1995, the Company acquired approximately 48 percent of the outstanding stock of Metalac S.A. Industria e Comercio (Metalac) located in Sorocaba, Brazil. With this acquisition, the Company increased its ownership to approximately 95 percent. Metalac is a leading manufacturer and distributor of industrial and automotive fasteners in Brazil. The Company paid $4,000 in cash and issued 141,666 shares of the Company's common stock (approximate market value on August 16, 1995 of $5,667). The Stock Purchase Agreement also contains additional payments contingent on the future earnings performance of Metalac. Any additional payments made, when the contingency is resolved, will be accounted for as additional costs of the acquired assets and amortized over the remaining life of the assets. No additional payments have been accrued to date. Prior to this acquisition, the Company accounted for its investment in Metalac using the equity method.


     The following unaudited pro forma consolidated results of operations are presented as if the Flexmag, Swift Levick, Mecair and Metalac acquisitions had been made at the beginning of the periods presented. The effects of the other acquisitions (SSBW, Unbrako K.K. and ESNA) are not material and, accordingly, have been excluded from the pro forma presentation.

                                    Years Ended
                                    December 31
                                 1996           1995
                             ------------   -----------
Net sales  ...............    $ 510,740      $ 476,351
Net earnings  ............       22,585         16,252
Earnings per common
 share and common
 share equivalent   ......         3.59           2.69

     The pro forma consolidated results of operations include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt and certain other adjustments, together with related income tax effects. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

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

     Net assets held for sale included in the December 31, 1996 and 1995 consolidated balance sheets include the land and building located in Puerto Rico, related to the former site of an Unbrako manufacturing operation closed in 1992, and a small parcel of land located in Newtown, Pennsylvania. In January 1997, the Company sold the land and building in Puerto Rico for $1,100, which approximated its net book value at December 31, 1996.

4. ACCOUNTS AND NOTES RECEIVABLE
                                   1996         1995
                                 -------      -------
Trade  .....................     $72,273      $59,836
Notes and other ............       2,937        2,750
                                 -------      -------
                                  75,210       62,586
Less allowance for doubtful
 receivables    ............       1,668        1,292
                                 -------      -------
                                 $73,542      $61,294
                                 =======      =======
5. INVENTORIES
                                   1996        1995
                                 --------     -------
Finished goods   ...........     $50,726      $45,933
Work-in-process  ...........      25,363       20,095
Raw materials and
 supplies  .................      17,010       14,330
Tools   ....................       6,679        7,732
                                --------     --------
                                $ 99,778     $ 88,090
                                ========     ========
6. INVESTMENTS IN AFFILIATES

     At December 31, 1996, the Company's investments in affiliates consist of
22.05 percent interest in Precision Fasteners Limited, Bombay, India, a 50 percent interest in Unbrako Products Pte. Ltd., Singapore, and a 50 percent interest in National-Arnold Magnetics Company, Adelanto, California, United States. In 1995, the Company acquired controlling interests in Metalac and Unbrako K.K. (See Note 2). Prior to the 1995 acquisition dates, the Company had a 50 percent or less interest in these companies and, accordingly, classified these investments as affiliates and accounted for them using the equity method of accounting.

     Dividends received from affiliates were $339, $387 and $196 in 1996, 1995 and 1994, respectively. Retained earnings in 1996, 1995 and 1994 included undistributed earnings of affiliates, net of deferred taxes, of $3,945, $3,369 and $7,493 respectively. At December 31, 1996, the Company has guaranteed the payment of $1,882 of the affiliates' indebtedness.

     In 1994, Precision Fasteners Limited executed a public issue of its stock whereby it issued 4,800,000 shares at

$1.59 per share and generated proceeds of approximately $6,900, net of related expenses. The Company elected not to subscribe to the affiliate's public issue which reduced its percentage ownership from 36.75 percent to 22.05 percent. The gain on this transaction was offset by a write down of the Company's proportionate share of the affiliate's cumulative translation adjustment account. At December 31, 1996, the market value of the affiliate's stock of $4,800 approximated the carrying value of the Company's investment.

     The table below contains the summarized financial information of unconsolidated affiliates. The operations of Metalac and Unbrako K.K. are included in the table up to the date the Company acquired a controlling interest.

                               1996        1995       1994
                            ----------  ----------  ---------
Condensed Statements
 of Earnings
Net sales  ...............   $33,300     $48,256     $59,314
Gross profit  ............     9,600      16,035      21,651
Operating earnings  ......     5,431       6,955       7,863
Net earnings  ............     3,244       5,428       4,658

Condensed Balance
 Sheets
Current assets   .........   $28,233     $21,414     $33,744
Noncurrent assets   ......    22,210      15,139      23,931
                             --------    --------    -------
                             $50,443     $36,553     $57,675
                             ========    ========    =======
Current liabilities ......   $22,583     $16,498     $17,660
Noncurrent liabilities         8,529       3,034       3,661
Shareholders' equity   ...    19,331      17,021      36,354
                             --------    --------    -------
                             $50,443     $36,553     $57,675
                             ========    ========    =======

7. PROPERTY, PLANT AND EQUIPMENT

                                       1996         1995
                                      -------     --------
Land  ...........................     $ 6,565      $ 5,001
Buildings   .....................      57,891       48,181
Machinery and
 equipment  .....................     194,459      164,708
Construction in progress   ......      17,147       12,968
                                      -------     --------
                                      276,062      230,858
Less accumulated
 depreciation  ..................     127,446      118,120
                                      -------     --------
                                     $148,616     $112,738
                                     ========     ========

     Depreciation expense was $18,006, $14,256 and $12,632 in 1996, 1995 and
1994, respectively.

8. NOTES PAYABLE

                              1996        1995
                            -------     -------
Short-term bank
 borrowings and notes
 payable ...............    $11,708      $1,080
Current portion of
 long-term debt   ......      4,746       5,498
                            -------     -------
                            $16,454     $ 6,578
                            ========    =======

     The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 6.8% and 48.0% as of December 31, 1996 and 1995, respectively. All short-term bank borrowings at December 31, 1995 were related to the Company's Brazilian operation and denominated in Brazilian Reis. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $12,241 as of December 31, 1996. The Company also has unused long term credit facilities as discussed in Note 10.

9. ACCRUED EXPENSES

                                   1996          1995
                                  ------       -------
Employee compensation
 and related benefits   ......    $24,625      $23,861
Other    .....................     25,507       18,584
                                  -------      -------
                                  $50,132      $42,445
                                  =======      =======

10. LONG-TERM DEBT

                                   1996         1995
                               -----------   ----------
Note Purchase Agreement,
 fixed interest rates of
 7.7% to 7.88%  ............     $85,000
Notes Payable to Insurance
 Companies, fixed interest
 of 9.45%    ...............                  $35,000
Bank Credit Agreement,
 variable interest rates,
 composite interest rate of
 6.74% at December 31,
 1995  .....................                   21,700
Loan Agreement, variable
 interest rate, 6.625% at
 December 31, 1996    ......       8,872
Industrial Development
 Revenue Bond Series
 1987, variable interest
 rate, 4.25% and 5.5% at
 December 31, 1996 and
 1995, due 2012    .........       5,300        5,300
Other  .....................       4,412        1,617
                                 -------      -------
                                 103,584       63,617
Less current installments
 (included in notes
 payable)  ................        4,746        5,498
                                 -------      -------
                                $ 98,838     $ 58,119
                                ========     ========

     Installments due during the next five years are as follows: $4,746, $5,145, $2,966, $600, $5,496 in 1997 through 2001, respectively.

     On June 17, 1996, the Company completed a new long-term Note Purchase Agreement with three insurance companies. Under this new agreement, the Company borrowed $85,000 at fixed interest rates of 7.70 percent to 7.88 percent due in annual installments from July 1, 2001 to July 1, 2011. The proceeds from the new agreement were used to pay off $30,000 of existing Notes Payable to Insurance Companies, reduce debt borrowed under the current Bank Credit Agreement and to fund recent acquisitions.

     Under the Bank Credit Agreement dated June 28, 1995, the Company may borrow up to $55,000 in either United States dollars or certain Eurocurrencies. The agreement also provides for a $10,000 sublimit, within the total $55,000 limit, which is available for letters of credit. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) an eurocurrency rate equal to the effective interbank rate, as defined, plus a premium which ranges from .5 to 1.5 percentage points based on the consolidated fixed charge coverage ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 1996 and 1995, the average interest rate on borrowings outstanding was 6.3 percent and 7.4 percent, respectively. The Company is required to pay a commitment fee of .3 percentage points on unborrowed amounts. The Bank Credit Agreement is a four year agreement, extendable for one year on each of the first and second anniversary dates.

     As part of the 1996 acquisition of Swift Levick Magnets Ltd. (as described in Note 2), the Company entered into a loan agreement with the seller for 5,250 English pounds ($8,872 at December 31, 1996). The loan is collateralized by a bank letter of credit, bears interest at LIBOR plus .75 percent and is due in annual installments from June 30, 1997 to June 30, 1999. In 1996, the average interest rate was 6.7 percent.

     The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility in Utah and are collateralized by a first mortgage on the facility and a bank letter of credit. In 1996 and 1995, the average interest rate was 3.7 percent and 4.1 percent, respectively.

     The Company is subject to a number of restrictive covenants under the various debt agreements. These covenants, among other things, set forth limitations on indebtedness, restrict the payment of cash dividends and require the Company to maintain a minimum consolidated tangible net worth and a minimum consolidated fixed charge coverage ratio. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. Under these covenants, dividends paid by the Company may not exceed $7,500 plus 50 percent of consolidated net income (or minus 100 percent of consolidated net loss) for the period from January 1, 1996 to the date of the dividend.

11. COMMITMENTS AND CONTINGENCIES

     Leases

     Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 14 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $3,872, $2,507 and $2,158 in 1996, 1995 and 1994,
respectively.

     At December 31, 1996, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $19,976. The minimum payments over the next five years are as follows: $3,023, $2,885, $2,891, $2,116 and $1,913 in 1997 through 2001, respectively.

     Environmental

     The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1996, the Company had an accrued liability of $3,300 for environmental remediation which represents management's best estimate of the costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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

12. INCOME TAXES

     The components of the provision for income taxes from operations were as follows:

                              1996        1995       1994
                           ---------   ---------   --------
Currently payable:
 United States
   Federal    ............    $1,205       $ 400       $ 200
   State and local  ......       500         346         350
   Non-United
   States  ...............     1,810       2,335       1,950
                              -------     ------      ------
                               3,515       3,081       2,500
                              -------     ------      ------
Deferred:
  United States
   Federal    ............     3,557         810       2,017
   State and local  ......       150        (280)       (861)
   Non-United
   States  ...............     1,528       2,789        (736)
                              -------     ------      ------
                               5,235       3,319         420
                              -------     ------      ------
                              $8,750      $6,400      $2,920
                              =======     ======      ======

     The income tax benefits of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes credited to additional paid-in capital was $1,534 in 1996, $265 in 1995 and $23 in 1994.

     The components of earnings from operations before income taxes were as follows:

                                1996          1995          1994
                              --------      --------      -------
United States    .........    $ 25,114      $ 10,948      $ 2,231
Non-United States   ......       5,936        10,327        3,889
                              --------      --------      -------
                              $ 31,050      $ 21,275      $ 6,120
                              ========      ========      =======

     Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheets were as follows:

                                     1996          1995
                                  --------       --------
Inventory reserves   .........    $  7,720       $  7,905
Post-retirement benefits
 other than pensions    ......       4,721          4,752
Other employee benefits
 and compensation    .........       5,786          4,916
Alternative minimum tax
 credits    ..................       1,758          1,327
Advance corporate tax   ......         508          1,041
Accrued expenses  ............       4,175          2,065
Net operating loss carry
 forwards   ..................       6,926         10,909
Valuation allowances    ......      (8,857)       (10,349)
                                  --------       --------
 Deferred income tax
   asset .....................      22,737         22,566
                                  --------       --------
Depreciation   ...............     (10,500)        (8,648)
Pension benefits  ............      (4,441)        (4,826)
Other, net  ..................      (1,734)        (1,757)
                                  --------       --------
 Deferred income tax
   liability  ................     (16,675)       (15,231)
                                  --------       --------
 Net deferred income tax
   asset  ....................    $  6,062       $  7,335
                                  ========       ========

     The Company has recorded a net deferred tax asset of $6.1 million at December 31, 1996. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss carryforwards (NOLs). Although realization is not assured, management believes it is more likely than not that the recorded net deferred tax asset will be realized. At December 31, 1996, the Company had United States NOLs of $10,700 which begin to expire in 2008, Brazilian NOLs of $7,500 with no expiration dates and other non-United States NOLs of $2,500 which begin to expire in 2002. The valuation allowance at December 31, 1996 relates to certain state and non-United States tax jurisdictions. The net change in the valuation allowance for 1996 results primarily from the release of valuation allowances in the United States based on the reevaluation of the realization of future benefits net of increases for additional Brazilian NOLs and valuation allowances acquired with the 1996 business acquisitions.

     The following sets forth the differences between the provision for income taxes from continuing operations computed at the United States federal statutory income tax rate of 35 percent for 1996 and 34 percent for 1995 and 1994 and that reported for financial statement purposes:

                                        1996         1995        1994
                                      -------      -------      -------
Provision computed at the
 United States federal
 statutory income tax
 rate   .....................         $10,868      $ 7,234      $ 2,081
Earnings of certain subsid-
 iaries taxed at different
 rates  .....................            (934)        (664)      (1,923)
Permanent items  ............             973        1,346        2,168
State income tax, net of
 federal benefit    .........             246          256          177
Unused net operating loss
 of subsidiary sold    ......                                     2,176
Valuation allowances   ......          (2,417)      (1,824)      (2,255)
Other, net    ...............              14           52          496
                                      -------      -------      -------
Provision for income taxes            $ 8,750      $ 6,400      $ 2,920
                                      =======      =======      =======

     In 1994, the Company sold its Spanish subsidiary that had NOLs. The tax benefit of these NOLs of $2,176 was fully offset by a valuation allowance at December 31, 1993. In 1994, the Company wrote-off the deferred tax benefit of these NOLs and made a corresponding reduction to its valuation allowance.


     United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $48,600 because, in management's opinion, such earnings are required in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

13. RETIREMENT PLANS AND OTHER BENEFITS

     The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service to the salaried plan. The Company's contribution expense for the salaried plan was $245 in 1996, $208 in 1995 and $199 in 1994.

     The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1996 and 1995, the plans' assets included Company stock with fair values of $14,156 and $10,970, respectively. There were no dividends received from Company stock for the years ended December 31, 1996 and 1995.

     The following table sets forth the funded status of these plans at December 31, 1996 and 1995:

                                                                       1996                               1995
                                                        ----------------------------------- -----------------------------------
                                                         Plans whose       Plans whose       Plans whose       Plans whose
                                                        assets exceed      accumulated      assets exceed      accumulated
                                                         accumulated         benefits        accumulated        benefits
                                                           benefits       exceed assets        benefits       exceed assets
                                                        ----------------  ----------------  ----------------  ---------------
Plan assets at fair value  ...........................      $ 134,120         $ 11,283          $ 116,266         $  9,215
Actuarial present value of benefit obligations:
 Vested benefits  ....................................       (113,990)         (17,123)           (94,061)         (17,167)
 Nonvested benefits  .................................           (588)          (1,381)              (411)            (873)
                                                            ---------         --------          ---------         --------
 Accumulated benefit obligation  .....................       (114,578)         (18,504)           (94,472)         (18,040)
Projected future salary increases   ..................         (8,634)             (60)           (14,723)            (272)
                                                            ---------         --------          ---------         --------
Projected benefit obligation  ........................       (123,212)         (18,564)          (109,195)         (18,312)
                                                            ---------         --------          ---------         --------
Plan assets in excess of (less than) projected
 benefit obligation  .................................         10,908           (7,281)             7,071           (9,097)
Unrecognized net (asset) obligation at date of
 initial application    ..............................         (4,670)             163             (5,165)             208
Unrecognized prior service (gain) cost    ............        (10,535)           1,067            (11,761)           1,213
Unrecognized net loss   ..............................         19,150            3,242             21,932            4,021
Recognized minimum liability  ........................                          (4,517)                             (5,276)
                                                            ---------         --------          ---------         --------
Prepaid (accrued) pension cost at December 31   ......      $  14,853         $ (7,326)         $  12,077         $ (8,931)
                                                            =========         ========          =========         ========

     Under the requirements of Statement of Financial Accounting Standards
(SFAS) No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1996 and 1995. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the balance recorded as a separate reduction of shareholders' equity.

     The assumptions used as of December 31, 1996, 1995 and 1994 in determining the domestic net pension cost and net pension liability were as follows:

                            1996        1995        1994
                          ----------  ----------  ----------
Discount rate  .........     7.65%       7.25%       9.00%
Rate of return on plan
 assets  ...............    10.00%      10.00%      10.00%
Rate of future compensa-
 tion increase    ......     5.00%       5.00%       5.00%

     The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The range of assumptions used as of December 31, 1996 was as follows: discount rate, 6.5 to 8 percent; rate of return on plan assets, 9.5 percent; rate of future compensation increase, 4.25 to 5.5 percent.

     The net periodic pension cost incurred for 1996, 1995 and 1994, respectively, for these plans, included the following components:

                            1996         1995         1994
                          --------     --------     -------
Service cost    ......    $  5,559     $  4,665     $ 3,881
Interest cost   ......       9,424        9,226       9,148
Actual return on plan
 assets   ............     (13,901)     (21,378)     (4,267)
Net amortization and
 deferral    .........       1,205       11,337      (5,961)
                          --------     --------     -------
Net periodic pension
 cost  ...............    $  2,287     $  3,850     $ 2,801
                          ========     ========     =======

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

     Effective in 1994, the Company implemented certain programs, such as required participation in managed care programs when available, intended to stem rising costs. These amendments resulted in an unrecognized prior service gain of $6,376, which is being amortized as a reduction in postretirement benefit cost beginning in 1994. An assumed discount rate of 7.65 percent, 7.25 percent and 8.5 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1996, 1995 and 1994, respectively.

     The funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31 were as follows:

                               1996         1995          1994
                             --------     --------      --------
Accumulated postretire-
 ment benefit obligation:
 Current retirees   ......    $ 4,566      $ 6,039       $ 6,891
 Fully eligible actives .       1,430          662         1,634
 Other actives   .........      3,378        3,529         2,136
                             --------     --------      --------
Total accumulated post-
 retirement benefit
 obligation   ............      9,374       10,230        10,661
Unrecognized prior ser-
 vice gain    ............      4,783        5,314         5,845
Unrecognized net loss  .         (728)      (1,567)       (2,004)
                             --------     --------      --------
Postretirement benefit
 obligation   ............   $ 13,429     $ 13,977      $ 14,502
                             ========     ========      ========

     Net periodic postretirement benefit cost included the following components:

                                1996        1995        1994
                               -----       -----       -----
Service cost  ............     $ 178       $ 159       $ 205
Interest cost    .........       686         846         836
Unrecognized prior ser-
 vice gain    ............      (531)       (531)       (531)
Net amortization and
 deferral  ...............        26          77         150
                               -----       -----       -----
Net periodic postretire-
 ment benefit cost  ......     $ 359       $ 551       $ 660
                               =====       =====       =====

     A 5 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1996. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $290 and increase the aggregate of the service and interest components of net periodic postretirement benefit cost for 1996 by $57.

14. STOCK OPTIONS

     The Company has a nonqualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 1,650,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant; and discounted price options are granted at par value of the common stock on date of grant. The options maximum term is 10 years and options granted vest over a five year period.


     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company will continue to apply the provisions of Accounting Principles Board Opinion 25 in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as follows:

                                  Years Ended
                                  December 31
                               1996          1995
                             -------       -------
Net earnings  ............   $21,871       $14,729
Earnings per common share
 and common share
 equivalent   ............      3.47          2.47

     The weighted-average fair value of options granted per share was $20.49 and $12.61 in 1996 and 1995, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants in both 1996 and 1995 as follows: expected volatility of 32 percent, expected option life of five years and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rates of 5.3 percent and 7.1 percent were used for 1996 and 1995, respectively.


     At December 31, 1996, 58 individuals held options to purchase an aggregate of 630,654 shares (fixed 617,240, discounted 13,414). There are 471,540 fixed price options outstanding with exercise prices ranging from $20.50 to $28.44 per share (a weighted-average exercise price per share of $24.34) and expiration dates ranging from December 2, 1997 to February 6, 2005 (a weighted- average remaining contractual life of six years). Of these 471,540 fixed price options outstanding, 301,332 shares are currently exercisable with a weighted-average exercise price of $24.02 per share. In addition, there are 145,700 fixed price options outstanding with exercise prices ranging from $39.50 to $54.00 per share (a weighted-average exercise price per share of $50.29) and expiration dates ranging from November 30, 1998 to January 31, 2006 (a weighted-average remaining contractual life of seven years). Of these 145,700 fixed price options outstanding, 39,100 shares are currently exercisable with a weighted-average exercise price of $43.88 per share. The discounted price options outstanding have an exercise price of $1.00 and expiration dates ranging from May 31, 1999 to June 2, 2006 with a weighted-average remaining contractual life of six years. No variable price options were outstanding at December 31, 1996.

     Changes in shares under option were as follows:

                                                            1996                        1995                       1994
                                                 ---------------------------  -------------------------  ------------------------
                                                   Shares       Weighted-      Shares      Weighted-      Shares      Weighted-
                                                                 Average                    Average                    Average
                                                                 Exercise                   Exercise                  Exercise
                                                                  Price                      Price                      Price
Options outstanding at beginning of year    ...      730,950      $26.48         699,102     $25.97         661,097     $26.76
Additions (deductions):
 Options granted    ...........................       99,132       54.03         109,806      30.45          92,009      23.72
 Options exercised  ...........................     (192,828)      28.79         (69,258)     26.30         (17,169)     22.25
 Options expired or terminated  ...............       (6,600)      41.70          (8,700)     30.20         (36,835)     34.28
                                                   ---------                    --------                   --------
Options outstanding at end of year    .........      630,654       29.84         730,950      26.48         699,102      25.97
                                                   =========                    ========                   ========
Options exercisable at end of year    .........      349,677       25.63         462,592      27.19         450,806      28.25
Shares available for future option grants   ...      216,074                     311,119                    116,620
Total exercise of options outstanding at end
 of year   ....................................    $  18,818                    $ 19,358                   $ 18,159

     Under the nonqualified stock option plan, the Company has issued 6,908 restricted shares. Each year 20 percent of the restricted shares granted become free of any restrictions. As of December 31, 1996, 6,029 shares issued are restricted.

15. PER SHARE DATA

     Earnings or loss per share is computed by dividing net earnings or loss by the weighted average number of common shares outstanding. When dilutive, stock options are included as common share equivalents using the treasury stock method. The number of shares used in computing the earnings or loss per share was 6,297,627 in 1996, 5,958,440 in 1995 and 5,131,900 in 1994. Primary and
fully diluted earnings or loss per share are the same for each of these years.

16. PREFERRED STOCK PURCHASE RIGHTS

     As provided in the Rights Agreement dated November 11, 1988, the Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock. The Rights Agreement was amended on January 22, 1991 and on November 16, 1994. Under the Rights Agreement as amended, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1 per share, for $125. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 1998, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.

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

17. FINANCIAL INSTRUMENTS

 Fair Value of Long-Term Debt

     The fair value of the Company's long-term debt is estimated based on the quoted market prices for similar issues or by discounting expected cash flows at the rates cur-rently available to the Company for debt of the same remaining maturities. The fair value of the Company's variable rate debt approximates its carrying value. The carrying amount and the estimated fair value of the Company's long-term debt, including the current portion, are as follows:

                                   1996          1995
                                 --------      --------
Carrying amount  ............    $103,584      $ 63,617
Estimated fair value   ......     108,114        66,930

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


     At December 31, 1996, the Company has outstanding contracts maturing in 1997 that have, in the aggregate, a United States dollar contract value equivalent of $2,326, which approximates fair value based on rates available to the Company at December 31, 1996.

18. RESEARCH AND DEVELOPMENT

     Research and development costs incurred were $5,649, $5,247 and $4,727 for 1996, 1995 and 1994, respectively.

19. INDUSTRY SEGMENT AND  GEOGRAPHIC AREA INFORMATION

     The Company operates in two industry segments: Fasteners (high-strength precision mechanical fasteners and precision components); and Materials (superalloys in ingot form and magnetic materials). The Company operates in the following geographic areas: United States, Europe (principally England and Ireland) and other (principally Australia, Brazil, Canada, China, Japan and Mexico). Inter-area sales consist of products similar to those offered to unaffiliated customers and are accounted for on the basis of third party sales price. Principal markets include aerospace, transportation, industrial machinery and equipment, electrical and medical equipment. Interest income and expense, equity in earnings of affiliates and other income and expenses are excluded from the determination of segment operating earnings. In 1996, the Company recorded a pre-tax charge for the cost of employee separations of $3,600 which has been included in selling, general and administrative expense. For segment reporting purposes, $2,700 reduced the fastener group operating earnings and $900 increased unallocated corporate costs.

Industry Segments

                                           1996           1995        1994
                                         --------       --------    --------
Net sales:
 Fasteners   ........................    $334,677       $273,556    $239,561
 Materials   ........................     151,226        136,258     109,344
                                         --------       --------    --------
 Net sales   ........................    $485,903       $409,814    $348,905
                                         ========       ========    ========
Operating earnings:
 Fasteners   ........................    $ 26,997       $ 16,657    $  2,376
 Materials   ........................      19,581         17,103      13,409
 Unallocated corporate costs   ......      (8,400)        (7,750)     (7,807)
                                         --------       --------    --------
 Operating earnings   ...............    $ 38,178       $ 26,010    $  7,978
                                         ========       ========    ========
Identifiable assets:
 Fasteners   ........................    $296,948       $246,440    $211,309
 Materials   ........................     129,452         77,285      75,570
 Net assets held for sale   .........       1,600          2,362       2,367
                                         --------       --------    --------
 Total assets   .....................    $428,000       $326,087    $289,246
                                         ========       ========    ========


Depreciation and Amortization and Capital Additions:

                        Depreciation and Amortization                Capital Additions
                      ----------------------------------     ----------------------------------
                        1996         1995         1994         1996         1995         1994
                      --------     --------      -------     --------     --------     --------
Fasteners   ......    $13,620      $10,875       $9,936      $20,936      $16,258      $11,110
Materials   ......      5,282        3,855        3,127        7,284        5,222        6,505
                      --------     --------      -------     --------     --------     --------
 Total   .........    $18,902      $14,730       $13,063     $28,220      $21,480      $17,615
                      ========     ========      =======     ========     ========     ========

Geographic Areas

                                  1996           1995        1994
                                --------       --------    --------
Net sales:
 United States  ............    $345,591       $313,810    $275,069
 Europe   ..................      99,430         89,106      79,253
 Other    ..................      60,668         26,158      14,980
 Inter-area  ...............     (19,786)       (19,260)    (20,397)
                                --------       --------    --------
     Net sales .............    $485,903       $409,814    $348,905
                                ========       ========    ========
Operating earnings:
 United States  ............    $ 31,052       $ 18,037    $  3,746
 Europe   ..................       5,872          5,207       2,108
 Other    ..................       1,267          1,704       1,597
 Eliminations   ............         (13)         1,062         527
                                --------       --------    --------
 Operating earnings   ......    $ 38,178       $ 26,010    $  7,978
                                ========       ========    ========


                                        1996          1995         1994
                                      --------      --------     --------
Identifiable assets:
 United States  ..................    $252,118      $209,616     $197,252
 Europe   ........................     107,557        68,196       66,336
 Other    ........................      67,224        46,332       24,675
 Net assets held for sale   ......       1,600         2,362        2,367
 Eliminations   ..................        (499)         (419)      (1,384)
                                      --------      --------     --------
     Total assets ................    $428,000      $326,087     $289,246
                                      ========      ========     ========

Included in United States sales are export sales of $39,400 in 1996, $35,700 in 1995 and $26,000 in 1994.



Report of Independent
Accountants

The Shareholders and Board of Directors
SPS Technologies, Inc.:


     We have audited the accompanying consolidated balance sheets of SPS Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
February 4, 1997