Form 10-K405, Exhibit 13
period 1996-12-31
SPS TECHNOLOGIES INC
filed 1997-03-31
CIK 93444

Summary of Quarterly Results (unaudited)
(Thousands of dollars, except share data)

                                                        Quarter Ended
                                  -----------------------------------------------------
                                   March          June        September      December
                                     31            30            30            31
                                  -----------   -----------   ------------   ----------
1996
----
Net sales    ..................    $113,975      $121,302       $125,435     $125,191
Gross profit    ...............      22,825        24,950         25,701       26,024
Net earnings    ...............       5,040         6,020          6,040        5,200
Net earnings per share   ......         .81           .95            .96          .82

1995
----
Net sales    ..................    $102,432      $100,581       $100,500     $106,301
Gross profit    ...............      17,295        18,723         20,200       19,436
Net earnings    ...............       3,050         3,925          4,185        3,715
Net earnings per share   ......         .54           .67            .70          .60


     1996
     ----
     Third quarter results include a pre-tax charge of $2,100 for the cost of employee separations. Also in the third quarter, the Company revised its estimates related to the future realization of tax benefits related to its deferred tax assets. As a result, the provision for income taxes was reduced by $1,700 in the third quarter.


     Fourth quarter results include a pre-tax charge of $1,500 due to certain costs incurred to consolidate management responsibilities.


     1995
     ----
     Fourth quarter results include a change in the estimate of obsolescence reserves on the Unbrako product line inventory. The effect of this change was to reduce fourth quarter pre-tax operating earnings by $1,100.