Form 10-K405, Exhibit 13
period 1996-12-31
SPS TECHNOLOGIES INC
filed 1997-03-31
CIK 93444

Selected Financial Data
(Thousands of dollars, except share data)

                                                     1996         1995         1994
                                                  -----------  -----------  -----------
Net sales   ....................................  $485,903      $409,814     $348,905
Operating earnings (loss)  .....................    38,178        26,010        7,978
Earnings (loss) before cumulative effect of
 changes in accounting policies  ...............    22,300        14,875        3,200
Cumulative effect of changes in accounting
 policies   ....................................
Net earnings (loss)  ...........................    22,300        14,875        3,200

---------------------------------------------------------------------------------------

Working capital   ..............................   126,319       103,007       87,491
Total assets   .................................   428,000       326,087      289,246
Long-term debt    ..............................    98,838        58,119       56,426
Property, plant and equipment additions   ......    28,220        21,480       17,615

---------------------------------------------------------------------------------------

Per Share Data:
Earnings (loss) before cumulative effect of
 changes in accounting policies  ...............      3.54          2.50          .62
Cumulative effect of changes in accounting
 policies   ....................................
Net earnings (loss)  ...........................      3.54          2.50          .62
Cash dividends    ..............................
Shareholders' equity    ........................     28.20         24.44        24.18



                                                               1993                1992
                                                           -----------          -----------
Net sales   ....................................            $ 319,094             $359,431
Operating earnings (loss)  .....................              (29,087)              (3,106)
Earnings (loss) before cumulative effect of
 changes in accounting policies  ...............              (30,995)              (7,009)
Cumulative effect of changes in accounting
 policies   ....................................                                   (13,400)
Net earnings (loss)  ...........................              (30,995)             (20,409)

-------------------------------------------------------------------------------------------

Working capital   ..............................               94,483              102,968
Total assets   .................................              285,979              295,608
Long-term debt    ..............................               81,828               63,321
Property, plant and equipment additions   ......               12,248               11,555

-------------------------------------------------------------------------------------------

Per Share Data:
Earnings (loss) before cumulative effect of
 changes in accounting policies  ...............                (6.07)               (1.37)
Cumulative effect of changes in accounting
 policies   ....................................                                     (2.63)
Net earnings (loss)  ...........................                (6.07)               (4.00)
Cash dividends    ..............................                  .96                 1.28
Shareholders' equity    ........................                20.14                27.98


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

                                                                              39