Form 10-K405, Exhibit 13
period 1996-12-31
SPS TECHNOLOGIES INC
filed 1997-03-31
CIK 93444

Common Stock Information

     The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, during the last eight quarters were as follows:

Quarter Ended                    High                                 Low
---------------------------  ------------                          ----------
December 31, 1996    ......    $65.38                               $58.63
September 30, 1996   ......     70.25                                59.75
June 30, 1996  ............     71.25                                55.63
March 31, 1996    .........     56.63                                51.25
December 31, 1995    ......    $53.75                               $38.63
September 30, 1995   ......     41.00                                36.00
June 30, 1995  ............     37.88                                29.50
March 31, 1995    .........     31.13                                25.38

     As of March 3, 1997, the approximate number of registered shareholders was 1,092.

     34