Form 10-K405, Exhibit 13
period 1996-12-31
SPS TECHNOLOGIES INC
filed 1997-03-31
CIK 93444

Management's Discussion and Analysis of Financial
Condition and Results of Operations


Introduction

     Sales, net earnings and net cash provided by operating activities have improved significantly over the past two years. Significant capital expenditures, which reduced manufacturing costs and improved customer service levels, coupled with improving economic conditions in certain markets contributed to these increases. Increased sales of aerospace fasteners has resulted in the most significant improvement to operating results compared to last year. In 1996, the Company completed acquisitions which strengthened its existing businesses, consolidated certain manufacturing operations to reduce cost, downsized and simplified its management structure and negotiated a new long term debt agreement to take advantage of favorable financing.

                             1996 Compared to 1995

Net Sales

     Fastener segment sales increased $61.1 million, or 22.3 percent, in 1996. The segment's aerospace fasteners sales increased $35.6 million, or 27.7 percent, to $163.9 million due to the improving demand for new commercial aircraft orders. Based on commercial aircraft production projections by the major aircraft manufacturers, the Company expects this trend of improving demand for aerospace fasteners to continue into 1997 and 1998. The Company has invested and will continue to invest in infrastructure to increase capacity and support this projected expansion.


     Sales by Metalac S.A. Industria e Comercio (Metalac) in Brazil (acquired on August 16, 1995) Unbrako K.K. in Japan (acquired on June 30, 1995) and Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW) in China (a joint venture formed on January 1, 1996) increased fastener segment sales and sales sourced from other areas, as presented in the geographic area information in Note 19 to the financial statements, by $32.5 million in 1996. Excluding the sales from these businesses, the Company's industrial fastener sales increased $1.1 million, or
1.6 percent, while the Unbrako fastener sales decreased $8.6 million, or 14.6 percent. The decline in Unbrako sales is due to a number of factors, including inventory reduction programs by distributors; competitive pricing conditions; and weak demand in European markets.

     Excluding the $17.9 million of sales from the two magnetic materials businesses acquired in 1996 (Flexmag Industries, Inc. and Swift Levick Magnets, Ltd.), materials segment sales decreased by $3.0 million, or 2.2 percent. Sales of magnetic materials which decreased by $7.2 million, or 9.8 percent, were adversely affected by a significant decline in orders from personal computer, telecommunications and electronics equipment customers. Sales of superalloys increased $4.2 million, or 6.9 percent, as demand increased from the aerospace, land-based turbine and medical markets. Capital expenditures planned for 1997 are intended to increase superalloy vacuum melt production capacity to further participate in the expanding aerospace and land-based turbine markets. Excluding the sales of Swift Levick Magnets, Ltd., all materials segment sales are sourced from the United States and are classified as such in the geographic area information presented in Note 19 to the financial statements.

Operating Earnings

     Operating earnings of the fasteners segment improved from $16.7 million, or
6.1 percent of sales, in 1995, to $27.0 million, or 8.1 percent of sales in 1996. The improvement in earnings is primarily the result of increased sales of aerospace fasteners and cost reductions attributed to the Company's investment in new state-of-the-art computer controlled machine tools. By reducing costs and better servicing customers, the Company's Cleveland, Ohio plant increased its operating profit despite a $5.2 million net decrease in sales of its industrial and Unbrako fasteners.

     In response to the decline in industrial and Unbrako fastener sales in the European and Brazilian markets, the Company consolidated its manufacturing operations in Shannon, Ireland; Coventry, England and Sorocaba,
Brazil in 1996. The Company also consolidated management responsibilities in Jenkintown, Pennsylvania. As a result, the Company recorded a pre-tax charge for the cost of employee separations of $3.6 million which has been included in selling, general and administrative expense. For segment reporting, $2.7 million reduced the Fastener Group operating earnings and $900 thousand increased unallocated corporate costs. These actions, which reduced total employment by 70 employees are expected to lower future operating and administrative costs by approximately $3.6 million per year.

     Excluding the operating earnings of the two magnetic material businesses acquired in 1996, the operating earn-ings of the Materials Group increased from $17.1 million, or 12.6 percent of sales, in 1995 to $17.3 million, or 12.9 percent of sales, in 1996. This increase in earnings is attributed to a higher volume of superalloy sales, partially offset by the decrease in magnetic material sales as described above.


     United States operating earnings improved from $18.0 million in 1995 to $31.1 million in 1996. This increase is attributed to higher sales volume of domestic aerospace fasteners, improved operating performance by the Cleveland, Ohio plant and the acquisition of Flexmag Industries, Inc. European operating earnings increased from $5.2 million in 1995 to $5.9 million in 1996. This increase is attributed to higher sales volume of European aerospace fasteners and the acquisition of Swift Levick Magnets, Ltd. Partially offsetting this increase was the cost of employee separations at the Shannon, Ireland and Coventry, England manufacturing plants discussed earlier.

Other Expenses

     Interest expense increased from $6.5 million in 1995 to $8.0 million in 1996. Higher levels of debt increased interest expense by approximately $1.9 million, while lower interest rates reduced interest expense by $400 thousand. Income from the equity in earnings of affiliates decreased from $1.7 million in 1995 to $853 thousand in 1996. As discussed in Note 2 to the financial statements, the Company increased its ownership interest in Metalac and Unbrako K.K. in August and June of 1995, respectively. Prior to these acquisitions, the Company accounted for its investment in these companies using the equity method.


Orders and Backlog

     Incoming orders in 1996 were $508.6 million compared to $446.6 million in 1995, a 13.9 percent increase. Increased orders by the Aerospace Products Division ($33.2 million) and incoming orders from acquisitions, including Metalac, Flexmag and Swift Levick ($37.5 million) accounted for the majority of the increase. Partially offsetting these increases was a decrease in orders received for Unbrako Products manufactured in North America and Europe ($13.1 million) and lower orders for magnetic materials manufactured by the Arnold Engineering Company ($13.8 million). The backlog in orders at December 31, 1996 was $181.0 million, compared to $136.5 million at the end of 1995 and $98.5 million at December 31, 1994.

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


     At December 31, 1996, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

Acquisitions

     In 1996, the Company increased its investment in the magnetic materials business of its materials segment by acquiring certain businesses combined with the Company's subsidiary, The Arnold Engineering Co. (Arnold), a leading manufacturer of magnetic materials and components. As discussed in Note 2 to the financial statements, the Company acquired all of the outstanding shares of Flexmag Industries, Inc. (Flexmag), a manufacturer of flexible bonded magnets, located in Marietta, Ohio and the assets of a related injection molded magnetics business located in Seneca, South Carolina, for $21.3 million on June 14, 1996. In 1996, these businesses had sales of approximately $19.5 million. This acquisition will further expand Arnold's product lines into markets that the Company believes have attractive growth potential. The injection molded magnetics business has been consolidated with Arnold's existing manufacturing operation in Norfolk, Nebraska. As discussed in Note 2 to the financial statements, the Company acquired all of the outstanding shares of Swift Levick Magnets Ltd. (Swift Levick), located in Derbyshire, England for $18.5 million on July 3, 1996. Swift Levick is a European manufacturer of permanent magnets with 1996 sales of approximately $19.1 million. This acquisition has enabled Arnold to merge certain manufacturing operations, expand its permanent magnet technical base and provide it with an opportunity to expand sales into European markets.


     As discussed in Note 2 to the financial statements, on October 8, 1996 the Company acquired 85 percent of the capital stock of Mecair Aerospace Industries, Inc. (Mecair), a manufacturer of aerospace fasteners, located in Pointe-Claire (Montreal), Quebec, Canada. Mecair is a manufacturer of high strength fasteners and precision components for commercial and military aircraft and for land-based power generation systems with 1996 sales of approximately $6.4 million. The acquisition of Mecair is part of the Company's efforts to increase aerospace fastener capacity.

                             1995 Compared to 1994

Net Sales

     Fastener segment sales increased by $34.0 million, or 14.2 percent, as sales increased in all served markets. The Company's aerospace fastener sales were up $15.9 million, or 14.2 percent, to $128.3 million in 1995 due to increased sales of fasteners to the maintenance and retrofit markets. Industrial and Unbrako fastener sales increased $18.1 million, or 14.2 percent in 1995, included in this increase is $9.8 million of sales by Metalac and Unbrako K.K. which are included in the 1995 results of operations from their dates of acquisition. The remaining increase is due primarily to increased sales of automotive and Unbrako fasteners in the European market. Sales of automotive and Unbrako products in the North American market were level with 1994.


     Materials segment sales increased by $26.9 million, or 24.6 percent, as sales of magnetic materials and superalloys increased from the prior year. Demand was very strong for magnetic materials such as bonded magnets, rare earth magnets and molybdenum permalloy powder cores sold to the automotive, telecommunications and personal computer markets. Demand for these products softened at the end of 1995. Stainless steel alloy sales to the air melt investment casting market increased significantly from 1994. Sales of vacuum melt alloy products manufactured for aerospace applications improved in the second half of 1995.

Operating Earnings

     The operating earnings of the fastener segment improved significantly from $2.4 million, or 1 percent of sales, in 1994, to $16.7 million, or 6 percent of sales in 1995. Excluding the net unusual charge in 1994, operating earnings increased by $10.8 million or 183 percent. The improvement in earnings is attributed to increased sales of fastener products and cost reductions attributed to the Company's investment in new state-of-the-art computer controlled machine tools. New manufacturing equipment and expanded employee training programs at the Company's Cleveland, Ohio plant resulted in a significant improvement in its operating earnings compared to its poor performance in 1994. Despite an increase in European automotive fastener sales, the Company's facility in Coventry, England, incurred an operating loss in 1995 due to inefficiencies in manufacturing and the need to replace older equipment. The Company restructured the management organization at the Coventry facility and started a multi-year equipment modernization program.


     In the materials segment, operating earnings increased from $13.4 million or 12.3 percent of sales in 1994, to $17.1 million or 12.6 percent of sales in 1995. The increase in earnings is attributed to higher sales volume and improved manufacturing efficiencies. Advances made in magnetic and superalloy technology and investments in new state-of-the-art equipment reduced manufacturing cost and improved delivery time in the materials segment.


     Excluding the $3.1 million restructuring credit in 1994, United States operating earnings improved from $646 thousand in 1994 to $18.0 million in 1995. The increase in earnings is attributed to higher sales volume of domestic aerospace fasteners, significant improvement in the operating performance of the Cleveland, Ohio plant and improved results of the materials segment. Excluding the $6.6 million loss on disposal of the Spanish subsidiary in 1994, European operating earnings decreased from $8.7 million in 1994 to $5.2 million in 1995. The decrease in earnings is attributed to the 1995 operating loss of the Coventry facility and lower margins on incremental sales into certain markets intended to improve market share.

Other Expenses

     Interest expense decreased from $6.9 million in 1994 to $6.5 million in 1995. Lower levels of debt decreased interest expense by approximately $1.2 million, but higher interest rates caused interest expense to increase by $800 thousand. The unfavorable change in other income of $3.4 million is attributed primarily to the loss on the disposal of fixed assets of $541 thousand in 1995, compared to the gain of $3.4 million in 1994. Certain machinery and equipment that was replaced with more modern equipment was sold or written off in 1995. In 1994, the Company sold its former corporate headquarters in Newtown, Pennsylvania and the Company's aircraft. The sale of these assets resulted in gains totaling $3.3 million.

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


     Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Net cash provided by operating activities increased by $23.3 million in 1996 compared to 1995 due primarily to the $7.4 million improvement in net earnings and the $13.4 million improvement in changes in working capital. Partially offsetting these increases was the $4.8 million received in 1995 from the surrender of corporate-owned life insurance policies. The 1996 acquisitions of SSBW, Flexmag, Swift Levick and Mecair contributed to higher levels of working capital as of December 31, 1996.


     The increase in cash used in investing activities is attributed to 1996 payments for Flexmag ($21.3 million), Swift Levick ($10.4 million) and Mecair ($5.6 million) compared to 1995 payments for the Elastic Stop Nut Division of Harvard Industries, Inc. ($6.2 million) and the Company's increase in ownership interest in Unbrako K.K. ($1 million) and Metalac ($4 million). 1994 investing activities include proceeds from the sale of the Newtown facility ($10 million), sale of the Company's aircraft ($1.1 million) and the sale of the Assembly Systems Division ($2.1 million). The Company spent $28.2 million for capital expenditures in 1996 and is budgeting $35 million for 1997. This level of capital expenditures is required to increase manufacturing capacity for aerospace fasteners and superalloy and magnetic materials and to replace old and outdated equipment in the Industrial and Unbrako manufacturing operations.


     In December 1994, the Company sold 512,561 shares of common stock previously held in the Company's treasury at a price of $24.50 per share through a rights offering to its existing shareholders. Proceeds, net of related expenses, from this rights offering of $12.2 million were used to reduce debt under the Bank Credit Agreement and for other general corporate purposes.


     The Company's total debt to equity ratio was 65 percent at December 31, 1996, 44 percent at December 31, 1995 and 52 percent at December 31, 1994. Total debt was $115.3 million at December 31, 1996 compared to $64.7 million at the end of 1995 and 1994. As of December 31, 1996, under the terms of the existing credit agreements, the Company is permitted to incur an additional $33 million in debt. In 1996, the Company completed a new long term Note Purchase Agreement in the amount of $85 million at an average fixed rate of 7.83 percent and an average maturity of 11 years. Proceeds were used to reduce certain bank borrowings and existing long term debt and to fund recent acquisitions. Additional details of the new long term Note Purchase Agreement, the credit agreements with commercial banks and the industrial bonds are provided in Note 10 to the financial statements.


     As discussed in Note 19 to the financial statements, the Company is a multinational corporation with operations in many countries. The largest portion of the Company's foreign operations are in countries with stable currencies namely, England and Ireland. However, the Company acquired a controlling interest in a Brazilian subsidiary in 1995 and commenced a Chinese joint venture in 1996. As the Company expands into Brazil, China and other foreign countries, it is increasing its exposure to foreign currency fluctuations. Fluctuations in foreign currency exchange rates affect the Company's financial position and results of operations. As discussed in Note 17 to the financial statements, the Company uses forward exchange contracts to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. There are presently no significant restrictions on the remittance of funds generated by the Company's non-United States operations.

     38