Form 10-K, Exhibit 13
period 1997-12-31
SPS TECHNOLOGIES INC
filed 1998-03-31
CIK 93444

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



STATEMENTS OF CONSOLIDATED OPERATIONS
(Thousands of dollars, except share data)


                                                                Years ended December 31
                                                            1997          1996          1995
                                                      ---------------------------------------
Net sales ...........................................   $588,616       $485,903      $409,814
Cost of goods sold ..................................   460,159         386,403       334,160
                                                      ---------------------------------------
      GROSS PROFIT ..................................   128,457          99,500        75,654

Selling, general and administrative expense .........    70,379          61,322        49,644
                                                      ---------------------------------------
      OPERATING EARNINGS ............................    58,078          38,178        26,010

Other income (expense):
   Interest income ..................................     1,002             621           520
   Interest expense .................................    (8,998)         (7,989)       (6,483)
   Equity in earnings of affiliates .................       230             853         1,701
   Minority interest ................................      (224)           (100)
   Other, net .......................................      (788)           (513)         (473)
                                                      ---------------------------------------
                                                         (8,778)         (7,128)       (4,735)
                                                      ---------------------------------------
      EARNINGS BEFORE INCOME TAXES ..................    49,300          31,050        21,275

Provision for income taxes ..........................    16,800           8,750         6,400
                                                      ---------------------------------------
      NET EARNINGS ..................................   $32,500        $ 22,300      $ 14,875
                                                      =======================================

      EARNINGS PER COMMON SHARE:

        BASIC .......................................   $  2.68        $   1.87      $   1.30
                                                      =======================================

        DILUTED .....................................   $  2.54        $   1.77      $   1.25
                                                      =======================================

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



CONSOLIDATED BALANCE SHEETS
(Thousands of dollars, except share data)


                                                                         December 31
                                                                      1997          1996
                                                                -------------------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents ....................................    $ 18,659      $ 33,310
 Accounts and notes receivable, net ...........................      84,419        73,542
 Inventories ..................................................     102,466        99,778
 Deferred income taxes ........................................      17,076        20,567
 Prepaid expenses and other ...................................       4,268         4,579
                                                                -------------------------
      TOTAL CURRENT ASSETS ....................................     226,888       231,776
                                                                -------------------------
Investments in affiliates .....................................       5,988         4,760
Property, plant and equipment, net ............................     172,599       148,616
Other assets ..................................................      66,573        42,848
                                                                -------------------------
        TOTAL ASSETS ..........................................    $472,048      $428,000
                                                                =========================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable and current portion of long-term debt ..........    $ 15,211      $ 16,454
 Accounts payable .............................................      45,006        34,952
 Accrued expenses .............................................      54,723        50,132
 Income taxes payable .........................................       5,563         3,919
                                                                -------------------------
      TOTAL CURRENT LIABILITIES ...............................     120,503       105,457
                                                                -------------------------
Deferred income taxes .........................................      14,799        14,505
Long-term debt ................................................      95,507        98,838
Retirement obligations ........................................      24,623        25,607
Minority interest .............................................       1,826         5,997
SHAREHOLDERS' EQUITY
 Preferred stock, par value $1 per share,
   authorized 400,000 shares, issued none
 Common stock, par value $.50 per share,
   authorized 60,000,000 shares, issued 13,576,846 shares
   (13,292,500 shares in 1996) ................................       6,788         6,646
 Additional paid-in capital ...................................      92,597        82,561
 Retained earnings ............................................     133,391       100,891
 Minimum pension liability ....................................      (2,292)       (2,257)
 Common stock in treasury, at cost, 1,204,766 shares (1,290,762
   shares in 1996) ............................................      (8,856)       (7,920)
 Cumulative translation adjustments ...........................      (6,838)       (2,325)
                                                                -------------------------
      TOTAL SHAREHOLDERS' EQUITY ..............................     214,790       177,596
                                                                -------------------------
        TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY ................................    $472,048      $428,000
                                                                =========================

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



STATEMENTS OF CONSOLIDATED CASH FLOWS
(Thousands of dollars)


                                                                                   Years ended December 31
                                                                              1997           1996           1995
                                                                        -------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings ..........................................................    $  32,500     $   22,300      $  14,875
Reconciliation of net earnings to net cash provided by operating activities:
   Depreciation and amortization ......................................       23,083         18,902         14,730
   Equity in undistributed earnings of affiliates .....................         (230)          (853)        (1,701)
   Net loss on sale of property, plant and equipment ..................          453          1,320            541
   Deferred income taxes ..............................................        7,197          5,235          3,319
   Cash used for restructuring activities .............................                                       (550)
   Other operating items ..............................................         (552)          (283)           564
   Changes in assets and liabilities, net of
    acquisitions of businesses:
     Receivables ......................................................       (6,533)          (421)        (1,738)
     Inventories ......................................................        1,796          1,031         (4,952)
     Prepaid expenses and other .......................................         (281)           790            109
     Accounts payable .................................................        6,314            186           (811)
     Accrued expenses .................................................        3,045          4,006            (31)
     Income taxes payable .............................................        3,861            984            528
     Other assets and liabilities, net ................................         (450)        (2,890)         2,125
                                                                        -------------------------------------------
   Net cash provided by operating activities ..........................       70,203         50,307         27,008
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment ............................      (37,510)       (28,220)       (21,480)
Proceeds from sale of property, plant and equipment ...................        1,520          1,160          4,240
Acquisitions of businesses ............................................      (47,191)       (35,580)       (11,293)
Proceeds from divestitures of businesses ..............................                                        705
                                                                        -------------------------------------------
   Net cash used in investing activities ..............................      (83,181)       (62,640)       (27,828)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings ..............................................       30,182        162,739         22,955
Reduction of borrowings ...............................................      (32,862)      (127,776)       (25,359)
Proceeds from exercise of stock options ...............................        2,666          2,300          1,843
Purchases of treasury stock ...........................................       (1,136)
                                                                        -------------------------------------------
   Net cash provided by (used in) financing activities ................       (1,150)        37,263           (561)
Effect of exchange rate changes on cash ...............................         (523)           287              2
                                                                        -------------------------------------------
   Net increase (decrease) in cash and cash equivalents ...............      (14,651)        25,217         (1,379)
   Cash and cash equivalents at beginning of year .....................       33,310          8,093          9,472
                                                                        -------------------------------------------
   Cash and cash equivalents at end of year ...........................    $  18,659     $   33,310      $   8,093
                                                                        ===========================================
SUPPLEMENTAL CASH FLOW DISCLOSURES
   Interest paid ......................................................    $  10,627     $    4,260      $   6,134
   Income taxes paid ..................................................        6,059          3,280          2,449
SIGNIFICANT NONCASH INVESTING AND FINANCING
 ACTIVITIES
   Issuance of treasury shares for businesses acquired ................        4,915                         5,666
   Debt assumed with businesses acquired ..............................        3,179         14,976
   Acquisition of treasury shares for stock options exercised .........          774          3,253

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
(Thousands of dollars, except share data)


                                            Additional                 Minimum                    Cumulative        Total
                                  Common      Paid-In     Retained     Pension      Treasury     Translation    Shareholders'
                                   Stock      Capital     Earnings    Liability       Stock      Adjustments       Equity
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1994 ....   $6,378      $68,124     $ 63,716    $ (1,235)     $ (5,990)     $ (6,889)       $124,104
Issuance of 147,306 shares
 of common stock under
 stock option plans ...........       73        2,039                                                                2,112
Issuance of 283,278 shares
 of treasury stock for
 business acquired ............                 4,522                                  1,144                         5,666
Net earnings ..................                             14,875                                                  14,875
Minimum pension liability
 changes ......................                                         (1,391)                                     (1,391)
Foreign currency translation
 adjustment ...................                                                                        283             283
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1995 ....    6,451       74,685       78,591      (2,626)       (4,846)       (6,606)        145,649
Issuance of 390,682 shares
 of common stock under
 stock option plans ...........      195        7,060                                                                7,255
Acquisition of 121,846
 shares of treasury stock
 under stock option plans .....                                                       (3,253)                       (3,253)
Net earnings ..................                             22,300                                                  22,300
Minimum pension liability
 changes ......................                                            369                                         369
Foreign currency translation
 adjustment ...................                                                                      4,281           4,281
Issuance of 29,600 shares of
 treasury stock for
 contribution to pension
 plan .........................                   816                                    179                           995
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1996 ....    6,646       82,561      100,891      (2,257)       (7,920)       (2,325)        177,596
Issuance of 284,346 shares
 of common stock under
 stock option plans ...........      142        6,095                                                                6,237
Acquisitions of 47,424
 shares of treasury stock .....                                                       (1,910)                       (1,910)
Issuance of 133,420 shares
 of treasury stock for
 businesses acquired ..........                 3,941                                    974                         4,915
Net earnings ..................                             32,500                                                  32,500
Minimum pension liability
 changes ......................                                            (35)                                        (35)
Foreign currency translation
 adjustment ...................                                                                     (4,513)         (4,513)
                               ----------------------------------------------------------------------------------------------
Balance, December 31, 1997 ....   $6,788      $92,597     $133,391    $ (2,292)     $ (8,856)     $ (6,838)       $214,790
                               ==============================================================================================

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Thousands of dollars, except share data)

1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of the Company and all its subsidiaries. Investments in affiliates, owned 20 percent or more but not in excess of 50 percent, are recorded on the equity method. Certain prior year amounts have been reclassified for comparative purposes.

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

Long-Lived Assets

     Long-lived assets, including intangible assets, are reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the asset's carrying value is reduced. Intangible assets, included in other assets, were approximately

$49,000 and $23,600 at December 31, 1997 and 1996, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Accumulated amortization at December 31, 1997 and 1996, was $3,900 and $2,100, respectively. Amortization of intangible assets was $2,273, $896 and $474 in 1997, 1996 and 1995, respectively.


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


Foreign Currency Translation

     With the exception of an operation in Brazil, the financial statements of the Company's non-United States subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. For the operation in Brazil, financial statements are translated at either current or historical exchange rates, as appropriate. These adjustments, along with gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations.

     Effective January 1998, Brazil will no longer be considered a highly inflationary economy, because the three-year cumulative rate of inflation is below 100%. The Company will measure the financial statements of its Brazilian entity using the Brazilian real as its functional currency.


Forward Exchange Contracts

     The Company enters into forward exchange contracts primarily as hedges relating to identifiable currency positions. These financial instruments are

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposures on firm foreign currency commitments are deferred and recognized as adjustments to the bases of those assets. Gains and losses on forward exchange contracts which hedge foreign currency assets or liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged. The cash flow from such contracts are classified in the same category as the transaction hedged in the statements of consolidated cash flows.

Per Share Data

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share." This Statement establishes standards for computing and presenting earnings per share. Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. The Company adopted SFAS No. 128 in the fourth quarter of 1997. Prior periods have been restated in accordance with SFAS No. 128. This restatement resulted in no material change from amounts previously reported.


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


Recently Issued Accounting Standards

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income." This Statement establishes standards for reporting and disclosing comprehensive income and its components. Comprehensive income includes all changes in equity except those resulting from investments by owners and distribution to owners. This Statement is effective for fiscal years beginning after December 15, 1997. The Company will adopt SFAS No. 130 and begin reporting comprehensive income in the first quarter of 1998.

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting segment results based on the way management organizes segments within the enterprise for making operating decisions and assessing performance. This Statement is effective for financial statements for periods beginning after December 15, 1997. This Statement need not be applied to interim financial statements in the initial year of its application. The Company will adopt SFAS No. 131 in the fourth quarter of 1998, and is still evaluating its impact on the Company's segment disclosures.


2. COMMON STOCK SPLIT

     On July 29, 1997, the Company's Board of Directors approved a two-for-one split of its common stock, effective August 20, 1997, distributed to shareholders on August 29, 1997. In conjunction with the stock split, the Board of Directors also approved a reduction in the par value of the common shares from $1.00 to $0.50, and increased the number of authorized common shares from 30,000,000 to 60,000,000. All share and per share data for prior periods presented have been restated to reflect the stock split.

3. BUSINESS ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

     In January 1997, the Company acquired all of the outstanding shares of Postkey, Ltd. (Postkey), a manufacturer of cylindrical thread roll dies, located in

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

Nuneaton, England for $1,200. The excess of purchase price over the fair values of the net assets acquired was approximately $860 and has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years.

     On February 24, 1997, the Company acquired all of the outstanding shares of Greer Stop Nut, Inc. (Greer), a manufacturer of nylon insert nuts, located in Nashville, Tennessee for $10,000. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     On March 7, 1997, the Company acquired the assets of RJF International Corporation's (RJF) Bonded Magnet Business, a manufacturer of flexible ferrite bonded magnets, located in Cincinnati and Marietta, Ohio for $9,200. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,200 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

     On May 5, 1997, the Company acquired all of the outstanding shares of Lake Erie Design Co., Inc. (LED), a manufacturer of high precision ceramic cores for the investment casting industry, located in Wickliffe, Ohio for $8,100. The excess of the purchase price over the fair values of the net assets acquired was approximately $6,500 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

     On September 23, 1997, the Company acquired all of the outstanding shares of Mohawk Europa Limited (Mohawk), a specialty cutting tool manufacturer, located in Shannon, Ireland for $9,100. The purchase price approximated the fair value of the net assets acquired.

     On December 2, 1997, the Company acquired all of the outstanding shares of Magnetic Technologies Corporation (MTC), a designer and manufacturer of magnetic, electronic, and mechanical subassemblies of copiers and printers for the electronic office equipment industry, located in Rochester, New York and Rochester, England for $14,400. Approximately $9,600 was paid in cash and the remainder in common stock of the Company. The excess of the purchase price over the fair values of the net assets acquired was approximately $8,700 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

     In 1996, the Company completed two acquisitions of magnetic material manufacturers. On June 14, 1996, the Company acquired all of the outstanding shares of Flexmag Industries, Inc. (Flexmag) located in Marietta, Ohio, and the assets of a related magnet business located in Seneca, South Carolina, for $21,274. On July 3, 1996, the Company acquired all of the outstanding shares of Swift Levick Magnets Ltd. (Swift Levick), located in Derbyshire, England for $18,491. The excess of the purchase price over the fair value of the net assets acquired for both acquisitions was approximately $13,300 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

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

     The following unaudited pro forma consolidated results of operations are presented as if the Greer, RJF, LED, Mohawk, MTC, Flexmag, Swift Levick and Mecair acquisitions had been made at the beginning of the periods presented. The effects of the Postkey acquisition is not material and, accordingly, has been excluded from the pro forma presentation.

                                                     Years Ended
                                                     December 31
                                               1997            1996
                                          --------------------------
Net sales ..........................        $620,734        $570,978
Net earnings .......................          33,291          23,585
Basic earnings per
   common share ....................            2.74            1.98
Diluted earnings per
   common share ....................            2.60            1.88

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

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

4. ACCOUNTS AND NOTES RECEIVABLE



                                        1997         1996
                                    ----------------------
Trade ............................   $84,454      $ 72,273
Notes and other ..................     1,992         2,937
                                    ----------------------
                                      86,446        75,210
Less allowance for
   doubtful receivables ..........     2,027         1,668
                                    ----------------------
                                     $84,419      $ 73,542
                                    ======================

5. INVENTORIES



                                       1997         1996
                                   ----------------------
Finished goods ...........          $ 38,222      $45,726
Work-in-process ..........            36,871       30,363
Raw materials and
   supplies ..............            20,843       17,010
Tools ....................             6,530        6,679
                                   ----------------------
                                    $102,466      $99,778
                                   ======================

6. INVESTMENTS IN AFFILIATES

     At December 31, 1997, the Company's investments in affiliates consist of
22.05 percent interest in Precision Fasteners Limited (PFL), Bombay, India, and a 55 percent interest in Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW), Shanghai, China. SSBW is accounted for as an affiliate under the equity method because the Company is not able to exercise effective control over the operations. In 1997, the Company acquired controlling interest in Unbrako Products Pte. Ltd. (UPL), Singapore, and National-Arnold Magnetics Company
(NAM), Adelanto, California, United States. In 1995, the Company acquired controlling interests in Metalac S.A. Industria e Comercio (Metalac), Sorocaba, Brazil, and SPS/Unbrako K.K., Tokyo, Japan. Prior to the acquisition dates, the Company had a 50 percent or less interest in these companies and, accordingly, classified these investments as affiliates and accounted for them using the equity method of accounting.

     Dividends received from affiliates were $99, $339 and $387 in 1997, 1996 and 1995, respectively. Retained earnings in 1997, 1996 and 1995 included undistributed earnings of affiliates, net of deferred taxes, of $3,161, $3,945 and $3,369 respectively. At December 31, 1997, the market value of PFL's common stock was approximately $3,000.

     The table below contains the summarized financial information of affiliates. The operations of UPL, NAM,

Metalac and SPS/Unbrako K.K. are included in the table up to the date the Company acquired a controlling interest.




                                  1997         1996        1995
                               ---------------------------------
Condensed Statements
   of Earnings
Net sales ..................   $51,725      $33,300      $48,256
Gross profit ...............    11,489        9,600       16,035
Operating earnings .........     4,441        5,431        6,955
Net earnings ...............     1,915        3,244        5,428
Condensed Balance
   Sheets
Current assets .............   $36,955      $28,233      $21,414
Noncurrent assets ..........    31,778       22,210       15,139
                               ---------------------------------
                               $68,733      $50,443      $36,553
                               =================================
Current liabilities ........   $29,068      $22,583      $16,498
Noncurrent liabilities .....    18,087        8,529        3,034
Shareholders' equity .......    21,578       19,331       17,021
                               ---------------------------------
                               $68,733      $50,443      $36,553
                               =================================

7. PROPERTY, PLANT AND EQUIPMENT

                                          1997         1996
                                      ----------------------
Land ..............................   $  6,851      $  6,565
Buildings .........................     63,074        57,891
Machinery and
   equipment ......................    214,629       194,459
Construction in progress ..........     19,672        17,147
                                      ----------------------
                                       304,226       276,062
Less accumulated
   depreciation ...................    131,627       127,446
                                      ----------------------
                                      $172,599      $148,616
                                      ======================

     Depreciation expense was $20,810, $18,006 and $14,256 in 1997, 1996 and
1995, respectively.



8. NOTES PAYABLE




                                        1997        1996
                                      -------------------
Short-term bank
   borrowings and notes
   payable ........................   $ 9,178     $11,708
Current portion of
   long-term debt .................     6,033       4,746
                                      -------------------
                                      $15,211     $16,454
                                      ===================

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

     The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 5.6% and 6.8% as of December 31, 1997 and 1996, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $15,010 as of December 31, 1997. The Company also has unused long term credit facilities as discussed in Note 10.


9. ACCRUED EXPENSES

                                       1997        1996
                                   ---------------------
Employee compensation
   and related benefits .........   $27,114      $24,625
Other ...........................    27,609       25,507
                                   ---------------------
                                    $54,723      $50,132
                                   =====================

10. LONG-TERM DEBT




                                  1997        1996
                               --------------------
Note Purchase Agreement,
   fixed interest rates of
   7.7% to 7.88% ...........   $85,000      $85,000
Loan Agreement, variable
   interest rate, 7.813% and
   6.625% at December 31,
   1997 and 1996 ...........     5,962        8,872
Industrial Development
   Revenue Bond Series
   1987, variable interest
   rate, 4.4% and 4.25% at
   December 31, 1997 and
   1996, due 2012 ..........     5,300        5,300
Other ......................     5,278        4,412
                               --------------------
                               101,540      103,584
Less current installments
   (included in notes
   payable) ................     6,033        4,746
                               --------------------
                               $95,507      $98,838
                               ====================

     Installments due during the next five years are as follows: $6,033, $2,688, $438, $5,493, $5,490 in 1998 through 2002, respectively.


     The Company has a long-term Note Purchase Agreement with three insurance companies for

$85,000 at fixed interest rates of 7.70 percent to 7.88 percent due in annual installments from July 1, 2001 to July 1, 2011.

     Under the Bank Credit Agreement dated June 28, 1995, the Company may borrow up to $55,000 in either United States dollars or certain Eurocurrencies. The agreement also provides for a $10,000 sublimit, within the total $55,000 limit, which is available for letters of credit. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) an eurocurrency rate equal to the effective interbank rate, as defined, plus a premium which ranges from .5 to 1.5 percentage points based on the consolidated fixed charge coverage ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 1997 and 1996, the average interest rate on borrowings outstanding was 8.25 percent and 6.3 percent, respectively. The Company is required to pay a commitment fee of .3 percentage points on unborrowed amounts. The Bank Credit Agreement is a four year agreement, extendible for one year on each of the first and second anniversary dates. At December 31, 1997 and 1996, no amounts were outstanding under this credit facility. Except as disclosed below, all of the Company's loan agreements are unsecured.

     As part of the 1996 acquisition of Swift Levick Magnets Ltd. (as described in Note 3), the Company entered into a loan agreement with the seller ($5,962 at December 31, 1997). The loan is collateralized by a bank letter of credit, bears interest at LIBOR plus .75 percent and is due in annual installments from June 30, 1998 to June 30, 1999. In 1997 and 1996, the average interest rate was
7.6 percent and 6.7 percent, respectively.

     The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility in Utah and are collateralized by a first mortgage on the facility and a bank letter of credit. In 1997 and 1996, the average interest rate was 3.9 percent and 3.7 percent, respectively.

     The Company is subject to a number of restrictive covenants under these various debt agreements. Covenants associated with the Note Purchase Agreement are generally more restrictive than those of the Bank Credit Agreement. The Note Purchase Agreement contains the following significant financial covenants: maintenance of a consolidated debt-to-total capitalization (tangible net worth plus total debt) ratio of not

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

more than 50%; maintenance of a minimum consolidated tangible net worth of at least $137,700 as of December 31, 1997; and maintenance of a fixed charge coverage ratio of at least 1.75 to 1. Under these covenants, dividends paid by the Company may not exceed $24,200 as of December 31, 1997 plus 50 percent of consolidated net income (or minus 100 percent of consolidated net loss) from January 1, 1998 to the date of the dividend. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. The Company is currrently in compliance with all financial covenants. At year end 1997 the Company (as restricted by loan covenants) would have been allowed to borrow an additional $55,600.


11. COMMITMENTS AND CONTINGENCIES

     Leases

     Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 13 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $4,504, $3,872 and $2,507 in 1997, 1996 and 1995,
respectively.

     At December 31, 1997, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $32,595. The minimum payments over the next five years are as follows: $4,654, $4,705, $3,819, $3,656 and $3,357 in 1998 through 2002, respectively.

     Environmental

     The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1997, the Company had an accrued liability of $4,500 for environmental remediation which represents management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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


     Litigation

     The Company is involved in various legal matters incidental to its business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a materially adverse effect on the Company's consolidated financial position or results of operations.


12. INCOME TAXES

     The components of the provision for income taxes were as follows:



                                 1997        1996       1995
                              -------------------------------
Currently payable:
   United States
      Federal .............   $ 7,592     $1,205       $  400
      State and local .....       940        500          346
   Non-United States            1,071      1,810        2,335
                              -------------------------------
                                9,603      3,515        3,081
                              -------------------------------
Deferred:
   United States
      Federal .............     4,774      3,557          810
      State and local .....       196        150         (280)
   Non-United States.......     2,227      1,528        2,789
                              -------------------------------
                                7,197      5,235        3,319
                              -------------------------------
                              $16,800     $8,750       $6,400
                              ===============================


     The tax expense that results from allocating certain tax benefits to reduce goodwill of an acquired entity was $407 in 1997. The income tax benefits

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes credited to additional paid-in capital was $2,356 in 1997, $1,534 in 1996 and $265 in 1995.

     The components of earnings from operations before income taxes were as follows:



                                  1997         1996         1995
                               ---------------------------------
United States ..............   $41,783      $25,114      $10,948
Non-United States ..........     7,517        5,936       10,327
                               ---------------------------------
                               $49,300      $31,050      $21,275
                               =================================

     Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheets were as follows:



                                       1997         1996
                                    -------------------------
Inventory .......................   $ 7,313       $ 7,720
Post-retirement benefits
   other than pensions ..........     4,493         4,721
Other employee benefits
   and compensation .............     6,330         5,786
Alternative minimum tax
   credits ......................     1,072         1,758
Advance corporate tax ...........       148           508
Accrued expenses ................     3,768         4,175
Net operating loss carry for-
   wards ........................     4,256         6,926
Valuation allowances ............    (7,291)       (8,857)
                                    ----------------------
   Deferred income tax
      asset .....................    20,089        22,737
                                    ---------------------
Depreciation ....................   (11,882)      (10,500)
Pension benefits ................    (4,161)       (4,441)
Other, net ......................    (1,769)       (1,734)
                                    ---------------------
   Deferred income tax
      liability .................   (17,812)      (16,675)
                                    ----------------------
   Net deferred income tax
      asset .....................   $ 2,277       $ 6,062
                                    =====================


     The Company has recorded a net deferred tax asset of $2,277 million at December 31, 1997. Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss carry forwards (NOLs). Although realization is not assured, management believes it is more likely than not that the recorded net deferred tax asset will be realized. At December 31, 1997, the Company had United States NOLs of $2,300 which begin to expire in 2009, Brazilian NOLs of $7,300 with no expiration dates and other non-United States NOLs of $2,000 which begin to expire in 2003. The United States NOLs relate to the pre-owned operating losses of a 1997 business acquisition. These losses must be used to offset future taxable income of the acquired business and are not available to offset the consolidated taxable income of all United States owned subsidiaries. The valuation allowance at December 31, 1997 relates to certain state and non-United States tax jurisdictions. The net change in the valuation allowance for 1997 results primarily from the release of valuation allowances related to 1996 business acquisitions based on the reevaluation of the realization of future benefits, net of increases for additional Brazilian NOLs and valuation allowances acquired with the 1997 business acquisitions. Included in the December 31, 1997 and 1996 valuation allowance is $255 and $847, respectively, for deferred tax assets for which subsequently recognized tax benefits, if any, will be allocated to reduce goodwill of an acquired entity.


     The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent for 1997 and 1996, and 34 percent for 1995 and that reported for financial statement purposes:



                                 1997        1996        1995
                              ----------------------------------
Provision computed at
   the United States
   federal statutory
   income tax rate ........   $17,255      $10,868      $7,234
Earnings of certain
   subsidiaries taxed at
   different rates ........    (1,504)       (934)        (664)
Permanent items ...........       345         973        1,346
State income tax, net
   of federal benefit .....       583         246          256
Valuation allowances ......       150      (2,417)      (1,824)
Other, net ................       (29)         14           52
                              --------------------------------
Provision for income
   taxes ..................   $16,800      $8,750       $6,400
                              ================================

     United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $49,400 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

13. RETIREMENT PLANS AND OTHER
     BENEFITS


     The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service. The Company's contribution expense for the plans was $629 in 1997, $245 in 1996 and $208 in 1995.

     The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1997 and 1996, the plans' assets included 440,664 shares of the Company's common stock with fair values of $19,224 and $14,156, respectively. There were no dividends received from Company stock for the years ended December 31, 1997 and 1996.

     --------------------------------
The following table sets forth the funded status of these plans at December 31, 1997 and 1996:



                                                                 1997                                1996
                                                   --------------------------------------------------------------------
                                                     Plans whose       Plans whose       Plans whose       Plans whose
                                                    assets exceed      accumulated      assets exceed      accumulated
                                                     accumulated         benefits        accumulated        benefits
                                                       benefits       exceed assets        benefits       exceed assets
                                                   --------------------------------------------------------------------
Plan assets at fair value ......................   $145,851             $13,435           $134,120            $11,283
Actuarial present value of benefit obligations:
 Vested benefits ...............................   (126,521)            (19,480)          (113,990)           (17,123)
 Nonvested benefits ............................       (926)               (799)              (588)            (1,381)
                                                   ------------------------------------------------------------------
 Accumulated benefit obligation ................   (127,447)            (20,279)          (114,578)           (18,504)
Projected future salary increases ..............     (9,591)               (105)            (8,634)               (60)
                                                   ------------------------------------------------------------------
Projected benefit obligation ...................   (137,038)            (20,384)          (123,212)           (18,564)
                                                   ------------------------------------------------------------------
Plan assets in excess of (less than) projected
 benefit obligation ............................      8,813              (6,949)            10,908             (7,281)
Unrecognized net (asset) obligation at date of
 initial application ...........................     (3,716)                119             (4,670)               163
Unrecognized prior service (gain) cost .........     (9,482)                901            (10,535)             1,067
Unrecognized net loss ..........................     17,066               3,313             19,150              3,242
Recognized minimum liability ...................                         (4,285)                               (4,517)
                                                   ------------------------------------------------------------------
Prepaid (accrued) pension cost at December 31 .    $ 12,681             $(6,901)          $ 14,853            $(7,326)
                                                   ==================================================================

                       --------------------------------

     Under the requirements of Statement of Financial Accounting Standards
(SFAS) No. 87, "Employers' Accounting for Pensions," an additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1997 and 1996. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the balance recorded as a separate reduction of shareholders' equity.

     The assumptions used as of December 31, 1997, 1996 and 1995 in determining the domestic net pension cost and net pension liability were as follows:


                                   1997       1996         1995
                                --------------------------------
Discount rate ...............   7.00%         7.65%        7.25%
Rate of return on plan
   assets ...................   9.00%        10.00%       10.00%
Rate of future compen-
   sation increase ..........   5.00%         5.00%        5.00%

     The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The range of assumptions used as of December 31, 1997 was as follows: discount rate, 6 to 7 percent; rate of return on plan assets, 9 to 9.5 percent; rate of future compensation increase, 4 to
4.5 percent.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

     The net periodic pension cost incurred for 1997, 1996 and 1995, respectively, for these plans, included the following components:



                              1997          1996          1995
                          --------------------------------------
Service cost ...........   $   6,077     $   5,559     $   4,665
Interest cost ..........      10,460         9,424         9,226
Actual return on plan
   assets ..............     (17,681)      (13,901)      (21,378)
Net amortization and
   deferral ............       3,776         1,205        11,337
                           -------------------------------------
Net periodic pension
   cost ................   $   2,632     $   2,287     $   3,850
                           =====================================

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

     An assumed discount rate of 7 percent and 7.65 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1997 and 1996, respectively.

     The funded status of the plans and amounts recognized in the Company's consolidated financial statements as of December 31 were as follows:




                                    1997          1996
                                ----------------------
Accumulated postre-
   tirement benefit
   obligation:
   Current retirees .........    $ 4,372       $ 4,566
   Fully eligible actives          1,745         1,430
   Other actives ............      2,823         3,378
                                 ---------------------
Total accumulated
   postretirement ben-
   efit obligation ..........      8,940         9,374
Unrecognized prior
   service gain .............      4,251         4,783
Unrecognized net loss .             (414)         (728)
                                 ---------------------
Postretirement benefit
   obligation ...............    $12,777       $13,429
                                 =====================

     Net periodic postretirement benefit cost included the following components:



                                   1997         1996        1995
                                  ---------------------------------
Service cost ..................    $159         $178        $159
Interest cost .................     629          686         846
Unrecognized prior
   service gain ...............    (531)        (531)       (531)
Net amortization and
   deferral ...................      (3)          26          77
                                   -----------------------------
Net periodic postretire-
   ment benefit cost ..........    $254         $359        $551
                                   =============================

     A 7 percent annual rate of increase in the per capita

costs of covered health care benefits was assumed for 1997. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $71 and increase the aggregate of the service and interest components of net periodic postretirement benefit cost for 1997 by $9.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

14. STOCK OPTIONS

     The Company has a nonqualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 3,300,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant; and discounted price options are granted at par value of the common stock on date of grant. The options maximum term is 10 years and fixed options granted vest over a five year period and discounted options granted vest after one year.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company will continue to apply the provisions of Accounting Principles Board Opinion 25 in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as follows:




                                   Years Ended December 31
                               1997          1996          1995
                           --------------------------------------
Net earnings ............    $ 31,775      $ 21,871      $ 14,729
Basic earnings per
   common share .........        2.62          1.84          1.29
Diluted earnings per
   common share .........        2.48          1.74          1.24

     The weighted-average fair value of options granted per share were $14.51, $10.25 and $6.31 in 1997, 1996 and 1995, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants were as follows: expected volatility of 29 percent in 1997 and 32 percent in 1996 and 1995, expected option life of six years in 1997 and five years in 1996 and 1995, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rates of 6.2 percent, 5.3 percent and 7.1 percent were used for 1997, 1996 and 1995, respectively.

     At December 31, 1997, 62 individuals held options to purchase an aggregate of 1,157,124 shares (fixed 1,134,252 discounted 22,872). There are 701,252 fixed price options outstanding with exercise prices ranging from $10.25 to $14.22 per share (a weighted-average exercise price per share of $12.31) and expiration dates ranging from November 28, 2000 to February 6, 2005 (a weighted-average remaining contractual life of six years). Of these 701,252 fixed price options outstanding, 538,852 shares are currently exercisable with a weighted-average exercise price of $12.00 per share. In addition, there are 260,000 fixed price options outstanding with exercise prices ranging from $19.75 to $27.00 per share (a weighted-average exercise price per share of $24.11) and expiration dates ranging from November 30, 1998 to January 31, 2006 (a weighted-average remaining contractual life of six years). Of these 260,000 fixed price options outstanding, 100,800 shares are currently exercisable with a weighted-average exercise price of $23.57 per share. Also, there are 173,000 fixed price options outstanding with exercise prices ranging from $33.91 to $45.59 per share (a weighted-average exercise price per share of $34.58) and expiration dates ranging from February 9, 2007 to December 16, 2007 (a weighted-average remaining contractual life of nine years). Of these 173,000 fixed price options outstanding, no shares are currently exercisable. The discounted price options outstanding have an exercise price of $ .50 and expiration dates ranging from May 31, 1999 to June 1, 2007 with a weighted-average remaining contractual life of six years. Of the 22,872 discounted price options outstanding, 21,016 shares are currently exercisable. No variable price options were outstanding at December 31, 1997.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

 Changes in shares under option were as follows:



                                               1997                       1996                       1995
                                     -------------------------  -------------------------  ------------------------
                                        Shares      Weighted-      Shares      Weighted-      Shares      Weighted-
                                                     Average                    Average                    Average
                                                     Exercise                   Exercise                  Exercise
                                                      Price                      Price                      Price
Options outstanding at
 beginning of year ................    1,261,308     $ 14.92      1,461,900     $ 13.24      1,398,204     $ 12.99
Additions (deductions):
 Options granted ..................      180,856      34.59         198,264      27.01         219,612       15.22
 Options exercised ................     (271,240)     12.24        (385,656)     14.40        (138,516)      13.15
 Options expired or terminated           (13,800)     27.00         (13,200)     20.85         (17,400)      15.10
                                       ---------                  ---------                  ---------
Options outstanding at end of
 year .............................    1,157,124      18.31       1,261,308      14.92       1,461,900      13.24
                                       =========                  =========                  =========
Options exercisable at end of
 year .............................      660,668      13.40         699,354      12.82         925,184      13.60
Shares available for future
 option grants ....................      251,986                    432,148                    622,238
Total exercise of options
 outstanding at end of year .......   $   21,193                 $   18,818                 $   19,358

     Under the nonqualified stock option plan, the Company has issued 26,922 restricted shares. Each year 20 percent of the restricted shares granted become free of any restrictions. As of December 31, 1997, 22,401 shares issued are restricted under the nonqualified stock option plan.


                                ---------------
15. PER SHARE DATA


     Earnings per share amounts have been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." This restatement resulted in no material change from amounts previously reported. Earnings per share are computed as follows:

                                                                Years Ended December 31
                                                        1997              1996              1995
                                                  -------------------------------------------------
Net earnings ..................................    $     32,500      $     22,300      $     14,875
                                                   ================================================
Average shares of common stock outstanding
 used to compute basic earnings per common
 share ........................................      12,128,173        11,918,938        11,441,332
Additional common shares to be issued assuming
 exercise of stock options, net of shares
 assumed reacquired ...........................         668,085           647,926           420,684
                                                   ------------------------------------------------
Shares used to compute dilutive effect of stock
 options ......................................      12,796,258        12,566,864        11,862,016
                                                   ================================================
Basic earnings per common share ...............    $       2.68      $       1.87      $       1.30
                                                   ================================================
Diluted earnings per common share .............    $       2.54      $       1.77      $       1.25
                                                   ================================================

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

     Options to purchase 92,200 shares of common stock at $22.69 per share were outstanding during 1995 but were not included in the computation of diluted EPS in 1995 because the options' exercise price was greater than the average market price of the common shares. These options expire on December 7, 1999.


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



                                      1997          1996
                                  ----------------------
Carrying amount ...............   $101,540      $103,584
Estimated fair value ..........    109,350       108,114

Forward Exchange Contracts

     At December 31, 1997 and 1996, the Company had $6,314 and $2,326, respectively, of forward foreign currency exchange contracts outstanding. These contracts are primarily in British pounds and Irish punts, mature within 60 days and approximate fair values based on rates available to the Company at December 31, 1997 and December 31, 1996, respectively. The counterparties of these agreements are major financial institutions; therefore, management believes the risk of incurring losses related to these contracts is remote.


18. RESEARCH AND DEVELOPMENT

     Research and development costs incurred were $5,290, $5,649 and $5,247 for 1997, 1996 and 1995, respectively.


19. INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

     The Company operates in two industry segments: Fasteners (high-strength precision mechanical fasteners and precision components); and Materials (superalloys in ingot form, ceramic cores and magnetic materials). The Company operates in the following geographic areas: United States, Europe (principally England and Ireland) and other (principally Australia, Brazil, Canada, China, Japan, Mexico and Singapore). Inter-area sales consist of products similar to those offered to unaffiliated customers and are accounted for on the basis of third party sales price. Principal markets include aerospace, transportation, industrial machinery and equipment, electrical and medical equipment. Interest income and expense, equity in earnings of affiliates and other income and expenses are excluded from the determination of segment operating earnings. In 1996, the Company recorded a pre-tax charge for the cost of employee separations of $3,600 which has been included in selling, general and administrative expense. For segment reporting purposes, $2,700 reduced the fastener segment operating earnings and $900 increased unallocated corporate costs.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Thousands of dollars, except share data)

Industry Segments


                                             1997          1996          1995
                                         -------------------------------------
Net sales:
 Fasteners ...........................    $394,868      $334,677      $273,556
 Materials ...........................     193,748       151,226       136,258
                                          ------------------------------------
 Net sales ...........................    $588,616      $485,903      $409,814
                                          ====================================
Operating earnings:
 Fasteners ...........................    $ 42,398      $ 26,997      $ 16,657
 Materials ...........................      25,380        19,581        17,103
 Unallocated corporate costs .........      (9,700)       (8,400)       (7,750)
                                          ------------------------------------
 Operating earnings ..................    $ 58,078      $ 38,178      $ 26,010
                                          ====================================
Identifiable assets:
 Fasteners ...........................    $301,720      $298,548      $248,802
 Materials ...........................     170,328       129,452        77,285
                                          ------------------------------------
 Total assets ........................    $472,048      $428,000      $326,087
                                          ====================================


Depreciation and Amortization and Capital Additions:


                         Depreciation and Amortization                Capital Additions
                      ------------------------------------   ----------------------------------
                         1997         1996         1995         1997         1996         1995
                      -------------------------------------------------------------------------
Fasteners .........    $15,582      $13,620      $10,875      $25,320      $20,936      $16,258
Materials .........      7,501        5,282        3,855       12,190        7,284        5,222
                       ------------------------------------------------------------------------
   Total ..........    $23,083      $18,902      $14,730      $37,510      $28,220      $21,480
                       ========================================================================


Geographic Areas


                                     1997           1996           1995
                                 ----------------------------------------
Net sales:
 United States ...............    $ 427,034      $ 345,591      $ 313,810
 Europe ......................      121,594         99,430         89,106
 Other .......................       64,531         60,668         26,158
 Inter-area ..................      (24,543)       (19,786)       (19,260)
                                  ---------------------------------------
 Net sales ...................    $ 588,616      $ 485,903      $ 409,814
                                  =======================================
Operating earnings:
 United States ...............    $  48,273      $  31,052      $  18,037
 Europe ......................        8,589          5,872          5,207
 Other .......................        1,290          1,267          1,704
 Eliminations ................          (74)           (13)         1,062
                                  ---------------------------------------
 Operating earnings ..........    $  58,078      $  38,178      $  26,010
                                  =======================================
Identifiable assets:
 United States ...............    $ 302,089      $ 253,718      $ 211,978
 Europe ......................      113,600        107,557         68,196
 Other .......................       56,586         67,224         46,332
 Eliminations ................         (227)          (499)          (419)
                                  ---------------------------------------
 Total assets ................    $ 472,048      $ 428,000      $ 326,087
                                  =======================================

Included in United States sales are export sales of $55,000 in 1997, $39,400 in 1996 and $35,700 in 1995.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
SPS Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of SPS Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related statements of consolidated operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                    /s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
February 2, 1998