Form 10-K, Exhibit 13
period 1997-12-31
SPS TECHNOLOGIES INC
filed 1998-03-31
CIK 93444

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



SUMMARY OF QUARTERLY RESULTS (UNAUDITED)
(Thousands of dollars, except share data)


                                                          Quarter Ended
                                      -----------------------------------------------------
                                         March          June       September      December
                                           31            30            30            31
                                      -----------   -----------   -----------   -----------
1997
----
Net sales                              $137,975      $153,108      $142,280      $155,253
Gross profit                             29,330        33,417        31,367        34,343
Net earnings                              7,120         8,390         8,450         8,540
Basic earnings per common share             .59           .69           .70           .70
Diluted earnings per common share           .56           .66           .66           .66

1996
----
Net sales                              $113,975      $121,302      $125,435      $125,191
Gross profit                             22,825        24,950        25,701        26,024
Net earnings                              5,040         6,020         6,040         5,200
Basic earnings per common share             .43           .51           .50           .43
Diluted earnings per common share           .41           .47           .48           .41

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