Form 10-K, Exhibit 13
period 1997-12-31
SPS TECHNOLOGIES INC
filed 1998-03-31
CIK 93444

SELECTED FINANCIAL DATA
(Thousands of dollars,
except share data)


                                               1997            1996            1995           1994          1993
                                          -------------   -------------   -------------   -----------   -----------
Net sales .............................     $ 588,616       $ 485,903       $ 409,814      $348,905      $ 319,094
Operating earnings (loss) .............        58,078          38,178          26,010         7,978        (29,087)
Net earnings (loss) ...................        32,500          22,300          14,875         3,200        (30,995)
----------------------------------------    ---------       ---------       ---------      --------      ---------
Working capital .......................       106,385         126,319         103,007        87,491         94,483
Total assets ..........................       472,048         428,000         326,087       289,246        285,979
Long-term debt ........................        95,507          98,838          58,119        56,426         81,828
Property, plant and equipment
 additions ............................        37,510          28,220          21,480        17,615         12,248
----------------------------------------    ---------       ---------       ---------      --------      ---------
Per Share Data:
 Basic net earnings (loss) ............          2.68            1.87            1.30          .31          (3.04)
 Diluted net earnings (loss) ..........          2.54            1.77            1.25          .31          (3.04)
 Cash dividends .......................                                                                        .48
----------------------------------------    ---------       ---------       ---------      --------      ---------

Results for 1994 and 1993 include net restructuring charges of $3,500 and $32,400, respectively.
On December 14, 1993, the Board of Directors elected to suspend payment of the Company's quarterly dividend.
All share and per share data for prior periods presented have been restated to reflect the 1997 stock split.