Form 10-K, Exhibit 13
period 1997-12-31
SPS TECHNOLOGIES INC
filed 1998-03-31
CIK 93444

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


Introduction


     Sales, net earnings and net cash provided by operating activities have continued to improve significantly over the last three years. The improvement in operating results is primarily the result of increased sales of aerospace fasteners and the inclusion of businesses acquired in the past two years. The aggressive capital expenditure programs over the last three years have increased capacity and reduced manufacturing costs.


1997 Compared to 1996


Net Sales


     Fastener segment sales increased $60.2 million, or 18.0 percent, in 1997. The increase in fastener sales is due principally to two factors: an increase in aerospace fastener sales and the acquisition of Greer Stop Nut, Inc. in February 1997. The segment's aerospace fasteners sales increased $51.0 million, or 31.8%, to $211.4 million due to the buoyant aerospace market. The Company believes that demand for aerospace fasteners in 1998 should remain relatively high given the forecasted build rates for new aircraft and the ongoing need for maintenance and repair parts for the aging fleet of commercial and military aircraft. The Company also believes that order rates may level off in late 1998, but production volume should remain at a level that will continue to generate reasonable profits and significant free cash flow. The Company has spent approximately $23.9 million on capital equipment over the past three years to increase aerospace capacity and lower costs to enhance its competitive position.

     Sales of industrial fasteners by Greer Stop Nut, Inc. (acquired in February
1997) increased fastener segment sales by $10.5 million. Excluding the sales from this business, the Company's industrial (UNBRAKO) fastener sales remained level with the prior year. Increased sales of UNBRAKO fasteners in the North American market (approximately $2.0 million) were offset by lower sales of UNBRAKO fasteners in the European markets. The Company's automotive fastener sales increased by $2.2 million, or 2.3 percent, due primarily to increased sales by the Company's Brazilian operation. While the economy in Brazil currently is soft and could have a negative impact on operations in 1998, the Company is optimistic about the long-term success of its Brazilian operation due to the significant investments into the Latin America market announced by automotive manufacturers.

     Material segment sales increased $42.5 million, or 28.1 percent, in 1997. This increase is due primarily to the five material segment acquisitions made in the last two years ($31.1 million) and to an increase in superalloy sales by the Cannon-Muskegon Corporation ($10.5 million). The capital expenditures made over the past four years have increased superalloy production capacity and allowed Cannon-Muskegon to further participate in the expanding aerospace and land-based turbine markets. The Company expects superalloy sales to the aerospace market to continue to grow in spite of the expected leveling off of overall aerospace demand because of the market penetration of proprietary superalloy products. New applications of proprietary superalloy material in industrial gas turbines for power generation will contribute to the expected continued growth in sales.

     Sales originating in the United States, as presented in the geographic area information in Note 19 to the financial statements, increased $81.4 million, or 23.6 percent, in 1997. This increase is primarily due to increased sales of domestic aerospace sales ($34.5 million) and sales from United States acquisitions made in the last two years ($31.7 million). Sales originating in Europe increased $22.2 million, or 22.3 percent, due to higher sales of European aerospace fasteners ($9.0 million) and increased sales from the European magnetic materials acquisition made in June 1996 ($9.6 million). Sales originating in other areas include sales into the troubled Asia market; however, these sales are not a significant part of our business and our net exposure in the affected economies is not material to the Company's consolidated financial position or results of operations.

Operating Earnings

     Operating earnings of the fasteners segment improved from $27.0 million, or 8.1 percent of sales, in 1996, to $42.4 million, or 10.7 percent of sales, in 1997. The improvement in earnings is primarily the result of increased sales of aerospace fasteners, aggressive capital expenditure programs and incorporating design changes on certain programs to manufacture products on a more cost effective basis. The fastener acquisitions made in the last two years contributed $3.4 million to the $15.4 million increase in operating earnings from the fastener segment. Partially reducing this increase was the operating loss incurred by the Company's manufacturing facility in Coventry, England. In 1997, the Coventry facility lost $3.2 million which included operating losses of $2.4 million and cost of employee separations of $800 thousand.

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)


These headcount reductions are expected to generate annual savings of approximately $850 thousand when fully implemented. The Company plans to continue efforts to rationalize product lines and infrastructure at this facility until this facility returns to profitability.

     Operating earnings of the materials segment improved from $19.6 million, or 12.9% of sales, in 1996 to $25.4 million, or 13.1% of sales, in 1997. The improvement in earnings is primarily the result of acquisitions made in the last two years and an increase in superalloy sales by the Cannon-Muskegon Corporation as described above. The materials segment acquisitions made in the last two years contributed $4.1 million to the $5.8 million increase in operating earnings.

     The increase in United States and European operating earnings, as presented in the geographic area information in Note 19 to the financial statements, is the result of higher sales originating in the areas described above. The increase in the United States operating earnings as a percentage of sales (9 percent in 1996 to 11.3 percent in 1997) is the result of higher sales and the aggressive capital expenditures made in the past three years at the domestic aerospace manufacturing facilities and the Cannon-Muskegon Corporation.


Other Income (Expenses)

     Interest expense increased from $8.0 million in 1996 to $9.0 million in 1997 due primarily to a higher level of average debt during 1997. Income from the equity in earnings of affiliates decreased from $853 thousand in 1996 to $230 thousand in 1997 due primarily to the loss incurred by the Company's joint venture in China. The loss by the China joint venture is primarily due to a significant decrease in sales (28 percent or $3.5 million) as a result of competitive pricing conditions and a decreased demand from European markets. The Company's share of the joint venture loss in 1997 was approximately $800 thousand.


Orders and Backlog

     Incoming orders in 1997 were $648.6 million compared to $508.6 million in 1996, a 27.5 percent increase. The acquisitions made in the last two years contributed $58.0 million to the $140.0 million increase in orders. Excluding the acquisitions, orders increased for aerospace fasteners ($54.4 million), automotive fasteners in Brazil ($4.6 million), UNBRAKO fasteners manufactured in North America ($7.8 million), superalloys manufactured by the Cannon-Muskegon Corporation ($9.3 million) and magnetic materials manufactured by the Arnold Engineering Company ($5.1 million). The backlog in orders, which represent firm order delivery within 12 months, at December 31, 1997 was $251.1 million, compared to $181.0 million at the end of 1996 and $136.5 million at December 31, 1995.

Environmental


     The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. The cost of remediation will depend upon numerous factors, including the number of parties found liable at each environmental site and their ability to pay, the outcome of negotiations with regulatory authorities and the years of remedial activity required.


     At December 31, 1997, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.


Acquisitions


     As discussed in Note 3 to the financial statements, the Company acquired three businesses in 1997 that were included in the fastener segment. In January 1997, the Company acquired all of the outstanding shares of Postkey, Ltd. (Postkey) located in Nuneaton, England for $1.2 million. Postkey is a supplier of tooling and tool services to the United Kingdom fastener market with 1997 sales of approximately $800 thousand. This acquisition increases the Company's market penetration into the United Kingdom tool market and expands the Company's cylindrical thread roll die technical know-how. On February 24, 1997, the Company acquired all of the outstanding shares of Greer Stop Nut, Inc. (Greer), a manufacturer of nylon insert prevailing torque (locking) nuts, located in Nashville, Tennessee for $10.0 million. In 1997, Greer had sales of approximately $12.2 million. The acquisition of Greer adds a complementary branded product line to the Company's Unbrako business. On September 23, 1997, the Company acquired all of the outstanding shares of Mohawk Europa Limited (Mohawk) located in Shannon, Ireland for $9.1 million. Mohawk is a manufacturer of specialty cutting tools for the automotive, aerospace and metalworking industries with sales in 1997 of approximately $10.6 million. The Company has

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)


acquired two tool companies (Postkey and Mohawk) in 1997 and plans to acquire additional tool companies to expand product range and geographic sales and distribution coverage. In addition to acquiring these three businesses, the Company paid $1.0 million to increase its ownership in Unbrako Products Pte. Ltd. (UPL) from 50 percent to 100 percent. UPL, located in Singapore, is a distributor of the Company's Unbrako products to the southeast Asia market with 1997 sales of approximately $4.0 million.

     As discussed in Note 3 to the financial statements, the Company made three acquisitions for the materials segment in 1997. On March 7, 1997, the Company acquired the assets of RJF International Corporation's (RJF) Bonded Magnet Business, a manufacturer of flexible ferrite bonded magnets, located in Cincinnati and Marietta, Ohio for $9.2 million. In 1996, RJF's Bonded Magnet Business had sales of approximately $9.2 million. These assets were relocated to the Company's current magnetic materials manufacturing facility in Marietta, Ohio. On May 5, 1997, the Company acquired all of the outstanding shares of Lake Erie Design Co., Inc. (LED) located in Wickliffe, Ohio for $8.1 million. LED is a manufacturer of high precision ceramic cores for the investment casting industry with 1997 sales of approximately $8.3 million. LED's ceramic cores are used in the manufacturing of parts for aerospace and industrial gas turbines, medical prosthesis and other precision cast applications. The acquisition of LED expands the scope of products offered by SPS' subsidiary, Cannon-Muskegon Corporation, to the investment casting industry. On December 2, 1997, the Company acquired all of the outstanding shares of Magnetic Technologies Corporation (MTC), located in Rochester, New York and Rochester, England for $14.4 million. MTC is a designer and manufacturer of magnetic, electronic and mechanical subassemblies of copiers and printers for the electronics office equipment industry with 1997 sales of approximately $20 million.


1996 Compared to 1995


Net Sales

     Fastener segment sales increased $61.1 million, or 22.3 percent, in 1996. The segment's aerospace fasteners sales increased $35.6 million, or 27.7 percent, to $160.4 million due to the improving demand for new commercial aircraft orders. Sales by Metalac S.A. Industria e Comercio (Metalac) in Brazil (acquired on August 16, 1995) and SPS/Unbrako K.K. in Japan (acquired on June 30, 1995) increased fastener segment sales and sales originating in other areas, as presented in the geographic area information in Note 19 to the financial statements, by $20.0 million in 1996. Excluding the sales from these businesses, the Company's automotive fastener sales increased $1.1 million, or
1.6 percent, while the Unbrako fastener sales decreased $8.6 million, or 14.6 percent. The decline in Unbrako sales is due to a number of factors, including inventory reduction programs by distributors, competitive pricing conditions, and weak demand in European markets.

     Excluding the $17.9 million of sales from the two magnetic material businesses acquired in 1996 (Flexmag Industries, Inc. and Swift Levick Magnets Ltd.), materials segment sales decreased by $3.0 million, or 2.2 percent. Sales of magnetic materials which decreased by $7.2 million, or 9.8 percent, were adversely affected by a significant decline in orders from personal computer, telecommunications and electronics equipment customers. Sales of superalloys increased $4.2 million, or 6.9 percent, as demand increased from the aerospace, land-based turbine and medical markets. Excluding the sales of Swift Levick Magnets Ltd., all 1996 and 1995 materials segment sales are originating in the United States and are classified as such in the geographic area information presented in Note 19 to the financial statements.

Operating Earnings

     Operating earnings of the fastener segment improved from $16.7 million, or
6.1 percent of sales, in 1995, to $27.0 million, or 8.1 percent of sales in 1996. The improvement in earnings is primarily the result of increased sales of aerospace fasteners and cost reductions attributed to the Company's investment in new state-of-the-art computer controlled machine tools. By reducing costs and better servicing customers, the Company's Cleveland, Ohio plant increased its operating profit despite a $5.2 million net decrease in sales of its industrial and UNBRAKO fasteners.

     In response to the decline in automotive and Unbrako fastener sales in the European and Brazilian markets, the Company consolidated its manufacturing operations in Shannon, Ireland; Coventry, England and Sorocaba, Brazil in 1996. The Company also consolidated management responsibilities in Jenkintown, Pennsylvania. As a result, the Company recorded a pre-tax charge for the cost of employee separations of $3.6 million which has been included in selling, general and administrative expense. For segment reporting, $2.7 million reduced the fastener segment operating earnings and $900 thousand increased unallocated

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)


corporate costs. These actions, which reduced total employment by 70 employees are expected to lower future operating and administrative costs by approximately $3.6 million per year.

     Excluding the operating earnings of the two magnetic material businesses acquired in 1996, the operating earnings of the materials segment increased from $17.1 million, or 12.6 percent of sales, in 1995 to $17.3 million, or 12.9 percent of sales, in 1996. This increase in earnings is attributed to a higher volume of superalloy sales, partially offset by the decrease in magnetic material sales as described above.

     United States operating earnings improved from $18.0 million in 1995 to $31.1 million in 1996. This increase is attributed to higher sales volume of domestic aerospace fasteners, improved operating performance by the Cleveland, Ohio plant and the acquisition of Flexmag Industries, Inc. European operating earnings increased from $5.2 million in 1995 to $5.9 million in 1996. This increase is attributed to higher sales volume of European aerospace fasteners and the acquisition of Swift Levick Magnets Ltd. Partially offsetting this increase was the cost of employee separations at the Shannon, Ireland and Coventry, England manufacturing plants discussed earlier.


Other Income (Expenses)

     Interest expense increased from $6.5 million in 1995 to $8.0 million in 1996. Higher levels of debt increased interest expense by approximately $1.9 million, while lower interest rates reduced interest expense by $400 thousand. Income from the equity in earnings of affiliates decreased from $1.7 million in 1995 to $853 thousand in 1996. As discussed in Note 6 to the financial statements, the Company gained a controlling interest in two businesses during 1995 that it previously recorded with the equity method of accounting.


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

     Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Net cash provided by operating activities increased by $19.9 million in 1997 compared to 1996 due primarily to the $10.2 million improvement in net earnings. The $6.1 million increase in the non-cash charges of depreciation, amortization and deferred income tax expense also had a favorable impact on cash flow from operating activities.

     The increase in cash used in investing activities is attributed to 1997 payments for Greer ($10 million), RJF's Bonded Magnet Business ($9.2 million), LED ($7.8 million), Mohawk ($8.9 million) and MTC ($9.6 million) compared to 1996 payments for Flexmag ($21.3 million), Swift Levick ($10.4 million) and Mecair ($5.6 million) compared to 1995 payments for the Elastic Stop Nut Division of Harvard Industries, Inc. ($6.2 million) and to increase the Company's ownership interest in Metalac S.A. Industria Comercio ($4.0 million). Capital expenditures in 1997 ($37.5 million) and 1996 ($28.2 million) were spent primarily to increase aerospace, superalloy and bonded magnet product capacity and to replace old equipment in the automotive and Unbrako manufacturing operations. Aerospace capital spending will decrease as the Company gets further into the aerospace cycle and other fastener capital spending will decrease because most of its programs to modernize fastener plants have been completed. Capital spending of $30.0 million is budgeted for 1998, excluding capital spending for companies acquired in 1998.


     The Company's total debt to equity ratio was 52 percent at December 31, 1997, 65 percent at December 31, 1996 and 44 percent at December 31, 1995. Total debt was $110.7 million at December 31, 1997 compared to $115.3 million at December 31, 1996 and $64.7 million at the end of 1995. As of December 31, 1997, under the terms of the existing credit agreements, the Company is permitted to incur an additional $55.6 million in debt. Additional details of the long-term Note Purchase Agreement, the credit agreements with commercial banks and the industrial bonds are provided in Note 10 to the financial statements.


     As discussed in Note 19 to the financial statements, the Company is a multinational corporation with operations in many countries. The largest portion of the Company's foreign operations are in countries with stable currencies, namely, England and Ireland. However, the Company acquired a controlling interest in a Brazilian subsidiary in 1995 and commenced a Chinese joint venture in 1996. As the Company expands into

--------------------------------------------------------------------------------
SPS TECHNOLOGIES, INC. AND SUBSIDIARIES



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS (continued)


Brazil, China and other foreign countries, it is increasing its exposure to foreign currency fluctuations. Fluctuations in foreign currency exchange rates affect the Company's financial position and results of operations. As discussed in Note 1 to the financial statements, the Company uses forward exchange contracts to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Except for the Chinese joint venture, there are presently no significant restrictions on the remittance of funds generated by the Company's non-United States operations.


Year 2000 Date Conversions

     The Company's management information system department is identifying, evaluating and implementing changes to computer systems and applications necessary to achieve a year 2000 date conversion with no material effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Major areas of potential business impact have been identified and conversion efforts are underway. The Company is communicating with suppliers, customers, financial institutions and others which it does business with to coordinate year 2000 conversion. It is expected that the total cost of compliance over the cost of normal software and hardware upgrades and replacements will not be material to the Company's results of operations.

Forward-Looking Statements


     Certain statements in management's discussion and analysis of financial condition and results of operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The Company's expectations of continued high demand for aerospace fasteners and its effect on the Company's aerospace operations, long-term success of our Brazilian operation, growth in the sales of superalloys, annual savings from the employee separations, acquiring additional tool companies and completing the year 2000 date conversion with no material adverse effect on operations and at no material incremental cost are all "forward-looking" statements contained in management's discussion and analysis of financial condition and results of operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of market changes and competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.