Form 10-K, Exhibit 13
period 1998-12-31
SPS TECHNOLOGIES INC
filed 1999-03-31
CIK 93444

                                                             1998 ANNUAL REPORT


Statements of Consolidated Operations


(Thousands of dollars, except share data)


                                                                Years ended December 31
                                                            1998          1997          1996
                                                        -----------   -----------   -----------
Net sales ...........................................    $ 716,605     $588,616      $485,903
Cost of goods sold ..................................      553,770      460,159       386,403
                                                         ---------     --------      --------
      Gross Profit ..................................      162,835      128,457        99,500
Selling, general and administrative expense .........       83,501       70,379        61,322
                                                         ---------     --------      --------
      Operating Earnings ............................       79,334       58,078        38,178
Other income (expense):
   Interest income ..................................          947        1,002           621
   Interest expense .................................      (10,860)      (8,998)       (7,989)
   Equity in earnings (loss) of affiliates ..........       (2,442)         230           853
   Minority interest ................................         (523)        (224)         (100)
   Other, net .......................................          114         (788)         (513)
                                                         ---------     --------      --------
                                                           (12,764)      (8,778)       (7,128)
                                                         ---------     --------      --------
      Earnings Before Income Taxes ..................       66,570       49,300        31,050
Provision for income taxes ..........................       22,000       16,800         8,750
                                                         ---------     --------      --------
      Net Earnings ..................................    $  44,570     $ 32,500      $ 22,300
                                                         =========     ========      ========
      Earnings Per Common Share:
          Basic .....................................    $    3.55     $   2.68      $   1.87
                                                         =========     ========      ========
          Diluted ...................................    $    3.42     $   2.54      $   1.77
                                                         =========     ========      ========

See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS




Consolidated Balance Sheets


(Thousands of dollars, except share data)


                                                                        December 31
                                                                     1998           1997
                                                                 ------------   -----------
Assets
Current Assets
 Cash and cash equivalents ...................................    $   8,414      $ 18,659
 Accounts and notes receivable, net ..........................      109,300        84,419
 Inventories .................................................      127,366       102,466
 Deferred income taxes .......................................       20,494        17,076
 Prepaid expenses and other ..................................        6,366         4,268
                                                                  ---------      --------
      Total Current Assets ...................................      271,940       226,888
                                                                  ---------      --------
Investments in affiliates ....................................        2,033         5,988
Property, plant and equipment, net ...........................      207,800       172,599
Other assets .................................................      125,462        66,573
                                                                  ---------      --------
         Total Assets ........................................    $ 607,235      $472,048
                                                                  =========      ========
Liabilities and Shareholders' Equity
Current Liabilities
 Notes payable and current portion of long-term debt .........    $  18,185      $ 15,211
 Accounts payable ............................................       51,777        45,006
 Accrued expenses ............................................       62,062        54,723
 Income taxes payable ........................................        5,889         5,563
                                                                  ---------      --------
      Total Current Liabilities ..............................      137,913       120,503
                                                                  ---------      --------
Deferred income taxes ........................................       21,176        14,799
Long-term debt ...............................................      154,010        95,507
Retirement obligations .......................................       25,605        24,623
Minority interest ............................................        1,731         1,826

Shareholders' Equity
 Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
 Common stock, par value $.50 per share, authorized
   60,000,000 shares, issued 13,812,138 shares in 1998 and
   13,576,846 shares in 1997 .................................        6,906         6,788
 Additional paid-in capital ..................................      106,093        92,597
 Common stock in treasury, at cost, 1,119,008 shares in 1998
   and 1,204,766 shares in 1997 ..............................      (12,943)       (8,856)
 Retained earnings ...........................................      177,961       133,391
 Accumulated other comprehensive income:
   Minimum pension liability .................................       (2,025)       (2,292)
   Cumulative translation adjustments ........................       (9,192)       (6,838)
                                                                  ---------      --------
      Total Shareholders' Equity .............................      266,800       214,790
                                                                  ---------      --------
         Total Liabilities and
          Shareholders' Equity ...............................    $ 607,235      $472,048
                                                                  =========      ========


See accompanying notes to consolidated financial statements.

                                                             1998 ANNUAL REPORT




Statements of Consolidated Cash Flows


(Thousands of dollars)


                                                                                   Years ended December 31
                                                                              1998          1997           1996
                                                                          -----------   -----------   -------------
Cash Flows from Operating Activities
Net earnings ..........................................................    $  44,570     $  32,500     $   22,300
Reconciliation of net earnings to net cash provided by operating activities:
   Depreciation and amortization ......................................       29,329        23,083         18,902
   Equity in loss (earnings) of affiliates ............................        2,442          (230)          (853)
   Net loss on sale of property, plant and equipment ..................          157           453          1,320
   Deferred income taxes ..............................................        3,674         7,197          5,235
   Other operating items ..............................................         (371)         (552)          (283)
   Changes in assets and liabilities, net of acquisitions of
    businesses:
      Receivables .....................................................       (6,283)       (6,533)          (421)
      Inventories .....................................................         (654)        1,796          1,031
      Prepaid expenses and other ......................................       (1,371)         (281)           790
      Accounts payable ................................................       (5,696)        6,314            186
      Accrued expenses ................................................          308         3,045          4,006
      Income taxes payable ............................................        3,141         3,861            984
      Other assets and liabilities, net ...............................          915          (450)        (2,890)
                                                                           ---------     ---------     ----------
   Net cash provided by operating activities ..........................       70,161        70,203         50,307
                                                                           ---------     ---------     ----------
Cash Flows from Investing Activities
Additions to property, plant and equipment ............................      (32,084)      (37,510)       (28,220)
Proceeds from sale of property, plant and equipment ...................          408         1,520          1,160
Acquisitions of businesses ............................................      (58,684)      (47,191)       (35,580)
                                                                           ---------     ---------     ----------
   Net cash used in investing activities ..............................      (90,360)      (83,181)       (62,640)
                                                                           ---------     ---------     ----------
Cash Flows from Financing Activities
Proceeds from borrowings ..............................................       65,239        30,182        162,739
Reduction of borrowings ...............................................      (53,277)      (32,862)      (127,776)
Proceeds from exercise of stock options ...............................        1,597         2,666          2,300
Purchases of treasury stock ...........................................       (3,579)       (1,136)
                                                                           ---------     ---------     ----------
   Net cash provided by (used in) financing activities ................        9,980        (1,150)        37,263
                                                                           ---------     ---------     ----------
Effect of exchange rate changes on cash ...............................          (26)         (523)           287
                                                                           ---------     ---------     ----------
   Net increase (decrease) in cash and cash equivalents ...............      (10,245)      (14,651)        25,217
   Cash and cash equivalents at beginning of year .....................       18,659        33,310          8,093
                                                                           ---------     ---------     ----------
   Cash and cash equivalents at end of year ...........................    $   8,414     $  18,659     $   33,310
                                                                           =========     =========     ==========
Supplemental Cash Flow Disclosures
   Interest paid ......................................................    $  10,148     $  10,627     $    4,260
   Income taxes paid ..................................................       15,249         6,059          3,280
Significant Noncash Investing and Financing Activities
   Issuance of treasury shares for businesses acquired ................        8,795         4,915
   Debt assumed with businesses acquired ..............................       50,278         3,179         14,976
   Acquisition of treasury shares for stock options exercised .........        2,294           774          3,253


See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS


Statements of Consolidated Shareholders' Equity


(Thousands of dollars, except share data)


                                                                                       Accumulated Other
                                                                                      Comprehensive Income
                                                                                   --------------------------
                                            Additional                               Minimum      Cumulative        Total
                                  Common      Paid-In      Treasury     Retained     Pension     Translation    Comprehensive
                                   Stock      Capital        Stock      Earnings    Liability    Adjustments       Income
                                 --------  ------------  ------------  ----------  -----------  -------------  --------------
Balance, December 31, 1995        $6,451     $ 74,685     $  (4,846)   $ 78,591     $ (2,626)     $ (6,606)
Issuance of 390,682 shares
 of common stock under
 stock option plans ...........      195        7,060
Acquisition of 121,846
 shares of treasury stock .....                              (3,253)
Net earnings ..................                                          22,300                                   $ 22,300
Other comprehensive
 income .......................                                                          369         4,281           4,650
Issuance of 29,600 shares of
 treasury stock for
 contribution to pension
 plan .........................                   816           179
                                 -------     --------     ---------    --------     --------      --------        --------
Balance, December 31, 1996         6,646       82,561        (7,920)    100,891       (2,257)       (2,325)       $ 26,950
                                                                                                                  ========
Issuance of 284,346 shares
 of common stock under
 stock option plans ...........      142        6,095
Acquisitions of 47,424
 shares of treasury stock .....                              (1,910)
Issuance of 133,420 shares
 of treasury stock for
 businesses acquired ..........                 3,941           974
Net earnings ..................                                          32,500                                   $ 32,500
Other comprehensive
 income .......................                                                          (35)       (4,513)         (4,548)
                                 -------     --------     ---------    --------     --------      --------        --------
Balance, December 31, 1997         6,788       92,597        (8,856)    133,391       (2,292)       (6,838)       $ 27,952
                                                                                                                  ========
Issuance of 235,292 shares
 of common stock under
 stock option plans ...........      118        6,487
Acquisitions of 118,177
 shares of treasury stock .....                              (5,873)
Issuance of 203,935 shares
 of treasury stock for
 businesses acquired ..........                 7,009         1,786
Net earnings ..................                                          44,570                                   $ 44,570
Other comprehensive
 income .......................                                                          267        (2,354)         (2,087)
                                 -------     --------     ---------    --------     --------      --------        --------
Balance, December 31, 1998        $6,906     $106,093     $ (12,943)   $177,961     $ (2,025)     $ (9,192)       $ 42,483
                                  ======     ========     =========    ========     ========      ========        ========

See accompanying notes to consolidated financial statements.

                                                             1998 ANNUAL REPORT




Notes to Consolidated Financial Statements


(Thousands of dollars, except share data)


1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation
The consolidated financial statements include the accounts of the Company and all its subsidiaries. Investments in affiliates are recorded on the equity method, either due to ownership interest of 20 percent or more but less than 50 percent or due to the Company's inability to exercise effective control. Certain prior year amounts have been reclassified for comparative purposes.


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


Long-Lived Assets
The carrying value of long-lived assets, including intangible assets, is reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the asset's carrying value is reduced. Intangible assets, included in other assets, were approximately $105,200 and $49,000 at December 31, 1998 and 1997, respectively. Intangible assets consist primarily of goodwill, which arose from the excess of the cost of purchased businesses over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Accumulated amortization at December 31, 1998 and 1997, was $6,400 and $3,900, respectively. Amortization of intangible assets was $2,939, $2,273, and $896 in 1998, 1997 and 1996, respectively.


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



Foreign Currency Translation
The financial statements of the Company's non-United States subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. Gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations.



Forward Exchange Contracts
The Company enters into forward exchange contracts primarily as hedges relating to identifiable currency positions. These financial

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

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


Interest Rate and Currency Swap Agreements
The Company is using an interest rate swap agreement and a currency swap agreement for purposes other than trading that are treated as off-balance sheet items. The interest rate swap agreement is used by the Company to modify a portion of its variable rate obligations to fixed rate obligations, thereby reducing the exposure to market rate fluctuations. This agreement involves the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based. The differential to be paid or received is charged to expense as interest rates change. The currency swap agreement is used to manage exposure related to an intercompany debt denominated in one currency that will be repaid in another currency. The currency swap agreement is designated as a hedge of the firm commitment to pay interest and principal on debt, which would otherwise expose the Company to foreign currency risk.


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


Recently Issued Accounting Standards
In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. This Statement is effective for all financial statements for fiscal years beginning after June 15, 1999. The Company will adopt SFAS No. 133 in the first quarter of 2000. The impact of adopting this standard cannot be determined at this time.


2. BUSINESS ACQUISITIONS


All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On October 28, 1998 the Company acquired all of the outstanding shares of Chevron Aerospace Group Limited (Chevron) based in Wilford,

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


Nottingham, England for approximately $54,900. Chevron is a manufacturer of aircraft structural assemblies, precision machined components, avionic panels, wiring harnesses and turbine lockplates. The excess of the purchase price over the fair values of the net assets acquired was approximately $34,700 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On July 31, 1998, the Company acquired all of the outstanding shares of Nevada Bolt & Mfg. Co. doing business as Non-Ferrous Bolt & Mfg. Co. (Non-Ferrous), a manufacturer of non-standard, hot-forged bolts and nuts from stainless steel and specialty alloy materials, located in Las Vegas, Nevada for $11,900. Approximately $8,800 was paid with 203,935 shares of common stock from treasury and the remainder in debt assumed by the Company. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,800 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On June 30, 1998, the Company acquired the operating assets of Howell Penncraft, Inc. (Penncraft), a manufacturer of high-speed tool steel and carbide products used in metal forming, located in Howell, Michigan, for $3,500. The purchase price approximated the fair value of the net assets acquired.

On June 30, 1998, the Company acquired all of the outstanding shares of Terry Machine Company (Terry), a manufacturer of specialty cold headed fasteners for the automotive industry, located in Waterford, Michigan, for $22,100. The excess of the purchase price over the fair values of the net assets acquired was approximately $8,500 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On March 23, 1998, the Company acquired all of the outstanding shares of Greenville Metals, Inc. (Greenville), a manufacturer of specialty metals and alloys, located in Transfer, Pennsylvania, for $15,900. The excess of the purchase price over the fair values of the net assets acquired was approximately $7,800 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On December 2, 1997, the Company acquired all of the outstanding shares of Magnetic Technologies Corporation (MTC), a designer and manufacturer of magnetic, electronic, and mechanical subassemblies of copiers and printers for the electronic office equipment industry, located in Rochester, New York and Rochester, England for $14,400. Approximately $9,600 was paid in cash and the remainder in common stock of the Company. The excess of the purchase price over the fair values of the net assets acquired was approximately $8,500 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On September 23, 1997, the Company acquired all of the outstanding shares of Mohawk Europa Limited (Mohawk), a specialty cutting tool manufacturer, located in Shannon, Ireland for $9,100. The purchase price approximated the fair value of the net assets acquired.

On May 5, 1997, the Company acquired all of the outstanding shares of Lake Erie Design Co., Inc. (LED), a manufacturer of high precision ceramic cores for the investment casting industry, located in Wickliffe, Ohio for $8,100. The excess of the purchase price over the fair values of the net assets acquired was approximately $6,600 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

On March 7, 1997, the Company acquired the assets of RJF International Corporation's (RJF) Bonded Magnet Business, a manufacturer of flexible ferrite bonded magnets, located in Cincinnati and Marietta, Ohio for $9,200. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,300 and has been recorded as goodwill, which is being amortized on a straight-line basis over 30 years.

On February 24, 1997, the Company acquired all of the outstanding shares of Greer Stop Nut, Inc. (Greer), a manufacturer of nylon insert nuts, located in Nashville, Tennessee for $10,000. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

The following unaudited pro forma consolidated results of operations are presented as if the

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


acquisitions noted above had been made at the beginning of the periods presented.

                                     Years Ended
                                     December 31
                                 1998            1997
                            -------------   -------------
Net sales ...............     $789,958        $729,944
Net earnings ............       45,231          32,004
Basic earnings per
   common share .........         3.61            2.57
Diluted earnings per
   common share .........         3.47            2.44

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


3. ACCOUNTS AND NOTES RECEIVABLE

                                    1998         1997
                                -----------   ----------
Trade .......................    $108,510      $84,454
Notes and other .............       3,750        1,992
                                 --------      -------
                                  112,260       86,446
Less allowance for doubt-
   ful receivables ..........       2,960        2,027
                                 --------      -------
                                 $109,300      $84,419
                                 ========      =======

4. INVENTORIES

                                 1998          1997
                             -----------   -----------
Finished goods ...........    $ 53,748      $ 38,222
Work-in-process ..........      39,192        36,871
Raw materials and supplies      28,412        20,843
Tools ....................       6,014         6,530
                              --------      --------
                              $127,366      $102,466
                              ========      ========

5. INVESTMENTS IN AFFILIATES
At December 31, 1998, the Company's investments in affiliates consist of a
22.05 percent interest in Precision Fasteners Limited (PFL), Bombay, India, and a 55 percent interest in Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW), Shanghai, China. SSBW is accounted for as an affiliate under the equity method because the Company is not able to exercise effective control over the operations. Dividends received from affiliates were $99 and $339 in 1997 and 1996, respectively. No dividends were received in 1998. Retained earnings in 1998, 1997 and 1996 included undistributed earnings of affiliates, net of deferred taxes, of $1,081, $3,161 and $3,945 respectively.

6. PROPERTY, PLANT AND EQUIPMENT

                                         1998         1997
                                      ----------   ----------
Land ..............................    $  8,231     $  6,851
Buildings .........................      75,182       63,074
Machinery and equipment                 260,950      214,629
Construction in progress ..........      14,094       19,672
                                       --------     --------
                                        358,457      304,226
Less accumulated
   depreciation ...................     150,657      131,627
                                       --------     --------
                                       $207,800     $172,599
                                       ========     ========

Depreciation expense was $26,390, $20,810, $18,006 in 1998, 1997 and 1996,
respectively.


7. NOTES PAYABLE

                                     1998         1997
                                  ----------   ----------
Short-term bank borrow-
   ings and notes payable .....    $ 6,237      $ 9,178
Current portion of long-
   term debt ..................     11,948        6,033
                                   -------      -------
                                   $18,185      $15,211
                                   =======      =======

The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 6.3% and 5.6% as of December 31, 1998 and 1997, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $22,229 as of December 31, 1998. The Company also has unused long-term credit facilities as discussed in Note 9.

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


8. ACCRUED EXPENSES

                                      1998         1997
                                   ----------   ----------
Employee compensation
   and related benefits .........   $35,684      $27,114
Other ...........................    26,378       27,609
                                    -------      -------
                                    $62,062      $54,723
                                    =======      =======

9. LONG-TERM DEBT

                                      1998          1997
                                  -----------   -----------
Note Purchase Agreement,
   fixed interest rates of
   7.7% to 7.88% ...............   $ 85,000      $ 85,000
Bank Credit Agreement,
   variable interest rate,
   5.77% at December 31,
   1998 ........................     23,327
Guaranteed "A" and "B"
   Unsecured Loan Notes,
   fixed interest rate of 4%         22,236
Industrial Development
   Revenue Bond Series
   1987, variable interest
   rate, 4.2% and 4.4% at
   December 31, 1998 and
   1997 ........................      5,300         5,300
Promissory Notes, fixed
   interest rate of 7% .........      4,624
Note Payable, fixed interest
   rate of 8.38% ...............      3,996
Deferred payments, fixed
   interest rate of 6% .........      3,471
Loan Agreement, variable
   interest rate, 8.652% and
   7.813% at December 31,
   1998 and 1997 ...............      2,662         5,962
Other ..........................     15,342         5,278
                                   --------      --------
                                    165,958       101,540
Less current installments
   (included in notes pay-
   able) .......................     11,948         6,033
                                   --------      --------
                                   $154,010      $ 95,507
                                   ========      ========

Installments due during the next five years are as follows: $11,948, $13,583, $30,932, $29,890 and $6,798 in 1999 through 2003, respectively.

The Company has a long-term Note Purchase Agreement with three insurance companies for $85,000 at fixed interest rates of 7.70 percent to 7.88 percent due in annual installments from July 1, 2001 to July 1, 2011.

Effective October 28, 1998, the Company renegotiated its Bank Credit Agreement. Under the Third Amended and Restated Bank Credit Agreement, the Company may borrow up to $75,000 in either United States Dollars or certain Eurocurrencies, which consists of a revolving commitment of $55,000 and a supplemental commitment of $20,000. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a eurocurrency rate equal to the effective interbank rate plus a margin ranging from .225 to .475 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 1998 and 1997, the average interest rate on borrowings outstanding was 5.57 percent and 8.25 percent, respectively. There were no borrowings outstanding under the Second Amended and Restated Bank Credit Agreement at December 31, 1997. The revolving commitment under this agreement expires June 30, 2002, extendible for one year at each annual anniversary date. The supplemental commitment under this agreement expires on October 28, 1999, extendible for one year at the first anniversary date. The Company is required to pay a fee on the aggregate facility available ranging from .1 to .175 percentage points based on the consolidated Leverage Ratio.

In connection with the acquisition of Chevron Aerospace Group Limited (as described in Note 2), the Company issued Guaranteed "A" and "B" Unsecured Loan Notes. These notes bear interest at a fixed rate of 4.0 percent and are due on October 31, 2001. Under this agreement, noteholders may present these notes for redemption at par value, with not less than 30 days prior written notice on each of April 30, 1999, April 30, 2000 and April 30, 2001. The Company may elect to redeem any outstanding notes, with 30 days prior written notice, at anytime after April 30, 2001.

The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility in Utah and are due in 2012. The Bonds are collateralized by a first

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


mortgage on the facility and a bank letter of credit. In 1998 and 1997, the average interest rate was 3.7 percent and 3.9 percent, respectively.

In connection with the acquisition of Greenville Metals, Inc. (as described in Note 2), the former stockholders accepted promissory notes for a portion of the purchase price aggregating approximately $5,800. The notes bear interest at a fixed rate of 7.0% and are payable in quarterly installments of $290 plus interest until March 31, 2003.

As part of the acquisition of Terry Machine Company (Terry) (as described in Note 2), the Company assumed a note payable to a commercial bank in the amount of approximately $4,300. This note bears interest at a fixed rate of 8.375% and is payable in monthly installments of $73 (including interest) until September, 2002. A final installment of $1,700 is due on September 11, 2002. In addition, the former stockholders of Terry agreed to accept deferred payments for a portion of the purchase price aggregating $4,000. The Company has discounted this liability using a 6.0% rate. These amounts are payable in annual installments of $800 until June 30, 2003.

As part of the 1996 acquisition of Swift Levick Magnets Ltd. (as described in Note 2), the Company entered into a loan agreement with the seller ($2,662 at December 31, 1998). The loan is collateralized by a bank letter of credit and bears interest at LIBOR plus 0.75 percent. The balance of the loan is due on June 30, 1999. In 1998 and 1997, the average interest rate was 8.6 percent and
7.6 percent, respectively.

Other debt includes capital leases and other financing collateralized by fixed assets, along with local borrowings to finance working capital and operating requirements.

The Company is subject to a number of restrictive covenants under these various debt agreements. Covenants associated with the Note Purchase Agreement are generally more restrictive than those of the Bank Credit Agreement. Effective April 1, 1998, the Note Purchase Agreement was amended and some modifications were made to the restrictive covenants. The following significant covenants are currently in place under the Note Purchase Agreement: maintenance of a consolidated debt-to-total capitalization (net worth plus total debt) ratio of not more than 50%; maintenance of a minimum consolidated net worth of at least $183,385 as of December 31, 1998; and maintenance of a current ratio of at least
1.75 to 1. Under these covenants, dividends paid by the Company may not exceed $31,447 as of December 31, 1998 plus 50% of consolidated net income (or minus 100% of the consolidated net loss) from January 1, 1999 to the date of the dividend. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. The Company is currently in compliance with all financial covenants. At year end 1998, the Company (as restricted by loan covenants) would have been allowed to borrow an additional $94,607.


10. COMMITMENTS AND CONTINGENCIES

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 12 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $5,230, $4,504 and $3,872 in 1998, 1997 and 1996,
respectively.

At December 31, 1998, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $32,125. The minimum payments over the next five years are as follows: $5,532, $4,530, $4,270, $3,640 and $2,478 in 1999 through 2003, respectively.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1998, the Company had an accrued liability of $5,500 for environmental remediation which represents

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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

11. INCOME TAXES

The components of the provision for income taxes were as follows:

                                1998         1997         1996
                             ----------   ----------   ---------
Currently payable:
   United States
      Federal .............   $13,203      $ 7,592      $1,205
      State and local .....     1,947          940         500
   Non-United States.......     3,176        1,071       1,810
                              -------      -------      ------
                               18,326        9,603       3,515
                              -------      -------      ------
Deferred:
   United States
      Federal .............     4,646        4,774       3,557
      State and local .....       313          196         150
   Non-United States.......    (1,285)       2,227       1,528
                              -------      -------      ------
                                3,674        7,197       5,235
                              -------      -------      ------
                              $22,000      $16,800      $8,750
                              =======      =======      ======

The tax expense that results from allocating certain tax benefits to reduce goodwill of an acquired entity was $407 in 1997. The income tax benefits of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes credited to additional paid-in capital was $2,340 in 1998, $2,356 in 1997 and $1,534 in 1996.

The components of earnings from operations before income taxes were as follows:

                              1998         1997          1996
                           ----------   ----------   -----------

   United States ........   $58,652      $41,783      $ 25,114
   Non-United States.....     7,918        7,517         5,936
                            -------      -------      --------
                            $66,570      $49,300      $ 31,050
                            =======      =======      ========

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheets were as follows:



                                       1998           1997
                                   ------------   ------------
Inventory .......................   $ 9,063        $ 7,313
Post-retirement benefits
   other than pensions ..........     4,321          4,493
Other employee benefits
   and compensation .............     7,570          6,330
Alternative minimum
   tax credits ..................         6          1,072
Advance corporate tax ...........       913            148
Accrued expenses ................     3,305          3,768
Net operating loss carry
   forwards .....................     7,432          4,256
Valuation allowances ............    (8,043)        (7,291)
                                    -------        -------
   Deferred income tax
      asset .....................    24,567         20,089
                                    -------        -------
Depreciation ....................   (17,325)       (11,882)
Pension benefits ................    (4,526)        (4,161)
Other, net ......................    (3,398)        (1,769)
                                    -------        -------
   Deferred income tax
      liability .................   (25,249)       (17,812)
                                    -------        -------
   Net deferred income
      tax asset (liability)         $  (682)       $ 2,277
                                    =======        =======

Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss carryforwards (NOL's). Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset, net of valuation allowance provided, will be realized. At December 31, 1998, the Company had the following NOL's available in the indicated geographic areas with the following expiration dates:

Brazil            $12,600      No expiration date
England             6,700      No expiration date
United States       1,300      Begin to expire in 2009
Australia           1,200      No expiration date

The NOL's available in England and the United States relate to operating losses of businesses acquired in 1998 and 1997. These losses must be used to offset future taxable income of the acquired businesses and are not available to offset taxable income of other subsidiaries located in these countries. The valuation allowance at December 31, 1998 relates to certain state and non-United States tax jurisdictions. The net change in the valuation allowance for 1998 results primarily from an increase in valuation allowances for additional NOL's generated by the Company's Brazilian subsidiary, net of the release of valuation allowance related to a 1996 business acquisition based on the re-evaluation of the likelihood of the realization of future benefits. Included in the valuation allowance at December 31, 1998 and 1997 is $255 for deferred tax assets for which subsequently recognized tax benefits, if any, will be allocated to reduce goodwill of an acquired entity.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:

                                1998         1997         1996
                             ----------   ----------   ----------
Provision computed at
   the United States
   federal statutory
   income tax rate ........   $23,300      $17,255      $10,868
Earnings of certain
   subsidiaries taxed at
   different rates ........    (2,213)      (1,504)        (934)
Benefit of cash repa-
   triation from non-
   United States sub-
   sidiaries ..............      (494)
Permanent items ...........      (227)         345          973
State income tax, net
   of federal benefit .....     1,374          583          246
Valuation allowances ......       752          150       (2,417)
Other, net ................      (492)         (29)          14
                              -------      -------      -------
Provision for income
   taxes ..................   $22,000      $16,800      $ 8,750
                              =======      =======      =======

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the United States of approximately $33,800 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)

12. RETIREMENT PLANS AND OTHER BENEFITS

The Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998, which changes the way the Company reports information about its retirement plans and other benefits. Financial data for prior periods has been restated to conform to the 1998 presentation.

The Company sponsors two defined contribution plans. Participation in one of these plans is available to substantially all domestic salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plans up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions based upon the number of years of employee service. The Company's contribution expense for the plans was $907 in 1998, $629 in 1997 and $245 in 1996.

The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1998 and 1997, the plans' assets included 418,264 shares and 440,664 shares of the Company's common stock with fair values of $23,684 and $19,224, respectively. There were no dividends received from Company stock for the years ended December 31, 1998 and 1997.

The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans at December 31, 1998 and 1997:

                                    1998           1997
                                ------------   -----------
Change in benefit
   obligation:
   Benefit obligation at
      January 1 ..............   $157,529        $141,711
   Service cost ..............      7,393           6,316
   Interest cost .............     10,886          10,460
   Plan participants' contri-
      butions ................        951             882
   Amendments ................      3,381
   Actuarial loss ............      8,178           9,842
   Acquisitions ..............        810
   Foreign currency
      exchange rate changes          (266)         (2,452)
   Benefit payments ..........    (13,210)         (9,230)
                                 ---------       --------
   Benefit obligation at
      December 31 ............   $175,652        $157,529
                                 =========       ========
Change in plan assets:
   Fair value of plan assets
      at January 1 ...........   $159,513        $144,927
   Actual return on plan
      assets .................     18,432          23,720
   Employer contributions.....      4,019           1,504
   Plan participants contri-
      butions ................        951             882
   Acquisitions ..............        922
   Foreign currency
      exchange rate changes          (448)         (2,290)
   Benefits paid .............    (13,210)         (9,230)
                                 ---------       --------
   Fair value of plan assets
      at end of year .........   $170,179        $159,513
                                 =========       ========
Reconciliation of funded
   status:
   Funded status [over
      (under)] ...............   $ (5,472)       $  1,985
   Unrecognized net actu-
      arial loss .............     23,591          20,261
   Unrecognized prior ser-
      vice cost ..............     (5,117)         (8,601)
   Unrecognized transition
      asset ..................     (2,775)         (3,575)
                                 ---------       --------
   Prepaid benefit cost ......   $ 10,227        $ 10,070
                                 =========       ========
   Additional benefit liabil-
      ity ....................   $ (5,795)       $ (4,285)
   Intangible asset ..........      2,728             942
                                 ---------       --------
   Accumulated other com-
      prehensive income ......   $ (3,067)       $ (3,343)
                                 =========       ========

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


An additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1998 and 1997. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the income tax effected balance recorded as a separate reduction of shareholders' equity.

The plans which have accumulated obligations in excess of plan assets have an obligation of $84,544 and assets of $73,884 and are therefore underfunded by $10,660.

The assumptions used as of December 31, 1998, 1997, and 1996 in determining the net pension cost and net pension liability for United States plans were as follows:

                             1998         1997          1996
                          ----------   ----------   -----------
Discount rate ...........   6.75%        7.00%         7.65%
Rate of return on
   plan assets ..........   9.00%        9.00%        10.00%
Rate of future
   compensation
   increase .............   5.00%        5.00%         5.00%

The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The range of assumptions used as of December 31, 1998 was as follows: discount rate: 6 to 7 percent; rate of return on plan assets: 8 to 9 percent; rate of future compensation increase: 4 to 4.5 percent.

The components of the net periodic pension cost incurred for these plans were as follows:

                                    1998           1997            1996
                                ------------   ------------   --------------
Net periodic benefit
   costs (income):
Service cost .................   $ 7,393        $ 6,316         $ 6,333
Interest cost ................    10,886         10,460           9,424
Expected return on plan
   assets ....................   (14,161)       (12,898)        (13,901)
Amortization of prior
   service costs .............      (637)          (844)            268
Amortization of transi-
   tion obligation (asset)          (821)          (817)            940
Amortization of net
   actuarial (gain) loss .....       345            654              (3)
                                 -------        -------         -------
Net periodic benefit cost          3,005          2,871           3,061
Settlement expense ...........       996            287
                                 -------        -------         -------
Total expense ................   $ 4,001        $ 3,158         $ 3,061
                                 =======        =======         =======

Other Postretirement Benefits
In addition to providing pension benefits, the Company and certain of its subsidiaries provide postretirement health care and life insurance benefits. All full-time non-bargaining unit employees hired prior to January 1, 1990 are eligible for medical benefits under a defined dollar benefit plan if they retire with at least 10 years of service and meet certain age requirements. Generally, Company-provided medical benefits terminate when covered individuals become eligible for Medicare benefits. The medical plan is contributory, with retiree contributions adjusted annually. The life insurance plan covers substantially all employees who retire from full-time employment after age 55 with at least 10 years of service. The life insurance plan is non-contributory. Both of the Company's postretirement plans are unfunded.

An assumed discount rate of 6.75 percent and 7.0 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1998 and 1997, respectively.

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 1998 and 1997:

                                   1998            1997
                              -------------   -------------
Change in benefit obli-
   gation:
   Benefit obligation at
      January 1 ............   $  8,940        $  9,374
   Service cost ............        187             159
   Interest cost ...........        571             629
   Plan participants
      contributions ........        112             130
   Actuarial gain ..........       (202)           (316)
   Benefit payments ........       (816)         (1,036)
                               --------        --------
   Benefit obligation at
      December 31 ..........   $  8,792        $  8,940
                               ========        ========
Reconciliation of
   funded status:
   Funded status [over
      (under)] .............   $ (8,792)       $ (8,940)
   Unrecognized net
      actuarial loss .......        227             414
   Unrecognized prior
      service cost .........     (3,720)         (4,251)
                               --------        --------
   Accrued benefit cost.....   $(12,285)       $(12,777)
                               ========        ========

The components of the net periodic postretirement benefit cost incurred were as follows:

                                         1998         1997         1996
                                      ---------   -----------   ---------
Net periodic benefit costs
   (income):
   Service cost .....................   $187         $159         $178
   Interest cost ....................    571          629          686
   Amortization of prior
      service costs .................   (531)        (531)        (531)
   Amortization of net
      actuarial (gain) loss .........    (15)          (3)          26
                                        ----         ----         ----
   Net periodic benefit cost            $212         $254         $359
                                        ====         ====         ====

A 7.0 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1998. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 1998 by $59 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 1998 by $6.

13. STOCK OPTIONS

The Company has a non-qualified stock option plan which continues to the year 2000. Under the plan, the Company may grant up to an aggregate of 3,300,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant and discounted price options are granted at par value of the common stock on date of grant. The options maximum term is 10 years. Fixed options granted vest over a five-year period and discounted options granted vest after one year.

The Company has adopted the disclosure-only provisions of the Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company will continue to apply the provisions of Accounting Principles Board Opinion 25 in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net earnings and earnings per share would have been reduced to the pro forma amounts as follows:

                                    Years Ended December 31
                               1998           1997           1996
                           ------------   ------------   ------------
Net earnings ............   $43,558        $31,775        $21,871
Basic earnings per
   common share .........      3.47           2.62           1.84
Diluted earnings per
   common share .........      3.35           2.48           1.74

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


The weighted-average fair value of options granted per share were $17.50, $14.51 and $10.25 in 1998, 1997 and 1996, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants were as follows: expected volatility of 31 percent in 1998, 29 percent in 1997, and 32 percent in 1996, expected option life of six years in 1998 and 1997 and five years in 1996, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rate of 5.5 percent, 6.2 percent and 5.3 percent were used for 1998, 1997 and 1996, respectively.

At December 31, 1998, 91 individuals held options to purchase an aggregate of 1,067,074 shares (fixed 1,046,035, discounted 21,039). There are 584,192 fixed price options outstanding with exercise prices ranging from $10.81 to $19.75 per share (a weighted-average exercise price per share of $12.46) and expiration dates ranging from November 28, 2000 to July 24, 2005 (a weighted-average remaining contractual life of five years). Of these 584,192 fixed price options outstanding, 490,392 shares are currently exercisable with a weighted-average exercise price of $12.14 per share.

In addition, there are 314,343 fixed price options outstanding with exercise prices ranging from $22.69 to $33.91 per share (a weighted-average exercise price per share of $30.12) and expiration dates ranging from December 6, 1999 to February 9, 2007 (a weighted-average remaining contractual life of seven years). Of these 314,343 fixed price options outstanding, 82,942 are currently exercisable with a weighted-average exercise price of $28.14 per share. Also, there are 147,500 fixed price options outstanding with exercise prices ranging from $41.09 to $54.81 per share (weighted-average exercise price per share of $42.49) and expiration dates ranging from December 16, 2007 to December 14, 2008 (a weighted-average remaining contractual life of nine years). Of these 147,500 fixed price options outstanding, 2,000 are currently exercisable with a weighted-average exercise price of $45.59 per share. The discounted price options outstanding have an exercise price of $.50 and expiration dates ranging from May 31, 1999 to May 31, 2008 with a weighted-average remaining contractual life of five years. Of the 21,039 discounted price options outstanding, 19,574 shares are currently exercisable. No variable price options were outstanding at December 31, 1998.

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


Changes in shares under option were as follows:

                                            1998                          1997                          1996
                                 ---------------------------   ---------------------------   --------------------------
                                     Shares       Weighted-        Shares       Weighted-        Shares       Weighted-
                                                   Average                       Average                       Average
                                                  Exercise                      Exercise                      Exercise
                                                   Price                         Price                         Price
Options outstanding at
 beginning of year ...........    1,157,124      $ 18.31         1,261,308      $ 14.92         1,461,900     $ 13.24
Additions (deductions):
 Options granted .............      138,965        42.43           180,856        34.59           198,264       27.01
 Options exercised ...........     (226,215)       17.20          (271,240)       12.24          (385,656)      14.40
 Options expired or terminated       (2,800)       30.95           (13,800)       27.00           (13,200)      20.85
                                  ---------                      ---------                      ---------
Options outstanding at end of
 year ........................    1,067,074        21.58         1,157,124        18.31         1,261,308       14.92
                                  =========                      =========                      =========
Options exercisable at end of
 year ........................      594,908        14.10           660,668        13.40           699,354       12.82
Shares available for future
 option grants ...............      106,744                        251,986                        432,148

Under the nonqualified stock option plan, the Company has issued 35,999 restricted shares. Each year 20 percent of the restricted shares granted become free of any restrictions. As of December 31, 1998, 26,093 shares issued are restricted under the nonqualified stock option plan.

                       ---------------------------------

14. EARNINGS PER SHARE

Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. Earnings per share are computed as follows:


                                                      1998              1997              1996
                                                ---------------   ---------------   ---------------
Net earnings ..................................   $  44,570         $  32,500         $  22,300
                                                  ==========        ==========        ==========
Average shares of common stock outstanding
 used to compute basic earnings per common
 share ........................................   12,541,619        12,128,173        11,918,938
Additional common shares to be issued assuming
 exercise of stock options, net of shares
 assumed reacquired ...........................      477,082           668,085           647,926
                                                  ----------        ----------        ----------
Shares used to compute dilutive effect of stock
 options ......................................   13,018,701        12,796,258        12,566,864
                                                  ==========        ==========        ==========
Basic earnings per common share ...............   $     3.55        $     2.68        $     1.87
                                                  ==========        ==========        ==========
Diluted earnings per common share .............   $     3.42        $     2.54        $     1.77
                                                  ==========        ==========        ==========

     Options to purchase 11,465 shares of common stock at a weighted-average price of $53.74 per share were outstanding during 1998 but were not included in the computation of diluted EPS in 1998 because the options' exercise price was greater than the average market price of the common shares. These options expire in 2008.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


15. PREFERRED STOCK PURCHASE RIGHTS

As provided in the Rights Agreement dated November 21, 1998, the Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock. Under the 1998 Rights Agreement, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $1.00 per share, for $250, subject to adjustment. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 2008, unless extended by the Company's Board of Directors, do not have voting or dividend Rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.

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

16. FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:


                                          1998
                              -----------------------------
                                                Estimated
                                 Carrying          Fair
                                  Amount          Value
                              -------------   -------------
Cash and cash
   equivalents ............   $  8,414        $  8,414
Long-term debt,
   including current
   portion ................   (165,958)       (176,865)
Interest rate and
   currency swaps .........                     (1,355)

                                       1997
                           -----------------------------
                                             Estimated
                              Carrying          Fair
                               Amount          Value
                           -------------   -------------
Cash and cash
   equivalents .........    $ 18,659         $ 18,659
Long-term debt,
   including current
   portion .............    (101,540)        (109,350)

     The methods and assumptions used to estimate the fair value of each class of financial instruments and additional information related to these financial instruments are as follows:

Cash and Cash Equivalents
The carrying amount approximates fair value because of the short maturity of these instruments.

Long-Term Debt
The fair value of fixed rate long-term debt was estimated at the discounted amount of future cash flow using the Company's year-end incremental rate of borrowing for similar debt. The fair value of variable rate debt approximates its carrying value.

Interest Rate and Currency Swaps
The fair value of the interest rate swap agreement and the currency swap agreement is the estimated amount that the banks would receive or pay to terminate the swap agreements at December 31, 1998. The interest rate swap agreement is used by the Company to modify $20,000 of its variable rate obligation under the Bank Credit Agreement

                                                             1998 ANNUAL REPORT

(Thousands of dollars, except share data)


to a fixed rate obligation of 5.51 percent. This swap agreement expires in November 2003. The Company entered into a currency swap agreement to exchange pounds sterling (18,100) for United States dollars (30,046). The Company is required to make pounds sterling payments on a quarterly basis at a fixed rate of 8 percent in exchange for United States dollar receipts at a fixed rate of
6.785 percent until the swap agreement matures on October 27, 2003. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts
At December 31, 1998 and 1997, the Company had $13,848 and $6,314, respectively, of forward foreign currency exchange contracts outstanding. These contracts are primarily in British pounds, Irish punts and Canadian dollars and mature within 60 days. The fair value of these contracts is not significant. The counterparties of these agreements are major financial institutions, therefore, management believes the risk of incurring losses related to these contracts is remote.


17. RESEARCH AND DEVELOPMENT

Research and development costs incurred were $5,349, $5,290 and $5,649 for 1998, 1997 and 1996, respectively.


18. SEGMENTS AND RELATED INFORMATION

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in 1998, which changes the way the Company reports information about its operating segments. Financial data for prior periods has been restated to conform to the 1998 presentation.

The Company's seven business groups have separate management teams that report operating results regularly which are reviewed by the chief operating decision makers of the Company. Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.


The Company has four reportable segments: Fasteners, Specialty Materials and Alloys, Magnetic Materials and Other. The Fasteners segment consists of three business groups which produce fasteners for the aerospace, automotive and industrial machinery markets. The Specialty Materials and Alloys segment produces specialty metals, superalloys and ceramic cores for aerospace, industrial gas turbine and medical applications. The Magnetic Materials segment produces magnetic materials and products used in automotive, aerospace, reprographic, computer and advertising specialty markets. The Other segment consists of two business groups which produce structural assemblies for the aerospace market and precision consumable tools used for metal forming and cutting.


The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Intersegment sales are precision tools from the Other segment sold to the Fasteners segment at market based sales prices. The Company evaluates performance based on operating earnings of the respective segments. No single customer or group under common control represented 10% or more of the Company's net sales during 1998, 1997 and 1996.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)


Segments Information

                                              1998           1997           1996
                                          ------------   ------------   -----------
Net sales:
 Fasteners ............................    $ 425,530       $382,505      $327,245
 Specialty Materials & Alloys .........      112,782         82,777        66,724
 Magnetic Materials ...................      140,409        110,971        84,502
 Other ................................       45,729         20,521        14,737
 Intersegment .........................       (7,845)        (8,158)       (7,305)
                                           ---------       --------      --------
 Net sales ............................    $ 716,605       $588,616      $485,903
                                           =========       ========      ========
Operating earnings:
 Fasteners ............................    $  52,238       $ 41,104      $ 26,645
 Specialty Materials & Alloys .........       15,132         10,986         8,603
 Magnetic Materials ...................       17,834         14,394        10,978
 Other ................................        4,530          1,294           352
 Unallocated Corporate Costs .               (10,400)        (9,700)       (8,400)
                                           ---------       --------      --------
 Operating earnings ...................    $  79,334       $ 58,078      $ 38,178
                                           =========       ========      ========
Total assets:
 Fasteners ............................    $ 317,366       $280,958      $285,672
 Specialty Materials & Alloys .........       70,838         45,578        32,448
 Magnetic Materials ...................      118,097        124,762        99,985
 Other ................................      100,934         20,750         9,895
                                           ---------       --------      --------
 Total assets .........................    $ 607,235       $472,048      $428,000
                                           =========       ========      ========

Depreciation and Amortization and Capital Additions:

                                            Depreciation and Amortization                Capital Additions
                                         ------------------------------------   ------------------------------------
                                            1998         1997         1996         1998         1997         1996
                                         ----------   ----------   ----------   ----------   ----------   ----------
Fasteners ............................    $17,389      $14,515      $12,724      $19,445      $24,445      $20,829
Specialty Materials & Alloys .........      2,243        1,418          953        6,082        4,966        2,339
Magnetic Materials ...................      7,321        5,950        4,216        3,482        7,224        3,972
Other ................................      2,376        1,200        1,009        3,075          875        1,080
                                          -------      -------      -------      -------      -------      -------
Total ................................    $29,329      $23,083      $18,902      $32,084      $37,510      $28,220
                                          =======      =======      =======      =======      =======      =======

Geographic Areas

                                         1998          1997          1996
                                     -----------   -----------   -----------
Net sales:
 United States ...................    $517,693      $413,206      $335,489
 England and Ireland .............     145,560       111,105        89,935
 Brazil ..........................      22,627        27,399        24,955
 Other ...........................      30,725        36,906        35,524
                                      --------      --------      --------
 Net sales .......................    $716,605      $588,616      $485,903
                                      ========      ========      ========
Long-lived assets:
 United States ...................    $200,305      $155,331      $113,208
 England and Ireland .............     109,827        59,624        49,700
 Brazil ..........................      12,660        14,570        14,356
 Other ...........................      12,503        15,635        18,960
                                      --------      --------      --------
 Total long-lived assets .........    $335,295      $245,160      $196,224
                                      ========      ========      ========

The Other geographic areas consist principally of Australia, Canada, China, Japan, Mexico and Singapore. For geographic area disclosure purposes, the Company considers investments in affiliates, property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets.

                                                             1998 ANNUAL REPORT


Report of Independent Accountants

The Shareholders and Board of Directors
SPS Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of SPS Technologies, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
February 2, 1999