Form 10-K, Exhibit 13
period 1998-12-31
SPS TECHNOLOGIES INC
filed 1999-03-31
CIK 93444

Summary of Quarterly Results (Unaudited)


(Thousands of dollars, except share data)


                                                          Quarter Ended
                                      -----------------------------------------------------
                                         March          June       September      December
                                           31            30            30            31
                                      -----------   -----------   -----------   -----------
1998
----
Net sales                              $179,865      $175,149      $184,440      $177,151
Gross profit                             40,187        41,773        41,008        39,867
Net earnings                             10,920        11,720        11,025        10,905
Basic earnings per common share             .88           .94           .87           .86
Diluted earnings per common share           .85           .90           .84           .83

1997
----
Net sales                              $137,975      $153,108      $142,280      $155,253
Gross profit                             29,330        33,417        31,367        34,343
Net earnings                              7,120         8,390         8,450         8,540
Basic earnings per common share             .59           .69           .70           .70
Diluted earnings per common share           .56           .66           .66           .66