Form 10-K, Exhibit 13
period 1998-12-31
SPS TECHNOLOGIES INC
filed 1999-03-31
CIK 93444

Selected Financial Data
(Thousands of dollars, except share data)

                                        1998            1997            1996            1995           1994
                                   -------------   -------------   -------------   -------------   -----------
Net sales ......................     $ 716,605       $ 588,616       $ 485,903       $ 409,814      $348,905
Operating earnings .............        79,334          58,078          38,178          26,010         7,978
Net earnings ...................        44,570          32,500          22,300          14,875         3,200
                                     ---------       ---------       ---------       ---------      --------
Working capital ................       134,027         106,385         126,319         103,007        87,491
Total assets ...................       607,235         472,048         428,000         326,087       289,246
Long-term debt .................       154,010          95,507          98,838          58,119        56,426
Property, plant and equipment
 additions .....................        32,084          37,510          28,220          21,480        17,615
                                     ---------       ---------       ---------       ---------      --------
Per Common Share Data:
 Basic net earnings ............          3.55            2.68            1.87            1.30           .31
 Diluted net earnings ..........          3.42            2.54            1.77            1.25           .31
                                     ---------       ---------       ---------       ---------      --------

Results for 1994 include net restructuring charges of $3,500.