Form 10-K, Exhibit 13
period 1998-12-31
SPS TECHNOLOGIES INC
filed 1999-03-31
CIK 93444

Common Stock Information
The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, during the last eight quarters were as follows:


        Quarter Ended               High          Low
-----------------------------   -----------   -----------
December 31, 1998 ...........   $ 57.38        $ 38.13
September 30, 1998 ..........     63.63          37.00
June 30, 1998 ...............     65.00          54.06
March 31, 1998 ..............     54.13          39.25

December 31, 1997 ...........   $ 50.56        $ 41.38
September 30, 1997 ..........     47.00          35.13
June 30, 1997 ...............     37.88          32.38
March 31, 1997 ..............     34.75          29.19

The approximate number of holders of record of common stock as of March 3, 1999 was 985.

48