Form 10-K, Exhibit 13
period 1998-12-31
SPS TECHNOLOGIES INC
filed 1999-03-31
CIK 93444

                                                             1998 ANNUAL REPORT


Management's Discussion and Analysis of Financial
Condition and Results of Operations


                                 Introduction

Sales and net earnings have continued to improve over the last three years. The improvement in operating results is primarily the result of increased sales of aerospace fasteners and superalloys and the inclusion of the operating results of the businesses acquired in the past three years. The Company's capital expenditure program over the last five years has increased capacity and reduced manufacturing costs. During the past three years, net cash provided by operating activities has funded 59 percent of the $321.4 million cost incurred by the aggressive capital expenditure and "bolt on" acquisition programs that are driving the Company's growth.



                             1998 Compared to 1997

Net Sales

Fasteners segment sales increased $43.0 million, or 11.2 percent, in 1998. The increase in fastener sales is due principally to two factors: an increase in aerospace fastener sales and the acquisition of fastener companies in 1998. The segment's aerospace fasteners sales increased $29.7 million, or 14.0 percent, to $241.1 million as sales increased in North America and Europe. Although sales in North America increased in 1998, the Company experienced a decline in aerospace fastener orders in North America in 1998. This decline is attributed to a forecasted drop in Boeing aircraft deliveries in the year 2000 and current reductions in Boeing inventories. The Company's North American aerospace facilities did secure important long-term contracts with Boeing, Pratt & Whitney and General Electric which are expected to increase market share with these customers. The recent success of Airbus in winning new aircraft orders has increased the overall demand for aerospace products in Europe. To further participate in the expanding European aerospace market, the Company has committed to a $4.3 million expansion project for its European aerospace fastener manufacturing facility. This expansion will be completed in 1999 and is expected to increase manufacturing capacity by 25 percent. For 1999, the Company believes that the overall aerospace fastener production volume should remain at a level that will continue to generate reasonable profits and significant free cash flow.

Sales of automotive and industrial fasteners by Terry Machine Company (acquired on June 30, 1998) and Non-Ferrous Bolt & Mfg. Co. (acquired on July 31, 1998) increased Fasteners segment sales by $23.7 million. Excluding the sales from these acquired businesses, the Company's automotive and industrial fastener sales decreased $6.1 million, or 3.8 percent. The decrease in sales of fasteners manufactured in Brazil and Australia exceeded the modest growth in sales of fasteners manufactured in North America and Europe. The overall weakness of the Brazilian economy and increased fastener industry capacity has adversely affected the Company's Brazilian operation. The Company's Australian operation was adversely affected by weak demand from the automotive industry as a result of the Asian economic slowdown.

Specialty Materials and Alloys segment sales increased $30.0 million, or 36.2 percent. This increase is due primarily to the 1998 acquisition of Greenville Metals, Inc. ($14.0 million) and to an increase in superalloy sales ($13.4 million) by the Cannon-Muskegon Corporation (Cannon). Superalloy sales benefited from strong demand from the aerospace and industrial gas turbine markets. In December 1998, the Company signed a five year supply agreement to deliver in excess of three million pounds annually of superalloy material to Precision Castparts for use in industrial gas turbines and airplane jet engines. The Company has committed to a $6.75 million investment at Cannon for a building addition, a new five ton vacuum furnace and other equipment in order to increase capacity to meet the requirements of this new contract.

Excluding the $32.1 million of sales by two companies acquired at the end of 1997 (Magnetic Technologies Corporation and National-Arnold Magnetics Company), Magnetic Materials segment sales decreased by $2.6 million, or 2.4 percent. The decrease is attributed to a decline in demand from ad-specialty customers and the General Motors strike.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


As described in Note 18 to the financial statements, the Company's Other segment consists of the Precision Tool Group and the Chevron Aerospace Group. The Precision Tool Group was formed to build a full service, global tool business focusing on precision consumable tools used for metal forming and cutting. Due primarily to the acquisition of Mohawk Europa Limited (Mohawk) on September 23, 1997 and Howell Penncraft, Inc. on June 30, 1998, the Precision Tool Group increased sales by $15.4 million, or 125 percent. The acquisition of the Chevron Aerospace Group on October 28, 1998 marked the Company's expansion into the production of aerospace structural components. While contributing $10.1 million of sales in 1998, this acquisition is expected to have a more material impact on sales in 1999.

Sales originating in the United States, as presented in the geographic area information in Note 18 to the financial statements, increased $104.5 million, or 25.3 percent, in 1998. This increase is primarily due to increased domestic aerospace sales ($15.1 million) and sales from acquisitions made in the last two years located in the United States ($79.2 million). Sales originating in England and Ireland increased $34.5 million, or 31.0 percent, due to higher sales of aerospace fasteners manufactured in England ($7.5 million), increased sales from Mohawk, which was acquired in September of 1997 ($9.1 million) and sales from Chevron noted above. The decrease in sales originating in Other areas is attributed to the decrease in sales of fasteners manufactured in Australia described above.


Operating Earnings
Operating earnings of the Fasteners segment improved from $41.1 million, or
10.7 percent of sales, in 1997, to $52.2 million, or 12.3 percent of sales. The improvement in earnings is attributed to increased sales of aerospace fasteners and further improvements in manufacturing efficiencies of all fastener businesses. New production equipment, new plant layouts and process simplification have resulted in improved margins in the Fasteners segment.

In 1998, the Company announced further downsizing of its manufacturing operation in Coventry, England. This facility lost $3.4 million in 1998 which included operating losses of $860 thousand, cost of employee separations of $1.7 million, inventory write-offs of $600 thousand and other costs of $240 thousand. The headcount at this facility is expected to be approximately 50 employees by March, 1999 compared to 154 employees at January 1, 1998 and 82 employees at December 31, 1998. Certain equipment at Coventry will be relocated to other facilities owned by the Company or sold to third parties. In 1998, the Fasteners segment incurred the cost of other employee separations (primarily related to automotive and industrial manufacturing operations) of $3.0 million.

Operating earnings of the Specialty Materials and Alloys segment improved from $11.0 million, or 13.3 percent of sales, to $15.1 million, or 13.4 percent of sales. The increase in earnings is attributed to increased sales of superalloys and earnings contributed by the 1998 acquisition of Greenville Metals, Inc. Partially offsetting these increases were operating losses incurred by Lake Erie Design where technical problems were experienced in ramping up production of very complex cores in the new 38,000 square foot industrial gas turbine core facility. The Company expects to resolve these problems and return this facility to profitability in 1999.

The magnetic material acquisitions completed at the end of 1997 discussed above contributed $3.2 million of the $3.4 million increase in operating earnings in the Magnetic Materials segment. Acquisitions in the Other segment (Chevron Aerospace Group and the Precision Tool Group companies discussed above) contributed $2.9 million of the $3.2 million increase in operating earnings from the Other segment.


Other Income (Expenses)

Interest expense increased from $9.0 million in 1997 to $10.9 million in 1998 due primarily to a higher level of average debt during 1998. The 1998 loss from equity in affiliates was $2.7 million worse than the 1997 income amount. The Company's affiliates in India and China incurred significant losses in 1998. The Company's

                                                             1998 ANNUAL REPORT


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


share of these losses was $1.4 million for the Indian affiliate and $1.0 million for the China joint venture. Decreasing export sales, manufacturing inefficiencies and weak economic conditions in Asia were the major factors in these losses.

Orders and Backlog

Incoming orders in 1998 were $704.2 million compared to $648.6 million in 1997, an 8.6 percent increase. The acquisitions made in the last two years increased orders by $95.8 million. In addition to the acquisition impact, the Company's orders increased for aerospace fasteners manufactured in England ($9.1 million) and superalloys manufactured by Cannon ($16.7 million). Partially offsetting these increases were decreases for aerospace fasteners manufactured in North America ($49.0 million) and magnetic materials manufactured in North America ($13.9 million). The backlog of orders, which represent firm orders with delivery scheduled within 12 months, at December 31, 1998 was $296.1 million, compared to $251.1 million at the end of 1997 and $181.0 million at December 31, 1996.

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

At December 31, 1998, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

                                 Acquisitions

As discussed in Note 2 to the financial statements, the Company acquired five businesses in 1998. On March 23, 1998, the Company acquired all of the outstanding shares of Greenville Metals, Inc. (Greenville) located in Transfer, Pennsylvania, for $15.9 million. Greenville manufactures master alloy ingot and shot, foundry additive products, miscellaneous induction alloys and refines and converts scrap for a wide variety of customers. In 1998, Greenville had sales of approximately $19.2 million. Greenville's capabilities complement and expand those of Cannon and the Company expects to realize future benefits from the operational synergies that can be achieved between Cannon and Greenville. On June 30, 1998, the Company acquired all of the outstanding shares of Terry Machine Company (Terry) located in Waterford, Michigan, for $22.1 million. Terry manufactures specialty cold headed fasteners for the automotive industry and had 1998 sales of approximately $36.1 million. This acquisition expands the Company's automotive product offering which complements auto makers' on-going vendor reduction strategy. On June 30, 1998, the Company purchased the operating assets of Howell Penncraft, Inc. (Penncraft) located in Howell, Michigan, for $3.5 million. Penncraft is a manufacturer of high-speed tool steel and carbide products used in metal forming. Penncraft had 1998 sales of approximately $8.6 million. This acquisition expands the product range and geographic sales coverage of the Company's Precision Tool Group. On July 31, 1998, the Company acquired all of the outstanding shares of Nevada Bolt & Mfg. Co. doing business as Non-Ferrous Bolt & Mfg. Co. (Non-Ferrous) located in Las Vegas, Nevada for $11.9 million. Non-Ferrous manufactures non-standard, hot-forged bolts and nuts from stainless steel and specialty alloy materials. Non-Ferrous had 1998 sales of approximately $16.0 million. This acquisition expands the product range of the Company's industrial fastener products and extends their penetration into the industrial market. On October 28, 1998 the Company acquired all of the outstanding shares of Chevron Aerospace Group Limited (Chevron) based in Nottingham, England for $54.9 million. Chevron is a manufacturer of aircraft structural assemblies, precision machined components, avionic panels, wiring harnesses and turbine lockplates. In 1998, Chevron had sales of approximately $44.4 million.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


The acquisition of Chevron expands SPS' product offering to the European aerospace market, which is growing rapidly due to the continued success of Airbus in securing new aircraft orders.

The Company also acquired three smaller sized businesses, at a cost of $2.9 million, intended to add specific product line capabilities and enhance the competitive position of the Company's current businesses. The company acquired the assets of Premier Microwave Corporation's solenoid business, certain assets of Robertson Tooling Limited (a manufacturer of planetary thread roll dies) and the assets of KSS Socket Screw, Inc. (a manufacturer of small diameter headed socket screws). The combined annual sales of these three businesses is approximately $3.5 million and all assets were or will be relocated to facilities owned by the Company.

                             1997 Compared to 1996

Net Sales

Fasteners segment sales increased $55.3 million, or 16.9 percent, in 1997. The increase in fastener sales is attributed to an increase in aerospace fastener sales and the 1997 acquisition of Greer Stop Nut, Inc. (Greer). The segment's aerospace fastener sales increased $51.0 million, or 31.8 percent, to $211.4 million due to the buoyant aerospace market. The strong demand for aerospace fasteners was attributed to the build rates for new aircraft and the ongoing need for maintenance and repair parts for the aging fleet of commercial and military aircraft. The Company spent approximately $23.9 million on capital equipment over the past three years (1995 to 1997) to increase aerospace capacity and lower costs to enhance its competitive position. Sales of industrial fasteners by Greer (acquired in February, 1997) increased Fasteners segment sales by $10.5 million. Excluding the sales from this business, the Company's automotive and industrial fastener sales increased $2.1 million, or
1.4 percent, due primarily to increased sales by the Company's Brazilian operation. Increased sales of UNBRAKO fasteners in the North American market (approximately $2.0 million) were offset by lower sales of UNBRAKO fasteners in Europe.

Specialty Materials and Alloy segment sales increased $16.1 million, or 24.1 percent, due to an increase in superalloy sales by the Cannon-Muskegon Corporation ($10.5 million) and to the 1997 acquisition of Lake Erie Design ($5.6 million). The capital expenditures made over the past four years (1994 to 1997) have increased superalloy production capacity and allowed Cannon-Muskegon to further participate in the expanding aerospace and land-based industrial gas turbine markets. The acquisitions made in 1997 and 1996 in the Magnetic Materials segment contributed $25.5 million of the $26.5 million increase in this segment's sales.

Sales originating in the United States, as presented in the geographic area information in Note 18 to the financial statements, increased $77.7 million, or
23.2 percent, in 1997. This increase is primarily due to increased domestic aerospace fastener sales ($34.5 million) and sales from acquisitions made in the last two years ($32.1 million) located in the United States. Sales originating in England and Ireland increased $21.2 million, or 23.5 percent, due to higher sales of aerospace fasteners manufactured in England ($9.0 million) and increased sales from the magnetic material company located in England that was acquired in June, 1996 ($9.6 million). Sales originating in Other areas include sales into the troubled Asia market; however, these sales are not a significant part of our business and our net exposure in the affected economies is not material to the Company's consolidated financial position or results of operations.

Operating Earnings

Operating earnings of the Fasteners segment improved from $26.6 million, or 8.1 percent of sales, in 1996, to $41.1 million, or 10.7 percent of sales, in 1997. The improvement in earnings is primarily the result of increased sales of aerospace fasteners, aggressive capital expenditure programs and incorporating design changes on certain programs to manufacture products on a more cost effective basis. The fastener acquisitions made in 1997 and 1996 contributed $2.9 million of the $14.5 million increase in operating earnings from the Fasteners segment. Partially offsetting this

                                                             1998 ANNUAL REPORT


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


increase was the operating loss incurred by the Company's manufacturing facility in Coventry, England. In 1997, the Coventry facility lost $3.2 million which included operating losses of $2.4 million and cost of employee separations of $800 thousand.

Operating earnings of the Specialty Materials and Alloys segment improved from $8.6 million, or 12.9 percent of sales, in 1996 to $11.0 million, or 13.3 percent of sales, in 1997. The improvement in earnings is the result of the 1997 acquisition of Lake Erie Design and an increase in superalloy sales by the Cannon-Muskegon Corporation as described above. The acquisitions made in 1997 and 1996 in the Magnetic Materials segment contributed $3.1 million of the $3.4 million increase in operating earnings in this segment.

Other Income (Expenses)

Interest expense increased from $8.0 million in 1996 to $9.0 million in 1997 due primarily to a higher level of average debt during 1997. Income from the equity in earnings of affiliates decreased from $853 thousand in 1996 to $230 thousand in 1997 due primarily to the loss incurred by the Company's joint venture in China. The loss by the China joint venture is primarily due to a significant decrease in sales (28 percent or $3.5 million) as a result of competitive pricing conditions and decreased demand from European markets. The Company's share of the joint venture loss in 1997 was approximately $800 thousand.

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

Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Net cash provided by operating activities was $70.2 million in 1998 and 1997. The improvement in net earnings ($12.1 million) and higher non-cash charges of depreciation, amortization, loss from equity in affiliates and deferred income taxes ($5.4 million) were offset by an increase in cash used to fund working capital ($18.8 million).

The increase in cash used in investing activities is attributed to 1998 payments for Greenville ($10.1 million), Terry ($8.4 million), Penncraft ($3.5 million) and Chevron ($32.6 million) compared to 1997 payments for Greer ($10.0 million), RJF's Bonded Magnet Business ($9.2 million), LED ($7.8 million), Mohawk ($8.9 million) and MTC ($9.6 million) compared to 1996 payments for Flexmag ($21.3 million), Swift Levick ($10.4 million) and Mecair ($5.6 million). Capital expenditures in 1998 ($32.1 million) and in 1997 ($37.5 million) were spent primarily to increase capacity in the Company's aerospace fastener, superalloy, ceramic core and bonded magnet businesses and to upgrade equipment in the automotive and industrial fastener manufacturing operations. Capital spending of $38.0 million is budgeted for 1999, excluding capital spending for companies acquired in 1999.

The Company's total debt to equity ratio was 65 percent at December 31, 1998, 52 percent at December 31, 1997 and 65 percent at December 31, 1996. Total debt was $172.2 million at December 31, 1998 compared to $110.7 million at December 31, 1997 and $115.3 million at December 31, 1996. As of December 31, 1998, under the terms of the existing credit agreements, the Company is permitted to incur an additional $94.6 million in debt. Additional details of the long-term Note Purchase Agreement, the credit agreements with commercial banks and other debt are provided in Note 9 to the financial statements.

                                  Market Risk

The Company's primary market risk exposures are foreign currency exchange rate and interest rate risk. Fluctuations in foreign currency exchange rates affect the Company's results of operations and financial position. As discussed in
Note 1 to

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


the financial statements, the Company uses forward exchange contracts and one currency swap agreement to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Because the largest portion of the Company's foreign operations are in countries with relatively stable currencies, namely, England, Ireland and Canada, the foreign currency exchange rate risk to the Company's financial position is not material. However, the Company has expanded into Brazil, China and other foreign countries which increases its exposure to foreign currency fluctuations. Fluctuations in interest rates primarily affect the Company's results of operations. Because a majority of the Company's debt is in fixed rate obligations (as disclosed in Note 9 to the financial statements), the Company has effectively limited its interest expense exposure to fluctuations in interest rates.

The status of the Company's financial instruments as of December 31, 1998 and 1997 is provided in Note 16 to the financial statements. Assuming an instantaneous 10 percent strengthening of the United States dollar versus foreign currencies for which forward exchange contracts and currency rate swap agreements existed and a 10 percent change in interest rate on the Company's debt had all occurred on December 31, 1998, the Company's results of operations, cash flow and financial position would not have been materially affected.


                        Year 2000 Readiness Disclosures

The following statements include "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Company is identifying, evaluating and implementing changes to computer systems and applications necessary to achieve a year 2000 (Y2K) date conversion with no material effect on customers or disruption to business operations. These actions are necessary to ensure that information technology (IT) and non-IT systems and applications will recognize and process the year 2000 and beyond. Major areas of potential business impact have been identified and conversion efforts are underway. All mainframe based IT systems have been assessed, plans have been put into place and required Y2K conversion of mainframe computer programs is 90 percent completed. Converted programs have been tested and placed into operation. Conversion is expected to be complete by April, 1999. The process of assessing the various PC and LAN based IT systems and non-IT systems is substantially complete. The Company has converted and tested many of these systems and expects that the balance of testing and any necessary remediation will be completed by September 30, 1999. The Company is communicating with suppliers, customers, financial institutions and others it does business with to coordinate Y2K conversion. The Company has not completed its assessment and evaluation of the state of readiness of its customers and vendors, although major customers have requested from the Company information regarding its Y2K readiness and certain key suppliers have confirmed their own internal Y2K readiness.

The cost specifically associated with addressing Y2K issues incurred in 1998 were capitalizable costs of $500 thousand and costs expensed as incurred of $1.0 million. The Company's cost to complete its Y2K readiness actions is estimated to be additional capitalizable costs of $1.2 million and costs expensed as incurred of $600 thousand. Costs expensed as incurred include the cost of resources within the Company and external resources which have been directed toward Y2K activities. Total Y2K readiness costs are estimated to be $3.4 million.

The most reasonably likely worst case Y2K scenario would be the failure of either the Company or a third party to correct a material Y2K problem that would cause an interruption in, or failure of, normal business activities or operations. In the event that the worst case scenario occurs, the impact on the Company's financial position or results of operations cannot be estimated. While the Company believes that all internal IT and non-IT systems will be converted prior to January 1, 2000, the Company is in the process of generating contingency plans and

                                                             1998 ANNUAL REPORT


Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


identifying additional actions which would be implemented in the event of a Y2K failure, including but not limited to: utilization of outside (third-party) mainframe processing resources, identifying backup capacity within the operating groups, development of manual procedures to process critical transactions and other appropriate measures. To the extent that the Company experiences a Y2K failure related to a third party's lack of readiness, alternate sources of supply are being identified, however, certain resources are not easily replaceable and there are limited contingency planning options for such resources. At this time, the Company has not identified a Y2K problem that it believes cannot be remediated prior to it having a material impact on operations. The Company will continue to assess the readiness of its own systems and, if a problem is identified that cannot be remediated in the appropriate time period, a specific plan to address that issue will be developed.


                          Forward-Looking Statements

Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The Company's expectations of demand for aerospace fasteners and its effect on the Company's aerospace operations, the market share gains as a result of the aerospace and superalloy long-term contracts, resolution of manufacturing problems at Lake Erie Design, future benefits from operational synergies with newly acquired companies, the relative stability of certain foreign currencies and completing the Year 2000 date conversion with no material adverse effect on operations and at no material cost to the Company's results of operations are "forward looking" statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.