Form 10-K, Exhibit 13
period 1999-12-31
SPS TECHNOLOGIES INC
filed 2000-03-30
CIK 93444

                                                              ANNUAL REPORT 1999

Statements of Consolidated Operations

(Thousands of dollars, except share data)

                                                   Years ended December 31
                                                1999        1998        1997
                                              --------------------------------
Net sales .................................   $787,661    $716,605    $588,616
Cost of goods sold ........................    615,952     553,770     460,159
                                              --------------------------------
   Gross Profit ...........................    171,709     162,835     128,457
Selling, general and administrative expense     80,874      83,501      70,379
                                              --------------------------------
   Operating Earnings .....................     90,835      79,334      58,078
Other income (expense):
   Interest income ........................        915         947       1,002
   Interest expense .......................    (14,508)    (10,860)     (8,998)
   Equity in earnings (loss) of affiliates      (2,032)     (2,442)        230
   Minority interest ......................        (96)       (523)       (224)
   Other, net .............................       (294)        114        (788)
                                              --------------------------------
                                               (16,015)    (12,764)     (8,778)
                                              --------------------------------
   Earnings Before Income Taxes ...........     74,820      66,570      49,300
Provision for income taxes ................     23,600      22,000      16,800
                                              --------------------------------
   Net Earnings ...........................   $ 51,220    $ 44,570    $ 32,500
                                              ================================
   Earnings Per Common Share:
     Basic ................................   $   4.05    $   3.55    $   2.68
                                              ================================
     Diluted ..............................   $   3.95    $   3.42    $   2.54
                                              ================================

See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Consolidated Balance Sheets
(Thousands of dollars, except share data)

                                                                             December 31
                                                                          1999         1998
                                                                        --------------------
Assets
Current Assets
   Cash and cash equivalents ........................................   $ 50,479      $8,414
   Accounts and notes receivable, net ...............................    118,287     109,300
   Inventories ......................................................    138,121     127,366
   Deferred income taxes ............................................     19,291      20,494
   Prepaid expenses and other .......................................      6,971       6,366
                                                                        --------------------
     Total Current Assets ...........................................    333,149     271,940
                                                                        --------------------
Investments in affiliates ...........................................          -       2,033
Property, plant and equipment, net ..................................    221,147     207,800
Other assets, principally goodwill ..................................    146,668     125,462
                                                                        --------------------
     Total Assets ...................................................   $700,964    $607,235
                                                                        ====================
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable and current portion of long-term debt ..............   $ 15,553   $  18,185
   Accounts payable .................................................     63,698      51,777
   Accrued expenses .................................................     56,354      62,062
   Income taxes payable .............................................      7,165       5,889
                                                                        --------------------
     Total Current Liabilities ......................................    142,770     137,913
                                                                        --------------------
Deferred income taxes ...............................................     26,098      21,176
Long-term debt ......................................................    201,895     154,010
Retirement obligations and other long-term liabilities ..............     24,731      25,605
Minority interest ...................................................        431       1,731
Shareholders' Equity
   Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
   Common stock, par value $.50 per share, authorized
     60,000,000 shares, issued 13,986,882
     shares in 1999 and 13,812,138 shares in 1998 ...................      6,993       6,906
   Additional paid-in capital .......................................    110,261     106,093
   Common stock in treasury, at cost, 1,366,407 shares in 1999 ......
     and 1,119,008 shares in 1998 ...................................    (22,285)    (12,943)
   Retained earnings ................................................    229,181     177,961
   Accumulated other comprehensive income:
     Minimum pension liability ......................................       (732)     (2,025)
     Cumulative translation adjustments .............................    (18,379)     (9,192)
                                                                        --------------------
       Total Shareholders' Equity ...................................    305,039     266,800
                                                                        --------------------
         Total Liabilities and Shareholders' Equity .................   $700,964    $607,235
                                                                        ====================

See accompanying notes to consolidated financial statements.

                                                              ANNUAL REPORT 1999

Statements of Consolidated Cash Flows

(Thousands of dollars)

                                                                      Years ended December 31
                                                                   1999         1998        1997
                                                                ----------------------------------
Cash Flows from Operating Activities
Net earnings .................................................  $  51,220    $ 44,570     $ 32,500
Reconciliation of net earnings to net cash provided by
   operating activities:
     Depreciation and amortization ...........................     33,615      29,329       23,083
     Equity in loss (earnings) of affiliates .................      2,032       2,442         (230)
     Net loss (gain) on sale of property, plant
       and equipment .........................................     (3,907)        157          453
     Deferred income taxes ...................................      5,503       3,674        7,197
     Other operating items ...................................     (1,136)       (371)        (552)
     Changes in assets and liabilities, net of acquisitions
       of businesses:
     Receivables .............................................     (3,056)     (6,283)      (6,533)
     Inventories .............................................     (5,075)       (654)       1,796
     Prepaid expenses and other ..............................       (920)     (1,371)        (281)
     Accounts payable ........................................      2,015      (5,696)       6,314
     Accrued expenses ........................................     (5,657)        308        3,045
     Income taxes payable ....................................      2,671       3,141        3,861
     Other assets and liabilities, net .......................     (3,903)        915         (450)
                                                                ----------------------------------
   Net cash provided by operating activities .................     73,402      70,161       70,203
                                                                ----------------------------------
Cash Flows from Investing Activities
Additions to property, plant and equipment ...................    (38,161)    (32,084)     (37,510)
Proceeds from sale of property, plant and equipment ..........      8,759         408        1,520
Acquisitions of businesses ...................................    (29,741)    (58,684)     (47,191)
Proceeds from sale of other assets ...........................      2,501           -            -
                                                                ----------------------------------
   Net cash used in investing activities .....................    (56,642)    (90,360)     (83,181)
                                                                ----------------------------------
Cash Flows from Financing Activities
Proceeds from borrowings .....................................  $ 133,022    $ 65,239     $ 30,182
Reduction of borrowings ......................................   (101,418)    (53,277)     (32,862)
Proceeds from exercise of stock options ......................      1,158       1,597        2,666
Purchases of treasury stock ..................................     (6,952)     (3,579)      (1,136)
                                                                ----------------------------------
   Net cash provided by (used in) financing activities .......     25,810       9,980       (1,150)
                                                                ----------------------------------
Effect of exchange rate changes on cash ......................       (505)        (26)        (523)
   Net increase (decrease) in cash and cash equivalents ......     42,065     (10,245)     (14,651)
   Cash and cash equivalents at beginning of year ............      8,414      18,659       33,310
                                                                ----------------------------------
   Cash and cash equivalents at end of year ..................  $  50,479    $  8,414     $ 18,659
                                                                ==================================

See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Statements of Consolidated Shareholders' Equity

(Thousands of dollars, except share data)

                                                                                            Accumulated Other
                                                                                            Comprehensive Income
                                                                                            --------------------
                                                     Additional                             Minimum   Cumulative       Total
                                            Common    Paid-In     Treasury    Retained      Pension   Translation   Comprehensive
                                            Stock     Capital       Stock     Earnings     Liability  Adjustments      Income
                                           ------------------------------------------------------------------------------------
Balance, December 31, 1996 ..............   $6,646    $ 82,561     $ (7,920)   $100,891      $(2,257)   $ (2,325)
Issuance of 284,346 shares
   of common stock under
   stock option plans ...................      142       6,095
Acquisitions of 47,424 shares
   of treasury stock ....................                            (1,910)
Issuance of 133,420 shares
   of treasury stock for
   businesses acquired ..................                3,941          974
Net earnings ............................                                        32,500                               $32,500
Other comprehensive income ..............                                                        (35)     (4,513)      (4,548)
                                            -----------------------------------------------------------------------------------
Balance, December 31, 1997 ..............    6,788      92,597       (8,856)    133,391       (2,292)     (6,838)     $27,952
                                                                                                                      =======
Issuance of 235,292 shares
   of common stock under
   stock option plans ...................      118       6,487
Acquisitions of 118,177 shares
   of treasury stock ....................                            (5,873)
Issuance of 203,935 shares
   of treasury stock for
   businesses acquired ..................                7,009        1,786
Net earnings ............................                                        44,570                               $44,570
Other comprehensive income ..............                                                        267      (2,354)      (2,087)
                                            -----------------------------------------------------------------------------------
Balance, December 31, 1998 ..............    6,906     106,093      (12,943)    177,961       (2,025)     (9,192)     $42,483
                                                                                                                      =======
Issuance of 174,744 shares
   of common stock under
   stock option plans ...................       87       4,168
Acquisitions of 247,399 shares
   of treasury stock ....................                            (9,342)
Net earnings ............................                                        51,220                               $51,220
Other comprehensive income ..............                                                      1,293     (9,187)       (7,894)
                                            -----------------------------------------------------------------------------------
Balance, December 31, 1999 ..............   $6,993    $110,261     $(22,285)   $229,181      $  (732)   $(18,379)     $43,326
                                           ====================================================================================

See accompanying notes to consolidated financial statements.

                                                             ANNUAL REPORT 1999

Notes to Consolidated Financial Statements
(Thousands of dollars, except share data)

1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation
The consolidated financial statements include the accounts of the Company and all its subsidiaries. Investments in affiliates are accounted for on the equity method, either due to ownership interest of 20 percent or more but less than 50 percent or due to the Company's inability to exercise effective control. Certain prior year amounts have been reclassified for comparative purposes.

Cash Equivalents
The Company considers cash equivalents to be all highly liquid investments purchased with original maturities of three months or less. The carrying amount approximates fair value because of the short maturity of these items.

Inventories
Inventories are valued at lower of cost or market. Inventories are stated at average cost and include material, labor and manufacturing overhead costs. Factors considered in determining lower of cost or market are current customer requirements, quantity on hand, age of inventory and months supply of inventory.

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

Long-Lived Assets
The carrying value of long-lived assets, including intangible assets, is reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the asset's carrying value is reduced and an impairment loss is recognized. Intangible assets, included in other assets, were approximately $125,300 and $105,200 at December 31, 1999 and 1998, respectively. Intangible assets consist primarily of goodwill which arose from the excess of the cost of purchased businesses over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Accumulated amortization at December 31, 1999 and 1998, was $11,400 and $6,400, respectively. Amortization of intangible assets was $5,002, $2,939 and $2,273 in 1999, 1998 and 1997, respectively.

Revenue Recognition
Revenue is recognized when title of goods is transferred to the customer. Generally, title of goods is transferred upon shipment of goods.

Retirement Plans
Substantially all employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory. For United States plans, the Company funds the minimum amount permitted by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

Foreign Currency Translation
The functional currency of the Company's non-United States subsidiaries is the local currency. The financial statements of these subsidiaries are

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. Gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations.

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

Concentration of Credit Risk
Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and trade receivables. The Company sells its principal products to a large number of customers in different industries and geographies. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition but does not generally require collateral. The Company invests available cash in money market securities of various banks with high credit ratings.

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

Recently Issued Accounting Standards
In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting treatment. This statement is effective for all interim period financial statements for fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 in the first quarter of 2001. The Company anticipates that, due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on the Company's results of operations or its financial position.

2. BUSINESS ACQUISITIONS

All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On June 30, 1999 the Company acquired all of the outstanding shares of National Set Screw Corporation, doing business as NSS Technologies, Inc. (NSS), based in Plymouth, Michigan for approximately $43,700. NSS manufactures highly specialized, cold-formed steel components for the automotive, heavy truck, mining/road construction and waterworks industries. The excess of the purchase price over the fair values of the net assets acquired was approximately $25,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On October 28, 1998 the Company acquired all of the outstanding shares of Chevron Aerospace Group Limited (Chevron) based in Wilford, Nottingham, England for approximately $54,900. Chevron is a manufacturer of aircraft structural assemblies, precision machined components, avionic panels, wiring harnesses and turbine lockplates. The excess of the purchase price over the fair values of the net assets acquired was approximately $34,700 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

On July 31, 1998, the Company acquired all of the outstanding shares of Nevada Bolt & Mfg. Co. doing business as Non-Ferrous Bolt & Mfg. Co. (Non-Ferrous), a manufacturer of non-standard, hot-forged bolts and nuts from stainless steel and specialty alloy materials, located in Las Vegas, Nevada for $10,800. Approximately $7,700 was paid with 177,954 shares of common stock from treasury and the remainder in debt assumed by the Company. In 1998, 203,935 shares of common stock from treasury were initially issued related to the purchase of Non-Ferrous; however, in 1999, 25,981 shares were refunded to the Company due to a net asset adjustment pursuant to the acquisition agreement. The excess of the purchase price over the fair values of the net assets acquired was approximately $5,800 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

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

The following unaudited pro forma consolidated results of operations are presented as if the acquisitions noted above had been made at the beginning of the periods presented.

                                                              Years Ended
                                                              December 31
                                                           1999        1998
                                                         --------------------
Net sales ..........................................     $817,444    $842,618
Net earnings .......................................       51,561      39,667
Basic earnings per
   common share ....................................         4.07        3.12
Diluted earnings per
   common share ....................................         3.98        2.99

The pro forma consolidated results of operations include adjustments to give effect to amortization of goodwill, interest expense on acquisition debt, shares of common stock issued and the related income tax effects. The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

3. ACCOUNTS AND NOTES RECEIVABLE

                                                            1999       1998
                                                         --------------------
Trade ..............................................     $119,246    $108,510
Notes and other ....................................        2,404       3,750
                                                         --------------------
                                                          121,650     112,260
Less allowance for
   doubtful receivables ............................        3,363       2,960
                                                         --------------------
                                                         $118,287    $109,300
                                                         ====================
4. INVENTORIES

                                                            1999       1998
                                                         --------------------
Finished goods .....................................     $ 57,292    $ 53,748
Work-in-process ....................................       41,853      39,192
Raw materials and
   supplies ........................................       33,454      28,412
Tools ..............................................        5,522       6,014
                                                         --------------------
                                                         $138,121    $127,366
                                                         ====================
5. INVESTMENTS IN AFFILIATES

At December 31, 1999, the Company's investments in affiliates consist of 22.05 percent interest in Precision Fasteners Limited (PFL), Bombay, India, and a 55 percent interest in Shanghai SPS Biao Wu Fasteners Co. Ltd. (SSBW), Shanghai, China. SSBW is accounted for as an affiliate under the equity method because the Company is not able to exercise effective control over the operations.
The Company received $99 of dividends from affiliates in 1997. No dividends were received in 1999 and 1998. Retained earnings in 1999, 1998 and 1997 included undistributed earnings (loss) of affiliates, net of deferred taxes, of $(657), $1,081, and $3,161 respectively.

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

6. PROPERTY, PLANT AND EQUIPMENT
                                                           1999        1998
                                                         --------------------
Land ...............................................     $  7,708    $  8,231
Buildings ..........................................       72,975      75,182
Machinery and
   equipment .......................................      270,353     260,950
Construction in
   progress ........................................       22,976      14,094
                                                         --------------------
                                                          374,012     358,457
Less accumulated
   depreciation ....................................      152,865     150,657
                                                         --------------------
                                                         $221,147    $207,800
                                                         ====================

Depreciation expense was $28,613, $26,390 and $20,810 in 1999, 1998 and 1997,
respectively.

7. NOTES PAYABLE
                                                           1999        1998
                                                         --------------------
Short-term bank
   borrowings and
   notes payable ...................................     $  8,538    $  6,237
Current portion of
   long-term debt ..................................        7,015      11,948
                                                         --------------------
                                                         $ 15,553    $ 18,185
                                                         ====================

The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 6.07% and 6.30% as of December 31, 1999 and 1998, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $25,054 as of December 31, 1999. The Company also has unused long-term credit facilities as discussed in Note 8.

8. LONG-TERM DEBT
                                                            1999       1998
                                                         --------------------
1996 Note Purchase
   Agreement, fixed
   interest rates of
   7.70% to 7.88% ..................................     $ 85,000    $ 85,000
1999 Note Purchase
   Agreement, fixed
   interest rates of
   7.75% to 7.85% ..................................       80,000           -
Bank Credit Agreement,
   variable interest
   rate,  5.77% at
   December 31, 1998 ...............................            -      23,327
Guaranteed "A" and "B"
   Unsecured Loan Notes,
   fixed interest rate
   of 4.0% .........................................       14,536      22,236
Industrial Development
   Revenue Bond Series
   1987, variable interest
   rate, 5.65% and 4.2%
   at December 31, 1999
   and 1998 ........................................        5,300       5,300
Promissory Notes, fixed
   interest rate of 7.0% ...........................        3,769       4,924
Note Payable, fixed
   interest rate
   of 8.38% ........................................        3,437       3,996
Deferred payments,
   fixed interest rate
   of 6.0% .........................................        2,855       3,471
Loan Agreement,
   variable interest
   rate, 8.65% at
   December 31, 1998 ...............................            -       2,662
Other ..............................................       14,013      15,042
                                                         --------------------
                                                          208,910     165,958
Less current installments
   (included in notes
   payable) ........................................        7,015      11,948
                                                         --------------------
                                                         $201,895    $154,010
                                                         ====================

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

Installments due during the next five years are as follows: $7,015, $24,479, $10,552, $7,624 and $11,340 in 2000 through 2004, respectively.

In 1996, the Company entered into a long-term Note Purchase Agreement with three insurance companies for $85,000 at fixed interest rates of 7.70 percent to 7.88 percent due in annual installments from July 1, 2001 to July 1, 2011.

In 1999, the Company entered into a long-term Note Purchase Agreement with five insurance companies for $80,000 at fixed interest rates of 7.75 percent to 7.85 percent. Of the total proceeds, $50,000 is due in annual installments from August 1, 2004 to August 1, 2014 and $30,000 is due on August 1, 2009.

Under the Bank Credit Agreement, the Company may borrow up to $55,000 in either United States Dollars or certain currencies in Europe. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate in the European currency equal to the effective interbank rate plus a margin ranging from .225 to .45 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 1999 and 1998, the average interest rate on borrowings outstanding was 5.83 percent and 5.57 percent, respectively. There were no borrowings outstanding under the Bank Credit Agreement at December 31, 1999. This agreement expires June 30, 2002. The Company is required to pay a fee on the borrowed and unborrowed amounts of the facility ranging from .1 to .175 percentage points based on the consolidated Leverage Ratio.

In connection with the acquisition of Chevron Aerospace Group Limited (as described in Note 2), the Company issued Guaranteed "A" and "B" Unsecured Loan Notes. These notes bear interest at a fixed rate of 4.0 percent and are due on October 31, 2001. Under this agreement, noteholders may present these notes for redemption at par value, with not less than 30 days prior written notice on each of April 30, 2000 and April 30, 2001. The Company may elect to redeem any outstanding notes, with 30 days prior written notice, at anytime after April 30, 2001.

The Series 1987 Bonds were issued to finance the acquisition and improvement of a fastener manufacturing facility in Utah and are due in 2012. The Bonds are collateralized by a first mortgage on the facility and a bank letter of credit. In 1999 and 1998, the average interest rate was 3.5 percent and 3.7 percent, respectively.

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

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

has discounted this liability using a 6.0% rate. These amounts are payable in annual installments of $800 until June 30, 2003.

As part of the 1996 acquisition of Swift Levick Magnets Ltd., the Company entered into a loan agreement with the seller ($2,662 at December 31, 1998). The loan was collateralized by a bank letter of credit and bore interest at LIBOR plus 0.75 percent. The balance of the loan was repaid on June 30, 1999. In 1999 and 1998, the average interest rate was 6.8 percent and 8.6 percent, respectively.

Other debt includes capital leases and other financing collateralized by fixed assets, along with local borrowings to finance working capital and operating requirements.

The Company is subject to a number of restrictive covenants under these various debt agreements. Covenants associated with the Note Purchase Agreements are generally more restrictive than those of the Bank Credit Agreement. Effective August 4, 1999, the Company amended the 1996 long-term Note Purchase Agreement to include the same restrictive covenants as the 1999 long-term Note Purchase Agreement. The following significant covenants are currently in place under the Note Purchase Agreements: maintenance of a consolidated debt-to-total capitalization (shareholders' equity plus total debt) ratio of not more than 55 percent and maintenance of a consolidated net worth of at least $200,000 plus 50 percent of adjustable consolidated net income for quarters ended after December 31, 1998. Under these covenants, restricted payments, which include all dividends and purchases or retirements of capital stock, paid by the Company may not exceed $40,000 plus 50 percent of consolidated net income (or minus 100 percent of the consolidated net loss) from January 1, 1999 to the date of the restricted payment. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. At December 31, 1999, the Company was in compliance with all covenants. As of December 31, 1999, under the terms of the existing credit agreements, the Company is permitted to incur an additional $155,000 in debt.

9. ACCRUED EXPENSES
                                                            1999        1998
                                                          -------------------
Employee compensation
   and related benefits ............................      $29,390     $35,684
Interest ...........................................        6,044       4,309
Environmental ......................................        4,800       5,500
Other ..............................................       16,120      16,569
                                                          -------------------
                                                          $56,354     $62,062
                                                          ===================

10. COMMITMENTS AND CONTINGENCIES

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 11 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $8,077, $5,230 and $4,504 in 1999, 1998 and 1997,
respectively.

At December 31, 1999, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $43,906. The minimum payments over the next five years are as follows: $7,786, $6,979, $6,405, $4,498 and $4,254 in 2000 through 2004, respectively.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 1999, the Company had an accrued liability of $4,800 for environmental remediation which represents management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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

11. INCOME TAXES

The components of the provision for income taxes were as follows:

                                      1999        1998        1997
                                    --------------------------------
Currently payable:
   United States
    Federal ....................    $12,461     $13,203      $ 7,592
    State and local ............      1,938       1,947          940
   Non-United States ...........      3,698       3,176        1,071
                                    --------------------------------
                                     18,097      18,326        9,603
                                    --------------------------------
Deferred:
   United States
    Federal ....................      5,249       4,646        4,774
    State and local ............        504         313          196
   Non-United States ...........       (250)     (1,285)       2,227
                                    --------------------------------
                                      5,503       3,674        7,197
                                    --------------------------------
                                    $23,600     $22,000      $16,800
                                    ================================

The tax expense that results from allocating certain tax benefits to reduce goodwill of an acquired entity was $255 in 1999 and $407 in 1997. The income tax benefits of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes credited to additional paid-in capital was $1,358 in 1999, $2,340 in 1998 and $2,356 in 1997.

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

The components of earnings before income taxes were as follows:

                                          1999        1998         1997
                                        --------------------------------
United States ......................    $55,766     $58,652      $41,783
Non-United States ..................     19,054       7,918        7,517
                                        --------------------------------
                                        $74,820     $66,570      $49,300
                                        ================================

Temporary differences comprising the net deferred income tax asset (liability) on the consolidated balance sheets were as follows:
                                                            1999        1998
                                                          -------------------
Inventory ...........................................     $ 8,546     $ 9,063
Post-retirement benefits
   other than pensions ..............................       4,127       4,321
Other employee benefits
   and compensation .................................       7,052       7,570
Advance corporate tax ...............................           -         913
Accrued expenses ....................................       1,259       3,311
Net operating loss
   carry forwards ...................................       5,824       7,432
Capital loss carry
   forwards .........................................       3,739       3,739
Valuation allowances ................................      (8,876)    (11,782)
                                                          -------------------
Deferred income
   tax asset ........................................      21,671      24,567
                                                          -------------------
Depreciation ........................................     (21,267)    (17,325)
Pension benefits ....................................      (4,783)     (4,526)
Other, net ..........................................      (2,428)     (3,398)
                                                          -------------------
Deferred income tax
   liability ........................................     (28,478)    (25,249)
                                                          -------------------
Net deferred income
   tax asset (liability) ............................     $(6,807)    $  (682)
                                                          ===================

Realization of the deferred tax asset is dependent on generating sufficient taxable income prior to expiration of any net operating loss (NOL) carryforwards. Although realization is not assured, management believes it is more likely than not that the recorded deferred tax asset, net of valuation allowance provided, will be realized. At December 31, 1999, the Company had the following NOL carryforwards available in the indicated geographic areas with the following expiration dates:

Brazil                $12,500            No expiration date
England                 4,100            No expiration date
Australia               1,100            No expiration date
United States             300            Begin to expire in 2010

The NOL carryforwards available in England and the United States relate to operating losses of businesses acquired in 1998 and 1997. These losses must be used to offset future taxable income of the acquired businesses and are not available to offset taxable income of other subsidiaries located in these countries. The Company also has capital loss carryforwards of $12,460 available in England with no expiration dates. These capital losses must be used to offset future capital gains and are not available to offset taxable operating income. The valuation allowance at December 31, 1999 and 1998 relate to certain state and non-United States tax jurisdictions. The net reduction in the valuation allowance for 1999 was $2,906. The Company released $2,428 of the valuation allowance related to the capital loss carryforward in England due to a change in circumstances that caused a change in judgement about the realizability of the related deferred tax asset in future years. The United States dollar value of the valuation allowance recorded by the Company's Brazilian subsidiary was reduced by $1,202 due to the 1999 currency devaluation of the Brazilian Reis and increased by $979 for additional NOLs generated by this subsidiary. Included in the valuation allowance at December 31, 1998 was $255 for a deferred tax asset for which the subsequently recognized tax benefit was allocated to reduce goodwill of an acquired entity.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

                                     1999         1998        1997
                                    ---------------------------------
Provision computed
   at the United States
   federal statutory
   income tax rate ..............   $26,187     $23,300      $17,255
Earnings of certain
   subsidiaries taxed
   at different rates ...........    (3,526)     (2,213)      (1,504)
Benefit of cash
   repatriation from
   non-United States
   subsidiaries .................         -        (494)           -
Permanent items .................     1,192        (227)         345
State income tax, net
   of federal benefit ...........     1,588       1,374          583
Non-US net operating
   losses with no
   benefit provided .............       979       1,386          289
Change in valuation
   allowance ....................    (2,428)       (634)        (139)
Other, net ......................      (392)       (492)         (29)
                                    ---------------------------------
Provision for income
   taxes ........................   $23,600     $22,000      $16,800
                                    ================================

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $50,400 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

12. RETIREMENT PLANS AND OTHER BENEFITS

The Company sponsors a defined contribution plan. Prior to 1999, the Company sponsored two plans, however, the plans were merged on January 1, 1999. Participation in the plan is available to substantially all United States salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plan up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions to the plan based upon the number of years of employee service. The Company's contribution expense for the plans was $1,148 in 1999, $907 in 1998 and $629 in 1997.

The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 1999 and 1998, the plans' assets included 418,264 shares of the Company's common stock with fair values of $13,359 and $23,684, respectively. There were no dividends received from Company stock for the years ended December 31, 1999 and 1998.

The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans at December 31, 1999 and 1998:

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

                                                    1999        1998
                                                  --------------------
Change in benefit obligation:
   Benefit obligation at
    January 1 ...............................     $175,652    $157,529
   Service cost .............................        7,774       7,393
   Interest cost ............................       10,548      10,886
   Plan participants'
    contributions ...........................          949         951
   Amendments ...............................          748       3,381
   Actuarial loss (gain) ....................      (11,395)      8,178
   Acquisitions .............................            0         810
   Foreign currency exchange
    rate changes ............................       (3,178)       (266)
   Benefit payments .........................      (12,390)    (13,210)
                                                  --------------------
   Benefit obligation at
     December 31 ............................     $168,708    $175,652
                                                  ====================
Change in plan assets:
   Fair value of plan assets
    at January 1 ............................     $170,179    $159,513
   Actual return on
    plan assets .............................        8,531      18,432
   Employer contributions ...................        7,008       4,019
   Plan participants'
    contributions ...........................          949         951
   Acquisitions .............................            0         922
   Foreign currency exchange
    rate changes ............................       (3,487)       (448)
   Benefits paid ............................      (12,390)    (13,210)
                                                  --------------------
   Fair value of plan assets
    at end of year ..........................     $170,790    $170,179
                                                  ====================
Reconciliation of funded
   status:
   Funded status [over
    (under)] ................................     $  2,082    $ (5,473)
   Unrecognized net
    actuarial loss (gain) ...................       17,435      23,592
   Unrecognized prior
    service cost (gain) .....................       (3,763)     (5,117)
   Unrecognized transition
    obligation (asset) ......................       (2,212)     (2,775)
                                                  --------------------
   Prepaid benefit cost .....................     $ 13,542    $ 10,227
                                                  ====================
   Additional benefit
    liability ...............................     $ (3,188)   $ (5,795)
    Intangible asset ........................        2,079       2,728
                                                  --------------------
   Accumulated other
    comprehensive
    income ..................................     $ (1,109)   $ (3,067)
                                                  ====================

An additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 1999 and 1998. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the income tax effected balance recorded as a separate reduction of shareholders' equity.

The plans which have accumulated obligations in excess of plan assets have an obligation of $89,875 and assets of $81,844 and are therefore underfunded by $8,031.

The assumptions used as of December 31, 1999, 1998, and 1997 in determining the net pension cost and net pension liability for United States plans were as follows:

                                          1999         1998        1997
                                          ------------------------------
Discount rate ........................    8.00%       6.75%        7.00%
Rate of return on
   plan assets .......................    9.00%       9.00%        9.00%
Rate of future
   compensation
   increase ..........................    5.00%       5.00%        5.00%

The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The range of assumptions used as of December 31, 1999 was as follows: discount rate: 5 to 6 percent; rate of return on plan assets: 7 to 7.5 percent; rate of future compensation increase: 2.5 to 4 percent.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

The components of the net periodic pension cost incurred for these plans were as follows:
                                                 1999        1998         1997
                                              ---------------------------------
Net periodic benefit costs (income):
Service cost ............................     $  7,774    $  7,393      $ 6,316
Interest cost ...........................       10,548      10,886       10,460
Expected return on
   plan assets ..........................      (14,165)    (14,161)     (12,898)
Amortization of prior
   service cost
   (gain) ...............................         (596)       (637)        (844)
Amortization of
   transition obligation
   (asset) ..............................         (485)       (821)        (817)
Amortization of net
   actuarial loss
   (gain) ...............................          388         345          654
                                              ---------------------------------
Net periodic benefit
   cost .................................        3,464       3,005        2,871
Settlement expense ......................            0         996          287
                                              ---------------------------------
Total expense ...........................     $  3,464    $  4,001      $ 3,158
                                              =================================

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

An assumed discount rate of 8.0 percent and 6.75 percent was used to determine the accumulated postretirement benefit obligation at December 31, 1999 and 1998, respectively.

The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 1999 and 1998:
                                                            1999        1998
                                                         ---------------------
Change in benefit
   obligation:
   Benefit obligation at
    January 1 .......................................    $  8,792    $  8,940
   Service cost .....................................         205         187
   Interest cost ....................................         569         571
   Plan participants
    contributions ...................................         131         112
   Actuarial gain ...................................        (924)       (202)
   Benefit payments .................................        (929)       (816)
                                                         --------------------
   Benefit obligation
    at December 31 ..................................    $  7,844    $  8,792
                                                         ====================
Reconciliation of
   funded status:
   Funded status [over
    (under)] ........................................    $ (7,844)   $ (8,792)
   Unrecognized net
    actuarial loss (gain) ...........................        (697)        227
   Unrecognized prior
    service cost (gain) .............................      (3,189)     (3,720)
                                                         --------------------
   Accrued benefit
    obligation ......................................    $(11,730)   $(12,285)
                                                         ====================

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

The components of the net periodic postretirement benefit cost incurred were as follows:

                                                1999         1998        1997
                                                -----------------------------
Net periodic benefit costs (income):
   Service cost ...........................     $205        $187         $159
   Interest cost ..........................      569         571          629
   Amortization of
    prior service
    cost (gain) ...........................     (531)       (531)        (531)
   Amortization of
    net actuarial
    loss (gain) ...........................        0         (15)          (3)
                                                -----------------------------
   Net periodic
    benefit cost ..........................     $243        $212         $254
                                                =============================

A 7.0 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 1999. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 1999 by $58 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 1999 by $6.

13. STOCK OPTIONS

The Company has a non-qualified stock option plan which continues to the year 2009. Under the plan, the Company may grant up to an aggregate of 3,550,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of grant. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of grant and discounted price options are granted at par value of the common stock on date of grant. The options' maximum term is 10 years. Fixed price options granted vest over a five-year period and discounted price options granted vest after one year.

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
                                                    Years Ended December 31
                                                 1999        1998         1997
                                               --------------------------------
Net earnings ...............................   $49,791     $43,558      $31,775
Basic earnings per
   common share ............................      3.93        3.47         2.62
Diluted earnings per
   common share ............................      3.84        3.35         2.48

The weighted-average fair value of options granted per share were $17.52, $17.50 and $14.51 in 1999, 1998 and 1997, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants were as follows: expected volatility of 33 percent in 1999, 31 percent in 1998 and 29 percent in 1997, expected option life of six years in 1999, 1998 and 1997, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rate of 5.5 percent in 1999 and 1998, and 6.2 percent in 1997 were used.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

At December 31, 1999, 100 individuals held options to purchase an aggregate of 1,149,108 shares (fixed 1,126,431, discounted 22,677). There are 451,792 fixed price options outstanding with exercise prices ranging from $10.81 to $19.75 per share (a weighted-average exercise price per share $12.61) and expiration dates ranging from November 28, 2000 to July 24, 2005 (a weighted-average remaining contractual life of four years). Of these 451,792 fixed price options outstanding, 420,192 shares are currently exercisable with a weighted-average exercise price of $12.43 per share.

In addition, there are 379,043 fixed price options outstanding with exercise prices ranging from $26.47 to $39.22 per share (a weighted-average exercise price per share of $32.48) and expiration dates ranging from January 1, 2006 to October 11, 2009 (a weighted-average remaining contractual life of eight years). Of these 379,043 fixed price options outstanding, 117,542 are currently exercisable with a weighted-average exercise price of $30.11 per share. Also, there are 295,596 fixed price options outstanding with exercise prices ranging from $41.09 to $54.81 per share (weighted-average exercise price per share of $42.62) and expiration dates ranging from December 16, 2007 to April 26, 2009 (a weighted-average remaining contractual life of nine years). Of these 295,596 fixed price options outstanding, 27,946 are currently exercisable with a weighted-average exercise price $42.56 per share. The discounted price options outstanding have an exercise price of $.50 and expiration dates ranging from May 31, 2000 to May 31, 2009 with a weighted-average remaining contractual life of five years. Of the 22,677 discounted price options outstanding, 20,627 shares are currently exercisable. No variable price options were outstanding at December 31, 1999.

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

Changes in shares under option were as follows:

                                                                  1999                       1998                     1997
                                                        ---------------------------------------------------------------------------
                                                          Shares        Weighted-    Shares      Weighted-    Shares      Weighted-
                                                                         Average                  Average                  Average
                                                                         Exercise                 Exercise                 Exercise
                                                                           Price                    Price                    Price
Options outstanding at
   beginning of year ...............................    1,067,074         $21.58    1,157,124      $18.31    1,261,308      $14.92
Additions (deductions):
   Options granted .................................      267,800          40.65      138,965       42.43      180,856       34.59
   Options exercised ...............................     (163,066)         14.68     (226,215)      17.20     (271,240)      12.24
   Options expired or terminated ...................      (22,700)         35.95       (2,800)      30.95      (13,800)      27.00
                                                        ---------                   ---------                ---------
Options outstanding at end
   of year .........................................    1,149,108          26.65    1,067,074       21.58    1,157,124       18.31
                                                        =========                   =========                =========
Options exercisable at end
   of year .........................................      586,307          16.99      594,908       14.10      660,668       13.40
Shares available for future
   option grants ...................................      100,803                     106,744                  251,986

Under the non-qualified stock option plan, the Company has issued 47,677 restricted shares of which 11,678 restricted shares were granted in 1999. Each year 20 percent of the restricted shares granted become free of any restrictions. As of December 31, 1999, 27,158 shares issued are restricted under the non-qualified stock option plan.
                            -----------------------
14. EARNINGS PER SHARE

Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. Earnings per share are computed as follows:

                                                          1999           1998            1997
                                                      ------------------------------------------
Net earnings .....................................    $    51,220    $    44,570     $    32,500
                                                      ==========================================
Average shares of common stock
   outstanding used to compute basic
   earnings per common share .....................     12,659,920     12,541,619      12,128,173
Additional common shares to be issued
   assuming exercise of stock options,
   net of shares assumed reacquired ..............        295,138        477,082         668,085
                                                      ------------------------------------------
Shares used to compute dilutive effect of
   stock options .................................     12,955,058     13,018,701      12,796,258
                                                      ==========================================
Basic earnings per common share ..................    $      4.05    $      3.55     $      2.68
                                                      ==========================================
Diluted earnings per common share ................    $      3.95    $      3.42     $      2.54
                                                      ==========================================

Options to purchase 545,296 shares of common stock at a weighted-average price of $39.29 per share were outstanding during 1999 but were not included in the computation of diluted EPS in 1999 because the options' exercise price was greater than the average market price of the common shares. These options expire on various dates between February 10, 2007 and October 12, 2009.

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

16. FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                                  1999
                                                          -------------------
                                                          Carrying      Fair
                                                           Amount       Value
                                                          -------------------
Cash and cash
   equivalents ......................................     $50,479     $50,479
Long-term debt, including
   current portion ..................................    (208,910)   (215,860)
Interest rate and
   currency swaps ...................................           -         590
Forward Exchange
   Contracts ........................................           -        (360)


                                                                  1998
                                                          -------------------
                                                          Carrying      Fair
                                                           Amount       Value
                                                          -------------------
Cash and cash
   equivalents ......................................     $ 8,414     $ 8,414
Long-term debt, including
   current portion ..................................    (165,958)   (176,865)
Interest rate and
   currency swaps ...................................           -      (1,355)
Forward Exchange
   Contracts ........................................           -           -

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

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

Interest Rate and Currency Swaps
The fair value of the interest rate swap agreement and the currency swap agreement is the estimated amount that the banks would receive or pay to terminate the swap agreements at December 31, 1999 and 1998. The interest rate swap agreement is used by the Company to modify $20,000 of its variable rate obligations to a fixed rate obligation of 5.69 percent. This swap agreement expires in November 2003. The Company entered into a currency swap agreement to exchange British pounds (18,100) for United States dollars (30,046). The Company is required to make British pound payments on a quarterly basis at a fixed rate of 8 percent in exchange for United States dollar receipts at a fixed rate of
6.785 percent until the swap agreement matures on October 27, 2003. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts
At December 31, 1999 and 1998, the Company had $50,723 and $13,848, respectively, of forward foreign currency exchange contracts outstanding. These contracts are primarily in British pounds, Irish punts, Euros and Canadian dollars and mature within 60 days. The difference between the contract amounts and fair values of these contracts is not material. At December 31, 1999, the Company had additional forward exchange contracts to purchase $23.4 million of foreign currencies (Canadian Dollars and Irish Punts) with maturities ranging from January 5, 2000 to October 1, 2001 with a weighted average maturity of 235 days. The fair value of these additional foreign currency contracts had been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting dates. The counterparties of all exchange contracts are major financial institutions, therefore, management believes the risk of incurring losses related to these contracts is remote.

Standby Letters of Credit
The Company is contingently liable under standby letters of credit totaling $26,088 and $33,291 at December 31, 1999 and 1998, respectively. The difference between the contract amounts and fair values of these standby letters of credit is not material. The Company's management does not expect any material losses to result from these standby letters of credit because performance is not expected to be required.

17. RESEARCH AND DEVELOPMENT

Research and development costs incurred were $6,338, $5,349 and $5,290 for 1999, 1998 and 1997, respectively.

18. SEGMENTS AND RELATED INFORMATION

The Company has seven business groups which have separate management teams that report operating results regularly that are reviewed by the chief operating decision makers of the Company. Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

The Company has three reportable segments:
Precision Fasteners and Components, Specialty Materials & Alloys and Magnetic Products. The Precision Fasteners and Components segment consists of five business groups which produce precision fasteners and components for critical applications in the aerospace, automotive and industrial machinery markets. The Specialty Materials & Alloys segment produces specialty metals, superalloys and ceramic cores for aerospace, industrial gas turbine and medical applications. The Magnetic Products segment produces magnetic materials and products used in automotive, aerospace, reprographic, computer and advertising specialty markets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective segments. No single customer or group under common control represented 10% or more of the Company's net sales during 1999, 1998 and 1997.

Segments Information

                                                           1999        1998        1997
                                                         ---------------------------------
Net sales:
   Precision Fasteners and
    Components ....................................      $542,359    $463,414     $394,868
   Specialty Materials & Alloys ...................       107,192     112,782       82,777
   Magnetic Products ..............................       138,110     140,409      110,971
                                                         ---------------------------------
   Net sales ......................................      $787,661    $716,605     $588,616
                                                         =================================
Operating earnings:
   Precision Fasteners and
    Components ....................................      $ 70,106    $ 56,768     $ 42,398
   Specialty Materials & Alloys ...................        13,670      15,132       10,986
   Magnetic Products ..............................        17,559      17,834       14,394
   Unallocated Corporate Costs ....................       (10,500)    (10,400)      (9,700)
                                                         ---------------------------------
   Operating earnings .............................      $ 90,835    $ 79,334     $ 58,078
                                                         =================================
Total assets:
   Precision Fasteners and
    Components ....................................      $504,010    $418,300     $301,708
   Specialty Materials & Alloys ...................        77,278      70,838       45,578
   Magnetic Products ..............................       119,676     118,097      124,762
                                                         ---------------------------------
Total assets ......................................      $700,964    $607,235     $472,048
                                                         =================================


Depreciation and Amortization and Capital Additions:


                                                            Depreciation and Amortization               Capital Additions
                                                          --------------------------------     --------------------------------
                                                            1999        1998        1997         1999        1998         1997
                                                          --------------------------------     --------------------------------
Precision Fasteners and
   Components ......................................      $23,213     $19,765      $15,715     $27,841      $22,520     $25,320
Specialty Materials & Alloys .......................        2,578       2,243        1,418       7,907        6,082       4,966
Magnetic Products ..................................        7,824       7,321        5,950       2,413        3,482       7,224
                                                          --------------------------------     --------------------------------
Total ..............................................      $33,615     $29,329      $23,083     $38,161      $32,084     $37,510
                                                          ================================     ================================

                                                             ANNUAL REPORT 1999

(Thousands of dollars, except share data)

Geographic Areas

                                          1999        1998        1997
                                       ---------------------------------
Net sales:
   United States ...................   $558,378    $517,693     $413,206
   England and Ireland .............    182,457     145,560      111,105
   Brazil ..........................     15,157      22,627       27,399
   Other ...........................     31,669      30,725       36,906
                                       ---------------------------------
   Net sales .......................   $787,661    $716,605     $588,616
                                       =================================
Long-lived assets:
   United States ...................   $250,715    $200,305     $155,331
   England and Ireland .............     98,987     109,827       59,624
   Brazil ..........................      7,848      12,660       14,570
   Other ...........................     10,265      12,503       15,635
                                       ---------------------------------
   Total long-lived assets .........   $367,815    $335,295     $245,160
                                       =================================

The other geographic areas consist principally of Australia, Canada, China, Japan, Mexico and Singapore. For geographic area disclosure purposes, the Company considers investments in affiliates, property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets.

19. SUPPLEMENTAL CASH FLOW INFORMATION

                                            1999         1998       1997
                                          --------------------------------
Cash paid for
   interest ...........................   $14,535     $10,148      $10,627
Cash paid for income
   taxes ..............................    15,273      15,249        6,059
Noncash Transactions:
   Issuance (refund)
    of treasury shares
    for businesses
    acquired ..........................    (1,121)      8,795        4,915
   Debt assumed with
    businesses
    acquired ..........................    15,018      50,278        3,179
   Acquisition of
    treasury shares
    for stock options
    exercised .........................     1,269       2,294          774

20. SUBSEQUENT EVENT

In March 2000, the Company acquired all of the outstanding shares of Avibank Mfg., Inc. based in Burbank, California for approximately $115,000. The consideration consisted of $111,400 in cash and 110,652 shares of the Company's common stock valued at $3,600.

Avibank is a manufacturer of fastener products for the aerospace, automotive and industrial markets. The Avibank acquisition will be accounted for under the purchase method.

Avibank's results of operations will be included in the consolidated financial statements from the date of acquisition.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Report Of Independent Accountants


The Shareholders and Board of Directors
SPS Technologies, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows present fairly, in all material respects, the financial position of SPS Technologies, Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
February 8, 2000, except for Note 20,
as to which the date is March 14, 2000



36