Form 10-K, Exhibit 13
period 1999-12-31
SPS TECHNOLOGIES INC
filed 2000-03-30
CIK 93444

                                                                  EXHIBIT 13.2



                                                             ANNUAL REPORT 1999

Summary of Quarterly Results (Unaudited)
(Thousands of dollars, except share data)

                                                                        Quarter Ended
                                                         ---------------------------------------------
                                                          March        June     September     December
                                                            31          30          30           31
                                                         ---------------------------------------------
1999
----
Net sales                                                $202,475    $194,560     $195,728    $194,898
Gross profit                                               44,854      42,768       41,796      42,291
Net earnings                                               13,320      13,010       12,310      12,580
Basic earnings per common share                              1.05        1.03          .97        1.00
Diluted earnings per common share                            1.02        1.00          .95         .98

1998
----
Net sales                                                $179,865    $175,149     $184,440    $177,151
Gross profit                                               40,187      41,773       41,008      39,867
Net earnings                                               10,920      11,720       11,025      10,905
Basic earnings per common share                               .88         .94          .87         .86
Diluted earnings per common share                             .85         .90          .84         .83