Form 10-K, Exhibit 13
period 1999-12-31
SPS TECHNOLOGIES INC
filed 2000-03-30
CIK 93444

                                                                  EXHIBIT 13.3

Selected Financial Data
(Thousands of dollars, except share data)

                                                           1999        1998         1997         1996        1995
                                                         ----------------------------------------------------------
Net sales .........................................      $787,661    $716,605     $588,616    $485,903     $409,814
Operating earnings ................................        90,835      79,334       58,078      38,178       26,010
Net earnings ......................................        51,220      44,570       32,500      22,300       14,875
-------------------------------------------------------------------------------------------------------------------
Working capital ...................................       190,379     134,027      106,385     126,319      103,007
Total assets ......................................       700,964     607,235      472,048     428,000      326,087
Long-term debt ....................................       201,895     154,010       95,507      98,838       58,119
Property, plant and equipment
   additions ......................................        38,161      32,084       37,510      28,220       21,480
-------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
   Basic net earnings .............................          4.05        3.55         2.68        1.87         1.30
   Diluted net earnings ...........................          3.95        3.42         2.54        1.77         1.25
-------------------------------------------------------------------------------------------------------------------