Form 10-K, Exhibit 13
period 1999-12-31
SPS TECHNOLOGIES INC
filed 2000-03-30
CIK 93444

                                                                  EXHIBIT 13.4

Common Stock Information
The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, during the last eight quarters were as follows:

         Quarter Ended                         High              Low
---------------------------------------------------------------------
December 31, 1999 ..............              $38.00           $28.38
September 30, 1999 .............               42.31            35.13
June 30, 1999 ..................               47.00            35.00
March 31, 1999 .................               57.00            35.50

December 31, 1998 ..............              $57.38           $38.13
September 30, 1998 .............               63.63            37.00
June 30, 1998 ..................               65.00            54.06
March 31, 1998 .................               54.13            39.25

The approximate number of holders of record of common stock as of March 3, 2000 was 933.