Form 10-K, Exhibit 13
period 1999-12-31
SPS TECHNOLOGIES INC
filed 2000-03-30
CIK 93444

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Management's Discussion and Analysis of Financial
Condition and Results of Operations

INTRODUCTION

Due primarily to the operating results of recently acquired businesses, sales and net earnings have continued to improve over the last three years. Despite lower demand for the Company's products in certain geographic areas and served markets, the Company's overall sales volume has remained at a level that has generated reasonable profits and significant free cash flow. The Company has consistently reinvested operating cash flows into "bolt-on" acquisitions that complement existing product offerings and into new capital to improve manufacturing efficiencies.

1999 COMPARED TO 1998

Net Sales
Precision Fasteners and Components segment sales increased $78.9 million, or
17.0 percent, in 1999. This segment's increase in sales is primarily attributable to the impact of businesses acquired in 1999 and 1998. Sales by those businesses (NSS Technologies, Chevron Aerospace Group Limited, Terry Machine Company, Non-Ferrous Bolt & Mfg. Co. and Howell Penncraft, Inc.) increased segment sales by $111.7 million. Chevron Aerospace continues to benefit from improved demand for aerospace products in Europe due to a growing market position with Airbus Industrie. Chevron Aerospace has also benefited from customers' strategy to outsource work and consolidate their supplier base. NSS Technologies and Terry Machine continue to benefit from strong demand for their products from the North American automotive market and increased capacity due to recent capital investments.

Excluding sales by the businesses acquired in 1999 and 1998, Precision Fasteners and Components segment sales decreased $32.8 million, or 7.7 percent, in 1999 compared to 1998. Total aerospace fastener sales in North America declined by $20.8 million (11.1 percent) in 1999 consistent with decreasing order rates experienced in the second half of 1998 and during 1999. These reductions reflect the decline in new aircraft production at Boeing forecasted for 2000 as well as inventory reduction activities in the aerospace industry at the original equipment manufacturer and distributor levels. The Company has been successful in obtaining long-term agreements for aerospace fasteners to ensure an on-going level of sales activity and has invested in production capacity and built inventory to support these contracts. The Company's automotive and industrial fastener sales decreased $19.1 million, or 11.9 percent. The devaluation of the Brazilian Real, overall weakness of the Brazilian economy and decreased demand for automotive fasteners in Europe and Unbrako fasteners in North America and Europe all contributed to this decrease. The Company's industrial fastener operations continue to struggle with weak end market demand and aggressive price competition from Asian manufacturers.

Historically, the Company has manufactured Unbrako socket screws in Cleveland, Ohio and Shannon, Ireland. Decreased demand from the industrial machinery markets and a strong dollar have reduced demand for the Unbrako line of socket screws. Because of lower wage and tax rates in Ireland and the need for more automotive fastener manufacturing capacity in Cleveland, the Company consolidated its Unbrako socket screw manufacturing operations into its Shannon, Ireland facility in the second half of 1999. In Cleveland, the skilled labor force and production equipment was transferred to the automotive fastener operations already located in that facility.

                                                             ANNUAL REPORT 1999

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

Specialty Materials and Alloys segment sales decreased $5.6 million, or 5.0 percent. Decreased sales to the commercial aerospace and medical markets were partially offset by strong demand from the industrial gas turbine market. In December 1998, the Company signed a five-year supply agreement to deliver in excess of three million pounds annually of superalloy material to Precision Castparts for use in industrial gas turbines and airplane jet engines. The Company's $6.75 million investment at Cannon-Muskegon Corporation for a building addition, a new five ton vacuum furnace and other equipment to increase capacity to meet the requirements of this new contract was completed in the fourth quarter of 1999. Full participation in this long-term supply agreement is expected in 2000.

Magnetic Products segment sales decreased $2.3 million, or 1.6 percent, in 1999 compared to 1998. Several markets served by this segment were relatively soft in 1999, including military applications, oil exploration and general industrial markets in both the United States and Europe. However, strong demand from the United States automotive, telecommunications, computers and advertising markets offset the softness experienced in other markets. In order to increase magnetic product sales in 2000, this segment will concentrate its resources and investments in the high technology segments of the magnetics market.

Sales originating in the United States, as presented in the geographic area information in Note 18 to the financial statements, increased $40.7 million, or
7.9 percent, in 1999. This increase is primarily due to sales from businesses acquired in the last two years located in the United States ($70.1 million), net of the decreased United States aerospace fastener sales ($19.0 million). Sales originating in England and Ireland increased $36.9 million, or 25.3 percent, due to sales from Chevron Aerospace ($46.5 million), which was acquired on October 28, 1998 and higher sales of aerospace fasteners manufactured in England ($6.1 million), net of lower sales of automotive and industrial fasteners and magnetic products manufactured in England and Ireland ($15.0 million).

Operating Earnings
Operating earnings of the Company increased $11.5 million, or 14.5 percent, in 1999 compared to 1998. Operating earnings for 1999 include a non-recurring gain related to the sale leaseback of an aerospace fastener manufacturing facility. Pursuant to the exercise of a purchase option granted in a lease agreement dated November 30, 1994, the Company sold its Santa Ana, California facility for $6.8 million on June 11, 1999, resulting in a realized gain of $3.4 million. The Company's aerospace fastener operation located in this building will remain there under a leaseback arrangement. A deferred gain of $1.8 million will be amortized into operating earnings over the 10 year leaseback period.

Excluding the gain of $3.4 million described above, the operating earnings of the Precision Fasteners and Components segment improved from $56.8 million, or
12.2 percent of sales, in 1998 to $66.7 million, or 12.3 percent of sales, in 1999. The improvement in operating earnings is primarily the result of businesses acquired in 1999 and 1998 which increased 1999 operating earnings by $7.7 million compared to 1998. In 1999, this segment incurred severance costs of $1.4 million associated with downsizing and consolidating fastener operations in North America. In 1998, this segment incurred severance costs of $4.7 million associated with downsizing and consolidating fastener operations in England, Ireland and Brazil. These headcount reductions are necessary to maintain profit margins in certain businesses that are experiencing a soft demand in their served markets.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

Operating earnings of the Specialty Materials and Alloys segment declined from $15.1 million, or 13.4 percent of sales, in 1998 to $13.7 million, or 12.8 percent of sales, in 1999. Operating earnings of the Magnetic Products segment declined from $17.8 million, or 12.7 percent of sales, in 1998 to $17.6 million, or 12.7 percent of sales, in 1999. These changes in operating earnings compared to 1998 are consistent with the changes in sales volume discussed above. In the Specialty Materials and Alloys segment, a new, higher-capacity vacuum furnace discussed above is expected to improve this segment's operating margins in 2000.

Other Income (Expenses)
Due to higher levels of debt, interest expense increased from $10.9 million in 1998 to $14.5 million in 1999. In 1999, the Company recorded its share of losses from its Indian affiliate in the amount of $1.1 million which reduced its investment balance to zero. Also in 1999, the Company withdrew its last on-site representative from its fastener joint venture in China and, due to ongoing losses incurred by that operation, wrote off the residual carrying value of that investment of $0.6 million.

Income Taxes
The effective income tax rate decreased from 33.0 percent in 1998 to 31.5 percent in 1999. As discussed in Note 11 to the financial statements, the 1999 provision for income taxes was favorably impacted by the $2.4 million release of valuation allowance related to the realizability of the capital loss carryforward in England. The effect of this income tax valuation release was to increase 1999 diluted earnings per share by $ .19.

Orders and Backlog
Incoming orders in 1999 were $742.5 million compared to $704.2 million in 1998, a 5.4 percent increase. The acquisitions made in the last two years increased orders by $121.9 million. The Company is experiencing lower demand for its products in certain geographic regions and served markets which partially offsets the benefit of the order increases due to the impact of businesses acquired. In 1999, orders for aerospace fasteners declined $30.8 million, or
14.1 percent compared to 1998. This decline is consistent with the forecasted drop in United States commercial aircraft production rates for next year, along with inventory management activities. The Company continues to benefit from improved demand for aerospace fasteners and components in Europe. Orders for automotive fasteners in Brazil, expressed in United States dollars, were down
31.4 percent, but this decline is due to the devaluation of the Brazilian Real, as orders on a local currency basis increased by 4.2 percent. Industrial fastener orders were $12.0 million, or 16.9 percent, lower than 1998, reflecting continued soft demand for industrial hardware in the United States and Europe. Orders for the Specialty Materials and Alloy segment were $18.6 million, or 15.0 percent, lower than 1998 reflecting the decrease in demand from the commercial aerospace and medical markets that could not be offset by the strength in demand from the industrial gas turbine market. The backlog of orders, which represents firm orders with delivery scheduled within 12 months, at December 31, 1999 was $255.9 million, compared to $296.1 million at the end of 1998 and $251.1 million at December 31, 1997.

                                                             ANNUAL REPORT 1999

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

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

At December 31, 1999, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

ACQUISITIONS

As discussed in Note 2 to the financial statements, the Company acquired all of the outstanding shares of National Set Screw Corporation, doing business as NSS Technologies, Inc. (NSS), based in Plymouth, Michigan for $43.7 million on June 30, 1999. NSS manufactures highly specialized cold-formed steel components for the automotive, heavy truck, mining/road construction and waterworks industries. NSS' sales for the twelve months ended December 31, 1999 were approximately $61.4 million. This acquisition expands the Company's manufacturing and technical capabilities and broadens the range of products offered to our automotive customers.

1998 COMPARED TO 1997

Net Sales
Precision Fasteners and Components segment sales increased $68.5 million, or
17.4 percent. The 1998 increase in this segment's sales is due principally to two factors: an increase in aerospace fastener sales and the businesses acquired in 1998 and 1997. The segment's aerospace fasteners sales increased $29.7 million, or 14.0 percent, to $241.1 million as sales increased in North America and Europe. Although sales in North America increased in 1998, the Company experienced a decline in aerospace fastener orders in North America in 1998. The Company's North American aerospace facilities did secure important long term contracts with Boeing, Pratt & Whitney and General Electric. The recent success of Airbus in winning new aircraft orders increased the overall demand for aerospace products in Europe. To further participate in the expanding European aerospace market, the Company initiated a $4.3 million expansion project for its European aerospace fastener manufacturing facility. This expansion was completed in 1999 and has increased manufacturing capacity by 25 percent.

Sales by businesses acquired in 1998 and 1997 increased Precision Fasteners and Components segment sales by $49.6 million. Sales by Mohawk Europa Limited (acquired on September 23, 1997), Terry Machine Company (acquired on June 30,
1998) and Chevron Aerospace Group Limited (acquired on October 28, 1998) were the major contributors to this increase. Excluding the sales from acquired businesses, the Company's automotive and industrial fastener sales decreased $6.1 million, or 3.8 percent. The decrease in sales of fasteners manufactured in Brazil and Australia exceeded the modest growth in sales of fasteners manufactured in North America and Europe. The overall weakness of the Brazilian economy and

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

increased fastener industry capacity has adversely affected the Company's Brazilian operation. The Company's Australian operation was adversely affected by weak demand from the automotive industry as a result of the Asian economic slowdown.

Specialty Material and Alloys segment sales increased $30.0 million, or 36.2 percent. This increase is primarily due to the acquisition of Greenville Metals, Inc. ($14.0 million) and to an increase in superalloy sales ($13.4 million) by the Cannon-Muskegon Corporation (Cannon). Superalloy sales benefited from strong demand from the aerospace and industrial gas turbine markets.

Excluding the $32.1 million of sales by two companies acquired at the end of 1997 (Magnetic Technologies Corporation and National-Arnold Magnetics Company), Magnetic Products segment sales decreased by $2.6 million, or 2.4 percent. The decrease is attributed to a decline in demand from ad-specialty customers and the General Motors strike.

Sales originating in the United States, as presented in the geographic area information in Note 18 to the financial statements, increased $104.5 million, or
25.3 percent, in 1998. This increase is primarily due to increased domestic aerospace sales ($15.1 million) and sales from acquisitions made in the last two years located in the United States ($79.2 million). Sales originating in England and Ireland increased $34.5 million, or 31.0 percent, due to higher sales of aerospace fasteners manufactured in England ($7.5 million) and increased sales from Mohawk, which was acquired in September of 1997 ($9.1 million). The decrease in sales originating in other areas is attributed to the decrease in sales of fasteners manufactured in Australia described above.

Operating Earnings
Operating earnings of the Precision Fasteners and Components segment improved from $42.4 million, or 10.7 percent of sales, in 1997, to $56.8 million, or 12.2 percent of sales in 1998. The improvement in earnings is attributed to increased sales of aerospace fasteners and improvements in manufacturing efficiencies. New production equipment, new plant layouts and process simplification has resulted in improved margins in this segment.

In 1998 and 1997, the Precision Fasteners and Components segment was adversely impacted by operating losses and downsizing costs incurred at the Company's manufacturing operation in Coventry, England. In 1998, this facility lost $3.4 million, which included operating losses of $860 thousand, cost of employee separations of $1.7 million, inventory write-offs of $600 thousand and other costs of $240 thousand. In 1997, this facility lost $3.2 million which included operating losses of $2.4 million and cost of employee separations of $800 thousand. Headcount at this facility has been reduced from 188 employees at June 30, 1997 to 68 employees at December 31, 1999. Certain equipment at Coventry was relocated to other facilities owned by the Company or sold to third parties.

Operating earnings of the Specialty Materials and Alloys segment improved from $11.0 million, or 13.3 percent of sales to $15.1 million, or 13.4 percent of sales. The increase in earnings is attributed to increased sales of superalloys and earnings contributed by the 1998 acquisition of Greenville Metals, Inc. Partially offsetting these increases were operating losses incurred by Lake Erie Design where technical problems were experienced in ramping up production of very complex cores in the new 38,000 square foot industrial gas turbine core facility.

                                                              ANNUAL REPORT 1999

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

Operating earnings of the Magnetic Products segment increased from $14.4 million, or 13.0 percent of sales, in 1997 to $17.8 million, or 12.7 percent of sales, in 1998. The magnetic product acquisitions completed at the end of 1997 discussed above contributed $3.2 million of the $3.4 million increase in operating earnings.

Other Income (Expenses)
Interest expense increased from $9.0 million in 1997 to $10.9 million in 1998 due primarily to a higher level of average debt during 1998. The 1998 loss from equity in earnings of affiliates was $2.7 million worse than the 1997 income amount. The Company's affiliates in India and China incurred significant losses in 1998. The Company's share of these losses was $1.4 million for the Indian affiliate and $1.0 million for the China joint venture. Decreasing export sales, manufacturing inefficiencies and weak economic conditions in Asia were the major factors in these losses.

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

Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Net cash provided by operating activities increased by $3.2 million in 1999 compared to 1998 due primarily to the $6.6 million improvement in net earnings.

Cash flows provided by or used in investing activities for 1999 include the net proceeds from the sale leaseback of the Santa Ana, California facility ($6.6 million) and the cash payment for the acquisition of NSS ($28.5 million). Cash flows used in investing activities for 1998 include cash payments for the acquisitions of Greenville Metals ($10.1 million), Terry Machine ($8.4 million), Howell Penncraft ($3.5 million) and Chevron Aerospace ($32.6 million). Cash flows used in investing activities for 1997 include cash payments for Greer Stop Nut, Inc. ($10.0 million), RJF's Bonded Magnet Business ($9.2 million), Lake Erie Design ($7.8 million), Mohawk Europa Limited ($8.9 million) and Magnetic Technologies Corporation ($9.6 million). The Company spent $38.2 million for capital expenditures in 1999 and has budgeted $34.5 million for 2000, excluding capital spending for any companies that may be acquired in 2000.

The Company's total debt to equity ratio was 71 percent at December 31, 1999, 65 percent at December 31, 1998 and 52 percent at December 31, 1997. Total debt was $217.4 million at December 31, 1999, $172.2 million at December 31, 1998 and $110.7 million at December 31, 1997. As of December 31, 1999, under the terms of the existing credit agreements, the Company is permitted to incur an additional $155.0 million in debt. In 1999, the Company completed a new long-term Note Purchase Agreement in the amount of $80.0 million at an average fixed rate of
7.81 percent. A portion of the proceeds were used to reduce certain bank borrowings and the remaining proceeds will be used to finance the Company's on-going acquisition program. Additional details of the long-term Note Purchase Agreements, the credit agreements with commercial banks and other debt are provided in Note 8 to the financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES / FINANCIAL STATEMENTS

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

MARKET RISK

The Company's primary market risk exposures are foreign currency exchange rate and interest rate risk. Fluctuations in foreign currency exchange rates affect the Company's results of operations and financial position. As discussed in Note 1 to the financial statements, the Company uses forward exchange contracts and one currency swap agreement to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Because the largest portion of the Company's foreign operations are in countries with relatively stable currencies, namely, England, Ireland and Canada, the foreign currency exchange rate risk to the Company's financial position is not significant. However, the Company has expanded into Brazil, China and other foreign countries which increases its exposure to foreign currency fluctuations. Fluctuations in interest rates primarily affect the Company's results of operations. Because a majority of the Company's debt is in fixed rate obligations (as disclosed in note 8 to the financial statements), the Company has effectively limited its interest expense exposure to fluctuations in interest rates.

The status of the Company's financial instruments as of December 31, 1999 and 1998 is provided in note 16 to the financial statements. Assuming an instantaneous 10 percent strengthening of the United States dollar versus foreign currencies for which forward exchange contracts and currency rate swap agreements existed and a 10 percent change in the interest rate on the Company's debt had all occurred on December 31, 1999, the Company's results of operations, cash flow and financial position would not have been materially affected.

YEAR 2000 READINESS DISCLOSURES

The following statements include "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act of 1998. The Company identified, evaluated and implemented changes to computer systems and applications that were necessary to achieve a year 2000 (Y2K) date conversion with no material effect on customers or disruption to business operations. These actions were necessary to ensure that information technology (IT) and non-IT systems and applications would recognize and process the year 2000 and beyond. Major areas of potential business impact were identified and conversion efforts completed. All mainframe based IT systems were assessed and required Y2K conversions of these computer programs were substantially completed by April 1999. All PC and LAN based IT systems and non-IT systems were assessed and required Y2K conversions of these systems were substantially completed by September 1999. The Company communicated with suppliers, customers, financial institutions and others it does business with to coordinate Y2K conversion. The Company encountered no Y2K systems issues at the turn of the year that had a material impact on IT or non-IT systems at any of its facilities. The Company continues to monitor system performance consistent with its normal operating practices.

The cost specifically associated with addressing Y2K issues incurred in 1999 were capitalizable costs of $1.5 million and costs expensed as incurred of $600 thousand. Costs expensed as incurred include the cost of resources within the Company and external resources which have been directed toward Y2K activities. Total Y2K readiness costs incurred over the past three years were approximately $2.0 million of capitalizable costs and $1.7 million of costs expensed as incurred.

                                                              ANNUAL REPORT 1999

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

FORWARD-LOOKING STATEMENTS

Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The Company's expectations of future benefits and participation levels of the aerospace and superalloy long-term contracts, an increase in sales by concentrating on the high technology segments of the magnetic market, future benefits from the installation of new capital equipment, future benefits of headcount reductions and other downsizing actions, future benefits from operational synergies with newly acquired companies and the relative stability of certain foreign currencies are "forward looking" statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.