Form 10-K405, Exhibit 13
period 2000-12-31
SPS TECHNOLOGIES INC
filed 2001-03-30
CIK 93444

Statements of Consolidated Operations
(Thousands of dollars, except share data)

                                                              Years ended December 31
                                                           2000        1999         1998
                                                         ---------------------------------
Net sales .............................................  $872,752    $787,661     $716,605
Cost of goods sold ....................................   693,204     615,952      553,770
                                                         ---------------------------------
   Gross Profit .......................................   179,548     171,709      162,835
Selling, general and administrative expense ...........    96,160      80,874       83,501
                                                         ---------------------------------
   Operating Earnings ................................     83,388      90,835       79,334
Other income (expense):
   Interest income ....................................     1,092         915          947
   Interest expense ...................................   (20,905)    (14,508)     (10,860)
   Equity in loss of affiliates .......................         -      (2,032)      (2,442)
   Other, net .........................................       504        (390)        (409)
                                                         ---------------------------------
                                                          (19,309)    (16,015)     (12,764)
                                                         ---------------------------------
   Earnings Before Income Taxes .......................    64,079      74,820       66,570
Provision for income taxes ............................    19,700      23,600       22,000
                                                         ---------------------------------
   Net Earnings .......................................  $ 44,379    $ 51,220     $ 44,570
                                                         =================================
   Earnings Per Common Share:
      Basic ...........................................  $   3.50    $   4.05     $   3.55
                                                         =================================
      Diluted .........................................  $   3.42    $   3.95     $   3.42
                                                         =================================

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
(Thousands of dollars, except share data)

                                                                       December 31
                                                                    2000        1999
                                                                  --------------------
Assets
Current Assets
   Cash and cash equivalents ...................................  $ 31,933    $ 50,479
   Accounts and notes receivable, net ..........................   130,017     118,287
   Inventories .................................................   161,584     138,121
   Deferred income taxes .......................................    18,247      19,291
   Prepaid expenses and other ..................................     7,830       6,971
                                                                  --------------------
       Total Current Assets ....................................   349,611     333,149
                                                                  --------------------
Property, plant and equipment, net .............................   228,632     221,147
Other assets, principally goodwill .............................   232,279     146,668
                                                                  --------------------
       Total Assets ............................................  $810,522    $700,964
                                                                  ====================
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable and current portion of long-term debt .........  $ 14,617    $ 15,553
   Accounts payable ............................................    77,093      63,698
   Accrued expenses ............................................    65,679      56,354
   Income taxes payable ........................................     5,265       7,165
                                                                  --------------------
       Total Current Liabilities ...............................   162,654     142,770
                                                                  --------------------
Deferred income taxes ..........................................    31,619      26,098
Long-term debt .................................................   243,586     201,895
Retirement obligations and other long-term liabilities .........    27,796      25,162
Shareholders' Equity
   Preferred stock, par value $1 per share, authorized
     400,000 shares, issued none
   Common stock, par value $.50 per share, authorized
     60,000,000 shares, issued 14,210,886
     shares in 2000 and 13,986,882 shares in 1999 ..............     7,105       6,993
   Additional paid-in capital ..................................   117,665     110,261
   Common stock in treasury, at cost, 1,428,354 shares
     in 2000 and 1,366,407 shares in 1999 ......................   (26,626)    (22,285)
   Retained earnings ...........................................   273,560     229,181
   Accumulated other comprehensive income:
     Minimum pension liability .................................      (718)       (732)
     Cumulative translation adjustments ........................   (26,119)    (18,379)
                                                                  --------------------
       Total Shareholders' Equity ..............................   344,867     305,039
                                                                  --------------------
         Total Liabilities and Shareholders' Equity ............  $810,522    $700,964
                                                                  ====================

See accompanying notes to consolidated financial statements.

Statements of Consolidated Cash Flows
(Thousands of dollars)

                                                                         Years ended December 31
                                                                       2000       1999         1998
                                                                    ---------------------------------
Cash Flows from Operating Activities
Net earnings .....................................................  $ 44,379    $ 51,220      $44,570
Reconciliation of net earnings to net cash provided by
   operating activities:
     Depreciation and amortization ...............................    36,736      33,615       29,329
     Equity in loss of affiliates ................................         -       2,032        2,442
     Net loss (gain) on sale of property, plant
       and equipment .............................................    (2,167)     (3,907)         157
     Deferred income taxes .......................................     6,619       5,503        3,674
     Other operating items .......................................    (1,301)     (1,136)        (371)
     Changes in assets and liabilities, net of
       acquisitions of businesses:
         Receivables .............................................    (3,994)     (3,056)      (6,283)
         Inventories .............................................    (6,150)     (5,075)        (654)
         Prepaid expenses and other ..............................    (1,331)       (920)      (1,371)
         Accounts payable ........................................     7,266       2,015       (5,696)
         Accrued expenses ........................................     2,480      (5,657)         308
         Income taxes payable ....................................       245       2,671        3,141
         Other assets and liabilities, net .......................     5,359      (3,903)         915
                                                                    ---------------------------------
     Net cash provided by operating activities ...................    88,141      73,402       70,161
                                                                    ---------------------------------
Cash Flows from Investing Activities
Additions to property, plant and equipment .......................   (31,985)    (38,161)     (32,084)
Proceeds from sale of property, plant and equipment ..............     4,690       8,759          408
Acquisitions of businesses .......................................  (118,129)    (29,741)     (58,684)
Proceeds from sale of other assets ...............................         -       2,501            -
                                                                    ---------------------------------
     Net cash used in investing activities .......................  (145,424)    (56,642)     (90,360)
                                                                    ---------------------------------
Cash Flows from Financing Activities
Proceeds from borrowings .........................................   113,938     133,022       65,239
Reduction of borrowings ..........................................   (72,039)   (101,418)     (53,277)
Proceeds from exercise of stock options ..........................     1,380       1,158        1,597
Purchases of treasury stock ......................................    (4,240)     (6,952)      (3,579)
                                                                    ---------------------------------
     Net cash provided by financing activities ...................    39,039      25,810        9,980
                                                                    ---------------------------------
Effect of exchange rate changes on cash ..........................      (302)       (505)         (26)
                                                                    ---------------------------------
     Net increase (decrease) in cash and cash
       equivalents ...............................................   (18,546)     42,065      (10,245)
     Cash and cash equivalents at beginning of year ..............    50,479       8,414       18,659
                                                                    ---------------------------------
     Cash and cash equivalents at end of year ....................  $ 31,933    $ 50,479      $ 8,414
                                                                    =================================

See accompanying notes to consolidated financial statements.

Statements of Consolidated
Shareholders' Equity
(Thousands of dollars, except share data)

                                                                                                Accumulated Other
                                                                                               Comprehensive Income
                                                                                               --------------------
                                                          Additional                           Minimum   Cumulative       Total
                                              Common       Paid-In     Treasury    Retained    Pension   Translation   Comprehensive
                                              Stock        Capital       Stock     Earnings   Liability  Adjustments      Income
                                              --------------------------------------------------------------------------------------
Balance, December 31, 1997 .................  $6,788      $ 92,597    $ (8,856)    $133,391    $(2,292)  $ (6,838)
Issuance of 235,292 shares
   of common stock for
   stock options and awards ................     118         6,487
Acquisitions of 118,177 shares
   of treasury stock .......................                            (5,873)
Issuance of 203,935 shares
   of treasury stock for
   businesses acquired .....................                 7,009       1,786
Net earnings ...............................                                         44,570                                $44,570
Other comprehensive income .................                                                       267     (2,354)          (2,087)
                                              ------------------------------------------------------------------------------------
Balance, December 31, 1998 .................   6,906       106,093     (12,943)     177,961     (2,025)    (9,192)         $42,483
                                                                                                                           =======
Issuance of 174,744 shares
   of common stock for
   stock options and awards ................      87         4,168
Acquisitions of 247,399 shares
   of treasury stock .......................                            (9,342)
Net earnings ...............................                                         51,220                                $51,220
Other comprehensive income .................                                                     1,293     (9,187)          (7,894)
                                              ------------------------------------------------------------------------------------
Balance, December 31, 1999 .................   6,993       110,261     (22,285)     229,181       (732)   (18,379)         $43,326
                                                                                                                           =======
Issuance of 224,004 shares
   of common stock for
   stock options and awards ................     112         5,668
Acquisitions of 172,599 shares
   of treasury stock .......................                            (6,205)
Issuance of 110,652 shares
   of treasury stock for
   businesses acquired .....................                 1,736       1,864
Net earnings ...............................                                         44,379                                $44,379
Other comprehensive income .................                                                        14     (7,740)          (7,726)
                                              ------------------------------------------------------------------------------------
Balance, December 31, 2000 .................  $7,105      $117,665    $(26,626)    $273,560      $(718)  $(26,119)         $36,653
                                              ====================================================================================

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Thousands of dollars, except share data)

1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation
The consolidated financial statements include the accounts of the Company and all its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified for comparative purposes.

Cash Equivalents
The Company considers cash equivalents to be all highly liquid investments purchased with original maturities of three months or less. The carrying amount approximates fair value because of the short maturity of these items.

Inventories
Inventories are valued at lower of cost or market. Inventories are stated at average cost and include material, labor and manufacturing overhead costs. Factors considered in determining lower of cost or market are current customer requirements, quantity on-hand, age of inventory and months' supply of inventory.

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

Long-Lived Assets
The carrying value of long-lived assets, including intangible assets, is reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the asset's carrying value is reduced and an impairment loss is recognized. Intangible assets, included in other assets, were approximately $211,900 and $125,300 at December 31, 2000 and 1999, respectively. Intangible assets consist primarily of goodwill, which arose from the excess of the cost of businesses acquired over the value of the underlying net assets and is being amortized by the straight-line method over periods not exceeding 40 years. Accumulated amortization at December 31, 2000 and 1999, was approximately $17,400 and $11,400, respectively. Amortization of intangible assets was $6,082, $5,002 and $2,939 in 2000, 1999 and 1998, respectively.

Revenue Recognition
Revenue is recognized when title to goods is transferred to the customer. Generally, title to goods is transferred upon shipment of goods.

Retirement Plans
Substantially all employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory. For United States plans, the Company funds the minimum amount required by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

Foreign Currency Translation
The functional currency of the Company's non-United States subsidiaries is the local currency. The financial statements of these subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. Gains and losses on currency

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations.

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

Interest Rate and Currency Swap Agreements
The Company is using interest rate swap agreements and a currency swap agreement for purposes other than trading that are treated as off-balance sheet items. The interest rate swap agreements are used by the Company to modify a portion of its variable rate obligations to fixed rate obligations, thereby reducing the exposure to market rate fluctuations. These agreements involve the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based. The differential to be paid or received is recognized as an adjustment to interest expense over the term of the underlying financial obligation. The currency swap agreement is used to manage exposure related to an intercompany debt denominated in one currency that will be repaid in another currency. The currency swap agreement is designated as a hedge of the firm commitment to pay interest and principal on debt, which would otherwise expose the Company to foreign currency risk.

Use of Estimates in the Preparation of
Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

In June 2000, the FASB issued SFAS No. 138 which included several amendments to SFAS No. 133. The new standard requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting treatment. The Company has adopted SFAS No. 133 on January 1, 2001. Based on market valuations for derivatives held as of January 1, 2001, the Company will record net-of-tax, cumulative-effect-type adjustments to other comprehensive income of $89 to recognize the fair value of all derivatives. At this time, the Company plans no significant change to its risk management strategies due to the adoption of SFAS No. 133.

2. BUSINESS ACQUISITIONS

All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On March 14, 2000, the Company acquired all of the outstanding shares of Avibank Mfg., Inc. (Avibank) based in Burbank, California for approximately $115,900. Consideration consisted of approximately $112,300 in cash and 110,652 shares of the Company's common stock in treasury valued at $3,600. Avibank is a manufacturer of latches, hold open rods, quick release pins, structural panel fasteners, self-retaining bolts and expandable fasteners for aerospace markets. Avibank, through its AVK Industrial Products Division, also manufactures threaded inserts for automotive and industrial markets. The excess of the purchase price over the fair values of the net assets acquired was approximately $90,800 and has been recorded as goodwill, patents, trademarks and other intangible assets which are being amortized on a straight-line basis over 15 to 40 years.

In 2000, the Company also completed two relatively smaller acquisitions in Europe. On January 10, 2000, the Company acquired certain operating assets of ULMa S.p.A. (ULMA) based in Milan, Italy for approximately $2.3 million. ULMa is a full range manufacturer of flat, planetary and cylindrical tread roll dies used in metal forming. In December 2000, the Company acquired certain operating assets of DACAR S.A. based in Auxerre, France for approximately $1.6 million. DACAR is a manufacturer of precision machined components and structural assemblies used by European aerospace suppliers.

On June 30, 1999, the Company acquired all of the outstanding shares of National Set Screw Corporation, doing business as NSS Technologies, Inc. (NSS), based in Plymouth, Michigan for approximately $43,700. NSS manufactures highly specialized, cold-formed steel components for the automotive, heavy truck, mining, road construction and waterworks industries. The excess of the purchase price over the fair values of the net assets acquired was approximately $25,000 and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years.

The following unaudited pro forma consolidated results of operations are presented as if the Avibank and NSS acquisitions had been made at the beginning of the periods presented. The effects of the ULMA and DACAR acquisitions are not material and, accordingly, have been excluded from the pro forma presentation.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)
                                                              Years Ended
                                                              December 31
                                                           2000        1999
                                                         --------------------
Net sales ............................................   $889,559    $894,978
Net earnings .........................................     45,045      45,648
Basic earnings per
   common share ......................................       3.54        3.57
Diluted earnings per
   common share ......................................       3.47        3.49

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

3. ACCOUNTS AND NOTES RECEIVABLE

                                                           2000        1999
                                                         --------------------
Trade ................................................   $131,619    $119,246
Notes and other ......................................      2,213       2,404
                                                         --------------------
                                                          133,832     121,650
Less allowance for doubt-
   ful receivables ...................................      3,815       3,363
                                                         --------------------
                                                         $130,017    $118,287
                                                         ====================

4. INVENTORIES
                                                           2000        1999
                                                         --------------------
Finished goods .......................................   $ 70,188    $ 57,292
Work-in-process ......................................     51,093      41,853
Raw materials and
   supplies ..........................................     34,273      33,454
Tools ................................................      6,030       5,522
                                                         --------------------
                                                         $161,584    $138,121
                                                         ====================

5. PROPERTY, PLANT AND EQUIPMENT
                                                           2000        1999
                                                         --------------------
Land .................................................   $  7,462    $  7,708
Buildings ............................................     74,052      72,975
Machinery and
   equipment .........................................    293,621     270,353
Construction in
   progress ..........................................     18,659      22,976
                                                         --------------------
                                                          393,794     374,012
Less accumulated
   depreciation ......................................    165,162     152,865
                                                         --------------------
                                                         $228,632    $221,147
                                                         ====================

Depreciation expense was $30,654, $28,613 and $26,390 in 2000, 1999 and 1998,
respectively.

6. NOTES PAYABLE
                                                           2000        1999
                                                         --------------------
Short-term bank
   borrowings and
   notes payable .....................................   $  4,565    $  8,538
Current portion of long-
   term debt .........................................     10,052       7,015
                                                         --------------------
                                                         $ 14,617    $ 15,553
                                                         ====================

The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 7.03% and 6.07% as of December 31, 2000 and 1999, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $32,259 as of December 31, 2000. The Company also has unused long-term credit facilities as discussed in Note 8.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

7. ACCRUED EXPENSES
                                                           2000        1999
                                                          -------------------
Employee compensation
   and related benefits ...............................   $33,372     $29,390
Interest ..............................................     7,062       6,044
Environmental .........................................     4,400       4,800
Other .................................................    20,845      16,120
                                                          -------------------
                                                          $65,679     $56,354
                                                          ===================

8. LONG-TERM DEBT
                                                           2000        1999
                                                          -------------------
1996 Note Purchase
   Agreement, fixed
   interest rates of
   7.70% to 7.88% .....................................   $85,000    $ 85,000
1999 Note Purchase
   Agreement, fixed
   interest rates of
   7.75% to 7.85% .....................................    80,000      80,000
2000 Note Purchase
   Agreement, fixed
   interest rate of 8.37% .............................    15,000           -
1998 Bank Credit
   Agreement, variable
   interest rate, 7.14%
   at December 31, 2000 ...............................    45,000           -
Guaranteed "A" and "B"
   Unsecured Loan Notes,
   fixed interest rate of 4.0% ........................         -      14,536
Utah Revenue Bonds,
   Series 1987, variable
   interest rate, 5.10%
   and 5.65% at
   December 31, 2000 and
   1999, respectively .................................     5,300       5,300
Michigan Revenue Bonds,
   Series 2000, variable
   interest rate, 4.95% at
   December 31, 2000 ..................................     6,000           -
Promissory Notes, fixed
   interest rate of 7.0% ..............................     2,607       3,769
Note Payable, fixed
   interest rate of 8.38% .............................     2,829       3,437
Deferred payments, fixed
   interest rate of 6.0% ..............................     2,203       2,855
Other .................................................     9,699      14,013
                                                         --------------------
                                                          253,638     208,910
Less current installments
   (included in notes
   payable) ...........................................    10,052       7,015
                                                         --------------------
                                                         $243,586    $201,895
                                                         ====================

Installments due during the next five years are as follows: $10,052, $10,391, $7,446, $13,395 and $58,046 in 2001 through 2005, respectively.

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

In 2000, the Company entered into a long-term Note Purchase Agreement with one insurance company for $15,000 at a fixed interest rate of 8.37 percent due in annual installments from February 28, 2004 to February 29, 2010.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Under the 1998 Bank Credit Agreement, the Company may borrow up to $55,000 in either United States Dollars or certain currencies in Europe. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate in the European currency equal to the effective interbank rate plus a margin ranging from .225 to .45 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 2000 and 1999, the average interest rate on borrowings outstanding was 7.12 percent and 5.83 percent, respectively. There were $45,000 in borrowings outstanding under the 1998 Bank Credit Agreement at December 31, 2000. This agreement expires June 30, 2002. The Company is required to pay a fee on the borrowed and unborrowed amounts of the facility ranging from .1 to .175 percentage points based on the consolidated Leverage Ratio.

On March 10, 2000, the Company entered into the 2000 Bank Credit Agreement to borrow up to $75,000 in either United States Dollars or certain European currencies. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus
 .5 percentage points, b) a rate equal to the effective interbank rate plus a margin ranging from .75 to 1.30 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between the agent bank and the Company, as applicable. During 2000, the average interest rate on borrowings outstanding was 7.36 percent. No borrowings were outstanding under the 2000 Bank Credit Agreement at December 31, 2000. This agreement expires March 9, 2005. The Company is required to pay a fee on unborrowed amounts of the facility ranging from .175 to .30 percentage points based on the consolidated Leverage Ratio.

In connection with the acquisition of SPS Aerostructures (formerly, Chevron Aerospace Group), in October 1998, the Company issued Guaranteed "A" and "B" Unsecured Loan Notes. These notes bore interest at a fixed rate of 4.0 percent. These Loan Notes were redeemed by the noteholders in 2000.

The Utah Industrial Development Revenue Bonds, Series 1987, were issued to finance the acquisition and improvement of a precision fastener and components segment manufacturing facility in Salt Lake, Utah and are due in 2012. The Bonds are collateralized by a first mortgage on the facility and a bank letter of credit. In 2000 and 1999, the average interest rate was 4.34 percent and 3.5 percent, respectively.

The Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 2000, were issued to finance the acquisition and installation of machinery and equipment at a precision fastener and components segment manufacturing facility in Canton, Michigan and are to be repaid on February 1, 2010. The Bonds are secured by a bank letter of credit. In 2000, the average interest rate was 4.44 percent.

In connection with the 1998 acquisition of Greenville Metals, Inc., the former stockholders accepted promissory notes for a portion of the purchase price aggregating approximately $5,800. The notes bear interest at a fixed rate of 7.0 percent and are payable in quarterly installments of $290 plus interest until March 31, 2003.

As part of the 1998 acquisition of SPS Technologies Waterford Company (formerly, Terry Machine

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Company), the Company assumed a note payable to a commercial bank in the amount of approximately $4,300. This note bears interest at a fixed rate of 8.38 percent and is payable in monthly installments of $73 (including interest) until September, 2002. A final installment of $1,700 is due on September 11, 2002. In addition, the former stockholders of SPS Technologies Waterford Company agreed to accept deferred payments for a portion of the purchase price aggregating $4,000. The Company has discounted this liability using a 6.0 percent rate. These amounts are payable in annual installments of $800 until June 30, 2003.

Other debt includes capital leases and other financing collateralized by fixed assets, along with other unsecured local borrowings.

The Company is subject to a number of restrictive covenants under its various debt agreements. Covenants associated with the Note Purchase Agreements are generally more restrictive than those of the Bank Credit Agreements. The following significant covenants are currently in place under the Note Purchase
Agreements: maintenance of a consolidated debt-to-total capitalization (shareholders' equity plus total debt) ratio of not more than 55 percent and maintenance of a consolidated net worth of at least $200,000 plus 50 percent of adjustable consolidated net income for quarters ended after December 31, 1998. Under these covenants, restricted payments, which include all dividends and purchases or retirements of capital stock, paid by the Company may not exceed $40,000 plus 50 percent of consolidated net income (or minus 100 percent of the consolidated net loss) from January 1, 1999 to the date of the restricted payment. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. At December 31, 2000, the Company was in compliance with all covenants. As of December 31, 2000, under the terms of the existing credit agreements, the Company is permitted to incur an additional $163,000 in debt.

9. COMMITMENTS AND CONTINGENCIES

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 11 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $9,895, $8,077 and $5,230 in 2000, 1999 and 1998,
respectively.

At December 31, 2000, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $62,861. The minimum payments over the next five years are as follows: $10,368, $9,237, $6,963, $6,559 and $5,960 in 2001 through 2005, respectively.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 2000, the Company had an accrued liability of $4,400 for environmental remediation which represents management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)


evaluated quarterly based on currently available information. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

The Company has established procedures for identifying environmental issues at its manufacturing facilities. Environmental and safety coordinators, a designated position at most operating facilities, are familiar with environmental laws and regulations and serve as resources for the identification and resolution of environmental issues. The Company also has an environmental audit program, which is used to identify and resolve potential environmental issues at the operating facilities. Through these programs, the Company monitors applicable regulatory developments and manages environmental issues.

Litigation
The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a materially adverse effect on the Company's consolidated financial position, results of operations or cash flows.

10. INCOME TAXES

The components of the provision for income taxes were as follows:

                                        2000       1999         1998
                                      --------------------------------
Currently payable:
   United States
     Federal ......................   $ 8,246     $12,461      $13,203
     State and local ..............     1,163       1,938        1,947
   Non-United States ..............     3,672       3,698        3,176
                                      --------------------------------
                                       13,081      18,097       18,326
                                      --------------------------------
Deferred:
   United States
     Federal ......................     4,726       5,249        4,646
     State and local ..............       395         504          313
   Non-United States ..............     1,498        (250)      (1,285)
                                      --------------------------------
                                        6,619       5,503        3,674
                                      --------------------------------
                                      $19,700     $23,600      $22,000
                                      ================================

The tax expense that results from allocating certain tax benefits to reduce goodwill of an acquired entity was $255 in 1999. The income tax benefits of the employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes which were credited to additional paid-in capital were $1,930 in 2000, $1,358 in 1999 and $2,340 in 1998.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

The components of earnings before
income taxes were as follows:

                                                2000        1999        1998
                                              --------------------------------
United States .............................   $44,174     $55,766      $58,652
Non-United States .........................    19,905      19,054        7,918
                                              --------------------------------
                                              $64,079     $74,820      $66,570
                                              ================================

The deferred income tax liability (asset) on the consolidated balance sheets is comprised of the following:

                                                            2000       1999
                                                          -------------------
Depreciation ..........................................   $23,432     $21,267
Pension benefits ......................................     5,905       4,783
Other, net ............................................     5,546       2,428
                                                          -------------------
Deferred income tax
   liability ..........................................    34,883      28,478
                                                          -------------------

Inventory .............................................    (7,005)     (8,546)
Post-retirement benefits
   other than pensions ................................    (3,892)     (4,127)
Other employee benefits
   and compensation ...................................    (7,903)     (7,052)
Accrued expenses ......................................    (2,230)     (1,259)
Net operating loss
   carry forwards .....................................    (5,454)     (5,824)
Capital loss carry
   forwards ...........................................    (3,434)     (3,739)
Valuation allowances ..................................     8,407       8,876
                                                          -------------------
Deferred income
   tax asset ..........................................   (21,511)    (21,671)
                                                          -------------------
Net deferred income tax
   liability (asset) ..................................   $13,372     $ 6,807
                                                          ===================

At December 31, 2000, the Company had net operating loss (NOL) carryforwards available in Brazil of $11,200, England of $3,600 and Australia of $1,300. All NOLs can be carried forward indefinitely with no expiration dates. The NOL carryforward available in England relates to operating losses of a business acquired in 1998. These losses must be used to offset future taxable income of the acquired business and are not available to offset taxable income of other subsidiaries located in England. The Company also has capital loss carryforwards of $11,450 available in England with no expiration dates. These capital losses must be used to offset future capital gains and are not available to offset taxable operating income. The valuation allowance at December 31, 2000 and 1999 relate to certain state and non-United States tax jurisdictions. The net reduction in the valuation allowance for 2000 of $469 was due to changes in currency exchange rates and decreases in the net deferred income tax assets in certain state and Brazilian tax jurisdictions.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

                                                 2000       1999         1998
                                               --------------------------------
Provision computed
   at the United States
   federal statutory
   income tax rate ..........................  $22,428     $26,187      $23,300
Earnings of certain
   subsidiaries taxed
   at different rates .......................   (3,195)     (3,526)      (2,213)
State income tax,
   net of federal
   benefit ..................................    1,136       1,588        1,374
Non-deductible
   goodwill amortization
   expense ..................................      916         812          401
Non-US net operating
   losses with no
   benefit provided .........................      102         979        1,386
Change in valuation
   allowance ................................     (243)     (2,428)        (634)
General business
   credits ..................................     (158)       (180)        (450)
Other, net ..................................   (1,286)        168       (1,164)
                                               --------------------------------
Provision for income
   taxes ....................................  $19,700     $23,600      $22,000
                                               ================================

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $61,400 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

11. RETIREMENT PLANS AND OTHER BENEFITS

The Company sponsors a defined contribution plan. Prior to 1999, the Company sponsored two plans, which were merged on January 1, 1999. Participation in the plan is available to substantially all United States salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plan up to 16 percent of their compensation (as defined). The Company contributes a percentage of employee contributions to the plan based upon the number of years of employee service. The Company's contribution expense for the plans was $1,264 in 2000, $1,148 in 1999 and $907 in 1998.

The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 2000 and 1999, the plans' assets included 403,264 and 418,264 shares of the Company's common stock with fair values of $22,104 and $13,359, respectively. There were no dividends received from Company stock for the years ended December 31, 2000, 1999 and 1998.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans at December 31, 2000 and 1999:

                                                           2000        1999
                                                         --------------------
Change in benefit obligation:
   Benefit obligation at
     January 1 .......................................   $168,708    $175,652
   Service cost ......................................      7,575       7,774
   Interest cost .....................................     11,313      10,548
   Plan participants'
     contributions ...................................        878         949
   Amendments ........................................        632         748
   Actuarial loss (gain) .............................      2,309     (11,395)
   Acquisitions ......................................      2,456           -
   Special termination
     benefits ........................................        583           -
   Benefits paid .....................................    (16,917)    (12,390)
   Foreign currency
     exchange rate
     changes .........................................     (6,466)     (3,178)
                                                         --------------------
   Benefit obligation at
     December 31 .....................................   $171,071    $168,708
                                                         ====================
Change in plan assets:
   Fair value of plan
     assets at January 1 .............................   $170,790    $170,179
   Actual return on
     plan assets .....................................     15,354       8,531
   Employer contributions ............................      3,153       7,008
   Plan participants'
     contributions ...................................        878         949
   Acquisitions ......................................      2,219           -
   Benefits paid .....................................    (16,917)    (12,390)
   Foreign currency
     exchange rate
     changes .........................................     (7,077)     (3,487)
                                                         --------------------
   Fair value of plan assets
     at end of year ..................................   $168,400    $170,790
                                                         ====================

                                                            2000        1999
                                                         --------------------
Reconciliation of funded status:
   Funded (unfunded)
     status ..........................................   $ (2,671)   $  2,082
   Unrecognized net
     actuarial loss (gain) ...........................     15,856      17,435
   Unrecognized prior
     service cost (gain) .............................     (2,687)     (3,763)
   Unrecognized transition
     obligation (asset) ..............................     (1,579)     (2,212)
                                                         --------------------
   Prepaid benefit cost ..............................   $  8,919    $ 13,542
                                                         ====================
   Additional minimum
     pension liability ...............................   $ (3,430)   $ (3,188)
   Intangible asset ..................................      2,342       2,079
                                                         --------------------
   Accumulated other
     comprehensive income ............................   $ (1,088)   $ (1,109)
                                                         ====================

An additional minimum pension liability for certain plans, representing the excess of accumulated benefits over plan assets and accrued pension costs, was recognized at December 31, 2000 and 1999. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior service cost and unrecognized transition obligation, with the income tax effected balance recorded as a separate reduction of shareholders' equity.

The plans which have accumulated obligations in excess of plan assets have an obligation of $89,488 and assets of $80,495 and are therefore underfunded by $8,993 at December 31, 2000.

The assumptions used as of December 31, 2000, 1999 and 1998, in determining the net pension cost and net pension liability for United States plans were as follows:

                                             2000        1999         1998
                                             -----------------------------
Discount rate ............................   7.60%       8.00%        6.75%
Rate of return on
   plan assets ...........................   9.50%       9.00%        9.00%
Rate of future
   compensation
   increase ..............................   4.50%       5.00%        5.00%

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The discount rate was assumed to be 6.0 percent. The range of other assumptions used as of December 31, 2000 was as follows: rate of return on plan assets: 7.0 to 7.5 percent; rate of future compensation increase:
3.5 to 4.0 percent.

The components of the net periodic pension cost incurred for these plans were as follows:

                                            2000        1999        1998
                                          --------------------------------
Net periodic benefit
   costs (income):
Service cost ..........................   $ 7,575     $ 7,774      $ 7,393
Interest cost .........................    11,313      10,548       10,886
Expected return
   on plan assets .....................   (13,472)    (14,165)     (14,161)
Amortization of
   prior service
   cost (gain) ........................      (575)       (596)        (637)
Amortization of
   transition obligation
   (asset) ............................      (460)       (485)        (821)
Amortization of
   net actuarial
   loss (gain) ........................       783         388          345
                                          --------------------------------
Net periodic
   benefit cost .......................     5,164       3,464        3,005
Settlement expense ....................     1,852           -          996
                                          --------------------------------
Total expense .........................   $ 7,016     $ 3,464      $ 4,001
                                          ================================

Due to the level of participation in the Company's early retirement window with special termination benefits offered to plan participants for 2000, a settlement loss was recognized for the related defined benefit plan in the United States.

Other Postretirement Benefits
In addition to providing pension benefits, the Company and certain of its subsidiaries provide postretirement health care and life insurance benefits. All full-time, non-bargaining unit employees hired prior to January 1, 1990 are eligible for medical benefits under a defined dollar benefit plan if they retire with at least 10 years of service and meet certain age requirements. Generally, Company-provided medical benefits terminate when covered individuals become eligible for Medicare benefits. The medical plan is contributory, with retiree contributions adjusted annually. The life insurance plan covers substantially all employees who retire from full-time employment after age 55 with at least 10 years of service. The life insurance plan is non-contributory. Both of the Company's postretirement plans are unfunded.

An assumed discount rate of 7.6 percent and 8.0 percent was used to determine the accumulated postretirement benefit obligation at December 31, 2000 and 1999, respectively.

The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 2000 and 1999:

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

                                                            2000       1999
                                                         --------------------
Change in benefit
   obligation:
   Benefit obligation
     at January 1 ....................................   $  7,844    $  8,792
   Service cost ......................................        201         205
   Interest cost .....................................        669         569
   Plan participants
     contributions ...................................        147         131
   Actuarial loss (gain) .............................      1,472        (924)
   Benefit payments ..................................     (1,097)       (929)
                                                         --------------------
   Benefit obligation
     at December 31 ..................................   $  9,236    $  7,844
                                                         ====================
Reconciliation of
   funded status:
   Funded (unfunded)
     status ..........................................   $ (9,236)   $ (7,844)
   Unrecognized net
     actuarial loss (gain) ...........................        775        (697)
   Unrecognized prior
     service cost (gain) .............................     (2,658)     (3,189)
                                                         --------------------
   Accrued benefit
     obligation ......................................   $(11,119)   $(11,730)
                                                         ====================

The components of the net periodic postretirement benefit cost incurred were as follows:

                                               2000        1999         1998
                                              ------------------------------
Net periodic benefit costs (income):
   Service cost ...........................   $ 201        $205         $187
   Interest cost ..........................     669         569          571
   Amortization of
     prior service
     cost (gain) ..........................    (531)       (531)        (531)
   Amortization of net
     actuarial loss
     (gain) ...............................       -           -          (15)
                                              ------------------------------
   Net periodic
     benefit cost .........................   $ 339        $243         $212
                                              ==============================

A 9.0 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 2000. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 2000 by $68 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 2000 by $7.

12. STOCK OPTIONS

The Company grants stock options under the 1988 Long Term Incentive Stock Plan which continues to the year 2009. Under the plan, the Company may grant up to an aggregate of 3,700,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of the grant. Also, the Company granted stock options to acquire 37,000 shares to certain employees pursuant to contractual agreements negotiated at the time of initial hire. These options were not granted under the 1988 Long Term Incentive Stock Plan. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of the grant and discounted price options are granted at par value of the common stock on date of the grant. The options' maximum term is 10 years. Fixed price options granted vest over a five-year period and discounted price options granted vest after one year.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

The weighted-average fair value of options granted per share were $14.98, $17.52 and $17.50 in 2000, 1999 and 1998, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants were as follows: expected volatility of 33 percent in 2000 and 1999 and 31 percent in 1998, expected option life of six years in 2000, 1999 and 1998, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rates of 6.8 percent in 2000 and 5.5 percent in 1999 and 1998 were used.

At December 31, 2000, 106 individuals held options to purchase an aggregate of 1,086,026 shares (fixed 1,068,070, discounted 17,956). No variable price options were outstanding at December 31, 2000.Additional information about options outstanding at December 31, 2000 is as follows:

                                          Options Outstanding                 Options Exercisable
                                  ---------------------------------------   ------------------------
                                                              Weighted-
                                               Weighted-       Average                   Weighted-
                                                Average       Contractual                 Average
   Exercise Price                 Number of     Exercise         Life       Number of     Exercise
       Range                        Shares        Price        (years)       Shares        Price
----------------------------------------------------------------------------------------------------
   $  .50 (Discounted)              17,956       $  .50         5.4          15,581        $  .50
   $10.81-$14.22                   288,442        12.55         2.9         288,442         12.55
   $19.75-$27.00                   106,836        26.19         5.0          78,635         25.92
   $30.97-$45.59                   657,792        37.43         7.9         183,142         37.98
   $49.28-$54.81                    15,000        51.78         7.8           6,000         51.78
                                 ---------                                  -------
                                 1,086,026                                  571,800
                                 =========                                  =======

Changes in shares under option were as follows:

                                                2000                         1999                         1998
                                        ----------------------------------------------------------------------------------
                                                     Weighted-                    Weighted-                      Weighted-
                                                      Average                      Average                        Average
                                                     Exercise                     Exercise                       Exercise
                                        Shares         Price          Shares        Price         Shares           Price
Options outstanding at
   beginning of year ................  1,149,108       $26.65       1,067,074       $21.58       1,157,124         $18.31
Additions (deductions):
   Options granted ..................    162,125        32.13         267,800        40.65         138,965          42.43
   Options exercised ................   (208,507)       16.04        (163,066)       14.68        (226,215)         17.20
   Options expired or terminated ....    (16,700)       39.35         (22,700)       35.95          (2,800)         30.95
                                       ---------                    ---------                    ---------
Options outstanding at end
   of year ..........................  1,086,026        29.30       1,149,108        26.65       1,067,074          21.58
                                       =========                    =========                    =========
Options exercisable at end
   of year ..........................    571,800        22.61         586,307        16.99         594,908          14.10
Shares available for future
   option grants and stock
   awards                                125,632                      100,803                      106,744

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Under the 1988 Long Term Incentive Stock Plan, the Company has issued 52,423 restricted shares of which 4,746 restricted shares were granted in 2000. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2000, 22,395 shares issued remain subject to restrictions under this plan.

Under the 2000 Restricted Stock Award Plan, the Company may grant up to an aggregate of 100,000 restricted shares. Under this plan, the Company has issued 10,751 restricted shares, all of which were granted in 2000. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2000, 10,162 shares issued remain subject to restrictions under this plan.

The Company has adopted the disclosure-only provisions of the Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company will continue to apply the provisions of Accounting Principles Board Opinion 25 in accounting for its stock option plans. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net earnings and earnings per share would have been reduced to the pro forma amounts as follows:

                                                 Years Ended December 31
                                              2000        1999        1998
                                            --------------------------------

Net earnings ............................   $42,848     $49,791      $43,558
Basic earnings per
   common share .........................      3.38        3.93         3.47
Diluted earnings per
   common share .........................      3.30        3.84         3.35

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

13. EARNINGS PER SHARE

Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. Earnings per share are computed as follows:

                                                2000        1999         1998
                                             -----------------------------------
Net earnings ..............................     $44,379     $51,220      $44,570
                                             ===================================
Average shares of common stock
   outstanding used to compute basic
   earnings per common share ..............  12,691,781  12,659,920   12,541,619
Additional common shares to be issued
   assuming exercise of stock options,
   net of shares assumed reacquired .......     279,067     295,138      477,082
                                             -----------------------------------
Shares used to compute dilutive effect of
   stock options ..........................  12,970,848  12,955,058   13,018,701
                                             ===================================
Basic earnings per common share ...........       $3.50       $4.05        $3.55
                                             ===================================
Diluted earnings per common share .........       $3.42       $3.95        $3.42
                                             ===================================

Options to purchase 10,000 shares of common stock at a weighted-average price of $53.03 per share were outstanding during 2000 but were not included in the computation of diluted EPS in 2000 because the options' exercise price was greater than the average market price of the common shares. These options expire on various dates between February 10, 2007 and October 12, 2009.

14. PREFERRED STOCK PURCHASE RIGHTS

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

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

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

15. FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                                 2000
                                                         --------------------
                                                         Carrying     Fair
                                                          Amount      Value
                                                         --------------------
Cash and cash
   equivalents .......................................   $ 31,933    $ 31,933
Long-term debt, including
   current portion ...................................   (253,638)   (275,740)
Interest rate and
   currency swaps ....................................          -       1,377
Forward exchange
   Contracts .........................................          -      (1,288)

                                                                 1999
                                                         --------------------
                                                         Carrying     Fair
                                                          Amount      Value
                                                         --------------------
Cash and cash
   equivalents .......................................    $50,479    $ 50,479
Long-term debt, including
   current portion ...................................   (208,910)   (215,860)
Interest rate and
currency swaps .......................................          -         590
Forward exchange
   Contracts .........................................          -        (360)

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

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Interest Rate and Currency Swaps
The fair values of the interest rate and currency swap agreements are the estimated amounts that the banks would receive or pay to terminate the swap agreements at December 31, 2000 and 1999. The notional principal amounts of interest rate swap agreements outstanding were $50,000 at December 31, 2000 and $20,000 at December 31, 1999. In November 2000, the Company entered into interest rate swap agreements which effectively converted $30,000 of its variable rate obligations to an average fixed rate of 7.10 percent. The 2000 agreements expire in November 2005. In November 1998, the Company entered into interest rate swap agreements which effectively converted $20,000 of its variable rate obligations to an average fixed rate of 5.69 percent. The 1998 agreements expire in November 2003. In 1998, the Company entered into a currency swap agreement to exchange British pounds (18,100) for United States dollars (30,046). The Company is required to make British pound interest payments on a quarterly basis at a fixed rate of 8 percent in exchange for United States dollar interest receipts at a fixed rate of 6.785 percent until the swap agreement matures on October 27, 2003. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts
At December 31, 2000 and 1999, the Company had $46,688 and $50,723, respectively, of forward foreign currency exchange contracts outstanding. These contracts are primarily in British pounds, Irish punts, Euros and Canadian dollars and mature within 30 days. The difference between the contract amounts and fair values of these contracts is not material. At December 31, 2000, the Company had additional forward exchange contracts to purchase $19,029 of foreign currencies (Canadian Dollars and Euros) with maturities ranging from January 2, 2001 to December 27, 2001 with a weighted average maturity of 166 days. At December 31, 1999, the Company had additional forward exchange contracts to purchase $23,430 million of foreign currencies (Canadian Dollars and Irish Punts) with maturities ranging from January 5, 2000 to October 1, 2001 with a weighted average maturity of 235 days. The fair value of these additional foreign currency contracts have been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting dates. The counterparties of all exchange contracts are major financial institutions, therefore, management anticipates full performance.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Standby Letters of Credit
The Company is contingently liable under standby letters of credit totaling $19,004 and $26,088 at December 31, 2000 and 1999, respectively. The difference between the contract amounts and fair values of these standby letters of credit is not material. The Company's management does not expect any material losses to result from these standby letters of credit because performance is not expected to be required.

16. RESEARCH AND DEVELOPMENT

Research and development costs incurred were $7,319, $6,338 and $5,349 for 2000, 1999 and 1998, respectively.

17. SEGMENTS AND RELATED INFORMATION

The Company has six business groups which have separate management teams that report operating results regularly that are reviewed by the chief operating decision makers of the Company. Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.

The Company has three reportable segments: Precision Fasteners and Components, Specialty Materials & Alloys and Magnetic Products. The Precision Fasteners and Components segment consists of four business groups which produce precision fasteners and components for critical applications in the aerospace, automotive and industrial machinery markets. The Specialty Materials & Alloys segment produces specialty metals, superalloys and ceramic cores for aerospace, industrial gas turbine and medical applications. The Magnetic Products segment produces magnetic materials and products used in automotive, aerospace, reprographic, computer and advertising specialty markets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective segments. No single customer or group under common control represented 10% or more of the Company's net sales during 2000, 1999 and 1998.

For geographic area disclosure purposes, the Company considers property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets. The other geographic areas consist principally of Australia, Canada, China, France, Italy, Japan, Mexico and Singapore.

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

Segments Information
                                                           2000        1999         1998
                                                         ---------------------------------
Net sales:
   Precision Fasteners and
     Components ......................................   $606,945    $542,359     $463,414
   Specialty Materials & Alloys ......................    127,424     107,192      112,782
   Magnetic Products .................................    138,383     138,110      140,409
                                                         ---------------------------------
   Net sales .........................................   $872,752    $787,661     $716,605
                                                         =================================
Operating earnings:
   Precision Fasteners and
     Components ......................................   $ 61,938    $ 70,106     $ 56,768
   Specialty Materials & Alloys ......................     17,376      13,670       15,132
   Magnetic Products .................................     15,434      17,559       17,834
   Unallocated Corporate Costs .......................    (11,360)    (10,500)     (10,400)
                                                         ---------------------------------
   Operating earnings ................................   $ 83,388    $ 90,835      $79,334
                                                         =================================
Total assets:
   Precision Fasteners and
     Components ......................................   $620,634    $504,010     $418,300
   Specialty Materials & Alloys ......................     78,958      77,278       70,838
   Magnetic Products .................................    110,930     119,676      118,097
                                                         ---------------------------------
Total assets .........................................   $810,522    $700,964     $607,235
                                                         =================================

Depreciation and Amortization and Capital Additions:

                                                           Depreciation and Amortization              Capital Additions
                                                          --------------------------------     --------------------------------
                                                            2000       1999         1998        2000         1999        1998
                                                          --------------------------------     --------------------------------
Precision Fasteners and
   Components ........................................    $26,224     $23,213      $19,765     $26,707      $27,841     $22,520
Specialty Materials & Alloys .........................      2,941       2,578        2,243       2,880        7,907       6,082
Magnetic Products ....................................      7,571       7,824        7,321       2,398        2,413       3,482
                                                          --------------------------------     --------------------------------
Total ................................................    $36,736     $33,615      $29,329     $31,985      $38,161     $32,084
                                                          ================================     ================================

Geographic Area Information

                                                           2000        1999        1998
                                                         ---------------------------------
Net sales:
   United States .....................................   $654,832    $558,378     $517,693
   England and Ireland ...............................    164,665     182,457      145,560
   Brazil ............................................     22,675      15,157       22,627
   Other .............................................     30,580      31,669       30,725
                                                         ---------------------------------
   Net sales .........................................   $872,752    $787,661     $716,605
                                                         =================================
Long-lived assets:
   United States .....................................   $347,475    $250,715     $200,305
   England and Ireland ...............................     97,538      98,987      109,827
   Brazil ............................................      7,257       7,848       12,660
   Other .............................................      8,641      10,265       12,503
                                                         ---------------------------------
   Total long-lived assets ...........................   $460,911    $367,815     $335,295
                                                         =================================

Notes to Consolidated Financial
Statements (continued)
(Thousands of dollars, except share data)

18. Supplemental Cash Flow Information

                                                  2000        1999        1998
                                                --------------------------------
Cash paid for:
   Interest .................................   $21,843     $14,535      $10,148
   Income taxes .............................    12,819      15,273       15,249
Noncash Transactions:
Issuance (refund) of treasury shares
   for businesses acquired ..................     3,600      (1,121)       8,795
Debt assumed with
   businesses acquired ......................       483      15,018       50,278
Acquisition of treasury shares
   for stock options exercised ..............     1,965       1,269        2,294



Report Of Independent Accountants

The Shareholders and Board of Directors
SPS Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of SPS Technologies, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
February 1, 2001