Form 10-K405, Exhibit 13
period 2000-12-31
SPS TECHNOLOGIES INC
filed 2001-03-30
CIK 93444

Summary of Quarterly Results
(Unaudited)
(Thousands of dollars, except share data)



                                                                          Quarter Ended
                                                         ----------------------------------------------------
                                                           March        June      September     December
                                                             31          30          30            31
                                                         ----------------------------------------------------

2000
----
Net sales ........................................       $216,730    $228,003     $212,542     $215,477
Gross profit .....................................         42,624      44,677       46,141       46,106
Net earnings .....................................         10,410       9,960       11,590       12,420
Basic earnings per common share ..................            .82         .79          .91          .97
Diluted earnings per common share ................            .81         .77          .89          .95

1999
----
Net sales ........................................       $202,475    $194,560     $195,728    $194,898
Gross profit .....................................         44,854      42,768       41,796      42,291
Net earnings .....................................         13,320      13,010       12,310      12,580
Basic earnings per common share ..................           1.05        1.03          .97        1.00
Diluted earnings per common share ................           1.02        1.00          .95         .98