Form 10-K405, Exhibit 13
period 2000-12-31
SPS TECHNOLOGIES INC
filed 2001-03-30
CIK 93444

Selected Financial Data
(Thousands of dollars, except share data)

                                               2000        1999         1998        1997         1996
                                             ----------------------------------------------------------
Net sales .................................  $872,752    $787,661     $716,605    $588,616     $485,903
Operating earnings ........................    83,388      90,835       79,334      58,078       38,178
Net earnings ..............................    44,379      51,220       44,570      32,500       22,300
-------------------------------------------------------------------------------------------------------
Working capital ...........................   186,957     190,379      134,027     106,385      126,319
Total assets ..............................   810,522     700,964      607,235     472,048      428,000
Long-term debt ............................   243,586     201,895      154,010      95,507       98,838
Property, plant and equipment
   additions ..............................    31,985      38,161       32,084      37,510       28,220
-------------------------------------------------------------------------------------------------------
Per Common Share Data:
   Basic net earnings .....................      3.50        4.05         3.55        2.68         1.87
   Diluted net earnings ...................      3.42        3.95         3.42        2.54         1.77
-------------------------------------------------------------------------------------------------------