Form 10-K405, Exhibit 13
period 2000-12-31
SPS TECHNOLOGIES INC
filed 2001-03-30
CIK 93444

Common Stock Information
The price range at which the Company's common stock traded in its principal market, the New York Stock Exchange, during the last eight quarters were as follows:

Quarter Ended                                                  High        Low
--------------------------------------------------------------------------------
December 31, 2000 .........................................   $56.19      $46.25
September 30, 2000 ........................................    49.75       40.38
June 30, 2000 .............................................    42.50       30.38
March 31, 2000 ............................................    38.81       30.50
December 31, 1999 .........................................   $38.00      $28.38
September 30, 1999 ........................................    42.31       35.13
June 30, 1999 .............................................    47.00       35.00
March 31, 1999 ............................................    57.00       35.50

The approximate number of holders of record of common stock as of March 12, 2001 was 884.