Form 10-K405, Exhibit 13
period 2000-12-31
SPS TECHNOLOGIES INC
filed 2001-03-30
CIK 93444

Management's Discussion and Analysis of Financial Condition and Results of Operations

INTRODUCTION
Sales and cash flow from operations have continued to improve over the last three years, due primarily to the operating results of recently acquired businesses. The decline in net earnings in 2000 from 1999 is attributable to a decline in aerospace fastener sales and the non-recurring inventory charge related to the 2000 acquisition of Avibank Mfg., Inc. (Avibank). The Company's acquisition of Avibank was a major investment in the Company's aerospace and engineered fastener businesses. The Company's strategy is to focus on generating significant operating cash flow and reinvesting the cash in opportunities which extend and strengthen its core businesses.

2000 COMPARED TO 1999

Net Sales
Precision Fasteners and Components segment sales increased $64.6 million, or
11.9 percent, in 2000. This increase in sales is due to revenues of businesses acquired in 2000 and 1999. Sales by those businesses (Avibank, NSS Technologies, Inc. and ULMA S.p.A.) increased segment sales by $104.1 million. With the acquisition of Avibank in March 2000, the Company has added a subsidiary with annual sales of approximately $81.0 million. NSS Technologies, Inc. (NSS), acquired in June of 1999, continued to benefit from the development of new products and a strong automotive market for most of the year 2000. In order to add manufacturing capacity, NSS opened a new 130,000 square foot manufacturing plant in Alabama.

Excluding sales by the businesses acquired in 2000 and 1999, Precision Fasteners and Components segment sales decreased $39.5 million, or 7.3 percent, in 2000 compared to 1999. Sales of aerospace fasteners and components declined by $43.3 million, or 14.0 percent, due primarily to reduced demand from North American commercial aerospace markets and the impact of inventory consolidation activities by a major aerospace engine manufacturer in Europe. For 2001, the Company expects more favorable comparisons of year to year sales due to projected increases in airplane deliveries by the major aircraft manufacturing companies. The Company's automotive and industrial fastener sales increased $6.0 million, or 3.5 percent. This increase is the result of a strong automotive market in the United States for most of the year 2000 and a moderate recovery of automotive demand in Brazil. Because transportation and general industrial markets weakened in the fourth quarter of 2000, the Company expects fastener sales to these markets to decline in 2001. The Company believes it will continue to benefit from new business on major automotive engine programs which should partially offset the expected sales decline.

Specialty Materials and Alloys segment sales increased $20.2 million, or 18.9 percent. This improvement was primarily the result of strong demand from the industrial gas turbine and medical markets. In 2000, the Company brought into full production a new five ton induction vacuum furnace at Cannon-Muskegon to provide additional capacity to support the increase in demand for vacuum melt superalloys. While the medical market is showing signs of lowering demand, the Company expects the demand for its alloys from the industrial gas turbine market to remain relatively strong throughout 2001. In addition, the Company expects demand for its alloys sold to the aerospace market to improve in 2001 as aerospace turbine production responds to strengthening commercial aircraft assembly schedules by the major aircraft manufacturers.

Magnetic Products segment sales were approximately the same in 2000 compared to 1999. These results are attributable to strong demand

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

from the United States automotive, telecommunications, computers and advertising markets. The improved demand for products serving these markets was offset by a decrease of $4.2 million in products sold for reprographic applications.

Sales originating in the United States, as presented in the geographic area information in Note 17 to the financial statements, increased $96.5 million, or
17.3 percent, in 2000. This increase is primarily due to sales by businesses acquired in the last two years located in the United States ($99.0 million) and increased sales by the Specialty Materials and Alloys segment ($20.2 million), net of the decreased United States aerospace fastener sales ($29.2 million). Sales originating in England and Ireland decreased $17.8 million, or 9.8 percent, primarily due to lower sales of aerospace fasteners and components ($13.0 million) and automotive and industrial fasteners ($4.7 million). The decline in currency exchange rates, particularly the British Pound Sterling and Euro, contributed approximately $12.1 million to the decline in sales reported by non-United States subsidiaries.

Operating Earnings
Operating earnings of the Company decreased $7.4 million, or 8.2 percent, in 2000 compared to 1999. Operating earnings for 2000 include a non-recurring charge of $4.6 million for the amortization of inventory step-up related to purchase accounting for the acquisition of Avibank on March 14, 2000. In addition, operating earnings for 2000 include a non-recurring gain related to the sale of an automotive fastener manufacturing facility. On March 31, 2000 the Company sold its Coventry, England facility for $2.5 million, resulting in a gain of $0.9 million. The Company's operations located in a portion of this building have continued to occupy a portion of the facility under a lease arrangement. Operating earnings for 1999 include a non-recurring gain related to the sale leaseback of an aerospace fastener manufacturing facility in Santa Ana, California. Pursuant to the exercise of a purchase option granted in a lease agreement dated November 30, 1994, the Company sold the facility for $6.8 million on June 11, 1999, resulting in a realized gain of $3.4 million. The Company's operations located in a portion of this building have remained there under a leaseback arrangement. A deferred gain of $1.8 million is being amortized into operating earnings over the 10 year leaseback period.

Excluding the non-recurring charge and gains described above, the operating earnings of the Precision Fasteners and Components segment decreased from $66.7 million, or 12.3 percent of sales, in 1999 to $65.6 million, or 10.8 percent of sales, in 2000. The decrease in earnings is primarily due to the lower sales of aerospace fasteners and components discussed above. The decrease in operating profit margins reflects a shift in the mix of sales from higher margin aerospace products to lower margin automotive and industrial products. Operating earnings of companies acquired in 2000 and 1999 (Avibank, NSS and ULMA S.p.A.) increased Precision Fasteners and Components operating earnings by $15.1 million in 2000 compared to 1999. In response to decreased demand for certain fastener products, the Company has incurred certain charges for downsizing and consolidating fastener manufacturing operations that are included in the 2000 and 1999 operating earnings of this segment. These costs were approximately $1.4 million for both 2000 and 1999 and related primarily to cost of employee separations in certain manufacturing operations in North America, England and Ireland. All costs were expended prior to December 31, 2000.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

The Company's aerospace components manufacturing facilities (SPS Aerostructures, formerly Chevron Aerospace Group) located in England are part of the Precision Fasteners and Components segment. In the second quarter of 2000, the Company initiated a plant expansion at its Mansfield, England manufacturing facility. In the fourth quarter of 2000, the Company's aerospace components manufacturing operations in Nottingham, England were moved to a larger facility in the same area. These actions will create a more efficient manufacturing operation and allow for future expansion of current operations. The production disruptions from the expansion and transfer of operations have adversely affected operations in 2000 and will continue to cause disruptions until the actions are completed in the first half of 2001. The Company expects the long-term benefits of improved manufacturing efficiencies to be realized beginning in 2001.

Operating earnings of the Specialty Materials and Alloys segment increased from $13.7 million, or 12.8 percent of sales, in 1999 to $17.4 million, or 13.6 percent of sales, in 2000. The increase in earnings is due primarily to the increase in sales discussed above. Higher margins in this segment have been hampered by production problems associated with the manufacture of new ceramic core products for the industrial gas turbine market.

Operating earnings of the Magnetic Products segment decreased from $17.6 million, or 12.7 percent of sales, in 1999 to $15.4 million, or 11.2 percent of sales, in 2000. The decrease in earnings is attributed to decreased sales of reprographic magnetic products and the operating loss of approximately $1.5 million in 2000 incurred by the Company's magnetic wound core manufacturing joint venture in Adelanto, California. In August of 2000, the Company acquired the remaining interest in this joint venture and has initiated actions to improve manufacturing performance and return this operation to profitability.

Other Income (Expenses)
Due to higher levels of debt, interest expense increased from $14.5 million in 1999 to $20.9 million in 2000. The increase in debt is primarily due to the acquisition of Avibank. In 1999, the Company recorded its share of losses from its Indian affiliate in the amount of $1.1 million which reduced its investment balance to zero. Also in 1999, the Company withdrew its last on-site representative from its fastener joint venture in China and, due to ongoing losses incurred by that operation, wrote off the residual carrying value of that investment of $0.6 million. In 2000, the Company sold excess land in Brazil and realized a gain of approximately $570 thousand. This gain is included in the "Other, net" line of the Statement of Consolidated Operations for the year ended December 31, 2000.

Income Taxes
The effective income tax rate decreased from 31.5 percent in 1999 to 30.7 percent in 2000. The decrease in the tax rate is primarily due to the decrease in the proportion of the Company's total earnings before income taxes earned in the United States (74.5 percent in 1999 to 68.9 percent in 2000). The United States statutory rate of 35 percent is higher than the 30 percent rate in England and 10 percent rate in Ireland. Details regarding the components of the provisions for income taxes and reconciliations of statutory to reported income tax expense are included in Note 10 to the financial statements.

Orders and Backlog
Incoming orders in 2000 were $900.5 million compared to $742.5 million in 1999, a 21.3 percent increase. Incoming orders received by the businesses acquired in the last two years increased

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

total Company incoming orders by $105.7 million. Orders for aerospace fasteners manufactured in North America improved as the year 2000 progressed, ending the year with an increase of $12.0 million, or 7.8 percent. Orders for the Specialty Materials and Alloy segment were $33.4 million, or 31.7 percent, higher than 1999 reflecting the increase in demand from the industrial gas and aerospace turbine markets. Orders for the Magnetic Products segment were $11.0 million, or
8.1 percent higher than 1999 due primarily to strong demand from the telecommunication and computer markets. The backlog of orders, which represents firm orders with delivery scheduled within 12 months, at December 31, 2000 was $294.2 million, compared to $255.9 million at the end of 1999 and $296.1 million at December 31, 1998.

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

At December 31, 2000, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

ACQUISITIONS
As discussed in Note 2 to the financial statements, the Company acquired all of the outstanding shares of Avibank Mfg., Inc. (Avibank) based in Burbank, California for approximately $115.9 million on March 14, 2000. The shareholders of Avibank and the Company have elected to have the transaction treated as an asset purchase for tax purposes. Avibank is a leading manufacturer of latches, hold open rods, quick release pins, structural panel fasteners, self-retaining bolts and expandable fasteners for aerospace markets. Avibank, through its AVK Industrial Products Division, also manufactures threaded inserts for the automotive and industrial markets. A large number of Avibank's products are proprietary. Including the periods prior to the acquisition date, Avibank's sales for the year ended December 31, 2000 were approximately $81.0 million. The acquisition of Avibank represents another step in the execution of the Company's strategy of acquiring technically sophisticated, strong niche companies which are extensions of its existing businesses.

On January 10, 2000, the Company acquired certain operating assets of ULMA S.p.A. (ULMA) based in Milan, Italy for approximately $2.3 million. ULMA is a full range manufacturer of flat, planetary and cylindrical thread roll dies used in metal forming. Sales for the year ended December 31, 2000 were approximately $5.1 million. The acquisition of ULMA expands the Company's precision tool product offering and establishes a precision tool manufacturing presence in continental Europe.

In December 2000, the Company acquired certain operating assets of DACAR S.A. based in Auxerre, France for approximately $1.6 million. DACAR is a manufacturer of precision machined components and structural assemblies supporting Airbus and its major suppliers. The acquisition of DACAR provides the Company with an aerospace manufacturing presence in continental Europe and expands the Company's position on Airbus programs.

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

1999 COMPARED TO 1998

Net Sales
Precision Fasteners and Components segment sales increased $78.9 million, or
17.0 percent, in 1999. This segment's increase in sales is primarily attributable to the impact of businesses acquired in 1999 and 1998. Sales by those businesses (NSS Technologies, Inc., SPS Aerostructures, SPS Technologies Waterford Company, Non-Ferrous Bolt & Mfg. Co. and Howell Penncraft, Inc.) increased segment sales by $111.7 million. SPS Aerostructures benefited from improved demand for aerospace products in Europe due to a growing market position with Airbus and to its customers' strategies to outsource work and consolidate their supplier base. NSS Technologies, Inc. and SPS Technologies Waterford Company (formerly, Terry Machine) benefited from strong demand for their products from the North American automotive market and increased capacity due to capital investments.

Excluding sales by the businesses acquired in 1999 and 1998, Precision Fasteners and Components segment sales decreased $32.8 million, or 7.7 percent, in 1999 compared to 1998. Total aerospace fastener sales in North America declined by $20.8 million (11.1 percent) in 1999 consistent with decreasing order rates experienced in the second half of 1998 and during 1999. These reductions reflect the decline in new aircraft production in North America as well as inventory reduction activities in the aerospace industry at the original equipment manufacturer and distributor levels. The Company was successful in obtaining long-term agreements for aerospace fasteners to ensure an on-going level of sales activity and, accordingly, the Company invested in production capacity and built inventory to support these contracts. Aerospace Fastener sales in Europe increased by $6.1 million, or 12.8 percent, reflecting the success of Airbus in winning new aircraft orders which increased the overall demand for aerospace products in Europe. In 1998, the Company initiated a $4.3 million expansion project for its European aerospace fastener manufacturing facility. This expansion was completed in 1999 and has increased manufacturing capacity by 25 percent. The Company's automotive and industrial fastener sales decreased $19.1 million, or 11.9 percent. The devaluation of the Brazilian Real, overall weakness of the Brazilian economy and decreased demand for automotive fasteners in Europe and Unbrako fasteners in North America and Europe all contributed to this decrease. The Company's industrial fastener operations struggled with weak end market demand and aggressive price competition from Asian manufacturers.

Historically, the Company had manufactured Unbrako socket screws in Cleveland, Ohio and Shannon, Ireland. Decreased demand from the industrial machinery markets and a strong dollar have reduced demand for the Unbrako line of socket screws. Because of lower wage and tax rates in Ireland and the need for more automotive fastener manufacturing capacity in Cleveland, the Company consolidated its Unbrako socket screw manufacturing operations into its Shannon, Ireland facility in the second half of 1999. In Cleveland, the skilled labor force and production equipment was transferred to the automotive fastener operations already located in that facility.

Specialty Materials and Alloys segment sales decreased $5.6 million, or 5.0 percent. Decreased sales to the commercial aerospace and medical markets were partially offset by strong demand from the industrial gas turbine market. In December 1998, the Company signed a five-year supply agreement to deliver in excess of three million pounds annually of superalloy material to Precision Castparts for use in industrial gas turbines and

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

airplane jet engines. The Company's $6.75 million investment at Cannon-Muskegon for a building addition, a new five ton vacuum furnace and other equipment to increase capacity to meet the requirements of this new contract was completed in the fourth quarter of 1999. Full participation in this long-term supply agreement was realized in 2000.

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

Sales originating in the United States, as presented in the geographic area information in Note 17 to the financial statements, increased $40.7 million, or
7.9 percent, in 1999. This increase is primarily due to sales from businesses acquired in 1999 and 1998 located in the United States ($70.1 million), net of the decreased United States aerospace fastener sales ($19.0 million). Sales originating in England and Ireland increased $36.9 million, or 25.3 percent, due to sales from SPS Aerostructures, which was acquired on October 28, 1998 ($46.5 million) and higher sales of aerospace fasteners manufactured in England ($6.1 million), net of lower sales of automotive and industrial fasteners and magnetic products manufactured in England and Ireland ($15.0 million).

Operating Earnings
Operating earnings of the Company increased $11.5 million, or 14.5 percent, in 1999 compared to 1998. Operating earnings for 1999 included a non-recurring gain of $3.4 million related to the sale leaseback of an aerospace fastener manufacturing facility. Excluding this gain of $3.4 million, the operating earnings of the Precision Fasteners and Components segment improved from $56.8 million, or 12.2 percent of sales, in 1998 to $66.7 million, or 12.3 percent of sales, in 1999. The improvement in operating earnings is primarily the result of businesses acquired in 1999 and 1998 which increased 1999 operating earnings by $7.7 million compared to 1998. In 1999, this segment incurred severance costs of $1.4 million associated with downsizing and consolidating fastener operations in North America. In 1998, this segment incurred severance costs of $4.7 million associated with downsizing and consolidating fastener operations in England, Ireland and Brazil. These headcount reductions were necessary to maintain profit margins in certain businesses that were experiencing soft demand in their served markets.

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

Other Income (Expenses)
Due to higher levels of debt, interest expense increased from $10.9 million in 1998 to $14.5 million in 1999. As previously noted, the equity in loss of affiliates of $2.0 million, recorded in 1999, reduced the Company's balance in investments in affiliates to zero.

Income Taxes
The effective income tax rate decreased from 33.0 percent in 1998 to 31.5 percent in 1999. The 1999 provision for income taxes was favorably impacted

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

by the $2.4 million release of valuation allowance related to the realizability of the capital loss carryforward in England. The effect of this income tax valuation release was to increase 1999 diluted earnings per share by $.19.

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

Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Despite a decline in net earnings of $6.8 million, net cash provided by operating activities increased by $14.7 million in 2000 compared to 1999. This increase in net cash flow from operations is attributable to higher non-cash charges of depreciation, amortization and deferred income taxes ($4.2 million), a decrease in cash used to fund working capital ($8.5 million) and a decrease in employer contributions to defined benefit pension plans ($3.9 million).

Cash flows provided by or used in investing activities for 2000 include the cash payment for the acquisition of Avibank ($112.3 million) and the net proceeds from the sale of the Coventry, England facility ($2.5 million). Cash flows provided by or used in investing activities for 1999 include the cash payment for the acquisition of NSS Technologies, Inc. ($28.5 million) and the net proceeds from the sale leaseback of the Santa Ana, California facility ($6.6 million). Cash flows used in investing activities for 1998 include cash payments for the acquisitions of Greenville Metals, Inc. ($10.1 million), SPS Technologies Waterford Company ($8.4 million), Howell Penncraft ($3.5 million) and SPS Aerostructures ($32.6 million). The Company spent $32.0 million for capital expenditures in 2000 and has budgeted $38.3 million for 2001, excluding capital spending for any companies that may be acquired in 2001.

The Company's total debt to equity ratio was 75 percent at December 31, 2000, 71 percent at December 31, 1999 and 65 percent at December 31, 1998. Total debt was $258.2 million at December 31, 2000, $217.4 million at December 31, 1999 and $172.2 million at December 31, 1998. As of December 31, 2000, under the terms of its existing credit agreements, the Company is permitted to incur an additional $163.0 million in debt. In 2000, the Company entered into a new Bank Credit Agreement to borrow up to $75.0 million at variable interest rates. No borrowings were outstanding under this agreement at December 31, 2000. Additional details of the long-term Note Purchase Agreements, the credit agreements with commercial banks and other debt are provided in Note 8 to the financial statements.

MARKET RISK
The Company's primary market risk exposures are foreign currency exchange rate and interest rate risk. Fluctuations in foreign currency exchange rates affect the Company's results of operations and financial position. As discussed in Note 1 to the financial statements, the Company uses forward exchange contracts and one currency swap agreement to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Because the largest portion of the Company's foreign operations are in countries with relatively stable currencies, namely, England, Ireland and Canada, the foreign currency exchange rate risk to the Company's financial position is not significant. However, the Company has operations

Management's Discussion and Analysis of Financial Condition and Results of Operations (continued)

in Brazil, China and other foreign countries which increases its exposure to foreign currency fluctuations. Fluctuations in interest rates primarily affect the Company's results of operations. Because a majority of the Company's debt is in fixed rate obligations (as disclosed in note 8 to the financial statements), the Company has effectively limited its interest expense exposure to fluctuations in interest rates. The status of the Company's financial instruments as of December 31, 2000 and 1999 is provided in Note 15 to the financial statements.

Assuming the United States dollar versus foreign currencies had been 10 percent stronger and that the interest rate on the Company's variable rate debt had been 10 percent higher in 2000, the Company's 2000 results of operations would not have been materially affected. Assuming a 10 percent strengthening of the United States dollar versus foreign currencies had occurred on December 31, 2000, the Company's financial position would not have been materially affected.

FORWARD-LOOKING STATEMENTS
Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The Company's expectations of higher aerospace fastener and components sales in 2001 compared to 2000, a decline in fastener sales to the transportation and general industrial markets in 2001, continued benefits of new business on major automotive engine programs, relatively strong demand for its alloys from the industrial gas turbine market in 2001, improved demand for its alloys from the aerospace market in 2001, future benefits from the installation of new capital equipment, future benefits of headcount reductions and other downsizing actions, the long-term benefits of the plant expansion and relocation of the Company's aerospace components manufacturing facilities located in England, returning the Company's magnetic wound core manufacturing operation in Adelanto, California to profitability, future benefits from operational synergies with newly acquired companies, expectations of future benefits of the aerospace and superalloy long-term agreements and the relative stability of certain foreign currencies are "forward looking" statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.