Form 10-K, Exhibit 13
period 2001-12-31
SPS TECHNOLOGIES INC
filed 2002-03-28
CIK 93444

SPS Technologies, Inc. and Subsidiaries
Statements of Consolidated Operations

(Thousands of dollars, except share data)


                                                                     Years ended December 31
                                                                   2001        2000       1999
                                                                 -------------------------------
Net sales....................................................    $918,106    $872,752   $787,661
Cost of goods sold...........................................     738,977     693,204    615,952
                                                                 -------------------------------
    Gross Profit.............................................     179,129     179,548    171,709
Selling, general and administrative expense..................     108,857      96,160     80,874
Restructurings and impairments...............................      19,100           -          -
                                                                 -------------------------------
    Operating Earnings.......................................      51,172      83,388     90,835
Other income (expense):
  Interest income............................................         640       1,092        915
  Interest expense...........................................     (19,960)    (20,905)   (14,508)
  Equity in loss of affiliates...............................           -           -     (2,032)
  Other, net.................................................        (482)        504       (390)
                                                                 -------------------------------
                                                                  (19,802)    (19,309)   (16,015)
                                                                 -------------------------------
    Earnings Before Income Taxes                                   31,370      64,079     74,820
Provision for income taxes...................................       9,800      19,700     23,600
                                                                 -------------------------------
    Net Earnings.............................................    $ 21,570    $ 44,379   $ 51,220
                                                                 ===============================
    Earnings Per Common Share:
       Basic.................................................    $   1.66    $   3.50   $   4.05
                                                                 ===============================
       Diluted...............................................    $   1.63    $   3.42   $   3.95
                                                                 ===============================




See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(Thousands of dollars, except share data)


                                                                 December 31
                                                               2001       2000
                                                             -------------------
Assets
Current Assets
   Cash and cash equivalents.............................    $ 59,948   $ 31,933
   Accounts and notes receivable, net....................     129,663    130,017
   Inventories...........................................     175,151    161,584
   Deferred income taxes.................................      20,170     18,247
   Prepaid expenses and other............................       8,346      7,830
                                                             -------------------
    Total Current Assets ................................     393,278    349,611
                                                             -------------------
   Property, plant and equipment, net....................     226,060    228,632
   Other assets, principally goodwill....................     231,441    232,279
                                                             -------------------
     Total Assets .......................................    $850,779   $810,522
                                                             ===================
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable and current portion of long-term debt...    $ 20,096   $ 14,617
   Accounts payable......................................      77,735     77,093
   Accrued expenses......................................      71,526     65,679
   Income taxes payable..................................         605      5,265
                                                             -------------------
    Total Current Liabilities ...........................     169,962    162,654
                                                             -------------------
Deferred income taxes ...................................      26,370     31,619
Long-term debt ..........................................     243,078    243,586
Pension and post retirement benefit obligations .........      42,379     17,864
Other long-term liabilities .............................      16,305      9,932
Commitments and contingencies (note 11)
Shareholders' Equity
   Preferred stock, par value $1 per share, authorized
    400,000 shares, issued none
   Common stock, par value $.50 per share, authorized
    60,000,000 shares, issued 14,396,924 shares in 2001
    and 14,210,886 shares in 2000 .......................       7,198      7,105
   Additional paid-in capital............................     125,949    117,665
   Common stock in treasury, at cost, 1,286,374 shares in
    2001 and 1,428,354 shares in 2000 ...................     (25,433)   (26,626)
   Retained earnings.....................................     295,130    273,560
   Accumulated other comprehensive income (loss).........     (50,159)   (26,837)
                                                             -------------------
    Total Shareholders' Equity ..........................     352,685    344,867
                                                             -------------------
     Total Liabilities and Shareholders' Equity .........    $850,779   $810,522
                                                             ===================


See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries
Statements of Consolidated Cash Flows
(Thousands of dollars)


                                                                                                        Years ended December 31
                                                                                                      2001        2000       1999
                                                                                                    -------------------------------
Cash Flows from Operating Activities
Net earnings....................................................................................    $ 21,570    $ 44,379    $51,220
Reconciliation of net earnings to net cash provided by operating activities:
   Depreciation and amortization................................................................      37,675      36,736     33,615
   Equity in loss of affiliates.................................................................           -           -      2,032
   Net loss (gain) on sale of property, plant and equipment.....................................       1,866      (2,167)    (3,907)
   Net loss on sale of a business...............................................................       6,500           -          -
   Deferred income taxes........................................................................       2,878       6,619      5,503
   Other operating items........................................................................        (426)     (1,301)    (1,136)
   Changes in assets and liabilities, net of acquisitions of businesses:
      Receivables...............................................................................       3,920      (3,994)    (3,056)
      Inventories...............................................................................      (6,836)     (6,150)    (5,075)
      Prepaid expenses and other................................................................        (836)     (1,331)      (920)
      Accounts payable..........................................................................      (1,640)      7,266      2,015
      Accrued expenses..........................................................................       5,769       2,480     (5,657)
      Income taxes payable......................................................................      (2,717)        245      2,671
      Other assets and liabilities, net.........................................................        (886)      5,359     (3,903)
                                                                                                    -------------------------------
   Net cash provided by operating activities....................................................      66,837      88,141     73,402
                                                                                                    -------------------------------
Cash Flows from Investing Activities
Additions to property, plant and equipment......................................................     (42,264)    (31,985)   (38,161)
Proceeds from sale of property, plant and equipment.............................................      20,167       4,690     11,260
Acquisitions of businesses......................................................................     (24,228)   (118,129)   (29,741)
Proceeds from sale of a business................................................................       5,050           -          -
                                                                                                    -------------------------------
   Net cash used in investing activities........................................................     (41,275)   (145,424)   (56,642)
                                                                                                    -------------------------------
Cash Flows from Financing Activities
Proceeds from borrowings........................................................................      65,935     113,938    133,022
Reduction of borrowings.........................................................................     (63,866)    (72,039)  (101,418)
Proceeds from exercise of stock options.........................................................         677       1,380      1,158
Purchases of treasury stock.....................................................................           -      (4,240)    (6,952)
                                                                                                    -------------------------------
   Net cash provided by financing activities....................................................       2,746      39,039     25,810
                                                                                                    -------------------------------
Effect of exchange rate changes on cash.........................................................        (293)       (302)      (505)
                                                                                                    -------------------------------
   Net increase (decrease) in cash and cash equivalents.........................................      28,015     (18,546)    42,065
   Cash and cash equivalents at beginning of year...............................................      31,933      50,479      8,414
                                                                                                    -------------------------------
   Cash and cash equivalents at end of year.....................................................    $ 59,948    $ 31,933    $50,479
                                                                                                    ===============================


See accompanying notes to consolidated financial statements.

SPS Technologies, Inc. and Subsidiaries
Statements of Consolidated
Shareholders' Equity

(Thousands of dollars, except share data)


                                                                                                        Accumulated
                                                                 Additional                                   Other           Total
                                                       Common       Paid-In   Treasury    Retained    Comprehensive   Comprehensive
                                                        Stock       Capital      Stock    Earnings    Income (Loss)   Income (Loss)
                                                        -----------------------------------------------------------   -------------
Balance, December 31, 1998 .........................   $6,906     $106,093    $(12,943)   $177,961      $(11,217)
Issuance of 174,744 shares of common stock for
  stock options and awards..........................       87        4,168
Acquisitions of 247,399 shares of treasury stock ...                            (9,342)
Net earnings                                                                                51,220                       $ 51,220
Cumulative translation adjustments .................                                                      (9,187)          (9,187)
Minimum pension liability changes ..................                                                       1,293            1,293
                                                        -----------------------------------------------------------   -------------
Balance, December 31, 1999 .........................    6,993      110,261     (22,285)    229,181       (19,111)        $ 43,326
                                                                                                                      =============
Issuance of 224,004 shares of common stock for
  stock options and awards..........................      112        5,668
Acquisitions of 172,599 shares of treasury stock ...                            (6,205)
Issuance of 110,652 shares of treasury stock for
  businesses acquired...............................                 1,736       1,864
Net earnings .......................................                                        44,379                       $ 44,379
Cumulative translation adjustments                                                                        (7,740)          (7,740)
Minimum pension liability changes ..................                                                          14               14
                                                        -----------------------------------------------------------   -------------
Balance, December 31, 2000 .........................    7,105      117,665     (26,626)    273,560       (26,837)        $ 36,653
                                                                                                                      =============
Issuance of 186,038 shares of common stock for
  stock options and awards..........................       93        5,043
Acquisitions of 50,507 shares of treasury stock ....                            (2,541)
Issuance of 192,487 shares of treasury stock for
  businesses acquired...............................                 3,241       3,734
Net earnings .......................................                                        21,570                       $ 21,570
Cumulative translation adjustments                                                                        (5,651)          (5,651)
Minimum pension liability changes ..................                                                     (15,494)         (15,494)
Fair value of derivatives:
 Adjustments .......................................                                                      (2,427)          (2,427)
 Cumulative accounting changes .....................                                                         250              250
                                                        -----------------------------------------------------------   -------------
Balance, December 31, 2001 .........................   $7,198     $125,949    $(25,433)   $295,130      $(50,159)        $(1,752)
                                                        ===========================================================   =============




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

Long-Lived Assets
The carrying value of long-lived assets, including intangible assets, is reviewed when facts and circumstances suggest that they may be impaired. If this review indicates that the carrying value of the asset will not be recoverable based on the expected future undiscounted net cash flows of the related asset, the asset's carrying value is reduced to it's fair value and an impairment loss is recognized. Intangible assets, included in other assets, were approximately $209,900 and $211,900 at December 31, 2001 and 2000, respectively. Intangible assets consist primarily of goodwill, which arose from the excess of the cost of businesses acquired over the value of the underlying net assets and was being amortized by the straight-line method over periods not exceeding 40 years. See the "Recently Issued Accounting Standards" section of Note 1 for a description of the change in accounting policy related to goodwill and other intangible assets that the Company will adopt in the first quarter of 2002. Accumulated amortization at December 31, 2001 and 2000, was approximately $21,100 and $17,400, respectively. Amortization of intangible assets was $6,682, $6,082 and $5,002 in 2001, 2000 and 1999, respectively.

Revenue Recognition
The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with the terms of the agreement, title and risk of loss have been transferred, collectibility is probable, and pricing is fixed and determinable. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the sale agreement. Accruals are made for sales returns and other allowances based on the Company's experience.

Retirement Plans
Substantially all employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory. For United States plans,

Notes to Consolidated Financial Statements (continue)
(Thousands of dollars, except share data)


the Company funds the minimum amount required by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

Foreign Currency Translation
The functional currency of the Company's non-United States subsidiaries is the local currency. The financial statements of these subsidiaries are translated into United States dollars using current rates of exchange, with gains or losses included in the cumulative translation adjustment account in the shareholders' equity section of the consolidated balance sheets. Gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in the statements of consolidated operations. The 2001 statement of consolidated operations includes $1,211 of losses on currency transactions.

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

Interest Rate Swap Agreements
The Company is using interest rate swap agreements for purposes other than trading that are treated as off-balance sheet items. The interest rate swap agreements are used by the Company to modify a portion of its variable rate obligations to fixed rate obligations, thereby reducing the exposure to market rate fluctuations. These agreements involve the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based. The amounts to be paid or received are recognized as increases or reductions in interest expense in the periods in which they accrue.

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

(Thousands of dollars, except share data)



invests available cash in money market securities of various banks with high credit ratings.

Recently Issued Accounting Standards
In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and establishes specific criteria for the recognition of intangible assets separately from goodwill. The Company will follow the requirements of this statement for all business acquisitions made after June 30, 2001.

In June 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have an indefinite life no longer be amortized but be tested for impairment at least annually. The amortization period for intangible assets with finite lives will no longer be limited to forty years. This statement is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 in the first quarter of 2002. Total amortization expense for goodwill and intangible assets deemed to have an indefinite life for full year 2001 was approximately $5,000 on an after-tax basis, or $.38 per share. The Company does not expect the adoption of the other provisions of the new standard, including provisions for determining goodwill impairment and assessing the useful lives of other intangible assets, to have a material impact.

In June 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires that obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs be recognized when they are incurred and classified as liabilities. This statement is effective for fiscal years beginning after June 15, 2002. The Company estimates that the impact of adopting this standard in the first quarter of 2003 will not be material.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121 on the same topic and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. This statement is effective for fiscal years beginning after December 15, 2001. The impact of adopting this standard in the first quarter of 2002 will not be material.

2. CHANGE IN ACCOUNTING POLICIES
Effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. The new standard requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting treatment. Based on market valuations for derivatives held as of January 1, 2001, the Company recorded net-of-tax, cumulative-effect-type adjustments to other comprehensive income of $250 to recognize the fair value of all derivatives. The Company made no

(Thousands of dollars, except share data)

significant change to its risk management strategies due to the adoption of SFAS No. 133.

The Company enters into derivative contracts to reduce the risk associated with currency exchange rates and variable interest rates. The Company has derivative instruments designated as cash flow hedging instruments. The Company has entered into a series of foreign currency forward contracts to buy certain foreign currencies each month over a future period of time at the forward exchange rate at the time of the contract. The Company is using interest rate swap agreements to modify a portion of its variable rate obligations to fixed rate obligations, thereby reducing the exposure to market rate fluctuations. The Company formally assesses (both at the hedge's inception and on a quarterly basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods.

As of December 31, 2001, all hedges outstanding were highly effective. The maximum remaining length of time of the foreign currency forward contracts currently in place as of December 31, 2001 is approximately 2.0 years. The maximum remaining length of time of the interest rate swaps currently in place as of December 31, 2001 is approximately 4.0 years. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements and the foreign currency forward contracts. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

The fair value of all derivatives was zero at the inception date and will be zero at the maturity of the derivatives. Throughout the term of the derivatives, the Company will adjust the derivatives to their fair value with an offsetting adjustment to other comprehensive income and current period earnings. Any change in fair value related to the derivative's hedge ineffectiveness and any component of the derivative's gain or loss excluded from the assessment of hedge effectiveness would be recognized in current period earnings. For derivative instruments designated as cash flow hedging instruments, the net gain or loss recognized in earnings during 2001 was $69 of losses. Of the amount reported in accumulated other comprehensive income at December 31, 2001, the Company estimates that $120 of losses are expected to be reclassified to current period earnings within the next twelve months. When the losses are reclassified into current period earnings, they will be reported on the same line as the underlying transaction. If it is determined that any derivative is not highly effective as a hedge, the Company would discontinue hedge accounting prospectively and the gain or loss on the derivative remaining in accumulated other comprehensive income would be reclassified into earnings. In any situation in which hedge accounting was discontinued and the derivative remained outstanding, the Company would carry the derivative at its fair value on the balance sheet and recognize changes in the fair value in current period earnings.

3. RESTRUCTURINGS AND IMPAIRMENTS
In 2001, the Company announced plans to eliminate, consolidate and restructure certain manufacturing operations. The elements of this plan include the closure of five manufacturing plants (affecting 500 employees), reduction of an additional 300 employees at remaining plants, relocation of certain product lines to existing facilities, outsourcing the manufacture of certain product lines to third parties, discontinuing production of certain product lines and further integrating and consolidating the

(Thousands of dollars, except share data)


operations of certain acquired companies. The Statement of Consolidated Operations for 2001 includes charges for restructurings and impairments and related inventory write downs that total $20,600 ($13,500 or $1.02 per share on an after-tax basis). Charges of $19,100 are classified in the Statement of Consolidated Operations as restructurings and impairments. Charges for the write downs of inventory related to discontinued product lines of $1,500 are classified in cost of goods sold in the Statement of Consolidated Operations. As of December 31, 2001, employment has been reduced by approximately 460 people due to the restructuring actions. The following table summarizes the expenses related to the Company's restructuring plan classified as restructurings and impairments in the 2001 Statement of Consolidated
Operations:


                                                                                                                          Accrual
                                                                                                 Total                  Balance at
                                                                          Initial   Adjust-    Charge as               December 31,
                                                                          Charge     ments      Adjusted    Incurred       2001
                                                                          -------   -------    ---------    --------   ------------
Employee separations..................................................    $ 7,800    $ 700      $ 8,500     $ 5,200       $3,300
Loss on sale of the Lake Erie Design business.........................      6,500       --        6,500       6,500           --
Write downs of machinery and equipment................................      2,000       --        2,000       2,000           --
Lease termination cost................................................        900     (300)         600          --          600
Other costs...........................................................      1,400      100        1,500         600          900
                                                                          -------    -----      -------     -------       ------
                                                                          $18,600    $ 500      $19,100     $14,300       $4,800
                                                                          =======    =====      =======     =======       ======


In addition, the Company has estimated that it will incur approximately $5,500 ($3,500 or $0.26 per share on an after-tax basis) for certain related costs that will be charged to the Statement of Consolidated Operations as incurred. These costs consist of the following: losses during the wind-down period of $3,600, costs to relocate equipment of $1,300 and costs to start-up production of $600. As of December 31, 2001, the Company has incurred $3,500 ($2,200 or $0.17 per share on an after-tax basis) for costs related to the restructure plan that were charged to the Statement of Consolidated Operations as incurred. These costs included $1,900 for losses during the wind-down period, $1,100 for costs to relocate equipment and $500 for costs to start up production at plants where products have been transferred.

4. BUSINESS ACQUISITIONS
All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

On April 5, 2001, the Company acquired all of the outstanding stock of M. Argueso & Co., Inc. (Argueso) based in Mamaroneck, New York for $19,685. Consideration consisted of $9,094 in cash, $3,616 in debt assumed and 192,487 shares of the Company's common stock valued at $6,975. Argueso is a manufacturer and distributor of wax blends for use in the investment casting industry. Argueso's products are used in a variety of investment casting applications in industries such as aerospace, power generation and medical. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(Thousands of dollars, except share data)

Current assets .......................................................   $ 8,439
Property, plant and equipment ........................................     6,235
Intangible assets ....................................................       750
Goodwill .............................................................     7,843
                                                                         -------
 Total assets acquired ...............................................    23,267
Current liabilities ..................................................     3,582
                                                                         -------
 Net assets acquired .................................................   $19,685
                                                                         =======

The intangible assets acquired are patents valued at $750 with a 14 year weighted-average useful life. The $7,843 of goodwill was assigned to the Specialty Materials and Alloys segment and is not expected to be deductible for tax purposes.

In 2001, the Company also completed two relatively smaller acquisitions. On February 6, 2001, the Company and a group of investors acquired substantially all of the assets and business of AAA Aircraft Supply Co., Inc. (AAA) located in Windsor Locks, Connecticut for $7,000. The Company's ownership percentage is 88.75 percent. In connection with the acquisition of AAA, members of AAA's management and a director of the Company obtained ownership interests in AAA of 6.25 percent and 5.0 percent, respectively, on the same terms as the Company. AAA is a North American distributor of fasteners sold to the aerospace markets. On October 3, 2001, the Company acquired substantially all the assets and business of J. F. McCaughin Co. located in Rosemead, California for approximately $2,500. McCaughin is a formulator, manufacturer and distributor of waxes, supplies and equipment to the investment casting industry.

On March 14, 2000, the Company acquired all of the outstanding shares of Avibank Mfg., Inc. (Avibank) based in Burbank, California for $115,923. Consideration consisted of $112,323 in cash and 110,652 shares of the Company's common stock in treasury valued at $3,600. Avibank is a manufacturer of latches, hold open rods, quick release pins, structural panel fasteners, self-retaining bolts and expandable fasteners for aerospace markets. Avibank, through its AVK Industrial Products Division, also manufactures threaded inserts for automotive and industrial markets. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets ......................................................   $ 25,930
Property, plant and equipment .......................................      8,431
Intangible assets ...................................................      2,000
Goodwill ............................................................     88,839
                                                                        --------
 Total assets acquired ..............................................    125,200
Current liabilities .................................................      9,277
                                                                        --------
 Net assets acquired ................................................   $115,923
                                                                        ========


The intangible assets acquired of $2,000 consist of customer contracts valued at $1,300 with a five year weighted-average useful life and patents valued at $700 with a ten year weighted-average useful life. The $88,839 of goodwill was assigned to the Aerospace Fasteners and Components segment and Engineered Fasteners and Components segment in the amounts of $44,092 and $44,747, respectively. The total amount of goodwill is expected to be deductible for tax purposes.

In 2000, the Company also completed two relatively smaller acquisitions in Europe. On January 10, 2000, the Company acquired certain operating assets of ULMA S.p.A. (ULMA) based in Milan, Italy for approximately $2,300. ULMA is a full range manufacturer of flat, planetary and cylindrical thread roll dies used in metal forming. In December 2000, the Company acquired certain operating assets of DACAR S.A. based in Auxerre, France for approximately $1,600. DACAR is a manufacturer of precision machined components and structural assemblies used by European aerospace suppliers.

The following unaudited pro forma consolidated results of operations are presented as if the

(Thousands of dollars, except share data)


Argueso and Avibank acquisitions had been made at the beginning of the periods presented. The effects of the AAA, McCaughin, ULMA and DACAR acquisitions are not material and, accordingly, have been excluded from the pro forma presentation.
                                                                  Years Ended
                                                                  December 31
                                                             -------------------
                                                                2001     2000
                                                             --------   --------
Net sales ...............................................    $923,617   $910,716
Net earnings ............................................      21,645     44,527
Basic earnings per common share .........................        1.66       3.46
Diluted earnings per common share .......................        1.64       3.38


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

5. ACCOUNTS AND NOTES RECEIVABLE

                                                                2001     2000
                                                             --------   --------
Trade ...................................................    $130,683   $131,619
Notes and other .........................................       3,860      2,213
                                                             --------   --------
                                                              134,543    133,832
Less allowance for doubtful receivables .................       4,880      3,815
                                                             --------   --------
                                                             $129,663   $130,017
                                                             ========   ========

6. INVENTORIES

                                                                2001     2000
                                                             --------   --------
Finished goods ..........................................    $ 75,667   $ 70,188
Work-in-process .........................................      57,592     51,093
Raw materials and supplies ..............................      34,956     34,273
Tools ...................................................       6,936      6,030
                                                             --------   --------
                                                             $175,151   $161,584
                                                             ========   ========

7. PROPERTY, PLANT AND EQUIPMENT

                                                                2001     2000
                                                             --------   --------
Land ....................................................    $  8,117   $  7,462
Buildings ...............................................      76,504     74,052
Machinery and equipment .................................     279,590    293,621
Construction in progress ................................      29,825     18,659
                                                             --------   --------
                                                              394,036    393,794
Less accumulated depreciation ...........................     167,976    165,162
                                                             --------   --------
                                                             $226,060   $228,632
                                                             ========   ========

Depreciation expense was $30,993, $30,654 and $28,613 in 2001, 2000 and 1999,
respectively.

8. NOTES PAYABLE AND CURRENT PORTION OF LONG-TERM DEBT


                                                                 2001     2000
                                                               -------   -------
Short-term bank borrowings and notes payable ..............    $ 7,603   $ 4,565
Current portion of long-term debt .........................     12,493    10,052
                                                               -------   -------
                                                               $20,096   $14,617
                                                               =======   =======


The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 4.61% and 7.03% as of December 31, 2001 and 2000, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $17,485 as of December 31, 2001. The Company also has unused long-term credit facilities as discussed in Note 10.

(Thousands of dollars, except share data)

9. ACCRUED EXPENSES

                                                                  2001     2000
                                                               -------   -------
Employee compensation and related benefits ................    $38,137   $33,372
Interest ..................................................      7,003     7,062
Environmental .............................................      3,900     4,400
Other .....................................................     22,486    20,845
                                                               -------   -------
                                                               $71,526   $65,679
                                                               =======   =======


10. LONG-TERM DEBT


                                                                2001     2000
                                                             --------   --------
1996 Note Purchase Agreement,
  fixed interest rates of 7.70% to 7.88%................    $ 79,545   $ 85,000
1999 Note Purchase Agreement,
  fixed interest rates of  7.75% to 7.85%...............      80,000     80,000
2000 Note Purchase Agreement,
  fixed interest rate of 8.37%..........................      15,000     15,000
1998 Bank Credit Agreement,
  variable interest rate, 2.46%
  and 7.14% at December 31,
  2001 and 2000, respectively...........................      50,000     45,000
Michigan Revenue Bonds, Series
  2000, variable interest rate,
  1.75% and 4.95% at December
  31, 2001 and 2000, respectively.......................      6,000      6,000
Utah Revenue Bonds, Series
  1987, variable interest rate,
  2.00% and 5.10% at December
  31, 2001 and 2000, respectively.......................       5,300      5,300
Note Payable, fixed interest rate of 8.38% .............       2,167      2,829
Deferred payments, fixed interest rate of 6.0% .........       1,511      2,203
Term Note payable, variable
  interest rate, 4.64% at December 31, 2001.............       2,000         --
Promissory Notes, fixed interest rate of 7.0% ..........       1,448      2,607
Other ..................................................      12,600      9,699
                                                            --------   --------
                                                             255,571    253,638
Less current installments (included in notes payable) ..      12,493     10,052
                                                            --------   --------
                                                            $243,078   $243,586
                                                            ========   ========


Installments due during the next five years are as follows: $12,493, $9,188, $14,766, $67,329 and $17,279 in 2002 through 2006, respectively.

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

Under the 1998 Bank Credit Agreement, the Company may borrow up to $55,000 in either United States Dollars or certain currencies in Europe. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate in the European currency equal to the effective interbank rate plus a margin ranging from .225 to .45 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between each bank and the Company, as applicable. During 2001 and 2000, the average interest rate on borrowings outstanding was 4.86 percent and 7.12 percent, respectively. There were $50,000 in borrowings outstanding under the 1998 Bank Credit Agreement at December 31, 2001. This agreement expires June 30, 2002. The Company is required to pay a fee on the borrowed and

(Thousands of dollars, except share data)


unborrowed amounts of the facility ranging from .1 to .175 percentage points based on the consolidated Leverage Ratio. As more fully described in Note 19, the Company utilizes interest rate swap agreements to convert borrowings under the 1998 Bank Credit Agreement to fixed rate obligations.

On March 10, 2000, the Company entered into the 2000 Bank Credit Agreement to borrow up to $75,000 in either United States Dollars or certain European currencies. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate equal to the effective interbank rate plus a margin ranging from .75 to 1.30 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between the agent bank and the Company, as applicable. During 2001 and 2000, the average interest rate on borrowings outstanding was 5.66 and 7.36 percent, respectively. No borrowings were outstanding under the 2000 Bank Credit Agreement at December 31, 2001 and 2000. This agreement expires March 9, 2005. The Company is required to pay a fee on unborrowed amounts of the facility ranging from .175 to .30 percentage points based on the consolidated Leverage Ratio.

The Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 2000, were issued to finance the acquisition and installation of machinery and equipment at a engineered fastener and components segment manufacturing facility in Canton, Michigan and are to be repaid on February 1, 2010. The Bonds are collateralized by a bank letter of credit. In 2001 and 2000, the average interest rate was 2.81 percent and 4.44 percent, respectively.

The Utah Industrial Development Revenue Bonds, Series 1987, were issued to finance the acquisition and improvement of an aerospace fastener and components segment manufacturing facility in Salt Lake, Utah and are due in 2012. The Bonds are collateralized by a first mortgage on the facility and a bank letter of credit. In 2001 and 2000, the average interest rate was 2.85 percent and 4.34 percent, respectively.

As part of the 1998 acquisition of SPS Technologies Waterford Company (formerly, Terry Machine Company), the Company assumed a note payable to a commercial bank in the amount of approximately $4,300. This note bears interest at a fixed rate of 8.38 percent and is payable in monthly installments of $73 (including interest) until September, 2002. A final installment of $1,700 is due on September 11, 2002. In addition, the former stockholders of SPS Technologies Waterford Company agreed to accept deferred payments for a portion of the purchase price aggregating $4,000. The Company has discounted this liability using a 6.0 percent rate. These amounts are payable in annual installments of $800 until June 30, 2003.

In connection with the 2001 acquisition of AAA Aircraft Supply Co., Inc., the Company and a group of investors entered into an agreement to borrow $3,000 from a commercial bank to partially finance the transaction. The note bears interest at a variable rate plus a margin of 2.50 percentage points. The average interest rate for 2001 was 6.42%. The note is payable in monthly installments of $63 beginning on March 1, 2002. The note is collateralized by the assets of AAA Aircraft Supply, LLC.

In connection with the 1998 acquisition of Greenville Metals, Inc., the former stockholders accepted promissory notes for a portion of the purchase price aggregating approximately $5,800.

(Thousands of dollars, except share data)


The notes bear interest at a fixed rate of 7.0 percent and are payable in quarterly installments of $290 plus interest until March 31, 2003.

Other debt includes capital leases and other financing collateralized by fixed assets, along with other unsecured local borrowings.

The Company is subject to a number of restrictive covenants under its various debt agreements. Covenants associated with the Note Purchase Agreements are similar to those of the Bank Credit Agreements. The following significant covenants are currently in place under the Note Purchase Agreements: maintenance of a consolidated debt-to-total capitalization (shareholders' equity plus total debt) ratio of not more than 55 percent and maintenance of a consolidated net worth of at least $200,000 plus 50 percent of adjustable consolidated net income for quarters ended after December 31, 1998. Under these covenants, restricted payments, which include all dividends and purchases or retirements of capital stock, made by the Company may not exceed $40,000 plus 50 percent of consolidated net income (or minus 100 percent of the consolidated net loss) from January 1, 1999 to the date of the restricted payment. As of December 31, 2001, the amount of retained earnings available for future restricted payments is $89,000. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. At December 31, 2001, the Company was in compliance with all covenants. As of December 31, 2001, under the terms of the existing credit agreements, the Company is permitted to incur an additional $168,000 in debt.

11. COMMITMENTS AND CONTINGENCIES

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 11 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $11,882, $9,895 and $8,077 in 2001, 2000 and 1999,
respectively.

At December 31, 2001, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $72,754. The minimum payments over the next five years are as follows:
$12,475, $11,146, $10,372, $9,629 and $8,263 in 2002 through 2006, respectively. During 2001, the Company sold machinery and equipment with a book value of $15,166 for $20,000 and leased the equipment back under a five year operating lease. The gain on the transaction was deferred and will be amortized over the lease term.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 2001, the Company had an accrued liability of $3,900 for environmental remediation which represents management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is

(Thousands of dollars, except share data)


possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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

Litigation
The Company is involved in lawsuits, claims, investigations and proceedings, including commercial, environmental and employment matters, which arise in the ordinary course of business. Although the final outcome of these matters cannot be determined, it is management's opinion that the final resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(Thousands of dollars, except share data)


12. SUPPLEMENTAL CASH FLOW INFORMATION
                                                                                                         2001     2000       1999
                                                                                                       -------    -------   -------
Cash paid for:
 Interest..........................................................................................    $19,933    $21,843   $14,535
 Income taxes......................................................................................      9,891     12,819    15,273
Noncash Transactions:
 Issuance (refund) of treasury shares for businesses acquired......................................      6,975      3,600    (1,121)
 Debt assumed with businesses acquired.............................................................      3,616        483    15,018
 Acquisition of treasury shares for stock options exercised........................................      2,541      1,965     1,269


13. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
The Company reports the components of comprehensive income (loss), total comprehensive income (loss) and total accumulated other comprehensive income
(loss) in the Statements of Consolidated Shareholders' Equity. The income tax effects and accumulated balances for each component of comprehensive income
(loss) are as follows:


                                                                                                                          Total
                                                                             Cumulative        Fair        Minimum        Other
                                                                            Translation      Value of      Pension    Comprehensive
                                                                             Adjustment    Derivatives    Liability   Income (Loss)
                                                                            -----------    -----------    ---------   -------------
December 31, 1998 .......................................................     $ (9,192)      $    --      $ (2,025)      $(11,217)
Gross Changes ...........................................................       (9,187)           --         1,958         (7,229)
Deferred Income Tax Effects .............................................           --            --          (665)          (665)
                                                                              --------       -------      --------       --------
December 31,1999 ........................................................      (18,379)           --          (732)       (19,111)
Gross Changes ...........................................................       (7,740)           --            21         (7,719)
Deferred Income Tax Effects                                                         --            --            (7)            (7)
                                                                              --------       -------      --------       --------
December 31, 2000 .......................................................      (26,119)           --          (718)       (26,837)
Gross Changes ...........................................................       (5,651)       (3,410)      (23,269)       (32,330)
Deferred Income Tax Effects .............................................           --           983         7,775          8,758
Cumulative Accounting Changes-Gross .....................................           --            89            --             89
Cumulative Accounting Changes-Deferred Income Tax Effects ...............           --           161            --            161
                                                                              --------       -------      --------       --------
December 31, 2001 .......................................................     $(31,770)      $(2,177)     $(16,212)      $(50,159)
                                                                              ========       =======      ========       ========

(Thousands of dollars, except share data)


14. INCOME TAXES
The components of the provision for income taxes were as follows:
                                             2001      2000       1999
                                            ------    -------   -------
Currently payable:
 United States
   Federal................................  $5,050    $ 8,246   $12,461
   State and local........................     911      1,163     1,938
 Non-United States........................     961      3,672     3,698
                                            ------    -------   -------
                                             6,922     13,081    18,097
                                            ------    -------   -------
Deferred:
 United States
   Federal................................   1,660      4,726     5,249
   State and local........................      80        395       504
 Non-United States........................   1,138      1,498      (250)
                                            ------    -------   -------
                                             2,878      6,619     5,503
                                            ------    -------   -------
                                            $9,800    $19,700   $23,600
                                            ======    =======   =======


The income tax benefits of employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes which were credited to additional paid-in capital were $1,895 in 2001, $1,930 in 2000 and $1,358 in 1999. The tax expense that results from allocating certain tax benefits to reduce goodwill of an acquired entity was $255 in 1999.

The components of earnings before income taxes were as follows:

                                             2001      2000       1999
                                           -------    -------   -------
 United States............................ $21,440    $44,174   $55,766
 Non-United States........................   9,930     19,905    19,054
                                           -------    -------   -------
                                           $31,370    $64,079   $74,820
                                           =======    =======   =======


The components of the deferred income tax liability (asset) on the consolidated balance sheets were as follows:

                                                               2001       2000
                                                             --------   --------
Depreciation ..........................................    $ 24,333   $ 23,432
Intangibles ...........................................       3,465      4,042
Pension benefits ......................................          --      5,905
Other, net ............................................       1,618      1,504
                                                           --------   --------
 Deferred income tax liability ........................      29,416     34,883
                                                           --------   --------
Inventory .............................................      (6,852)    (7,005)
Pension benefits ......................................      (1,418)        --
Post-retirement benefits other than pensions ..........      (3,657)    (3,892)
Other employee benefits and compensation ..............     (11,643)    (7,903)
Accrued expenses ......................................      (2,010)    (2,230)
Net operating loss carryforwards ......................      (4,682)    (5,454)
Capital loss carryforwards ............................      (1,043)    (3,434)
Valuation allowances ..................................       8,089      8,407
                                                           --------   --------
 Deferred income tax asset ............................     (23,216)   (21,511)
                                                           --------   --------
   Net deferred income tax liability (asset)...........    $  6,200   $ 13,372
                                                           ========   ========



At December 31, 2001 the Company had net operating loss (NOL) carryforwards available in Brazil of $9,800, England of $1,900, Australia of $1,500 and France of $300. The French NOL expires in 2006 while all other NOLs can be carried forward indefinitely with no expiration dates. The NOL carryforward available in England relates to operating losses of a business acquired in 1998. These losses must be used to offset future taxable income of the acquired business and are not available to offset taxable income of other subsidiaries located in England. The Company also has capital loss carryforwards of $3,500 available in England with no expiration dates. These capital losses must be used to offset future capital gains and are not available to offset taxable operating income. The valuation allowances at December 31, 2001 and 2000 relate to certain state and non-United States tax jurisdictions. The net reduction in

(Thousands of dollars, except share data)

the valuation allowance for 2001 was $318. The valuation allowance was reduced by $250 due to changes in currency exchange rates and $357 due to decreases in the net deferred income tax assets in certain state and Brazilian tax jurisdictions and increased by $289 due to losses by certain Brazilian and French subsidiaries.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:


                                               2001      2000       1999
                                             -------    -------   -------
Provision computed at the
  United States federal statutory income
  tax rate................................   $10,980    $22,428   $26,187
Earnings of certain
  subsidiaries taxed at different rates...    (2,390)    (3,195)   (3,526)
State income tax, net of federal benefit..       644      1,136     1,588
Non-deductible goodwill amortization
  expense.................................     1,003        916       812
Non-US net operating losses with no
  benefit provided........................       289        102       979
Change in valuation allowance.............      (357)      (243)   (2,428)
General business credits..................       (40)      (158)     (180)
Other, net................................      (329)    (1,286)      168
                                             -------    -------   -------
Provision for income taxes................   $ 9,800    $19,700   $23,600
                                             =======    =======   =======

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $68,300 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

15. RETIREMENT PLANS AND OTHER BENEFITS
The Company sponsors a number of defined contribution plans. Participation in the plans is available to substantially all United States salaried and hourly employees. Participants may make voluntary pre-tax or after-tax contributions to the plan up to 20 percent of their compensation. Primarily, the Company contributes a percentage of the employees' contributions to the plans. However, certain subsidiaries contribute a fixed percentage of the employees' compensation. The Company's contribution expense for these plans was $2,815 in 2001, $1,264 in 2000 and $1,148 in 1999. The increase in the expense for 2001 compared to 2000 is attributed to certain recently acquired businesses starting their participation in the Company's defined contribution plans on January 1, 2001.

The Company sponsors a number of defined benefit pension plans covering substantially all employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 2001 and 2000, the plans' assets included 398,264 and 403,264 shares of the Company's common stock with fair values of $13,907 and $22,104, respectively. There were no dividends received from Company stock for the years ended December 31, 2001, 2000 and 1999.

The following provides a reconciliation of benefit obligations, plan assets, funded status and the amounts recognized in the statement of financial position of these plans at December 31, 2001 and 2000:

(Thousands of dollars, except share data)

                                                             2001       2000
                                                           --------   --------
Change in benefit obligation:
  Benefit obligation at January 1......................    $171,071   $168,708
  Service cost.........................................       7,925      7,575
  Interest cost........................................      11,309     11,313
  Plan participants' contributions.....................         853        878
  Amendments...........................................         972        632
  Actuarial loss (gain)................................       4,935      2,309
  Acquisitions.........................................          --      2,456
  Special termination benefits.........................          --        583
  Benefits paid........................................     (10,838)   (16,917)
  Foreign currency exchange rate
   changes.............................................      (1,304)    (6,466)
                                                           --------   --------
  Benefit obligation at
   December 31.........................................    $184,923   $171,071
                                                           ========   ========
Change in plan assets:
  Fair value of plan assets at January 1...............    $168,400   $170,790
  Actual return on plan assets.........................     (16,558)    15,354
  Employer contributions...............................       9,241      3,153
  Plan participants' contributions.....................         853        878
  Acquisitions.........................................          --      2,219
  Benefits paid........................................     (10,838)   (16,917)
  Foreign currency exchange rate changes...............      (2,566)    (7,077)
                                                           --------   --------
  Fair value of plan assets at end of year.............    $148,532   $168,400
                                                           ========   ========
Reconciliation of funded status:
  Funded status........................................    $(36,391)  $ (2,671)
  Unrecognized net actuarial loss (gain)...............      50,782     15,856
  Unrecognized prior service cost (gain)...............      (1,719)    (2,687)
  Unrecognized transition obligation (asset)...........      (1,064)    (1,579)
                                                           --------   --------
  Net pre-tax amount recognized........................    $ 11,608   $  8,919
                                                           ========   ========
Amounts recognized in the statement of financial
  position consist of:
  Prepaid benefit cost ................................    $ 15,643   $ 12,234
  Accrued benefit long-term liability..................     (31,929)    (6,745)
  Intangible asset.....................................       3,537      2,342
  Accumulated other comprehensive income...............      24,357      1,088
                                                           --------   --------
 Net pre-tax amount recognized ........................    $ 11,608   $  8,919
                                                           ========   ========


The plans which have accumulated obligations in excess of plan assets have obligations of $168,156 and assets of $129,841 and are therefore underfunded by $38,315 at December 31, 2001.

The assumptions used as of December 31, 2001, 2000 and 1999, in determining the net pension cost and net pension liability for United States plans were as follows:

                                                 2001    2000     1999
                                                -----    -----   -----
Discount rate...............................    7.25%    7.60%   8.00%
Rate of return on plan assets...............    9.50%    9.50%   9.00%
Rate of future compensation increase........    4.50%    4.50%   5.00%


The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The discount rate was assumed to be 6.0 percent. The range of other assumptions used as of December 31, 2001 was as follows: rate of return on plan assets: 7.0 to 7.5 percent; rate of future compensation increase: 3.5 to 4.0 percent.

The components of the net periodic pension cost incurred were as follows:

                                                2001        2000       1999
                                              --------    --------   --------
Net periodic benefit cost
  (income):
  Service cost...........................    $  7,925    $  7,575   $  7,774
  Interest cost..........................      11,309      11,313     10,548
  Expected return on
    plan assets..........................     (13,856)    (13,472)   (14,165)
  Amortization of prior
    service cost (gain)..................        (499)       (575)      (596)
  Amortization of
    transition obligation
    (asset)..............................        (468)       (460)      (485)
  Amortization of net
    actuarial loss (gain)................         318         783        388
                                             --------    --------   --------
  Net periodic benefit
    cost.................................       4,729       5,164      3,464
  Curtailment and
    settlement expense...................       1,553       1,852         --
                                             --------    --------   --------
  Total expense..........................    $  6,282    $  7,016   $  3,464
                                             ========    ========   ========

(Thousands of dollars, except share data)


In 2001, a curtailment expense of $1,553 was recognized due to termination of employees' services earlier than expected at plants affected by the Company's 2001 restructuring plan. In 2000, a settlement expense of $1,852 was recognized due to the level of participation in the Company's early retirement window with special termination benefits offered to plan participants in 2000.

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

An assumed discount rate of 7.25 percent and 7.60 percent was used to determine the accumulated postretirement benefit obligation at December 31, 2001 and 2000, respectively.


The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 2001 and 2000:

                                                            2001       2000
                                                          --------   --------
Change in benefit obligation:
 Benefit obligation at January 1 .....................    $  9,236   $  7,844
 Service cost ........................................         162        201
 Interest cost .......................................         587        669
 Plan participants' contributions ....................         145        147
 Plan amendments .....................................      (1,199)        --
 Actuarial loss (gain) ...............................        (727)     1,472
 Benefit payments ....................................      (1,032)    (1,097)
                                                          --------   --------
 Benefit obligation at
   December 31........................................    $  7,172   $  9,236
                                                          ========   ========
Reconciliation of funded status:
 Funded status .......................................    $ (7,172)  $ (9,236)
 Unrecognized net actuarial
   loss (gain)........................................          48        775
 Unrecognized prior service
   cost (gain)........................................      (3,326)    (2,658)
                                                          --------   --------
 Accrued benefit obligation ..........................    $(10,450)  $(11,119)
                                                          ========   ========

The components of the net periodic postretirement benefit cost incurred were as follows:

                                                          2001    2000     1999
                                                         -----    -----   -----
Net periodic benefit cost
  (income):
 Service cost........................................    $ 162    $ 201   $ 205
 Interest cost.......................................      587      669     569
 Amortization of prior service
   cost (gain).......................................     (531)    (531)   (531)
                                                         -----    -----   -----
 Net periodic benefit cost...........................    $ 218    $ 339   $ 243
                                                         =====    =====   =====

An 8.5 percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 2001. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 2001 by $24 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 2001 by $4.

(Thousands of dollars, except share data)


16. STOCK OPTIONS
The Company grants stock options under the 1988 Long Term Incentive Stock Plan which continues to the year 2009. Under the plan, the Company may grant up to an aggregate of 3,925,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Additionally, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if elected, is based upon market value at date of the grant. Also, the Company granted 23,000 and 37,000 stock options in 2001 and 2000, respectively, to certain employees pursuant to contractual agreements negotiated at the time of initial hire. These options were not granted under the 1988 Long Term Incentive Stock Plan. The exercise price of outstanding options is determined as follows: fixed price options are granted at market value on date of the grant and discounted price options are granted at par value of the common stock on date of the grant. The options' maximum term is 10 years. Fixed price options granted vest over a five-year period and discounted price options granted vest after one year.

The weighted-average fair value of options granted per share was $21.81, $14.78 and $17.52 in 2001, 2000 and 1999, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model and the weighted-average assumptions used for grants were as follows: expected volatility of 34 percent in 2001 and 33 percent in 2000 and 1999, expected option life of six years in 2001, 2000 and 1999, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rates of 5.1 percent in 2001, 6.8 percent in 2000 and 5.5 percent in 1999 were used.

At December 31, 2001, 107 individuals held options to purchase an aggregate of 1,052,754 shares (fixed 1,034,204; discounted 18,550). No variable price options were outstanding at December 31, 2001.

Additional information about options outstanding at December 31, 2001 is as follows:


                                                 Options Outstanding                           Options Exercisable
                       ----------------------------------------------------------------- -------------------------------------------
                                                                         Weighted-
                                                   Weighted-              Average                                    Weighted-
      Exercise Price         Number of              Average             Contractual            Number of              Average
          Range               Shares            Exercise Price         Life (years)             Shares            Exercise Price
---------------------  --------------------- --------------------- --------------------- --------------------- ---------------------
$.50 (Discounted)               18,550              $  .50                  5.0                  17,174               $  .50
$10.81-$14.22                  149,442               12.50                  2.5                 149,442                12.50
$19.75-$27.00                   84,332               26.20                  4.0                  84,332                26.20
$30.97-$45.59                  619,530               37.42                  6.9                 300,830                37.72
$46.74-$54.81                  180,900               50.85                  9.0                   9,000                51.78
                       ---------------------                                             ---------------------
                             1,052,754                                                          560,778
                       =====================                                             =====================

26

(Thousands of dollars, except share data)

Changes in shares under option were as follows:



                                                                    2001                     2000                     1999
                                                            ---------------------    ---------------------    ---------------------
                                                                        Weighted-                Weighted-                Weighted-
                                                                         Average                  Average                  Average
                                                                        Exercise                  Exercise                 Exercise
                                                             Shares       Price       Shares       Price       Shares       Price
                                                           ---------    ---------   ---------    ---------    ---------   ---------
Options outstanding at beginning of year ...............   1,086,026     $29.30     1,149,108      $26.65     1,067,074     $21.58
Additions (deductions):
 Options granted .......................................     172,376      50.37       162,125       32.13       267,800      40.65
 Options exercised .....................................    (185,548)     17.34      (208,507)      16.04      (163,066)     14.68
 Options expired or terminated .........................     (20,100)     40.83       (16,700)      39.35       (22,700)     35.95
                                                           ---------                ---------                 ---------
Options outstanding at end of year .....................   1,052,754      34.64     1,086,026       29.30     1,149,108      26.65
                                                           =========                =========                 =========
Options exercisable at end of year .....................     560,778      28.35       571,800       22.61       586,307      16.99
Shares available for future option grants and stock
  awards................................................     232,964                  125,632                   100,803


Under the 1988 Long Term Incentive Stock Plan, the Company has issued 52,913 restricted shares of which 490 restricted shares were granted in 2001. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2001, 14,314 shares issued remain subject to restrictions under this plan.

Under the 2000 Restricted Stock Award Plan, the Company may grant up to an aggregate of 100,000 restricted shares. Under this plan, the Company has issued 10,751 restricted shares, all of which were granted in 2000. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2001, 7,751 shares issued remain subject to restrictions under this plan.


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

                                                    Years Ended December 31
                                                   2001      2000       1999
                                                 -------    -------   -------
Net earnings..................................   $19,669    $42,848   $49,791
Basic earnings per common share...............      1.51       3.38      3.93
Diluted earnings per common share.............      1.49       3.30      3.84

(Thousands of dollars, except share data)


17. EARNINGS PER SHARE
Basic earnings per common share is calculated using the average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. Earnings per share are computed as follows:


                                                                                                  2001       2000           1999
                                                                                           -----------    -----------   -----------
Net earnings...........................................................................    $    21,570    $    44,379   $    51,220
                                                                                           ===========    ===========   ===========
Average shares of common stock outstanding used to compute basic earnings per common
  share................................................................................     13,015,748     12,691,781    12,659,920
Additional common shares to be issued assuming exercise of stock options, net of shares
  assumed reacquired...................................................................        209,389        279,067       295,138
                                                                                           -----------    -----------   -----------
Shares used to compute dilutive effect of stock options................................     13,225,137     12,970,848    12,955,058
                                                                                           ===========    ===========   ===========
Basic earnings per common share........................................................    $      1.66    $      3.50   $      4.05
                                                                                           -----------    -----------   -----------
Diluted earnings per common share......................................................    $      1.63    $      3.42   $      3.95
                                                                                           ===========    ===========   ===========



Options to purchase 180,900 shares of common stock at a weighted-average price of $50.85 per share were outstanding during 2001 but were not included in the computation of diluted EPS in 2001 because the options' exercise price was greater than the average market price of the common shares. These options expire on various dates between December 15, 2008 and July 31, 2011.

18. PREFERRED STOCK PURCHASE RIGHTS
As provided in the Rights Agreement dated November 21, 1998, the Board of Directors declared a dividend distribution of one Right for each outstanding share of common stock. Under the 1998 Rights Agreement, each Right may be exercised, under certain conditions, to purchase one one-hundredth of a share of Series A Junior Participating Preferred Shares, par value $1.00 per share, for $250, subject to adjustment. The Rights are not exercisable or transferable apart from the common stock until 10 business days after a public announcement that a person or group has acquired or intends to commence a tender offer for 10 percent or more of the outstanding common stock. The Board of Directors may, at its option and under certain conditions, exchange all of the Rights not owned by the 10 percent holder for an equal number of shares of common stock. The Rights, which expire on November 21, 2008, unless extended by the Company's Board of Directors, do not have voting or dividend rights and may be redeemed by the Company at a price of $.01 per Right at any time until 10 business days following the acquisition of 10 percent or more of the Company's common stock.

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

(Thousands of dollars, except share data)


19. FINANCIAL INSTRUMENTS
The estimated fair values of the Company's financial instruments are as follows:

                                                                   2001
                                                           ---------------------
                                                           Carrying       Fair
                                                            Amount       Value
                                                           ---------   ---------
Cash and cash
  equivalents ........................................    $  59,948   $  59,948
Long-term debt, including
  current portion ....................................     (255,571)   (275,687)
Interest rate and currency
  swaps ..............................................       (2,968)     (2,968)
Forward exchange
  contracts ..........................................         (352)       (352)

                                                                   2000
                                                           ---------------------
                                                           Carrying       Fair
                                                            Amount       Value
                                                           ---------   ---------
Cash and cash
  equivalents ........................................    $  31,933   $  31,933
Long-term debt, including
  current portion ....................................     (253,638)   (275,740)
Interest rate and currency
  swaps ..............................................       --           1,377
Forward exchange
  contracts ..........................................       --          (1,288)


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

Interest Rate and Currency Swaps
The fair values of the interest rate and currency swap agreements are the estimated amounts that the banks would receive or pay to terminate the swap agreements at December 31, 2001 and 2000. The notional principal amounts of interest rate swap agreements outstanding were $50,000 at December 31, 2001 and 2000. In November 2000, the Company entered into interest rate swap agreements which effectively converted $30,000 of its variable rate obligations to an average fixed rate of 7.10 percent. The 2000 agreements expire in November 2005. In November 1998, the Company entered into interest rate swap agreements which effectively converted $20,000 of its variable rate obligations to an average fixed rate of 5.69 percent. The 1998 agreements expire in November 2003. In 1998, the Company entered into a currency swap agreement to exchange British pounds (18,100) for United States dollars (30,046). The Company was required to make British pound payments on a quarterly basis at a fixed rate of 8 percent in exchange for United States dollar receipts at a fixed rate of 6.785 percent. The Company settled this swap agreement on November 29, 2001. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the swap agreements. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts
At December 31, 2001 and 2000, the Company had $44,967 and $46,688, respectively, of forward foreign currency exchange contracts outstanding. These contracts are primarily in British pounds, Euros and Canadian dollars and mature within 30 days. The fair value of these contracts is not material. At December 31, 2001, the Company had additional forward exchange contracts to purchase $11,733 of foreign currencies (British pounds and Euros) with

(Thousands of dollars, except share data)


maturities ranging from January 2, 2002 to December 31, 2003 with a weighted average maturity of 318 days. At December 31, 2000, the Company had additional forward exchange contracts to purchase $19,029 of foreign currencies (Canadian Dollars and Euros) with maturities ranging from January 2, 2001 to December 27, 2001 with a weighted average maturity of 166 days. The fair value of these additional foreign currency contracts have been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting dates. The counterparties of all exchange contracts are major financial institutions, therefore, management anticipates full performance.

Standby Letters of Credit
The Company is contingently liable under standby letters of credit totaling $17,762 and $19,004 at December 31, 2001 and 2000, respectively. The fair value of these standby letters of credit is not material. The Company's management does not expect any material losses to result from these standby letters of credit because performance is not expected to be required.

20. RESEARCH AND DEVELOPMENT
Research and development costs incurred were $8,401, $7,319 and $6,338 for 2001, 2000 and 1999, respectively.

21. SEGMENTS AND RELATED INFORMATION
The Company has six business groups which have separate management teams that report operating results regularly that are reviewed by the chief operating decision makers of the Company. Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.

The Company has four reportable segments: Aerospace Fasteners and Components, Engineered Fasteners and Components, Specialty Materials & Alloys and Magnetic Products. The Aerospace Fasteners and Components segment consists of two business groups which produce aerospace fasteners and components for critical applications in the aerospace market.

The Engineered Fasteners and Components segment consists of two business groups which produce precision fasteners and components for critical applications in the automotive and industrial machinery markets. The Specialty Materials & Alloys segment produces specialty metals, superalloys and wax blends for aerospace, industrial gas turbine and medical applications. The Magnetic Products segment produces magnetic materials and products used in automotive, aerospace, reprographic, computer and advertising specialty markets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective segments. No single customer or group under common control represented 10% or more of the Company's net sales during 2001, 2000 and 1999.

For geographic area disclosure purposes, the Company considers property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets. The other geographic areas consist principally of Australia, Canada, China, France, Italy, Japan, Mexico and Singapore.

(Thousands of dollars, except share data)


Segments Information


                                                                                                      2001        2000       1999
                                                                                                    --------    --------   --------
Net sales:
 Aerospace Fasteners and Components.............................................................    $352,859    $303,908   $309,576
 Engineered Fasteners and Components............................................................     278,948     303,037    232,783
 Specialty Materials & Alloys...................................................................     166,709     127,424    107,192
 Magnetic Products..............................................................................     119,590     138,383    138,110
                                                                                                    --------    --------   --------
 Net sales......................................................................................    $918,106    $872,752   $787,661
                                                                                                    ========    ========   ========
Operating earnings:
 Aerospace Fasteners and Components.............................................................    $ 35,106    $ 36,830   $ 54,557
 Engineered Fasteners and Components............................................................       7,861      25,108     15,549
 Specialty Materials & Alloys...................................................................      16,509      17,376     13,670
 Magnetic Products..............................................................................       4,196      15,434     17,559
 Unallocated Corporate Costs....................................................................     (12,500)    (11,360)   (10,500)
                                                                                                    --------    --------   --------
 Operating earnings ............................................................................    $ 51,172    $ 83,388   $ 90,835
                                                                                                    ========    ========   ========
Total assets:
 Aerospace Fasteners and Components.............................................................    $322,396    $299,750   $244,159
 Engineered Fasteners and Components............................................................     307,162     319,659    258,760
 Specialty Materials & Alloys...................................................................     108,369      78,958     77,278
 Magnetic Products..............................................................................     112,852     112,155    120,767
                                                                                                    --------    --------   --------
 Total assets...................................................................................    $850,779    $810,522   $700,964
                                                                                                    ========    ========   ========



Depreciation and Amortization and Capital Additions
                                                                             Depreciation and
                                                                               Amortization                  Capital Additions
                                                                       ----------------------------    ----------------------------
                                                                         2001      2000       1999       2001      2000       1999
                                                                       -------    -------   -------    -------    -------   -------
Aerospace Fasteners and Components .................................   $13,357    $12,976   $12,233    $15,599    $11,640   $12,889
Engineered Fasteners and Components ................................    13,085     13,248    10,980     13,786     15,067    14,952
Specialty Materials & Alloys .......................................     3,974      2,941     2,578      9,395      2,880     7,907
Magnetic Products ..................................................     7,259      7,571     7,824      3,484      2,398     2,413
                                                                       -------    -------   -------    -------    -------   -------
 Total .............................................................   $37,675    $36,736   $33,615    $42,264    $31,985   $38,161
                                                                       =======    =======   =======    =======    =======   =======

(Thousands of dollars, except share data)


Geographic Areas


                                                                                                      2001        2000       1999
                                                                                                    --------    --------   --------
Net sales:
 United States..................................................................................    $698,454    $654,832   $558,378
 England and Ireland............................................................................     145,342     159,533    182,457
 Brazil.........................................................................................      21,936      22,675     15,157
 Other..........................................................................................      52,374      35,712     31,669
                                                                                                    --------    --------   --------
 Net sales......................................................................................    $918,106    $872,752   $787,661
                                                                                                    ========    ========   ========
Long-lived assets:
 United States..................................................................................    $351,249    $347,475   $250,715
 England and Ireland............................................................................      90,998      97,538     98,987
 Brazil.........................................................................................       7,159       7,257      7,848
 Other..........................................................................................       8,095       8,641     10,265
                                                                                                    --------    --------   --------
 Total long-lived assets........................................................................    $457,501    $460,911   $367,815
                                                                                                    ========    ========   ========

32

Report of Independent Accountants


The Shareholders and Board of Directors
SPS Technologies, Inc.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of SPS Technologies, Inc. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 13, 2002


                                                                             33