Form 10-K, Exhibit 13
period 2001-12-31
SPS TECHNOLOGIES INC
filed 2002-03-28
CIK 93444

Summary of Quarterly Results
(Unaudited)

(Thousands of dollars, except share data)


                                                                                                                      Quarter Ended
                                                                                        -------------------------------------------
                                                                                          March        June    September   December
                                                                                             31          30           30         31
                                                                                        -------------------------------------------
2001
----
Net sales ..........................................................................   $239,156    $239,386    $231,824    $207,740
Gross profit .......................................................................     49,704      49,590      43,003      36,832
Net earnings (loss) ................................................................     11,820       5,610       8,360      (4,220)
Basic earnings (loss) per common share .............................................        .92         .43         .64        (.32)
Diluted earnings (loss) per common share ...........................................        .90         .42         .63        (.32)
2000
----
Net sales ..........................................................................   $216,730    $228,003    $212,542    $215,477
Gross profit .......................................................................     42,624      44,677      46,141      46,106
Net earnings .......................................................................     10,410       9,960      11,590      12,419
Basic earnings per common share ....................................................        .82         .79         .91         .97
Diluted earnings per common share ..................................................        .81         .77         .89         .95