Form 10-K, Exhibit 13
period 2001-12-31
SPS TECHNOLOGIES INC
filed 2002-03-28
CIK 93444

Selected Financial Data
(Thousands of dollars, except share data)


                                                                                 2001     2000        1999        1998       1997
                                                                             ------------------------------------------------------
Net sales................................................................    $918,106   $872,752    $787,661    $716,605   $588,616
Operating earnings.......................................................      51,172     83,388      90,835      79,334     58,078
Net earnings.............................................................      21,570     44,379      51,220      44,570     32,500
-----------------------------------------------------------------------------------------------------------------------------------
Working capital..........................................................     223,316    186,957     190,379     134,027    106,385
Total assets.............................................................     850,779    810,522     700,964     607,235    472,048
Long-term debt...........................................................     243,078    243,586     201,895     154,010     95,507
Property, plant and equipment additions..................................      42,264     31,985      38,161      32,084     37,510
-----------------------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
 Basic net earnings......................................................        1.66       3.50        4.05        3.55       2.68
 Diluted net earnings....................................................        1.63       3.42        3.95        3.42       2.54
-----------------------------------------------------------------------------------------------------------------------------------