Form 10-K, Exhibit 13
period 2001-12-31
SPS TECHNOLOGIES INC
filed 2002-03-28
CIK 93444

Management's Discussion and Analysis of Financial
Condition and Results of Operations

INTRODUCTION
While the Company's sales have continued to increase over the last three years, operating earnings and net earnings have decreased. The growth in sales and earnings of the Company's businesses serving the aerospace and industrial gas turbine markets and the accretive results of acquired businesses were offset by lower sales and earnings of businesses serving the automotive, industrial and electronics markets. In 2001, the Company announced plans to eliminate, consolidate and restructure certain under-performing operations which, when completed, are expected to provide meaningful reductions to the Company's cost structure and re-size the Company to respond to the expected changes in its end market demand. During 2001, the Company completed three acquisitions which complement its existing businesses.

2001 COMPARED TO 2000

Net Sales
The Company's Aerospace Fasteners and Components segment sales increased $49.0 million, or 16.1 percent, in 2001. Sales of products by businesses acquired in 2000 and 2001 (primarily, Avibank Mfg., Inc., DACAR S.A. and AAA Aircraft Supply Co., Inc.) increased Aerospace Fasteners and Components segment sales by $43.4 million. This segment experienced strong end market demand in North America and Europe for most of 2001. Excluding incoming orders from the acquired companies, this segment's incoming orders increased $18.3 million, or
6.9 percent, in 2001. Total incoming orders, including the acquired companies, increased $64.8 million. Despite the strong level of incoming orders, the Company does not expect the trend of increasing sales of the Aerospace Fastener and Components segment to continue into 2002.

The events of September 11, 2001 have negatively impacted worldwide demand for travel. The Company is expecting decreased demand for aerospace fasteners and components due to reduced flight schedules announced by the major airlines and production cuts announced by major aircraft and jet engine manufacturers.

Sales of products by recently acquired businesses (M. Argueso & Co., Inc. on April 5, 2001 and J. F. McCaughin Co. on October 3, 2001) increased Specialty Materials and Alloys segment sales by $15.6 million in 2001. Excluding the sales of these recently acquired businesses, this segment's sales increased $23.7 million, or 18.6 percent in 2001. These higher sales are primarily the result of strong demand for proprietary alloys from the industrial gas and aerospace turbine markets and higher market prices for materials. On March 29, 2001, the Company announced its intent to purchase a vacuum induction melting furnace to expand production capacity at its Cannon-Muskegon subsidiary. The new furnace was delivered in December of 2001 and when fully operational is expected to add five million pounds of vacuum melt capacity, an increase of 56 percent. The capacity expansion was in response to the recent growth in the industrial gas and aerospace turbine markets in North America, Europe and Asia, as well as expanding applications for the Company's proprietary superalloys, which are sold to those markets. Despite the Company's expectations of lower aerospace production in 2002 due to weakening market conditions, the Company intends to complete its expansion program to meet the anticipated long-term demand for this segment's products and improve manufacturing efficiencies.

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


The Company's Engineered Fasteners and Components segment sales decreased $24.1 million, or 7.9 percent, in 2001. The Magnetic Products segment sales decreased $18.8 million, or 13.6 percent, in 2001. These decreases are the result of lower demand from the automotive, truck, general industrial and electronic markets. Incoming orders for these segments decreased $68.3 million, or 14.9 percent, in 2001. Due to the weakness in incoming orders, the Company expects the trend of lower sales compared to the prior year to continue into 2002.

Sales originating in the United States, as presented in the geographic area information in Note 21 to the financial statements, increased $43.6 million, or 6.7 percent, in 2001. This increase is primarily due to sales by businesses acquired in the last two years located in the United States ($48.1 million) and increased sales by the Specialty Materials and Alloys segment ($23.7 million), net of the decrease in United States Magnetic Product segment sales ($21.6 million). Sales originating in England and Ireland decreased $14.2 million, or 8.9 percent, primarily due to lower sales of aerospace components ($6.6 million) and automotive and industrial fasteners ($3.6 million). Sales originating in the Other areas increased $16.7 million, or 46.7 percent, primarily due to sales by the business acquired at the end of 2000 located in France ($11.8 million). The decline in currency exchange rates, particularly the British Pound Sterling and Brazilian Real, contributed approximately $11.0 million to the decline in sales reported by non-United States subsidiaries.


Operating Earnings
Operating earnings of the Company decreased $32.2 million, or 38.6 percent, in 2001. Operating earnings in 2001 include a $24.1 million charge for the cost to eliminate, consolidate and restructure certain under-performing operations as described below in the section entitled "Summary of the Restructure Actions". Operating earnings were reduced by $4.6 million in 2000 due to the amortization of the inventory step-up that resulted from the acquisition of Avibank. The $4.6 million charge was incurred by the Aerospace Fasteners and Components segment and Engineered Fasteners and Components segment in the amounts of $1.3 million and $3.3 million, respectively. This 2000 non-recurring charge, which related to purchase accounting for the acquisition of Avibank on March 14, 2000, reduced net income for 2000 by $3.0 million, or $0.23 per share.

The following information excludes the expenses related to the Company's 2001 restructuring actions and the amortization of the inventory step-up that resulted from the 2000 acquisition of Avibank. The proforma operating earnings presentation is intended to supplement and clarify the operating earnings by segment presented in Note 21 to the financial statements, "Segments and Related Information". Additional information on the expenses related to the Company's 2001 restructuring actions in total and by segment is provided below in the section entitled "Summary of the Restructure Actions".

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

(In Thousands)                                                  2001      2000
--------------                                                ----      ----
Pro Forma operating earnings
  excluding nonrecurring
  charges and wind-down
  losses:
 Aerospace Fasteners
  Components ..........................................    $ 41,578   $  38,116
 Engineered Fasteners and
  Components ..........................................      14,396      28,397
 Specialty Materials and
  Alloys ..............................................      24,294      17,376
 Magnetic Products ....................................       7,487      15,434
 Unallocated Corporate
  Costs................................................     (12,500)    (11,360)
                                                            --------   ---------
                                                             75,255      87,963
 Nonrecurring charges and wind-down losses ............     (24,083)     (4,575)
                                                           --------   ---------
Reported operating earnings ...........................    $ 51,172    $ 83,388
                                                           ========   =========

Excluding the non-recurring charges noted above, the operating earnings of the Company decreased from $88.0 million, or 10.1 percent of sales, in 2000 to $75.3 million, or 8.2 percent of sales, in 2001. While operating profit margins decreased in three of the Company's four segments in 2001, the margin decline was most severe in the Engineered Fasteners and Components segment and Magnetic Products segment. Consistent with the trend in sales volume, operating earnings increased in the Aerospace Fasteners and Components segment and Specialty Materials and Alloys segment while operating earnings decreased in the Engineered Fasteners and Components segment and Magnetic Products segment.

Operating earnings of the Aerospace Fasteners and Components segment increased $3.5 million, or 9.1 percent, in 2001. Operating earnings of businesses acquired in 2000 and 2001 (primarily Avibank, DACAR and AAA Aircraft Supply) increased Aerospace Fasteners and Components segment's operating earnings by $8.0 million in 2001. Excluding the operating results of these recently acquired businesses, this segment's operating earnings decreased $4.5 million, or 13.1 percent, despite a $5.5 million increase in sales. Aerospace operating earnings and margins were adversely affected by rescheduling of customer demands and commitments, design related changes by certain customers, cancelled programs and downward pricing pressures.

Operating earnings of the Specialty Materials and Alloys segment increased from $17.4 million, or 13.6 percent of sales, in 2000 to $24.3 million, or
14.6 percent of sales, in 2001. The increase in earnings is due primarily to the increase in proprietary sales and favorable margin realization on raw materials. In addition, the investment in vacuum and air melt production equipment made in the last two years has increased melting productivity and yields which has had a positive impact on margins in this segment.

Operating earnings of the Magnetic Products segment decreased from $15.4 million, or 11.2 percent of sales, in 2000 to $7.5 million, or 6.3 percent of sales, in 2001. This decrease is primarily the result of lower sales of this segment's higher margin products for telecommunications and computer applications in the electronics markets. The Company is pursuing opportunities to manufacture and source certain product lines in Asia to reduce cost and meet the competitive price pressures in this segment.

Summary of the Restructure Actions
As discussed in Note 3 to the financial statements, the Company announced plans in 2001 to eliminate, consolidate and restructure certain under-performing operations. As a result of these actions, the Company recorded pretax charges in 2001 of approximately $20.6 million ($13.5 million on an

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


after-tax basis or $1.02 per share) related to headcount reductions, costs to exit facilities to be closed and write downs of inventory and other assets associated with the affected product lines. In addition, the Company will incur losses during the wind-down period at the facilities that will be closed and will incur start-up and training costs at those plants where product lines have been transferred. These losses and expenses will be recognized as incurred and are estimated to be approximately $5.5 million ($3.5 million on an after-tax basis or $0.26 per share). As of December 31, 2001 the Company has incurred $3.5 million of the $5.5 million estimated to be expensed as incurred. These costs incurred included $1.9 million for losses during the wind-down period, $1.1 million for cost to relocate equipment and $.5 million of cost to start up operations and train employees at plants where product lines have been transferred.

The following table summarizes the expenses related to the Company's restructuring actions included in the 2001 Statement of Consolidated
Operations:

                                                                                                                          Accrual
                                                                                                 Total                  Balance at
                                                                          Initial   Adjust-    Charge as               December 31,
(In thousands)                                                            Charge     ments      Adjusted    Incurred       2001
--------------                                                            -------   -------    ---------    --------   ------------
Restructurings and impairments:
 Employee separations.................................................    $ 7,800    $ 700      $ 8,500     $ 5,200       $3,300
 Loss on sale of the Lake Erie Design business........................      6,500       --        6,500       6,500           --
 Write downs of machinery and equipment...............................      2,000       --        2,000       2,000           --
 Lease termination cost...............................................        900     (300)         600          --          600
 Other costs..........................................................      1,400      100        1,500         600          900
                                                                          -------    -----      -------     -------       ------
                                                                           18,600      500       19,100      14,300        4,800
Cost of goods sold:
 Write downs of inventory.............................................      1,500       --        1,500       1,500           --
                                                                          -------    -----      -------     -------       ------
                                                                          $20,100    $ 500       20,600     $15,800       $4,800
                                                                          =======    =====                  =======       ======
Wind-down losses and other expenses recognized as incurred............                            3,483
                                                                                                -------
Total nonrecurring charges and wind-down losses.......................                          $24,083
                                                                                                =======



The Company's 2001 restructuring plan will result in the elimination of five manufacturing facilities (affecting 500 employees) and the reduction of an additional 300 employees at its remaining facilities. As of December 31, 2001, employment has been reduced by approximately 460 people due to the restructuring actions. The benefits of these actions include an expected decrease in the Company's employment cost structure at the businesses to be retained of approximately $11.0 million annually and an improvement in operating profit of approximately $8.1 million through the elimination of unprofitable facilities. The Company expects these actions will be substantially completed by June 30, 2002.

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)

The expenses related to the Company's restructuring actions included in the 2001 Statement of Consolidated Operations by segment are as follows:

                                                                     Total
(In thousands)                                                       Charge
--------------                                                       ------
Aerospace Fasteners and Components ..............................   $ 6,472
Engineered Fasteners and Components .............................     6,535
Specialty Materials & Alloys ....................................     7,785
Magnetic Products ...............................................     3,291
                                                                    -------
Total nonrecurring charges and wind-down losses .................   $24,083
                                                                    =======
In the Aerospace Fasteners and Components segment, the Company's facility in Las Vegas, Nevada was closed. Certain production was relocated to existing facilities in Montreal, Canada and Nashville, Tennessee while other production was discontinued. In 2002, the Company's Salt Lake City aerospace fastener plant will be closed. The products manufactured in the Salt Lake plant will be transferred to the Company's facilities in Jenkintown, Pennsylvania; Santa Ana, California and Leicester, England. Also in 2002, employment levels in certain aerospace fastener and component plants will be reduced to reflect the forecasted reductions in production of commercial aircraft.

In the Engineered Fasteners and Components segment, the Company's facility in Smethwick, England, which manufactures pushrods for gasoline and diesel engines, will be closed and this product line will be relocated to the Company's facility in Shannon, Ireland. As of December 31, 2001 certain equipment has been relocated to Shannon, Ireland and completion of the transfer is planned for the first quarter of 2002. The Company's automotive fastener plants in Waterford, Michigan and Cleveland, Ohio have been further integrated and consolidated. The Company's precision tool business, which has grown through acquisitions, has further integrated product lines and streamlined management. As of December 31, 2001, these plant and product line integrations were completed.

In the Specialty Materials and Alloys segment, the Company sold all the outstanding shares of the Lake Erie Design (LED) business. LED, located in Wickliffe, Ohio, is a manufacturer of high precision ceramic cores for the investment casting industry.

In the Magnetic Products segment, the Company's hard ferrite manufacturing facility in Sevierville, Tennessee will be closed and production of hard ferrite magnets will be transferred to an Asian third party supplier. As of December 31, 2001, an Asian third party supplier has been qualified by a number of the customers involved and production at the Tennessee plant is scheduled to be discontinued in the first quarter of 2002. Additionally, employment levels in the Company's other magnetic product businesses have been reduced and certain operations supporting electronic equipment markets are being relocated to recently established Company facilities in China.

Other Income (Expense)
Due primarily to lower interest rates, interest expense decreased from $20.9 million in 2000 to $20.0 million in 2001. In 2000, the Company sold excess land in Brazil and realized a gain of approximately $570 thousand. This gain is included in the "Other, net" line of the Statement of Consolidated Operations for the year ended December 31, 2000.

Income Taxes
The effective income tax rate increased from 30.7 percent in 2000 to 31.2 percent in 2001. The increase in the tax rate is primarily due to the decrease in utilization of foreign tax credits related

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)



to dividends received from certain non-United States subsidiaries. Details regarding the components of the provisions for income taxes and reconciliations of statutory to reported income tax expense are included in
Note 14 to the financial statements.

Orders and Backlog
Incoming orders in 2001 were $914.0 million compared to $900.5 million in 2000, a 1.5 percent increase. Incoming orders received by the businesses acquired in the last two years (primarily, Avibank, DACAR, AAA Aircraft Supply, Argueso and McCaughin) increased total Company incoming orders by $61.8 million. Excluding acquisitions, orders for the Specialty Materials and Alloy segment remained level with the prior year reflecting the continued strong demand from the industrial gas and aerospace turbine markets experienced in 2001. The backlog of orders, which represents firm orders with delivery scheduled within 12 months, at December 31, 2001 was $299.1 million (which includes $24.1 million related to 2001 acquisitions), compared to $294.2 million at the end of 2000 and $255.9 million at December 31, 1999.

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

At December 31, 2001, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

ACQUISITIONS
As discussed in Note 4 to the financial statements, the Company acquired all of the outstanding stock of M. Argueso & Co., Inc. (Argueso) based in Mamaroneck, New York for approximately $19.7 million on April 5, 2001. Argueso is a manufacturer and distributor of wax blends for use in the investment casting industry. Argueso's products are used in a variety of investment casting applications in industries such as aerospace, power generation and medical. Argueso's sales for the twelve months ended December 31, 2001 were approximately $20.2 million. This acquisition advances the Company's strategy of expanding the breadth of its product offerings and technical support to the investment casting industry.

On February 6, 2001, the Company and a group of investors acquired substantially all of the assets and business of AAA Aircraft Supply Co., Inc.
(AAA) located in Windsor Locks, Connecticut for $7.0 million. The Company's ownership percentage is 88.75 percent. In connection with the acquisition of AAA, members of AAA's management and a director of the Company obtained ownership interests in AAA of 6.25 percent and 5.0 percent, respectively, on the same terms as the Company. AAA is a North American distributor of fasteners sold to the aerospace markets. For the year ended December 31, 2001, AAA sales were approximately $19.4 million. The acquisition of AAA will improve the Company's ability to supply products on a just-in-time basis to Pratt & Whitney and facilitates the Company's participation in United Technologies'

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


movement towards a point-of-service supply concept.

On October 3, 2001, the Company acquired substantially all the assets and business of J. F. McCaughin Co. (McCaughin) located in Rosemead, California for approximately $2.5 million. McCaughin is a formulator, manufacturer and distributor of waxes, supplies and equipment to the investment casting industry. For the year ended December 31, 2001, McCaughin sales were approximately $4.3 million. The acquisition of McCaughin provides a complementary extension of the Argueso product offering and expands the Company's wax manufacturing and reclaim presence to the west coast of the United States.

The financial results of these three companies acquired in 2001 (as described above) and of DACAR S.A. (a business acquired in December 2000 as described in note 4 to the financial statements) are included in the statement of consolidated operations from the dates of acquisition. For 2001, these acquired businesses contributed sales of $45.2 million, cost of sales of $34.2 million and selling, general and administrative expenses of $5.3 million. No financial results of these businesses were included in the statement of consolidated operations for the year ended December 31, 2000.

2000 COMPARED TO 1999

Net Sales
Total Company sales increased $85.1 million, or 10.8 percent, in 2000. This increase in sales is primarily due to revenues of businesses acquired in 2000 and 1999. Sales by those businesses (Avibank, NSS Technologies, Inc. and ULMA S.p.A.) increased sales by $104.1 million. With the acquisition of Avibank in March 2000, the Company has added a subsidiary with annual sales of approximately $81.0 million. NSS Technologies, Inc. (NSS), acquired in June of 1999, continued to benefit from the development of new products and a strong automotive market for most of the year 2000. In order to add manufacturing capacity, NSS opened a new 130,000 square foot manufacturing plant in Alabama.

Excluding sales by the businesses acquired in 2000 and 1999, Aerospace Fasteners and Components segment sales decreased $43.3 million, or 14.0 percent, in 2000 compared to 1999. This decline in sales is due primarily to reduced demand from North American commercial aerospace markets and the impact of inventory consolidation activities by a major aerospace engine manufacturer in Europe. The Company's Engineered Fasteners and Components segment sales increased $3.9 million, or 1.9 percent. This increase is the result of a strong automotive market in the United States for most of the year 2000 and a moderate recovery of automotive demand in Brazil. Although transportation and general industrial markets weakened in the fourth quarter of 2000, the Company continued to benefit from new business on major automotive engine programs.

Specialty Materials and Alloys segment sales increased $20.2 million, or 18.9 percent. This improvement was primarily the result of strong demand from the industrial gas turbine and medical markets. In 2000, the Company brought into full production a new five ton induction vacuum furnace at Cannon-Muskegon to provide additional capacity to support the increase in demand for vacuum melt superalloys. Demand for the Company's alloys from the industrial gas turbine and medical markets remained strong throughout 2000.

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


Magnetic Products segment sales were approximately the same in 2000 compared to 1999. These results are attributable to strong demand from the United States automotive, telecommunications, computers and advertising markets. The improved demand for products serving these markets was offset by a decrease of $4.2 million in products sold for reprographic applications.

Sales originating in the United States, as presented in the geographic area information in Note 21 to the financial statements, increased $96.5 million, or 17.3 percent, in 2000. This increase is primarily due to sales by businesses acquired in the last two years located in the United States ($99.0 million) and increased sales by the Specialty Materials and Alloys segment ($20.2 million), net of the decreased United States aerospace fastener sales ($29.2 million). Sales originating in England and Ireland decreased $22.9 million, or 12.6 percent, primarily due to lower sales of aerospace fasteners and components ($13.0 million) and automotive and industrial fasteners ($4.7 million). The decline in currency exchange rates, particularly the British Pound Sterling and Euro, contributed approximately $12.1 million to the decline in sales reported by non-United States subsidiaries.

Operating Earnings
Operating earnings of the Company decreased $7.4 million, or 8.2 percent, in 2000 compared to 1999. Operating earnings for 2000 include a non-recurring charge of $4.6 million for the amortization of inventory step-up related to purchase accounting for the acquisition of Avibank on March 14, 2000. In addition, operating earnings for 2000 and 1999 include non-recurring gains related to the sale leaseback of fastener manufacturing facilities. In 2000, the Company sold its automotive fastener manufacturing facility located in Coventry, England for $2.5 million, resulting in a gain of $0.9 million. In 1999, the Company sold its aerospace fastener manufacturing facility located in Santa Ana, California facility for $6.8 million, resulting in a realized gain of $3.4 million. The Company's operations located in a portion of these buildings have remained there under leaseback arrangements.

Excluding the non-recurring charge and gains described above, the operating earnings of the Aerospace Fasteners and Components segment decreased from $51.2 million, or 16.5 percent of sales, in 1999 to $38.1 million, or 12.5 percent of sales, in 2000. The decrease in earnings is primarily due to the lower sales of aerospace fasteners and components discussed above. The Company's aerospace components manufacturing facilities (SPS Aerostructures Ltd., formerly Chevron Aerospace Group Limited) located in England are part of the Aerospace Fasteners and Components segment. In the second quarter of 2000, the Company initiated a plant expansion at its Mansfield, England manufacturing facility. In the fourth quarter of 2000, the Company's aerospace components manufacturing operations in Nottingham, England were moved to a larger facility in the same area. These actions have a created a more efficient manufacturing operation and allowed for future expansion of current operations. However, the production disruptions from the expansion and transfer of operations adversely affected operations in 2000 and caused disruptions into the first quarter of 2001.

Excluding the non-recurring charge and gains described above, the operating earnings of the Engineered Fasteners and Components segment increased from $15.5 million, or 6.7 percent of sales,

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


in 1999 to $27.5 million, or 9.1 percent of sales, in 2000. The increase in earnings is primarily due to the companies acquired in 2000 and 1999. These acquired companies increased this segment's operating earnings by $11.6 million in 2000.

Operating earnings of the Specialty Materials and Alloys segment increased from $13.7 million, or 12.8 percent of sales, in 1999 to $17.4 million, or
13.6 percent of sales, in 2000. The increase in earnings is due primarily to the increase in sales discussed above. Higher margins in this segment have been hampered by production problems associated with the manufacture of new ceramic core products at the Lake Erie Design business for the industrial gas turbine market.

Operating earnings of the Magnetic Products segment decreased from $17.6 million, or 12.7 percent of sales, in 1999 to $15.4 million, or 11.2 percent of sales, in 2000. The decrease in earnings is attributed to decreased sales of reprographic magnetic products and the operating loss of approximately $1.5 million in 2000 incurred by the Company's magnetic wound core manufacturing joint venture in Adelanto, California. In August of 2000, the Company acquired the remaining interest in this joint venture and initiated actions to improve manufacturing performance and operational profitability.

Other Income (Expense)
Due to higher levels of debt, interest expense increased from $14.5 million in 1999 to $20.9 million in 2000. The increase in debt is primarily due to the acquisition of Avibank. In 1999, the Company recorded its share of losses from its Indian affiliate in the amount of $1.1 million which reduced its investment balance to zero. Also in 1999, the Company withdrew its last on-site representative from its fastener joint venture in China and, due to ongoing losses incurred by that operation, wrote off the residual carrying value of that investment of $0.6 million. In 2000, the Company sold excess land in Brazil and realized a gain of approximately $570 thousand. This gain is included in the "Other, net" line of the Statement of Consolidated Operations for the year ended December 31, 2000.

Income Taxes
The effective income tax rate decreased from 31.5 percent in 1999 to 30.7 percent in 2000. The decrease in the tax rate is primarily due to the decrease in the proportion of the Company's total earnings before income taxes earned in the United States (74.5 percent in 1999 to 68.9 percent in 2000). The United States statutory rate of 35 percent is higher than the 30 percent rate in England and 10 percent rate in Ireland. Details regarding the components of the provisions for income taxes and reconciliations of statutory to reported income tax expense are included in Note 14 to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES
Management considers liquidity to be the ability to generate adequate amounts of cash to meet its needs and capital resources to be the resources from which such cash can be obtained. The Company believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short-term and long-term basis. The Company's principal sources of liquidity and capital resources are cash flows from operations, management of working capital and borrowings under existing credit facilities. Cash flows from operations are impacted by changes in demand for the Company's products. Economic downturns, product and pricing competition and customer satisfaction and qualification issues all affect

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


demand for the Company's products. Changes in the Company's ratio of debt to total capitalization could result in an increase in the cost to borrow funds under the Bank Credit Agreements described in Note 10 to the financial statements. The cost and terms of any future financing arrangement depend on the market conditions and the Company's financial position at that time.

Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the Statements of Consolidated Cash Flows. Net cash provided by operating activities decreased by $21.3 million in 2001 compared to 2000. This decrease in net cash flow from operations is primarily due to lower net earnings of $22.8 million (although this is reduced by $10.5 million of higher noncash charges for the loss on sale of equipment and the Lake Erie Design business) and an increase in employer contributions to defined benefit pension plans ($6.1 million). In addition in December 2000, the Company received approximately $4.8 million from developers and government agencies in England to finance the direct costs to relocate and consolidate the Company's aerospace and components manufacturing operations in Nottingham, England to a larger facility in the same area and purchase new equipment needed due to this relocation. While the funds were actually received in 2000, the related expenditures were paid out in 2001.

Cash flows provided by or used in investing activities for 2001 include cash payments for the acquisition of Argueso ($9.1 million) and AAA Aircraft ($6.6 million) and the net proceeds from the sale of the Lake Erie Design business ($5.1 million) and from the sale of certain equipment ($19.5 million) that was leased back under operating leases. Cash flows provided by or used in investing activities for 2000 include the cash payment for the acquisition of Avibank ($112.3 million) and the net proceeds from the sale of the Coventry, England facility ($2.5 million). Cash flows provided by or used in investing activities for 1999 include the cash payment for the acquisition of NSS Technologies, Inc. ($28.5 million) and the net proceeds from the sale leaseback of the Santa Ana, California facility ($6.6 million). The Company spent $42.3 million for capital expenditures in 2001 and has budgeted $20.0 million for 2002, excluding capital spending for any companies that may be acquired in 2002.

The Company's total debt to equity ratio was 75 percent at December 31, 2001, 75 percent at December 31, 2000 and 71 percent at December 31, 1999. Total debt was $263.2 million at December 31, 2001, $258.2 million at December 31, 2000 and $217.4 million at December 31, 1999. Details of the long-term Note Purchase Agreements, the credit agreements with commercial banks and other debt are provided in Note 10 to the financial statements. As of December 31, 2001, under the terms of its existing credit agreements, the Company is permitted to incur an additional $168.0 million in debt and has retained earnings available for future restricted payments (which include all dividends and purchases or retirements of capital stock) of $89.0 million. As of December 31, 2001, the Company does not intend to pay cash dividends during the year 2002.

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)



CONTRACTUAL OBILIGATIONS AND COMMERCIAL COMMITMENTS

The following table represents significant long-term cash obligations:

                                                                                                Payments Due by Year (000s)
                                                                                        -------------------------------------------
                                                                                                    2003-      2005-
                                                                              Total       2002       2004       2006     Thereafter
                                                                             --------   -------    -------    --------   ----------
Long-term debt (a).......................................................    $255,571   $12,493    $23,954    $ 84,608    $134,516
Operating leases (b).....................................................      72,754    12,475     21,518      17,892      20,869
                                                                             --------   -------    -------    --------    --------
Totals...................................................................    $328,325   $24,968    $45,472    $102,500    $155,385
                                                                             ========   =======    =======    ========    ========

(a) Represents scheduled principal payments, including principal due under capital lease obligations of $1.8 million.

(b) Includes a long-term operating lease agreement covering manufacturing equipment which contains a purchase option and minimum residual value guarantee. If the lease is terminated and the Company chooses to retain the equipment, the Company must pay the purchase option price. If the lease is terminated and the lessor disposes of the equipment, then the Company must pay any shortfall of the sales proceeds up to the residual value guarantee to the lessor. The purchase option price and minimum residual value guarantee related to this lease are $8.0 million and $2.0 million.

The following table represents commitments made by commercial banks to extend credit to the Company:


                                                                                    Amount of Commitment
                                                                                  Expiration Per Year (000s)
                                                                                  --------------------------
                                                                                             2003-    2005-
                                                                        Total       2002     2004      2006
                                                                      --------    -------     --     -------
Lines of credit (c) ...............................................   $155,516    $80,516     $-     $75,000
Standby Letters of credit (d) .....................................     17,762     17,762      -           -
                                                                      --------    -------     --     -------
Totals ............................................................   $173,278    $98,278     $-     $75,000
                                                                      ========    =======     ==     =======

(c) Borrowings under lines of credit at December 31, 2001 amounted to $57.6 million and are included in notes payable and long-term debt.

(d) Approximately $11.3 million of this amount are Letters of Credit which support the Company's Industrial Revenue Bonds, as more fully described in Note 10 to the financial statements.

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


CRITICAL ACCOUNTING POLICIES / ESTIMATES
On December 12, 2001, the Securities and Exchange Commission issued Release No. 33-8040, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies." Critical accounting policies are those that involve subjective or complex judgments, often as a result of the need to make estimates. In response to the Release, management reviewed the Company's accounting policies. The following areas all require the use of judgments and estimates: the valuation of long-lived assets, deferred income taxes, pension and postretirement benefits, environmental and litigation accruals, costs of the restructuring actions and inventories. Estimates in each of these areas are based on historical experience and various assumptions that the company believes are appropriate. Actual results may differ from these estimates. The company's accounting policies are discussed in more detail in the notes to the financial statements.

MARKET RISK
The Company's primary market risk exposures are foreign currency exchange rate and interest rate risk. Fluctuations in foreign currency exchange rates affect the Company's results of operations and financial position. As discussed in
Note 1 to the financial statements, the Company uses forward exchange contracts to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Because the largest portion of the Company's foreign operations are in countries with relatively stable currencies, namely, England, Ireland and Canada, the foreign currency exchange rate risk to the Company's financial position is not significant. However, the Company has operations in Brazil, China and other foreign countries which increases its exposure to foreign currency fluctuations. Fluctuations in interest rates primarily affect the Company's results of operations. Because a majority of the Company's debt is in fixed rate obligations (as disclosed in note 10 to the financial statements), the Company has effectively limited its interest expense exposure to fluctuations in interest rates.

The status of the Company's financial instruments as of December 31, 2001 and 2000 is provided in Note 19 to the financial statements. Assuming an instantaneous 10 percent strengthening of the United States dollar versus foreign currencies for which forward exchange contracts existed and a 10 percent change in the interest rate on the Company's debt had all occurred on December 31, 2001, the Company's financial position would not have been materially affected. Assuming the United States dollar versus foreign currencies had been 10 percent stronger and that the interest rate on the Company's variable rate debt had been 10 percent higher in 2001, the Company's 2001 results of operations would not have been materially affected.

FORWARD-LOOKING STATEMENTS
Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. The Company's expectations that its restructuring plan will provide meaningful reductions to the Company's cost structure and re-size the Company, the trend of increasing sales of the Aerospace Fastener and Components segment will not continue into 2002, decreased demand for aerospace fasteners and components, future benefits from the installation of new capital equipment, the trend of lower sales for the Engineered Fasteners and Components and Magnetic Products segments will continue into

Management's Discussion and Analysis of Financial
Condition and Results of Operations (continued)


2002, the losses during the wind-down period of facilities to be closed and other related cost to be expensed as incurred will total approximately $5.5 million, the restructure plan will result in the elimination of five manufacturing facilities (affecting 500 employees) and the reduction of an additional 300 employees at remaining facilities, the restructure plan will decrease the Company's employment cost structure at businesses to be retained by approximately $11.0 million annually and improve operating profit by approximately $8.1 million through the elimination of unprofitable facilities, initiated actions at it's magnetic wound core manufacturing operation in Adelanto, California will improve manufacturing performance and operational profitability, future benefits will be realized from operational synergies with newly acquired companies, capital resources available to the Company will be sufficient to meet the needs of its business on a short-term and long-term basis, the Company will not pay cash dividends during the year 2002 and certain foreign currencies will be relatively stable, are "forward looking" statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.