Form 10-K, Exhibit 13
period 2002-12-31
SPS TECHNOLOGIES INC
filed 2003-03-21
CIK 93444

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED OPERATIONS

(Thousands of dollars, except share data)

                                                              Years ended December 31
                                                            2002        2001        2000
                                                         ---------------------------------
Net sales .......................................        $830,310    $918,106     $872,752

Cost of goods sold ..............................         688,082     738,977      693,204
                                                         ---------------------------------
       Gross Profit .............................         142,228     179,129      179,548

Selling, general and administrative expense .....          99,197     108,857       96,160

Restructurings and impairments ..................          14,500      19,100            -
                                                         ---------------------------------
       Operating Earnings .......................          28,531      51,172       83,388

Other income (expense):

   Interest income ..............................             880         640        1,092

   Interest expense .............................         (18,246)    (19,960)     (20,905)

   Other, net ...................................          (1,805)       (482)         504
                                                         ---------------------------------

                                                          (19,171)    (19,802)     (19,309)
                                                         ---------------------------------
       Earnings Before Income Taxes .............           9,360      31,370       64,079

Provision for income taxes ......................           3,280       9,800       19,700
                                                         ---------------------------------
       Net Earnings .............................          $6,080    $ 21,570     $ 44,379
                                                         ---------------------------------
       Earnings Per Common Share:

         Basic ..................................           $0.46       $1.66        $3.50
                                                         =================================
         Diluted ................................           $0.46       $1.63        $3.42
                                                         =================================


See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except share data)

                                                                                    December 31
                                                                                  2002       2001
                                                                                --------------------
Assets
Current Assets
   Cash and cash equivalents .............................................      $ 75,982    $ 59,948
   Accounts and notes receivable, net ....................................       119,932     129,663
   Inventories ...........................................................       163,883     175,151
   Deferred income taxes .................................................        21,592      20,170
   Prepaid expenses and other ............................................         8,488       8,346
                                                                                --------------------
     Total Current Assets ................................................       389,877     393,278
                                                                                --------------------
Property, plant and equipment, net .......................................       216,406     226,060
Goodwill .................................................................       210,116     206,572
Other assets .............................................................        22,216      24,869
                                                                                --------------------
     Total Assets ........................................................      $838,615    $850,779
                                                                                ====================
Liabilities and Shareholders' Equity
Current Liabilities
   Notes payable and current portion of long-term debt ...................      $ 11,518     $20,096
   Accounts payable ......................................................        82,028      77,735
   Accrued expenses ......................................................        63,939      71,526
   Income taxes payable ..................................................           558         605
                                                                                --------------------
     Total Current Liabilities ...........................................       158,043     169,962
                                                                                --------------------
Deferred income taxes ....................................................        20,237      26,370
Long-term debt ...........................................................       213,074     243,078
Pension and post retirement benefit obligations ..........................        82,825      42,379
Other long-term liabilities ..............................................        17,502      16,305
Commitments and contingencies (note 14)

Shareholders' Equity
   Preferred stock, par value $1 per share, authorized 400,000 shares, issued none
   Common stock, par value $.50 per share, authorized 60,000,000 shares, issued 14,483,352 shares in 2002 and
     14,396,924 shares in 2001 ...........................................         7,242       7,198
   Additional paid-in capital ............................................       127,901     125,949
   Common stock in treasury, at cost, 1,469,753 shares in 2002 and
     1,286,374 shares in 2001 ............................................       (30,331)    (25,433)
   Retained earnings .....................................................       301,210     295,130
   Accumulated other comprehensive loss ..................................       (59,088)    (50,159)
                                                                                --------------------
     Total Shareholders' Equity ..........................................       346,934     352,685
                                                                                --------------------
       Total Liabilities and Shareholders' Equity ........................      $838,615    $850,779
                                                                                ====================


See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED CASH FLOWS

(Thousands of dollars)

                                                                              Years ended December 31
                                                                          2002         2001         2000
                                                                        ----------------------------------
Cash Flows from Operating Activities
Net earnings ........................................................   $  6,080     $21,570     $ 44,379
Reconciliation of net earnings to net cash provided by
  operating activities:
    Depreciation and amortization ...................................     30,284      37,675       36,736
    Net (gain) loss on sale of property, plant and equipment ........        (33)      1,866       (2,167)
    Net loss on disposal of businesses ..............................      7,516       6,500            -
    Deferred income taxes ...........................................      5,160       2,878        6,619
    Other operating items ...........................................      1,027        (426)      (1,301)
    Changes in assets and liabilities, net of acquisitions
      of businesses:
        Receivables .................................................     12,237       3,920       (3,994)
        Inventories .................................................     12,470      (6,836)      (6,150)
        Prepaid expenses and other ..................................         92        (836)      (1,331)
        Accounts payable ............................................      5,351      (1,640)       7,266
        Accrued expenses ............................................     (7,799)      5,769        2,480
        Income taxes payable ........................................        684      (2,717)         245
        Other assets and liabilities, net ...........................        721        (886)       5,359
                                                                        ---------------------------------
    Net cash provided by operating activities .......................     73,790      66,837       88,141
                                                                        ---------------------------------
Cash Flows from Investing Activities
Additions to property, plant and equipment ..........................    (20,915)    (42,264)     (31,985)
Proceeds from sale of property, plant and equipment .................      5,147      20,167        4,690
Acquisitions of businesses ..........................................          -     (24,228)    (118,129)
Proceeds from sale of a business ....................................          -       5,050            -
                                                                        ---------------------------------
    Net cash used in investing activities ...........................    (15,768)    (41,275)    (145,424)
                                                                        ---------------------------------
Cash Flows from Financing Activities
Proceeds from borrowings ............................................     79,317      65,935      113,938
Repayment of borrowings .............................................   (118,577)    (63,866)     (72,039)
Proceeds from exercise of stock options .............................        115         677        1,380
Purchases of treasury stock .........................................     (3,876)          -       (4,240)
                                                                        ---------------------------------
    Net cash provided by (used in) financing activities .............    (43,021)      2,746       39,039
                                                                        ---------------------------------
Effect of exchange rate changes on cash .............................      1,033        (293)        (302)
                                                                        ---------------------------------
    Net increase (decrease) in cash and cash equivalents ............     16,034      28,015      (18,546)
    Cash and cash equivalents at beginning of year ..................     59,948      31,933       50,479
                                                                        ---------------------------------
    Cash and cash equivalents at end of year ........................   $ 75,982     $59,948     $ 31,933
                                                                        =================================

See accompanying notes to consolidated financial statements.

SPS TECHNOLOGIES, INC. AND SUBSIDIARIES

STATEMENTS OF CONSOLIDATED

SHAREHOLDERS' EQUITY

(Thousands of dollars, except share data)

                                                                                                         Accumulated
                                                                                                            Other
                                                                     Additional                         Comprehensive     Total
                                                           Common     Paid-In     Treasury    Retained      Income    Comprehensive
                                                           Stock      Capital       Stock     Earnings      (Loss)    Income (Loss)
                                                          --------------------------------------------------------------------------
Balance, December 31, 1999 ......................         $ 6,993    $110,261     $(22,285)   $229,181     $(19,111)
Issuance of 224,004 shares
   of common stock for
   stock options and awards .....................             112       5,668
Acquisitions of 172,599 shares
   of treasury stock ............................                                   (6,205)
Issuance of 110,652 shares
   of treasury stock for
   businesses acquired ..........................                       1,736        1,864
Net earnings ....................................                                               44,379                  $44,379
Cumulative translation adjustments ..............                                                            (7,740)     (7,740)
Minimum pension liability changes ...............                                                                14          14
                                                          --------------------------------------------------------------------------
Balance, December 31, 2000 ......................           7,105     117,665      (26,626)    273,560      (26,837)    $36,653
                                                                                                                        =======
Issuance of 186,038 shares
   of common stock for
   stock options and awards .....................              93       5,043
Acquisitions of 50,507 shares
   of treasury stock ............................                                   (2,541)
Issuance of 192,487 shares
   of treasury stock for
   businesses acquired ..........................                       3,241        3,734
Net earnings ....................................                                               21,570                  $21,570
Cumulative translation adjustments ..............                                                            (5,651)     (5,651)
Minimum pension liability changes ...............                                                           (15,494)    (15,494)
Fair value of derivatives:
   Adjustments ..................................                                                            (2,427)     (2,427)
   Cumulative accounting changes ................                                                               250         250
                                                          --------------------------------------------------------------------------
Balance, December 31, 2001 ......................           7,198     125,949      (25,433)    295,130      (50,159)    $(1,752)
                                                                                                                        =======
Issuance of 86,428 shares
   of common stock for
   stock options and awards .....................              44       1,952
Acquisitions of 183,379 shares
   of treasury stock ............................                                   (4,898)
Net earnings ....................................                                                6,080                  $ 6,080
Cumulative translation adjustments ..............                                                            18,689      18,689
Minimum pension liability changes ...............                                                           (27,621)    (27,621)
Fair value of derivative adjustments ............                                                                 3           3
                                                          --------------------------------------------------------------------------
Balance, December 31, 2002 ......................          $7,242    $127,901     $(30,331)   $301,210     $(59,088)   $ (2,849)
                                                          ==========================================================================


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars, except share data)

1. SIGNIFICANT ACCOUNTING POLICIES

Consolidation
The consolidated financial statements include the accounts of the Company and all of its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified for comparative purposes.

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

Goodwill and Other Intangible Assets
Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses and was historically amortized using the straight-line method of amortization over periods that ranged from 15-40 years. Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under the provisions of this standard, goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization. All other intangible assets are amortized over their estimated useful lives. Goodwill and intangible assets are subject to annual impairment testing using the guidance and criteria described in the standard. This testing compares carrying values to fair values and if the carrying value of these assets is in excess of fair value, the carrying value of these assets is required to be reduced to fair value. Prior to the adoption of SFAS No. 142, the Company evaluated potential impairment of goodwill on an ongoing basis and of other intangibles when appropriate. This evaluation compared the carrying value of assets to the sum of undiscounted expected future cash flows. If an asset's carrying value exceeded the expected future cash flows, the asset was written down to fair value.

Other Long-Lived Assets
The Company evaluates the potential impairment of other long-lived assets when facts and circumstances suggest that they may be impaired. If the carrying value of assets exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is written down to fair value.

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

Retirement Plans
The majority of the Company's employees are covered by pension plans. Defined benefit plans in the United States are noncontributory and non-United States plans are primarily contributory. For United States plans, the Company funds the minimum amount required by the Employee Retirement Income Security Act (ERISA) and for non-United States plans, the Company generally funds current costs.

Foreign Currency Translation
The functional currency of the Company's non-United States subsidiaries is the local currency. The financial statements of these subsidiaries are translated into United States dollars

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

using current rates of exchange, with gains or losses included in the cumulative translation adjustments account in the shareholders' equity section of the consolidated balance sheets. Gains and losses on currency transactions (denominated in currencies other than local currency) are reflected in the statements of consolidated operations. Losses on currency transactions were $950 and $1,211 in 2002 and 2001, respectively.

Derivative Instruments and Hedging Activities
The Company uses derivative instruments, including forward exchange contracts and interest rate swap agreements, to manage certain foreign currency and interest rate exposures. Derivative instruments are viewed as risk management tools by the Company and are not entered into for trading or speculative purposes. Derivative instruments are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting.

Derivatives used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge forecasted cash flows associated with foreign currency commitments are accounted for as cash flow hedges. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings.

Derivatives used to manage interest rate exposures were entered into by the Company to modify certain variable rate obligations to fixed rate obligations. These agreements involve the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based. For interest rate swap agreements designated as hedges and considered perfectly effective, the amounts to be paid or received are recognized as increases or reductions in interest expense in the periods in which they accrue. Changes in the fair value of these derivatives are recorded in other comprehensive income. For interest rate swap agreements for which the underlying variable rate debt has been repaid by the Company, the derivative is no longer considered effective and the amounts to be paid or received and the changes to the fair value of the derivative are recorded in current period earnings as other expense.

Stock-Based Compensation
The Company has a stock-based compensation plan, which is described more fully in Note 18. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation".

                                                        Years ended December 31
                                                    2002          2001         2000
                                                   ----------------------------------
Net income, as reported ....................       $6,080        $21,570      $44,379
Deduct:
   Total stock-based
     compensation expense
     determined under fair
     value based method
     for all awards, net of
     related tax effects ...................       (1,920)        (1,901)      (1,531)
                                                   ----------------------------------
Pro forma net income .......................       $4,160        $19,669      $42,848
                                                   ==================================

Earnings per share:
   Basic - as reported .....................       $  .46          $1.66        $3.50
                                                   ==================================
   Basic - pro forma .......................       $  .32          $1.51        $3.38
                                                   ==================================
   Diluted - as reported ...................       $.  46          $1.63        $3.42
                                                   ==================================
   Diluted - pro forma .....................       $.  31          $1.49        $3.30
                                                   ==================================

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

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

Recently Issued Accounting Standards
In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires that obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs be recognized when they are incurred and displayed as liabilities. This statement is effective for fiscal years beginning after June 15, 2002. The adoption of this statement in the first quarter of 2003 will not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In November 2002, FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. The interpretation provides guidance on the guarantor's accounting and disclosure requirements for guarantees, including indirect guarantees of indebtedness of others. The Company had no additional disclosure requirements as a result of the release of this interpretation as of December 31, 2002. The accounting guidelines are applicable to guarantees issued after December 31, 2002 and require that the Company record a liability for the fair value of such guarantees in the balance sheet.

In January 2003, FIN No. 46, "Consolidation of Variable Interest Entities" was issued. The interpretation provides guidance on consolidating variable interest entities and applies immediately to variable interests created after January 31, 2003. The interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain specified characteristics. The Company is reviewing FIN No. 46 to determine its impact, if any, on future reporting periods, but does not currently anticipate any material accounting or disclosure requirements under the provisions of the interpretation.

2. CHANGE IN ACCOUNTING POLICIES

Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." This statement requires that goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but be tested for impairment at least annually. The amortization period of intangible assets with finite lives is no longer limited to forty years. The Company incurred no transitional impairment charge as a result of adopting the new provisions for determining goodwill impairment and assessing the useful lives of other intangible assets.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The following information is presented to compare current period net earnings to prior period net earnings adjusted to exclude amortization of goodwill and other intangible assets deemed to have an indefinite life that are no longer amortized beginning January 1, 2002:

                                                       2002       2001          2000
                                                      --------------------------------
Net earnings:
   Reported net earnings ...................          $6,080     $21,570      $44,379
   Goodwill amortization,
     net of tax ............................               -       5,011        4,591
                                                      -------------------------------
   Adjusted net earnings ...................          $6,080     $26,581      $48,970
                                                      ===============================

Basic earnings per share:
   Reported net earnings ...................          $ 0.46      $ 1.66        $3.50
   Goodwill amortization,
     net of tax ............................               -         .38          .36
                                                      -------------------------------
   Adjusted net earnings ...................          $ 0.46      $ 2.04        $3.86
                                                      ===============================

Diluted earnings per share:
   Reported net earnings ...................          $ 0.46      $ 1.63        $3.42
   Goodwill amortization,
     net of tax ............................               -         .38          .36
                                                      -------------------------------
   Adjusted net earnings ...................          $ 0.46      $ 2.01        $3.78
                                                      ===============================

Effective January 1, 2002, the Company also adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121 on the same topic and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. This statement also amends ARB No. 51, "Consolidated Financial Statements," to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. The adoption of this standard had no effect on the Company's consolidated financial position, results of operations or cash flows.

In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities. The adoption of the statement in 2002 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

3. RESTRUCTURE OF OPERATIONS

In 2002 and 2001, the Company announced plans to eliminate, consolidate and restructure certain manufacturing and distribution locations. The elements of the 2002 plan include headcount reductions, the closure of three manufacturing plants, the exit from certain distribution locations (which included the write off of the related cumulative translation adjustment amounts) and further relocation of certain manufacturing activity to Asia. The Company's headcount will be reduced by approximately 300 employees in connection with these actions. The Statement of Consolidated Operations for 2002 includes charges that total $16,900 ($11,906 or $0.90 per share on an after-tax basis) for restructurings and impairments, related inventory write downs and costs to mark to market certain interest rate swaps, that became ineffective as a result of lower debt levels. Charges of $14,500 are classified in the Statement of Consolidated Operations as restructurings and impairments. Charges for the write downs of inventory related to discontinued product lines of $1,500 are classified in the Statement of Consolidated Operations as cost of goods sold. Charges for costs to mark certain interest rate swaps to market of $900 are classified in the Statement of Consolidated Operations as other expense. As of December 31, 2002, employment has been reduced by approximately 200 people due to these actions. Remaining actions related to the Company's 2002 restructure plan include the payment of severance benefits and closure of two manufacturing plants and transfer of their equipment to other facilities. These remaining actions are expected to be substantially completed by April 30, 2003.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The elements of 2001 plan included the closure of five manufacturing plants (affecting 530 employees), reduction of an additional 270 employees at remaining plants, relocation of certain product lines to existing facilities, outsourcing the manufacture of certain product lines to third parties, discontinuing production of certain product lines and further integrating and consolidating the operations of certain acquired companies. The Statement of Consolidated Operations for 2001 included charges that totaled $20,600 ($13,500 or $1.02 per share on an after-tax basis) for restructurings and impairments and related inventory write downs. Charges of $19,100 are classified in the Statement of Consolidated Operations as restructurings and impairments. Charges for the write downs of inventory related to discontinued product lines of $1,500 are classified in the Statement of Consolidated Operations as cost of goods sold. In 2002, the Company sold the land and building for a facility closed in connection with the 2001 restructure plan for $2,212. The resulting gain of $1,545 was included in the restructuring and impairment charges in 2002 as an adjustment to the prior plan. As of December 31, 2002, employment has been reduced by approximately 800 people due to these restructuring actions. Remaining actions related to the Company's 2001 restructure plan include the payment of severance benefits to separated employees and transfer of certain equipment from a closed facility. As of December 31, 2002, all other actions related to the Company's 2001 restructure plans have been completed.

The following table summarizes the 2002 activity related to the Company's restructuring plans and the balances in the accrued restructure account:

                                                                                   2002 Charges
                                                                      ---------------------------------
                                                           Accrual                 Adjustments                          Accrual
                                                         December 31,    2002        to Prior                2002     December 31,
                                                             2001        Plan         Plan      Total       Incurred     2002
                                                         -------------------------------------------------------------------------
2002 Restructure plan:

Employee separations ............................         $     -     $ 6,007        $   -     $ 6,007      $ 4,351      $1,656
Cumulative translation
   adjustment write offs ........................               -       7,516            -       7,516        7,516           -
Write downs of PP&E, net ........................               -         582            -         582          582           -
Other costs .....................................               -         389            -         389          309          80
                                                         -------------------------------------------------------------------------
                                                                -      14,494            -      14,494       12,758       1,736
                                                         -------------------------------------------------------------------------

2001 Restructure plan:

Employee separations ............................           3,335           -         (345)       (345)       2,839         151
Loss on sale of the Lake
   Erie Design business .........................               -           -          309         309          309           -
Write downs of PP&E, net ........................               -           -          107         107          107           -
Lease termination cost ..........................             600           -         (190)       (190)         410           -
Other costs .....................................             874           -          125         125          999           -
                                                         -------------------------------------------------------------------------
                                                            4,809           -            6           6        4,664         151
                                                         -------------------------------------------------------------------------
                                                          $ 4,809     $14,494        $   6     $14,500      $17,422      $1,887
                                                         =========================================================================

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The following table summarizes the 2001 activity related to the Company's 2001 restructure plan and the balances in the accrued restructure account:

                                                                    2001 Charges
                                                          -------------------------------                   Accrual
                                                           Initial                              2001      December 31,
                                                           Charge    Adjustments    Total      Incurred       2001
                                                          -------------------------------------------------------------
Employee separations ............................         $ 7,784        $688      $ 8,472     $ 5,137       $3,335
Loss on sale of the Lake Erie
   Design business ..............................           6,500           -        6,500       6,500            -
Write downs of PP&E .............................           2,005           -        2,005       2,005            -
Lease termination cost ..........................             900        (300)         600           -          600
Other costs                                                 1,456          67        1,523         649          874
                                                          -------------------------------------------------------------
                                                          $18,645        $455      $19,100     $14,291       $4,809
                                                          =============================================================


Additionally in 2002, the Company incurred $4,451 ($2,887 or $0.22 per share on an after-tax basis) of costs related to the restructure plans that were charged to the Statement of Consolidated Operations as incurred. These costs included $1,669 for losses during the wind-down period for facilities that were closed, $2,016 of costs to relocate equipment and $766 of costs to start up production at plants where products have been transferred. In 2001, the Company incurred $3,483 ($2,233 or $0.17 per share on an after-tax basis) of costs related to the 2001 restructure plan that were charged to the Statement of Consolidated Operations as incurred. These costs included $1,921 for losses during the wind-down period, $1,066 for costs to relocate equipment and $496 for costs to start up production at plants where products have been transferred.


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

Current assets ..................................         $ 8,439
Property, plant and equipment ...................           6,235
Intangible assets ...............................             750
Goodwill ........................................           7,843
                                                          -------
   Total assets acquired ........................          23,267

Current liabilities .............................           3,582
                                                          -------
   Net assets acquired ..........................         $19,685
                                                          =======

The intangible assets acquired are patents valued at $750 with a 14 year weighted-average useful life. The $7,843 of goodwill was assigned to the Specialty Materials and Alloys segment and is not expected to be deductible for tax purposes.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

In 2001, the Company also completed two relatively smaller acquisitions. On February 6, 2001, the Company and a group of investors acquired substantially all of the assets and business of AAA Aircraft Supply Co., Inc. (AAA) located in Windsor Locks, Connecticut for $7,000. The Company's ownership percentage was
88.75 percent. In connection with the acquisition of AAA, members of AAA's management and a director of the Company obtained ownership interests in AAA of
6.25 percent and 5.0 percent, respectively, on the same terms as the Company. AAA is a North American distributor of fasteners sold to the aerospace markets. On October 3, 2001, the Company acquired substantially all the assets and business of J. F. McCaughin Co. located in Rosemead, California for approximately $2,500. McCaughin is a formulator, manufacturer and distributor of waxes, supplies and equipment to the investment casting industry.

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

Current assets ..................................        $ 25,930
Property, plant and equipment ...................           8,431
Intangible assets ...............................           2,000
Goodwill ........................................          88,839
                                                         --------
   Total assets acquired ........................         125,200

Current liabilities .............................           9,277
                                                         --------
   Net assets acquired ..........................        $115,923
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

The following unaudited pro forma consolidated results of operations are presented as if the Argueso and Avibank acquisitions had been made at the beginning of the periods presented. The effects of the AAA, McCaughin, ULMA and DACAR acquisitions are not material and, accordingly, have been excluded from the pro forma presentation.

                                                   Years ended December 31
                                                2002        2001          2000
                                              ----------------------------------
Net sales .............................       $830,310    $923,617     $910,716
Net earnings ..........................          6,080      21,645       44,527
Basic earnings per
   common share .......................           0.46        1.66         3.46
Diluted earnings per
   common share .......................           0.46        1.64         3.38

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

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

5. SUPPLEMENTAL CASH FLOW INFORMATION

                                               2002        2001         2000
                                             --------------------------------
Cash paid for interest ................      $18,319     $19,933      $21,843
Cash paid (refunded)
   for income
   taxes, net .........................       (1,100)      9,891       12,819
Noncash transactions:
Issuance (refund) of
   treasury shares for
   businesses acquired ................            -       6,975        3,600
Debt assumed with
   businesses acquired ................            -       3,616          483
Acquisition of treasury
   shares for stock
   options exercised ..................        1,022       2,541        1,965

6. ACCOUNTS AND NOTES RECEIVABLE

                                                            2002       2001
                                                         --------------------
Trade .................................                  $120,838    $130,683
Notes and other .......................                     4,237       3,860
                                                         --------------------
                                                          125,075     134,543
Less allowance for
   doubtful receivables ...............                     5,143       4,880
                                                         --------------------
                                                         $119,932    $129,663
                                                         ====================

7. INVENTORIES

                                                            2002        2001
                                                         --------------------
Finished goods ........................                  $ 71,388    $ 75,667
Work-in-process .......................                    54,485      57,592
Raw materials and
   supplies ...........................                    31,157      34,956
Tools .................................                     6,853       6,936
                                                         --------------------
                                                         $163,883    $175,151
                                                         ====================

8. PROPERTY, PLANT AND EQUIPMENT

                                                            2002        2001
                                                         --------------------
Land ..................................                    $7,755      $8,117
Buildings .............................                    81,839      76,504
Machinery and
   equipment ..........................                   299,111     279,590
Construction in progress ..............                    12,452      29,825
                                                         --------------------
                                                          401,157     394,036
Less accumulated
   depreciation .......................                   184,751     167,976
                                                         --------------------
                                                         $216,406    $226,060
                                                         ====================

Depreciation expense was $29,702, $30,993 and $30,654 in 2002, 2001 and 2000,
respectively.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

9. GOODWILL

The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

                                                         Aerospace     Engineered     Specialty
                                                      Fasteners and   Fasteners and   Materials    Magnetic
                                                        Components     Components     and Alloys   Products     Total
                                                      -----------------------------------------------------------------
Balance as of
   January 1, 2002 ..............................        $ 84,869       $ 77,364      $ 17,115    $ 27,224    $ 206,572
Foreign currency translation
   adjustments ..................................           3,250            294             -           -        3,544
                                                       ----------------------------------------------------------------
Balance as of
   December 31, 2002 ............................         $88,119        $77,658       $17,115     $27,224     $210,116
                                                       ================================================================

10. INTANGIBLE ASSETS

Identifiable intangible assets as of December 31, 2002 are recorded in Other assets in the Consolidated Balance Sheet and comprise the following:

                                                                                     Net
                                                           Gross     Accumulated  Intangible
                                                           Amount    Amortization   Assets
                                                           ---------------------------------
Amortizable intangible assets:
   Patents and trademarks .......................          $1,850        $305       $1,545
   Customer contracts ...........................           1,300         537          763
                                                           -------------------------------
                                                           $3,150        $842       $2,308
                                                           ===============================

Aggregate amortization expense incurred was $582, $314 and $204 in 2002, 2001 and 2000, respectively. The estimated amortization expense amounts over the next five years are as follows: $537, $537, $155, $155 and $155 in 2003 through 2007, respectively.

11. NOTES PAYABLE AND CURRENT PORTION OF LONG-TERM DEBT

                                                            2002        2001
                                                          -------------------
Short-term bank borrowings and
   notes payable ................................         $ 2,396     $ 7,603
Current portion of long-term
   debt .........................................           9,122      12,493
                                                          -------------------
                                                          $11,518     $20,096
                                                          ===================

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The Company's weighted-average interest rate for short-term bank borrowings and notes payable was 4.29% and 4.61% as of December 31, 2002 and 2001, respectively. Short-term lines of credit are made available to the Company by commercial banks under customary arrangements which require the maintenance of a satisfactory financial condition by the Company. These lines may be withdrawn at the discretion of the banks. Unused short-term lines of credit were $21,168 as of December 31, 2002. The Company also has unused long-term credit facilities as discussed in Note 13.

12. ACCRUED EXPENSES

                                                            2002        2001
                                                          -------------------
Employee compensation and
   related benefits .............................         $33,598     $38,137
Interest ........................................           6,397       7,003
Environmental ...................................           2,600       3,900
Other ...........................................          21,344      22,486
                                                          -------------------
                                                          $63,939     $71,526
                                                          ===================

13. LONG-TERM DEBT

                                                                                  2002        2001
                                                                               ---------------------
1999 Note Purchase Agreement, fixed interest rates of 7.75% to 7.85% ........  $ 80,000     $ 80,000
1996 Note Purchase Agreement, fixed interest rates of 7.70% to 7.88% ........    74,091       79,545
2000 Note Purchase Agreement, fixed interest rate of 8.37% ..................    15,000       15,000
2002 Bank Credit Agreement, variable interest rate, 2.55%
   at December 31, 2002 .....................................................    30,000            -
1998 Bank Credit Agreement, variable interest rate, 2.46%
   at December 31, 2001 .....................................................         -       50,000
Michigan Revenue Bonds, Series 2000, variable interest rate, 1.70% and 1.75%
   at December 31, 2002 and 2001, respectively ..............................     6,000        6,000
Utah Revenue Bonds, Series 1987, variable interest rate, 1.75% and 2.00%
   at December 31, 2002 and 2001, respectively ..............................     5,300        5,300
Term Note payable, variable interest rate, 3.94% and 4.64%
   at December 31, 2002 and 2001, respectively ..............................     1,375        2,000
Deferred payments, fixed interest rate of 6.00% .............................       777        1,511
Promissory Notes, fixed interest rate of 7.00% ..............................       290        1,448
Note Payable, fixed interest rate of 8.38% ..................................         -        2,167
Other .......................................................................     9,363       12,600
                                                                               ---------------------
                                                                                222,196      255,571
Less current installments (included in notes payable) .......................     9,122       12,493
                                                                               ---------------------
                                                                               $213,074     $243,078
                                                                               =====================

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

Installments due during the next five years are as follows: $9,122, $14,578, $47,082, $17,071 and $16,732 in 2003 through 2007, respectively.

In 1999, the Company entered into a long-term Note Purchase Agreement with five insurance companies for $80,000 at fixed interest rates of 7.75 percent to 7.85 percent. Of the total proceeds, $50,000 is due in annual installments of $4,545 from August 1, 2004 to August 1, 2014 and $30,000 is due on August 1, 2009.

In 1996, the Company entered into a long-term Note Purchase Agreement with three insurance companies for $85,000 at fixed interest rates of 7.70 percent to 7.88 percent. Of the total proceeds, $60,000 is due in annual installments of $5,455 from July 1, 2001 to July 1, 2011 and $25,000 is due in annual installments of $3,571 from July 1, 2005 to July 1, 2011.

In 2000, the Company entered into a long-term Note Purchase Agreement with one insurance company for $15,000 at a fixed interest rate of 8.37 percent due in annual installments of $2,143 from February 28, 2004 to February 29, 2010.

On June 18, 2002, the Company entered into a Bank Credit Agreement to borrow up to $130,000 in either United States Dollars or certain European currencies. Borrowings bear interest at either a) an overnight base rate equal to the higher of the prime rate of the agent bank or the federal funds rate plus .5 percentage points, b) a rate equal to the effective interbank rate plus a margin ranging from 1.00 to 1.50 percentage points based on the consolidated Leverage Ratio, as defined, or c) at a rate and term negotiated between the agent bank and the Company, as applicable. Borrowings outstanding under the 2002 Bank Credit Agreement at December 31, 2002 were $30,000 with an interest rate of 2.55 percent. However, the Company utilizes interest rate swap agreements which effectively converted the variable rate borrowings under the 2002 Bank Credit Agreement to an average fixed rate of 7.78 percent. The 2002 Bank Credit Agreement expires on June 30, 2005. The Company is required to pay a fee on unborrowed amounts of the facility ranging from .20 to .325 percentage points based on its consolidated Leverage Ratio. In connection with this Bank Credit Agreement, the 1998 Bank Credit Agreement and the 2000 Bank Credit Agreement were terminated.

The Michigan Strategic Fund Variable Rate Demand Limited Obligation Revenue Bonds, Series 2000, were issued to finance the acquisition and installation of machinery and equipment at an engineered fasteners and components segment manufacturing facility in Canton, Michigan and are to be repaid on February 1, 2010. The Bonds are collateralized by a bank letter of credit. In 2002 and 2001, the average interest rate was 1.55 percent and 2.81 percent, respectively.

The Utah Industrial Development Revenue Bonds, Series 1987, were issued to finance the acquisition and improvement of an aerospace fasteners and components segment manufacturing facility in Salt Lake City, Utah and are due in 2012. The Bonds are collateralized by a first mortgage on the facility and a bank letter of credit. In 2002 and 2001, the average interest rate was 1.58 percent and 2.85 percent, respectively.

In connection with the 2001 acquisition of AAA Aircraft Supply Co., Inc., the Company and a group of investors entered into an agreement to borrow $3,000 from a commercial bank to partially finance the transaction. The note bears interest at a variable rate plus a margin of 2.50 percentage points. The average interest rate for 2002 and 2001 was 4.29% and 6.42%, respectively. The note is payable in monthly installments of $63 plus interest and will be paid in full in October, 2004. The note is collateralized by the assets of AAA Aircraft Supply, LLC.

As part of the 1998 acquisition of SPS Technologies Waterford Company (formerly, Terry Machine Company), the Company assumed a note payable to a commercial bank in the amount of approximately $4,300. This note bears interest at a fixed rate of 8.38 percent and was payable in monthly installments of $73 (including interest) until September, 2002. The final installment of $1,700 was paid on September 11, 2002. In addition, the former stockholders of the Terry Machine Company agreed to accept deferred

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

payments for a portion of the purchase price aggregating $4,000. The Company has discounted this liability using a 6.0 percent rate. These amounts are payable in annual installments of $800 until June 30, 2003.

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

The Company is subject to a number of restrictive covenants under its various debt agreements. Covenants associated with the Bank Credit Agreement are generally more restrictive than those of the Note Purchase Agreements. The following significant covenants are currently in place under the Bank Credit
Agreement: maintenance of a consolidated debt-to-total capitalization (shareholders' equity plus total debt) ratio of not more than 50 percent, maintenance of a consolidated net worth of at least $282,148 plus 50 percent of consolidated net income for quarters ended after December 31, 2001 and maintenance of a Consolidated Fixed Charge Coverage Ratio, as defined, of not less than 1.25 to 1 for the prior four consecutive fiscal quarters as measured at the end of each quarter. The Company and the Bank Group entered into an amendment dated September 26, 2002, which permitted a relaxation in the hurdle for the Consolidated Fixed Charge Coverage Ratio for the fiscal quarters ending September 30, 2002 and December 31, 2002, from 1.25 to 1 to 1.10 to 1. A similar amendment was agreed with the holders of the Company's Note Purchase Agreements. Under the Note Purchase Agreements, restricted payments, which include all dividends and purchases or retirements of capital stock, made by the Company may not exceed $40,000 plus 50 percent of consolidated net income (or minus 100 percent of the consolidated net loss) from January 1, 1999 to the date of the restricted payment. As of December 31, 2002, the amount of retained earnings available for future restricted payments is $87,000. Certain of the Company's debt agreements contain cross default and cross acceleration provisions. At December 31, 2002, the Company was in compliance with all covenants. As of December 31, 2002, under the terms of the existing credit agreements, the Company is permitted to incur an additional $122,000 in debt.

14. COMMITMENTS AND CONTINGENCIES

Leases
Certain of the Company's operations are conducted from leased facilities, all of which are under operating leases which expire over the next 10 years. The Company also has operating leases covering certain machinery and equipment. Substantially all leases provide for the Company to pay operating expenses. Rental expense incurred was $14,492, $11,882 and $9,895 in 2002, 2001 and 2000,
respectively.

At December 31, 2002, the future minimum annual rentals on non-cancelable leases which have initial or remaining terms of more than one year aggregated $78,636. The minimum payments over the next five years are as follows: $13,769, $13,244, $12,091, $10,555 and $6,275 in 2003 through 2007, respectively. During 2001, the
Company sold machinery and equipment with a book value of $15,166 for $20,000 and leased the equipment back under a five year operating lease. The gain on the transaction was deferred and is being amortized over the lease term. If the lease is terminated and the Company chooses to retain the equipment, the Company must pay the purchase option price. If the lease is terminated and the lessor disposes of the equipment, then the Company must pay any shortfall of the sales proceeds up to the residual value guarantee to the lessor. The purchase option price and minimum residual value guarantee related to this lease are $8.0 million and $2.0 million, respectively.

Environmental
The Company has been identified as a potentially responsible party by various federal and state authorities for clean up or removal of waste from various disposal sites. At December 31, 2002, the Company had an accrued liability of $2,600 for environmental remediation which represents

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

management's best estimate of the undiscounted costs related to environmental remediation which are considered probable and can be reasonably estimated. The Company has not included any insurance recovery in the accrued environmental liability. The measurement of the liability is evaluated quarterly based on currently available information. Management believes the overall costs of environmental remediation will be incurred over an extended period of time. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially affected. Management does not anticipate that its consolidated financial condition will be materially affected by environmental remediation costs in excess of amounts accrued.

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

On April 29, 2002, in the case of Brookover v. Flexmag Industries, Inc., an Ohio Appeals Court affirmed a trial court judgment against one of the Company's subsidiaries, resulting from a workplace injury claim in 1997. On June 17, 2002 the Company settled its portion of the claim for $2,150 ($1,328 after tax or $0.10 per share).

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The Company reports the components of comprehensive income (loss), total comprehensive income (loss) and total accumulated other comprehensive income
(loss) in the Statements of Consolidated Shareholders' Equity. The income tax effects and accumulated balances for each component of comprehensive income
(loss) are as follows:

                                                                                                  Total
                                                         Cumulative     Fair        Minimum       Other
                                                        Translation   Value of      Pension    Comprehensive
                                                        Adjustments  Derivatives   Liability   Income (Loss)
                                                        -----------------------------------------------------
December 31, 1999 ................................      $ (18,379)    $     -     $   (732)     $(19,111)

Amounts arising during year .....................          (7,740)          -           21        (7,719)
Deferred income tax effects .....................               -           -           (7)           (7)
                                                        -----------------------------------------------------
December 31, 2000 ...............................         (26,119)          -         (718)      (26,837)

Amounts arising during year .....................          (5,651)     (3,410)     (23,269)      (32,330)
Deferred income tax effects .....................               -         983        7,775         8,758
Cumulative accounting changes -
   Gross ........................................               -          89            -            89
Cumulative accounting changes -
   Deferred income tax effects ..................               -         161            -           161
                                                        -----------------------------------------------------
December 31, 2001 ...............................         (31,770)     (2,177)     (16,212)      (50,159)

Amounts arising during year .....................          11,173        (949)     (40,905)      (30,681)
Deferred income tax effects .....................               -         367       13,284        13,651

Reclassification adjustments ....................           7,516         900            -         8,416
Deferred income tax effects .....................               -        (315)           -          (315)
                                                        -----------------------------------------------------
December 31, 2002 ...............................        $(13,081)    $(2,174)    $(43,833)     $(59,088)
                                                        =====================================================

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

16. INCOME TAXES

The components of the provision (benefit) for income taxes were as follows:

                                                 2002         2001        2000
                                               ---------------------------------
Currently payable:
   United States
   Federal .................................   $(3,008)     $5,050      $ 8,246
   State and local .........................       655         911        1,163
   Non-United States .......................       473         961        3,672
                                               ---------------------------------
                                                (1,880)      6,922       13,081
                                               ---------------------------------
Deferred:
   United States
   Federal .................................     5,667       1,660        4,726
   State and local .........................       129          80          395
   Non-United States .......................      (636)      1,138        1,498
                                             ---------------------------------
                                                 5,160       2,878        6,619
                                               ---------------------------------

                                               $ 3,280      $9,800      $19,700
                                               =================================

The income tax benefits of employee stock option compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes which were credited to additional paid-in capital were $639 in 2002, $1,895 in 2001 and $1,930 in 2000.

The components of earnings before income taxes were as follows:

                                                 2002        2001         2000
                                               --------------------------------
United States ..............................   $10,627     $21,440      $44,174
Non-United States ..........................    (1,267)      9,930       19,905
                                               --------------------------------

                                               $ 9,360     $31,370      $64,079
                                               ================================

The components of the deferred income tax asset (liability) on the Consolidated Balance Sheets were as follows:

                                                            2002        2001
                                                          -------------------
Inventory .......................................         $ 7,820      $6,852
Pension benefits ................................          15,506       1,418
Post-retirement benefits
   other than pensions ..........................           3,380       3,657
Other employee benefits
   and compensation .............................          10,437      11,643
Accrued expenses ................................           3,039       2,010
Net operating loss
   carryforwards ................................           4,470       4,682
Capital loss
   carryforwards ................................           3,252       1,043
Valuation allowances ............................         (10,103)     (8,089)
                                                         --------------------
   Deferred income
     tax asset ..................................          37,801      23,216
                                                         --------------------
Depreciation ....................................         (28,064)    (24,333)
Intangibles .....................................          (6,530)     (3,465)
Other, net ......................................          (1,852)     (1,618)
                                                          -------------------
   Deferred income
     tax liability ..............................         (36,446)    (29,416)
                                                          -------------------
Net deferred income tax
   asset (liability) ............................         $ 1,355     $(6,200)
                                                          ===================

At December 31, 2002 the Company had net operating loss (NOL) carryforwards available in Brazil of $7,700, England of $2,200, Australia of $1,500, Luxembourg of $500, China of $800, Hong Kong of $300 and France of $800. In 2006, $400 of the NOL in France expires. In 2007, the remaining $400 of the NOL in France and the full $800 of the NOL in China expires. All other NOLs can be carried forward indefinitely with no expiration dates. The NOL carryforward available in England relates to operating losses of a business acquired in 1998. These losses must be used to offset future taxable income of the acquired business and are not available to offset taxable income of other subsidiaries located in England. The Company also has capital loss carryforwards of $2,200 available in England with no expiration dates and capital loss carryforwards of $7,400 available in the United States that expire in 2007. These capital losses must be used to offset future capital gains and are not available to offset taxable operating income. The valuation allowances at

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

December 31, 2002 and 2001 relate to the deferred income tax assets for the capital loss carryforwards and other deferred income tax assets for certain state and non-United States tax jurisdictions. The increase in the valuation allowance for 2002 was $2,014. The valuation allowance was reduced by $1,237 due to changes in currency exchange rates and $375 due to a decrease in the deferred income tax asset as a result of the partial utilization of the capital loss carryforward in England. The valuation allowance was increased by $1,046 due to current year operating losses by certain subsidiaries in Brazil, Luxembourg, China, Hong Kong and France and $2,580 for the current year capital losses incurred in the United States.

The following sets forth the differences between the provision for income taxes computed at the United States federal statutory income tax rate of 35 percent and that reported for financial statement purposes:

                                               2002        2001          2000
                                             ---------------------------------
Provision computed
   at the United States
   federal statutory
   income tax rate ....................      $ 3,276     $10,980      $22,428
Earnings of certain
   subsidiaries taxed
   at different rates .................       (2,139)     (2,390)      (3,195)
State income tax,
   net of federal benefit .............          510         644        1,136
Non-deductible goodwill
   amortization expense ...............            -       1,003          916
Tax loss on disposal
   of investment in
   Mexican subsidiary
   in excess of book loss .............       (1,890)          -            -
Losses with no benefit
   provided ...........................        3,626         289          102
Change in valuation
   allowance ..........................         (375)       (357)        (243)
General business credits ..............            -         (40)        (158)
Other, net ............................          272        (329)      (1,286)
                                             ---------------------------------
Provision for income
   taxes ..............................      $ 3,280     $ 9,800      $19,700
                                             =================================

United States income taxes have not been provided on unremitted earnings of certain subsidiaries located outside the continental United States of approximately $64,900 because, in management's opinion, such earnings have been indefinitely reinvested in these operations, will be remitted in a tax-free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits. It is not practical to determine the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these non-United States subsidiaries.

17. RETIREMENT PLANS AND OTHER BENEFITS

The Company sponsors a number of defined contribution plans. Participation in these plans is available to substantially all United States salaried and hourly employees and certain employees in England. Participants may make voluntary pre-tax or after-tax contributions to the plan up to 50 percent of their compensation. Primarily, the Company contributes a percentage of the employees' contributions to the plans. However, certain subsidiaries contribute a fixed percentage of the employees' compensation. The Company's contribution expense for these plans was $2,859 in 2002, $2,815 in 2001 and $1,264 in 2000. The
increase in the expense for 2001 compared to 2000 is attributed to employees of certain recently acquired businesses starting their participation in the Company's defined contribution plans on January 1, 2001.

The Company sponsors a number of defined benefit pension plans covering a majority of its employees and a defined benefit plan covering non-employee directors. The benefits of such plans are based primarily on years of service and compensation. Plan assets consist principally of common stocks, pooled equity funds, corporate bonds and United States Government obligations. At December 31, 2002 and 2001, the plans' assets included 394,264 and 398,264 shares of the Company's common stock with fair values of $9,364 and $13,907, respectively. There were no dividends received from Company stock for the years ended December 31, 2002, 2001 and 2000.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The following provides a reconciliation of benefit obligations, plan assets, funded status and the amounts recognized in the Consolidated Balanced Sheets for these plans at December 31, 2002 and 2001:

                                                            2002       2001
                                                        ---------------------
Change in benefit obligation:
   Benefit obligation at
     January 1 ..................................        $184,923    $171,071
   Service cost .................................           7,953       7,925
   Interest cost ................................          12,285      11,309
   Plan participants'
     contributions ..............................             919         853
   Amendments ...................................              17         972
   Actuarial loss (gain) ........................          10,807       4,935
   Benefits paid ................................         (16,281)    (10,838)
   Foreign currency
     exchange rate
     changes ....................................          12,203      (1,304)
                                                        ---------------------
   Benefit obligation
     at December 31 .............................        $212,826    $184,923
                                                        =====================

Change in plan assets:
   Fair value of plan
     assets at
     January 1 ..................................        $148,532    $168,400
   Actual return on
     plan assets ................................         (23,363)    (16,558)
   Employer
     contributions ..............................           8,048       9,241
   Plan participants'
     contributions ..............................             919         853
   Benefits paid ................................         (16,281)    (10,838)
   Foreign currency
     exchange rate
    changes .....................................          7,908      (2,566)
                                                        ---------------------
   Fair value of plan assets
     at end of year .............................        $125,763    $148,532
                                                        =====================

                                                            2002       2001
                                                        ---------------------
Reconciliation of funded status:
   Funded status ................................        $(87,063)   $(36,391)
   Unrecognized net
     actuarial loss
     (gain) .....................................          98,459      50,782
   Unrecognized prior
     service cost (gain) ........................          (1,472)     (1,719)
   Unrecognized transition
     obligation (asset) .........................            (664)     (1,064)
                                                        ---------------------
   Net pre-tax amount
     recognized .................................         $ 9,260    $ 11,608
                                                        =====================

Amounts recognized in the Consolidated Balance
   Sheets consist of:
   Prepaid benefit cost .........................        $ 14,394    $ 15,643
   Noncurrent benefit
     plan liability .............................         (73,170)    (31,929)
   Intangible asset .............................           2,774       3,537
   Accumulated other
     comprehensive
     income .....................................          65,262      24,357
                                                        ---------------------
   Net pre-tax amount
     recognized .................................          $9,260    $ 11,608
                                                        =====================

The plans which have accumulated obligations in excess of plan assets have an obligation of $212,826 and assets of $125,763 and are therefore under funded by $87,063 at December 31, 2002.

The assumptions used as of December 31, 2002, 2001 and 2000, in determining the net pension cost and net pension liability for United States plans were as follows:

                                               2002        2001        2000
                                              ------------------------------
Discount rate .........................       6.75%       7.25%        7.60%
Rate of return on
   plan assets ........................       8.50%       9.50%        9.50%
Rate of future
   compensation
   increase ...........................       4.50%       4.50%        4.50%

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The assumptions used in determining the net pension cost and pension liability for non-United States pension plans were based on the economic environment of each applicable country. The assumed discount rate was 5.5 percent, the assumed rate of future compensation increase was 3.5 percent and the range for the assumed rate of return on plan assets was 6.5 to 7.0 percent.

The components of the net periodic pension cost incurred were as follows:

                                                            2002        2001         2000
                                                          ---------------------------------
Net periodic pension
   cost (income):
   Service cost .................................         $ 7,953     $ 7,925      $ 7,575
   Interest cost ................................          12,285      11,309       11,313
   Expected return
     on plan assets .............................         (12,211)    (13,856)     (13,472)
   Amortization of
     prior service
     cost (gain) ................................            (627)       (499)        (575)
   Amortization of transition
     obligation (asset) .........................            (488)       (468)        (460)
   Amortization of
     net actuarial
     loss (gain) ................................           2,738         318          783
                                                          --------------------------------
   Net periodic
     pension cost ...............................           9,650       4,729        5,164
   Curtailment and
     settlement expense .........................           1,638       1,553        1,852
                                                          --------------------------------
   Total expense ................................         $11,288     $ 6,282      $ 7,016
                                                          ================================

In 2002, a curtailment expense of $1,638 was recognized due to termination of employees' services earlier than expected at plants affected by the Company's 2002 restructuring plan. In 2001, a curtailment expense of $1,553 was recognized due to termination of employees' services earlier than expected at plants affected by the Company's 2001 restructuring plan. In 2000, a settlement expense of $1,852 was recognized due to the level of participation in the Company's early retirement window with special termination benefits offered to plan participants in 2000.

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

An assumed discount rate of 6.75 percent and 7.25 percent was used to determine the accumulated postretirement benefit obligation at December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

The following provides a reconciliation of benefit obligations and funded status of these plans at December 31, 2002 and 2001:

                                                             2002       2001
                                                          --------------------
Change in benefit
   obligation:
   Benefit obligation
   at January 1 .................................         $ 7,172    $  9,236
   Service cost .................................             121         162
   Interest cost ................................             533         587
   Plan participants'
     contributions ..............................             118         145
   Plan amendments ..............................               -      (1,199)
   Actuarial loss (gain) ........................           1,036        (727)
   Benefit payments .............................            (934)     (1,032)
                                                          --------------------
   Benefit obligation
     at December 31 .............................         $ 8,046    $  7,172
                                                          ====================

Reconciliation of
   funded status:
   Funded status ................................         $(8,046)   $ (7,172)
   Unrecognized net actuarial
     loss (gain) ................................           1,084          48
   Unrecognized prior
     service cost (gain) ........................          (2,693)     (3,326)
                                                          --------------------
   Noncurrent benefit
     plan obligation ............................         $(9,655)   $(10,450)
                                                          ====================

The components of the net periodic postretirement benefit cost incurred were as follows:

                                                   2002        2001        2000
                                                  ------------------------------
Net periodic benefit cost (income):
   Service cost                                   $121        $162         $201
   Interest cost                                   533         587          669
   Amortization of prior
     service cost (gain)                          (633)       (531)        (531)
                                                  ------------------------------
   Net periodic
     benefit cost                                 $ 21        $218         $339
                                                  ==============================

An 8.0% percent annual rate of increase in the per capita costs of covered health care benefits was assumed for 2002. Increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 2002 by $73 and change the aggregate of the service and interest components of net periodic postretirement benefit cost for 2002 by $7.

18. STOCK-BASED COMPENSATION

The Company grants stock options under the 1988 Long Term Incentive Stock Plan which continues to the year 2009. Under the plan, the Company may grant up to an aggregate of 4,155,000 shares in either stock options (fixed price or variable price) or restricted shares to officers and key employees. Also, non-employee directors may elect to receive discounted price options in lieu of all or a portion of their annual retainer fee. The number of such options, if this method of payment is elected by a director, is based upon market value of the Company's common stock at date of the grant. The Company also granted 23,000 and 37,000 stock options in 2001 and 2000, respectively, to certain employees pursuant to contractual agreements negotiated at the time of the employee's initial hire. These options were not granted under the 1988 Long Term Incentive Stock Plan. The exercise price of fixed price options is determined based on the market value of the Company's common stock on date of the grant. Discounted price options are granted at par value of the common stock on date of the grant. The maximum term of all options is 10 years. Fixed price options granted vest over a five-year period and discounted price options granted vest after one year.

The weighted-average fair value of options granted per share was $15.08, $21.81 and $14.78 in 2002, 2001 and 2000, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants were as follows: expected volatility of 36 percent in 2002, 34 percent in 2001 and 33 percent in 2000, expected option life of six years in 2002, 2001 and 2000, and no expected dividend payments over the life of the option. The expected weighted-average risk-free interest rates of 4.8 percent in 2002, 5.1 percent in 2001 and 6.8 percent in 2000 were used.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

A table illustrating the effect on net income and earnings per share as if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation" is presented in Note 1 to the financial statements.

At December 31, 2002, 100 individuals held options to purchase an aggregate of 1,101,405 shares (fixed 1,082,261; discounted 19,144). No variable price options were outstanding at December 31, 2002.


Additional information about options outstanding at December 31, 2002 is as follows:

                                                                   Options Outstanding             Options Exercisable
                                                          ---------------------------------------- --------------------
                                                                                      Weighted-
                                                                         Weighted-     Average                 Weighted-
                                                                          Average     Contractual               Average
   Exercise Price                                         Number of       Exercise      Life       Number of    Exercise
       Range                                               Shares          Price       (years)      Shares        Price
--------------------------------------------------------------------------------------------------------------------------
   $.50 (Discounted)                                       19,144           $.50         4.9         17,200        $.50
   $10.81-$14.22                                           83,642          13.31         1.8         83,642       13.31
   $19.75-$27.00                                           75,732          26.49         3.0         75,732       26.49
   $30.97-$45.59                                          750,188          36.88         6.5        414,338       37.67
   $46.74-$54.81                                          172,699          50.81         8.0         49,895       51.04
                                                        ---------                                   -------
                                                        1,101,405                                   640,807
                                                        =========                                   =======

Changes in shares under option were as follows:

                                                          2002                       2001                       2000
                                                 ------------------------   -------------------------   ------------------------
                                                                Weighted-                   Weighted-                 Weighted-
                                                                Average                      Average                   Average
                                                                Exercise                    Exercise                   Exercise
                                                   Shares        Price        Shares         Price        Shares         Price
                                                 ------------------------   -------------------------   ------------------------
Options outstanding at
   beginning of year .......................     1,052,754       $34.64     1,086,026        $29.30      1,149,108       $26.65
Additions (deductions):
   Options granted .........................       156,444        34.01       172,376         50.37        162,125        32.13
   Options exercised .......................       (80,992)       14.04      (185,548)        17.34       (208,507)       16.04
   Options expired or terminated ...........       (26,801)       40.43       (20,100)        40.83        (16,700)       39.35
                                                 ---------                  ---------                    ---------
Options outstanding at
   end of year .............................     1,101,405        35.93     1,052,754         34.64      1,086,026        29.30
                                                 =========                  =========                    =========
Options exercisable at
   end of year .............................       640,807        33.21       560,778         28.35        571,800        22.61
Shares available for future
   option grants and stock
   awards ..................................       329,475                    232,964                      125,632


NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

Under the 1988 Long Term Incentive Stock Plan, the Company has issued 55,824 restricted shares, net of cancellations. Of this amount, 3,882 and 490 restricted shares were granted in 2002 and 2001, respectively. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2002, 11,806 shares issued remain subject to restrictions under this plan.

Under the 2000 Restricted Stock Award Plan, the Company may grant up to an aggregate of 100,000 restricted shares. Under this plan, the Company has issued 12,439 restricted shares, net of cancellations. Of this amount, 1,761 were granted in 2002 and 10,751 were granted in 2000. Shares granted become free of any restrictions at a rate of 20 percent per year or in full upon retirement. As of December 31, 2002, 7,307 shares issued remain subject to restrictions under this plan.


19. EARNINGS PER SHARE

Basic earnings per common share is calculated using the weighted average shares of common stock outstanding, while diluted earnings per common share reflects the potential dilution that could occur if stock options were exercised. Earnings per share are computed as follows:

                                                           2002           2001          2000
                                                      -----------------------------------------
Net earnings .....................................    $     6,080    $    21,570    $    44,379
                                                      =========================================
Weighted average shares of common
   stock outstanding used to compute basic
   earnings per common share .....................     13,128,792     13,015,748     12,691,781
Additional common shares to be
   issued assuming exercise of stock options,
   net of shares assumed reacquired ..............         85,377        209,389        279,067
                                                      -----------------------------------------
Shares used to compute dilutive effect of
   stock options .................................     13,214,169     13,225,137     12,970,848
                                                      =========================================

Basic earnings per common share ..................    $      0.46    $      1.66    $      3.50
                                                      =========================================

Diluted earnings per common share ................    $      0.46    $      1.63    $      3.42
                                                      =========================================



Options to purchase 360,031 shares of common stock at a weighted-average price of $44.40 per share were outstanding during 2002 but were not included in the computation of diluted EPS in 2002 because the options' exercise price was greater than the average market price of the common shares. These options expire on various dates between December 17, 2007 and July 31, 2011.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

20. PREFERRED STOCK PURCHASE RIGHTS

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

21. FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                                  2002
                                                         --------------------
                                                          Carrying      Fair
                                                           Amount      Value
                                                         --------------------
Cash and cash
   equivalents ..................................        $ 75,982    $ 75,982
Long-term debt, including
   current portion ..............................        (222,196)   (256,625)
Interest rate swaps .............................          (4,565)     (4,565)
Forward exchange
   contracts ....................................             318         318

                                                                  2001
                                                         --------------------
                                                          Carrying      Fair
                                                           Amount      Value
                                                         --------------------
Cash and cash
   equivalents ..................................        $ 59,948    $ 59,948
Long-term debt, including
   current portion ..............................        (255,571)   (275,687)
Interest rate swaps .............................          (2,968)     (2,968)
Forward exchange
   contracts ....................................            (352)       (352)

The methods and assumptions used to estimate the fair value of each class of financial instruments and additional information related to these financial instruments are as follows:

Cash and Cash Equivalents
The carrying amount approximates fair value because of the short maturity of these instruments.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

Long-Term Debt
The fair value of fixed rate long-term debt was estimated at the discounted amount of future cash flow using the Company's year-end incremental rate of borrowing for similar debt. The fair value of variable rate debt approximates its carrying value.

Interest Rate Swaps
The fair values of the interest rate swap agreements are the estimated amounts that the banks would receive or pay to terminate the swap agreements at December 31, 2002 and 2001. The notional principal amounts of interest rate swap agreements outstanding were $50,726 and $50,770 at December 31, 2002 and 2001, respectively. In November 2000, the Company entered into interest rate swap agreements which effectively converted $30,000 of its variable rate obligations to an average fixed rate of 7.78 percent. The 2000 agreements expire in November 2005. In November 1998, the Company entered into interest rate swap agreements which effectively converted $20,000 of its variable rate obligations to an average fixed rate of 6.36 percent. The 1998 agreements expire in November 2003. As part of a 2001 business acquisition, the Company acquired an interest rate swap agreement which effectively converts a variable rate mortgage obligation to an average fixed rate of 7.99 percent. At December 31, 2002 and 2001, the notional principle amount of the swap related to this mortgage obligation was $726 and $770, respectively. This agreement expires in May 2009. The maximum remaining length of time of the interest rate swaps currently in place as of December 31, 2002 is approximately 6.4 years. Because the Company has repaid the underlying debt related to the 1998 agreements (notional amount of $20,000) and the acquired mortgage obligation (notional amount of $726), these derivatives are no longer considered effective. In 2002, the amounts paid to the counterparties and changes to the fair values of these ineffective derivatives that were recorded in current period earnings as other expense totaled $1,064. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements. The Company does not anticipate nonperformance by the counterparties who are major financial institutions.

Forward Exchange Contracts
At December 31, 2002 and 2001, the Company had $30,000 and $44,967, respectively, of foreign currency forward exchange contracts outstanding. These contracts are primarily in British pounds, Euros and Canadian dollars and mature within 30 days. The fair value of these contracts which represents the amount to be exchanged if the existing contracts were settled at December 31, 2002, was not material. In addition, the Company has entered into a series of foreign currency forward exchange contracts to buy certain foreign currencies each month over a future period of time at the forward exchange rate at the time of the contract. At December 31, 2002, the Company had forward exchange contracts to purchase $4,878 of foreign currencies (British pounds) with maturities ranging from March 31, 2003 to December 31, 2003 with a weighted average maturity of 224 days. The maximum remaining length of time of the foreign currency forward exchange contracts currently in place as of December 31, 2002 is approximately one year. Of the amount reported in accumulated other comprehensive income at December 31, 2002, the Company estimates that $318 of gains are expected to be reclassified into cost of goods sold to reflect the fixed exchange rates obtained from hedging within the next twelve months. Gains and losses recognized in earnings related to the ineffectiveness of forward exchange contracts designated as cash flow hedges were immaterial for the years ended December 31, 2002 and 2001. The fair value of these additional foreign currency forward exchange contracts have been estimated by valuing the net position of the contracts using the applicable spot rates and forward rates as of the reporting dates. The Company is exposed to credit loss in the event of nonperformance by the counterparties to all foreign currency forward exchange contracts. The counterparties of all exchange contracts are major financial institutions, therefore, management anticipates full performance.

Standby Letters of Credit
At December 31, 2002 and 2001, the Company had outstanding letters of credit of $22,400 and $17,762, respectively. The letters of credit typically act as a guarantee of payment to certain third parties in accordance with specified terms and conditions. The payments are for liabilities of the Company that are recorded on the consolidated balance sheet.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

22. RESEARCH AND DEVELOPMENT

Research and development costs incurred were $6,071, $8,401 and $7,319 for 2002, 2001 and 2000, respectively.

23. SEGMENTS AND RELATED INFORMATION

The Company has five business groups which have separate management teams that report operating results regularly that are reviewed by the chief operating decision makers of the Company. Certain business groups have been aggregated into the same reportable segment because they have similar products and services, production processes, types of customers and distribution methods and their long-term financial performance is affected by similar economic conditions.

The Company has four reportable segments: Aerospace Fasteners and Components, Engineered Fasteners and Components, Specialty Materials and Alloys and Magnetic Products. The Aerospace Fasteners and Components segment produces aerospace fasteners and components for critical applications in the aerospace market. The Engineered Fasteners and Components segment consists of two business groups which produce precision fasteners, components and tools for critical applications in the automotive and industrial machinery markets. The Specialty Materials and Alloys segment produces specialty metals, superalloys and wax blends for aerospace, industrial gas turbine and medical applications. The Magnetic Products segment produces magnetic materials and products used in automotive, reprographic, computer and advertising specialty markets.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective segments. No single customer or group under common control represented 10% or more of the Company's net sales during 2002, 2001 and 2000.

For geographic area disclosure purposes, the Company considers property, plant and equipment and other assets, as disclosed in the Consolidated Balance Sheets, to be long-lived assets. The other geographic areas consist principally of Australia, Canada, China, France, Italy, Japan, Mexico and Singapore.

NOTES TO CONSOLIDATED FINANCIAL

(Thousands of dollars, except share data)

Segments Information

                                                           2002        2001         2000
                                                         ---------------------------------
Net sales:
   Aerospace Fasteners and
     Components .................................        $306,074    $352,859     $303,908
   Engineered Fasteners and
     Components .................................         292,496     278,948      303,037
   Specialty Materials and Alloys ...............         122,604     166,709      127,424
   Magnetic Products ............................         109,136     119,590      138,383
                                                         ---------------------------------
   Net sales ....................................        $830,310    $918,106     $872,752
                                                         =================================
Operating earnings:
   Aerospace Fasteners and
     Components .................................        $ 23,133    $ 35,106     $ 36,830
   Engineered Fasteners and
     Components .................................             971       7,861       25,108
   Specialty Materials and Alloys ...............          16,043      16,509       17,376
   Magnetic Products ............................             900       4,196       15,434
   Unallocated Corporate Costs ..................         (12,516)    (12,500)     (11,360)
                                                         ---------------------------------
   Operating earnings ...........................        $ 28,531    $ 51,172     $ 83,388
                                                         =================================

Total assets:
   Aerospace Fasteners and
     Components .................................        $315,570    $306,210     $294,675
   Engineered Fasteners and
     Components .................................         269,724     281,621      306,034
   Specialty Materials and Alloys ...............          92,214     101,508       76,806
   Magnetic Products ............................         105,029     105,717      109,919
   Corporate assets, principally cash ...........          56,078      55,723       23,088
                                                         ---------------------------------
Total assets ....................................        $838,615    $850,779     $810,522
                                                         =================================

Depreciation and Amortization and Capital Additions

                                                            Depreciation and Amortization             Capital Additions
                                                          --------------------------------     --------------------------------
                                                            2002        2001        2000         2002         2001       2000
                                                          --------------------------------     --------------------------------
Aerospace Fasteners and
   Components ...................................         $11,729     $13,357      $12,976     $ 5,970      $15,599     $11,640
Engineered Fasteners and
   Components ...................................          10,068      13,085       13,248       5,726       13,786      15,067
Specialty Materials and Alloys ..................           2,991       3,974        2,941       6,933        9,395       2,880
Magnetic Products ...............................           5,496       7,259        7,571       2,286        3,484       2,398
                                                          --------------------------------     --------------------------------
Total ...........................................         $30,284     $37,675      $36,736     $20,915      $42,264     $31,985
                                                          ================================     ================================


Notes to Consolidated Financial

(Thousands of dollars, except share data)

Geographic Areas

                                                            2002       2001         2000
                                                         ---------------------------------
Net sales:
   United States ................................        $627,822    $698,454     $654,832
   England and Ireland ..........................         123,921     145,342      159,533
   Brazil .......................................          19,723      21,936       22,675
   Other ........................................          58,844      52,374       35,712
                                                         ---------------------------------
Net sales .......................................        $830,310    $918,106     $872,752
                                                         =================================

Long-lived assets:
   United States ................................        $335,417    $350,249     $347,475
   England and Ireland ..........................          87,438      88,196       97,538
   Brazil .......................................           5,022       7,159        7,257
   Other ........................................          20,861      11,897        8,641
                                                         ---------------------------------
Total long-lived assets .........................        $448,738    $457,501     $460,911
                                                         =================================

REPORT OF INDEPENDENT ACCOUNTANTS

The Shareholders and Board of Directors
SPS Technologies, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of SPS Technologies, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".


/s/ PricewaterhouseCoopers LLP
--------------------------------
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 12, 2003

REPORT OF MANAGEMENT


To the Shareholders of SPS Technologies, Inc.:

The accompanying consolidated financial statements of SPS Technologies, Inc. and subsidiaries have been prepared by management who are responsible for their integrity and objectivity. The statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include amounts based on management's best estimates and judgments. Financial information elsewhere in this Annual Report is consistent with that in the financial statements.

Management has established and maintains a system of internal control designed to provide reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected within a timely period. In addition, management also has established and maintains a system of disclosure controls designed to provide reasonable assurance that information required to be disclosed is accumulated and reported in an accurate and timely manner. The systems of internal control and disclosure control include widely communicated statements of policies and business practices which are designed to require all employees to maintain high ethical standards in the conduct of Company affairs. The internal controls and disclosure controls are augmented by organizational arrangements that provide for appropriate delegation of authority and division of responsibility and by a program of internal audit with management follow-up.

The financial statements have been audited by PricewaterhouseCoopers, LLC independent certified public accountants. Their audit was conducted in accordance with auditing standards generally accepted in the United States of America and included a review of internal controls and selective tests of transactions. The Report of Independent Accountants appears in this Annual Report.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically with the independent certified public accountants, management and internal auditors to review accounting, auditing, internal accounting controls, and financial reporting matters. The independent certified public accountants and the internal auditors have free access to this committee without management present.



   Charles W. Grigg           John S. Thompson            William M. Shockley
      Chairman           Chief Executive Officer and      Vice President and
                                  President             Chief Financial Officer