Form 10-K, Exhibit 13
period 2002-12-31
SPS TECHNOLOGIES INC
filed 2003-03-21
CIK 93444

SUMMARY OF QUARTERLY RESULTS

(Unaudited)

(Thousands of dollars, except share data)

                                                                        Quarter Ended
                                                         -----------------------------------------------
                                                           March        June      September    December
                                                            31           30          30           31
                                                         -----------------------------------------------
2002
-----
Net sales .......................................        $208,053    $215,605     $205,125    $201,527
Gross profit ....................................          35,399      38,127       34,850      33,852
Net earnings (loss) .............................           3,090       5,590       (6,310)      3,710
Basic earnings (loss) per common share ..........            0.24        0.42        (0.48)       0.28
Diluted earnings (loss) per common share ........            0.23        0.42        (0.48)       0.28

2001
----
Net sales .......................................        $239,156    $239,386     $231,824    $207,740
Gross profit ....................................          49,704      49,590       43,003      36,832
Net earnings ....................................          11,820       5,610        8,360      (4,220)
Basic earnings (loss) per common share ..........             .92         .43          .64        (.32)
Diluted earnings (loss) per common share ........             .90         .42          .63        (.32)