Form 10-K, Exhibit 13
period 2002-12-31
SPS TECHNOLOGIES INC
filed 2003-03-21
CIK 93444

SELECTED FINANCIAL DATA

(Thousands of dollars, except share data)

                                                           2002        2001         2000        1999         1998
                                                         ----------------------------------------------------------
Net sales .......................................        $830,310    $918,106     $872,752    $787,661     $716,605
Operating earnings ..............................          28,531      51,172       83,388      90,835       79,334
Net earnings ....................................           6,080      21,570       44,379      51,220       44,570
-------------------------------------------------------------------------------------------------------------------
Working capital .................................         231,834     223,316      186,957     190,379      134,027
Total assets ....................................         838,615     850,779      810,522     700,964      607,235
Long-term debt ..................................         213,074     243,078      243,586     201,895      154,010
Property, plant and equipment additions .........          20,915      42,264       31,985      38,161       32,084
-------------------------------------------------------------------------------------------------------------------
Per Common Share Data:
   Basic net earnings ...........................            0.46        1.66         3.50        4.05         3.55
   Diluted net earnings .........................            0.46        1.63         3.42        3.95         3.42
-------------------------------------------------------------------------------------------------------------------