Form 10-K, Exhibit 13
period 2002-12-31
SPS TECHNOLOGIES INC
filed 2003-03-21
CIK 93444

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

INTRODUCTION

The Company's operating earnings decreased compared to the corresponding periods in the prior year, primarily due to lower revenues in three of the Company's four segments compared to last year, particularly in those businesses that serve the aerospace, industrial gas turbine and electronics markets. In September 2002 the Company also recorded restructure and impairment charges in connection with plans to eliminate, consolidate and restructure certain of its operations. The Company expects to realize significant cost savings in connection with these actions. In 2002, the Company also continued to execute various steps of the restructuring plans announced in 2001.

2002 COMPARED TO 2001

Net Sales and Orders
Net sales were $830.3 million in 2002 compared to $918.1 million in 2001, a decrease of $87.8 million, or 9.6 percent. Incoming orders for 2002 were $809.6 million compared to $914.0 million for 2001, an 11.4 percent decrease.

Revenues of the Company's Aerospace Fasteners and Components segment were $306.1 million in 2002 compared to $352.9 million in 2001, a decrease of $46.8 million, or 13.3 percent. Incoming orders for this segment were $285.3 million in 2002 compared to $367.1 million in 2001, a decrease of $81.8 million, or 22.3 percent. The Company is experiencing the impacts of a cyclical downturn in the commercial aerospace industry. Weak demand for air travel resulting in reduced airline flight schedules and poor financial results reported by the major North American airlines have influenced the reduced production schedules announced by commercial aircraft and jet engine manufacturers. The Company expects further weakening of demand for products produced by the Aerospace Fastener and Components segment in 2003.

Revenues of the Company's Specialty Materials and Alloys segment were $122.6 million in 2002 compared to $166.7 million in 2001, a decrease of $44.1 million, or 26.5 percent. Sales of a business sold in 2001 (Lake Erie Design Co., Inc. on December 31, 2001) reduced segment sales in 2002 by $9.8 million compared to 2001. Sales of recently acquired businesses (M. Argueso & Co., Inc. on April 5, 2001 and J.F. McCaughin Co. on October 3, 2001) increased Specialty Materials and Alloys segment sales for 2002 by $5.1 million compared to 2001. Excluding the sales of these recently sold and acquired businesses, sales for this segment decreased $39.4 million, or 27.9 percent, in 2002 compared to 2001. Incoming orders for this segment were $119.0 million in 2002 compared to $156.0 million in 2001, a decrease of $37.0 million, or 23.7 percent. Excluding the orders of the recently sold and acquired businesses, this segment's incoming orders decreased $31.3 million, or 24.0 percent, in 2002 compared to 2001. These lower sales and incoming orders are primarily the result of lower build rates for aerospace and industrial gas turbine engines and lower raw material prices, which benefit customers through lower prices. With leading industrial gas turbine engine manufacturers projecting market demand to remain flat and independent power producers continuing to reduce their capital spending budgets, the Company is expecting further decreases in sales for this segment for 2003. The production expansion project announced in 2001 at the Company's Cannon-Muskegon subsidiary was completed in the fourth quarter of 2002. The new vacuum induction melting furnace has added five million pounds of vacuum melt capacity, an increase of 56 percent. Despite the Company's expectations of lower aerospace and industrial gas turbine engine production in 2003 due to weakening market conditions, the Company completed the expansion program to meet the anticipated long-term demand for this segment's products and to realize improved manufacturing efficiencies.

Sales of the Company's Engineered Fasteners and Components segment were $292.5 million in 2002 compared to $278.9 million in 2001, an increase of $13.5 million, or 4.9 percent. Incoming orders for this segment were $293.3 million in 2002 compared to $280.9 million in 2001, an increase of $12.4 million, or 4.4 percent. Although the industrial markets served by this segment continued to be weak during 2002, revenues in the Company's North American automotive fastener businesses have contributed to the increase in sales and orders. In addition, sales of the Company's formed component business have increased over prior year results. While the Company is encouraged by order rates for its automotive fastener and components business, it remains cautious with respect to the outlook for demand of these products in 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

Revenues in the Magnetic Products segment were $109.1 million in 2002 compared to $119.6 million in 2001, a decrease of $10.5 million, or 8.7 percent. The decreases in sales compared to 2001 result from lower demand from the automotive, general industrial and electronic markets. The Company is encouraged by the increase in incoming orders for products manufactured by the Company's recently established facility in China. Incoming orders for the magnetic products segment were $112.1 million compared to $110.0 million in 2001, an increase of $2.1 million, or 1.9 percent.

Sales originating in the United States, as presented in the geographic area information in Note 23 to the financial statements, decreased $70.6 million, or
10.1 percent, in 2002. This decrease is primarily due to lower sales of aerospace fasteners and components ($26.7 million), specialty materials and alloys ($39.4 million) and magnetic products ($18.8 million), net of an increase in the sale of automotive and industrial fasteners and components ($18.2 million). Sales originating in England and Ireland decreased $21.4 million, or
14.7 percent, primarily due to lower sales of aerospace fasteners and components ($17.8 million) and automotive and industrial fasteners ($3.7 million). Sales originating in the Other areas, as defined in Note 23, increased $6.5 million, or 12.4 percent, primarily due to an increase in sales of magnetic products manufactured by the Company's businesses in China ($7.3 million) and automotive and industrial fasteners manufactured in Australia ($2.2 million), net of a decrease in sales of aerospace products manufactured in France ($1.9 million). Changes in currency exchange rates, particularly an increase in the British Pound Sterling, resulted in an approximate increase of $1.3 million to the sales reported by non-United States subsidiaries.

Operating Earnings
Operating earnings decreased $22.6 million, or 44.2 percent, in 2002 compared to 2001. The Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. As required by this standard, the Company no longer amortizes goodwill and intangible assets deemed to have an indefinite life. In 2002, the Company recorded a charge of $2.15 million as a result of the settlement of a legal judgment in the second quarter of 2002. Additional information on the related litigation is provided below in the section entitled "Litigation". In connection with the restructure plans announced in 2002 and 2001, the Company has incurred charges to eliminate, consolidate and restructure certain operations, wind down losses of plants closed and other restructure related costs in 2002 and 2001.

The following pro forma information excludes the amortization of goodwill and intangible assets deemed to have an indefinite life, the charge recorded in 2002 for the settlement of a legal judgement and the expenses related to the Company's restructuring actions. The pro forma operating earnings presentation is intended to supplement and clarify the operating earnings by segment presented in Note 23 to the financial statements, "Segments and Related Information". Additional information on the expenses related to the Company's restructuring actions in total and by segment is provided below in the section entitled "Summary of the Restructure Actions".

(In thousands)                                               2002       2001
                                                          --------------------
Pro Forma operating
   earnings excluding
   amortization of goodwill,
   legal settlement charges
   and expenses and wind-
   down losses related to
   restructure actions:
   Aerospace Fasteners
     and Components .............................         $27,746     $43,989
   Engineered Fasteners
     and Components .............................          13,481      16,453
   Specialty Materials
     and Alloys .................................          16,352      24,904
   Magnetic Products ............................           5,873       8,531
   Unallocated Corporate
   Costs ........................................         (12,320)    (12,500)
                                                          -------------------
Pro Forma operating earnings ....................          51,132      81,377

   Amortization of
     goodwill ...................................               -      (6,122)
   Legal settlement
     charges ....................................          (2,150)          -
   Expenses and wind-down
     losses related to
     restructure actions ........................         (20,451)    (24,083)
                                                          -------------------

Reported operating earnings .....................         $28,531     $51,172
                                                          ===================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

Excluding the amortization of goodwill and other items noted above, operating earnings of the Company decreased from $81.4 million, or 8.9 percent of sales, in 2001 to $51.1 million, or 6.2 percent of sales, in 2002. In 2002, operating profit margins declined in all four of the Company's operating segments compared to 2001.

Pro forma operating earnings of the Aerospace Fasteners and Components segment decreased from $44.0 million, or 12.5 percent of sales, in 2001 to $27.7 million, or 9.1 percent of sales, in 2002. The decrease in operating earnings is due to lower revenue for this segment and operational difficulties at the Company's structural component manufacturing facilities in Europe. Aircraft manufacturers continue to reduce supplier bases and seek lower cost products which results in lower operating margins. With the anticipated continued weakness in revenues and customer requests for reduced prices, management will continue to focus on cost containment and productivity improvement opportunities to maintain reasonable operating profit margins at the Company's aerospace fastener manufacturing facilities. The structural component manufacturing operations have experienced operating losses of approximately $3.1 million in 2002. The Company has consolidated the management responsibilities for manufacturing and marketing in the structural component operations with the aerospace fastener operations to enhance the operating performance of these manufacturing plants. The operating results of the structural component manufacturing operation in England did improve in the fourth quarter in comparison to the first nine months and the Company expects further improvements in profitability in 2003 at this manufacturing operation.

Pro forma operating earnings of the Specialty Materials and Alloys segment decreased from $24.9 million, or 14.9 percent of sales, in 2001 to $16.4 million, or 13.3 percent of sales, in 2002. The decrease in earnings and margins is due primarily to the decrease in revenues discussed above and favorable margin realization in 2001 on raw materials.

Pro forma operating earnings of the Engineered Fasteners and Components segment decreased from $16.5 million, or 5.9 percent of sales, in 2001, to $13.5 million, or 4.6 percent of sales, in 2002. Despite higher sales, operating earnings and margins decreased in this segment. Profitability in 2002 was adversely affected by excess operating costs (such as premium freight and outside inspection expenses) incurred to fill stronger than expected automotive fastener demand, slower than planned implementation of certain cost reduction initiatives and start-up inefficiencies on production transferred to the Company's facility in Shannon, Ireland.

Pro forma operating earnings of the Magnetic Products segment decreased from $8.5 million, or 7.1 percent of sales, in 2001 to $5.9 million, or 5.4 percent of sales, in 2002. This segment has been subject to decreasing sales, intense price competition and declining margins. Part of the Company's strategy to reduce costs in this segment is to increase the level of manufacturing activity in Asia. Volume of production in the Company's magnetic products operations in China increased 116 percent to $13.6 million in 2002. One plant is currently in operation in Asia and a second plant is currently being commissioned. Start-up inefficiencies associated with the transfer of this business from the United States have negatively impacted margins in 2002.

Summary of the Restructure Actions
As discussed in Note 3 to the financial statements, the Company announced plans in 2002 and 2001 to eliminate, consolidate and restructure certain of its operations. The Statement of Consolidated Operations for 2002 includes charges that total $16.9 million ($11.9 million or $0.90 per share on an after-tax basis) for restructurings and impairments, related inventory write downs and costs to mark to market certain interest rate swaps, that became ineffective as a result of lower debt levels. Additionally in 2002, the Company incurred $4.5 million ($2.9 million or $0.22 per share on an after-tax basis) of costs related to the restructure plans that were charged to the Statement of Consolidated Operations as incurred. These costs included $1.7 million for losses during the wind-down period for facilities that were closed, $2.0 million of costs to relocate equipment and $0.8 million of costs to start up production at plants where products have been transferred. The following table summarizes the 2002 expenses related to the Company's restructuring plans and the balances in the accrued restructure account:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

                                                                                  2002 Charges
                                                                     -----------------------------------
                                                           Accrual                   Adjust-                            Accrual
                                                          December      2002         ments to                 2002      December
(In thousands)                                            31, 2001      Plan       Prior Plan     Total     Incurred    31, 2002
                                                         ------------------------------------------------------------------------
2002 Restructure plan:
   Employee separations ....................               $    -     $ 6,007         $  -     $ 6,007       $4,351      $1,656
   Cumulative translation
     adjustment write offs .................                    -       7,516            -       7,516        7,516           -
   Write downs of PP&E, net ................                    -         582            -         582          582           -
   Other costs .............................                    -         389            -         389          309          80
                                                         ----------------------------------------------------------------------

                                                                -      14,494            -      14,494       12,758       1,736
                                                         ----------------------------------------------------------------------

2001 Restructure plan:
   Employee separations ....................                3,335           -         (345)       (345)       2,839         151
   Loss on sale of the Lake
   Erie Design business ....................                    -           -          309         309          309           -
   Write downs of PP&E, net ................                    -           -          107         107          107           -
   Lease termination cost ..................                  600           -         (190)       (190)         410           -
   Other costs .............................                  874           -          125         125          999           -
                                                         ----------------------------------------------------------------------

                                                            4,809           -            6           6        4,664         151
                                                         ----------------------------------------------------------------------

Restructure and impairment
   charges .................................                4,809      14,494            6      14,500       17,422       1,887

Cost of goods sold:
   Write downs of inventory ................                    -       1,152          348       1,500        1,500           -
                                                         ----------------------------------------------------------------------

                                                           $4,809     $15,646         $354      16,000       $18,922     $1,887
                                                         ==================================                  ==================
Wind-down losses and other expenses
   recognized as incurred ..................                                                     4,451
                                                                                               -------
Charges and wind-down losses
   affecting operating earnings ............                                                    20,451

Other expense:
   Market value of ineffective interest
     rate swaps ............................                                                       900
                                                                                               -------
Total charges and wind-down
   losses ..................................                                                   $21,351
                                                                                               =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

The Statement of Consolidated Operations for 2001 included charges that totaled $20.6 million ($13.5 million or $1.02 per share on an after-tax basis) for restructurings and impairments and related inventory write downs. Additionally in 2001, the Company incurred $3.5 million ($2.2 million or $0.17 per share on an after-tax basis) of costs related to the 2001 restructure plan that were charged to the Statement of Consolidated Operations as incurred. These costs included $1.9 million for losses during the wind-down period, $1.1 million for costs to relocate equipment and $0.5 million for costs to start up production at plants where products have been transferred. The following table summarizes the 2001 expenses related to the Company's 2001 restructuring plans and the balances in the accrued restructure account:

                                                                     2001 Charges
                                                          --------------------------------
                                                                                                           Accrual
                                                           Initial                               2001     December 31,
(In thousands)                                             Charge    Adjustments    Total      Incurred      2001
                                                          -------------------------------------------------------------
Restructurings and impairments:
   Employee separations ....................              $ 7,784        $688      $ 8,472     $ 5,137       $3,335
   Loss on sale of the Lake Erie
   Design business .........................                6,500           -        6,500       6,500            -
   Write downs of PP&E .....................                2,005           -        2,005       2,005            -
   Lease termination cost ..................                  900        (300)         600           -          600
   Other costs .............................                1,456          67        1,523         649          874
                                                          -------------------------------------------------------------
                                                           18,645         455       19,100       14,291        4,809
Cost of goods sold:
   Write downs of inventory ................                1,500           -        1,500        1,500           -
                                                          -------------------------------------------------------------

                                                          $20,145        $455       20,600       $15,791      $4,809
                                                          =====================                  ======================
Wind-down losses and other
   expenses recognized
   as incurred .............................                                         3,483
                                                                                   -------
Total charges and wind-down
   losses ..................................                                       $24,083
                                                                                   =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

The expenses related to the Company's restructuring actions included in the Statement of Consolidated Operations for 2002 and 2001 by segment are as follows:

(In thousands)                                               2002        2001
                                                          -------------------
Aerospace Fasteners and
   Components ..............................              $ 4,613     $ 6,472
Engineered Fasteners and
   Components ..............................               12,510       6,535
Specialty Materials
   and Alloys ..............................                  309       7,785
Magnetic Products ..........................                2,823       3,291
Unallocated Corporate
   Costs ...................................                  196           -
                                                          -------------------
Total effect on operating
   earnings ................................               20,451      24,083
Other expenses .............................                  900           -
                                                          -------------------

Total charges and
   wind-down losses ........................              $21,351     $24,083
                                                          ===================

The 2002 and 2001 restructuring plans were implemented to provide a meaningful reduction in the cost structure of the Company in response to the anticipated fall in the Company's revenues (revenues decreased by $87.8 million in 2002 compared to 2001). Significant cost reduction actions were necessary in order to maintain reasonable profit margins despite declining demand in many of the markets served by the Company. The Company decided to reduce overhead by closing certain stand alone facilities and transferring production to shared facilities and reducing the headcount at retained facilities.

The elements of the restructuring plans included the closure of eight manufacturing facilities (affecting approximately 600 employees), the reduction of an additional 500 employees at its remaining facilities, the exit from certain distribution locations (which resulted in the write off of the related cumulative translation adjustment amounts of $7.5 million) and further relocation of certain manufacturing activity to Asia. In connection with these actions, the Company expects to realize significant cost savings, including a decrease in its employment cost structure of approximately $24.2 million, and an improvement in operating profit of approximately $8.1 million through the elimination of unprofitable facilities. As of December 31, 2002, employment has been reduced by approximately 1,000 people due to these actions. The remaining costs to be expensed as incurred in 2003 related to the restructure plans are estimated to be approximately $800 thousand ($600 thousand or $0.05 per share on an after-tax basis). Remaining actions related to the Company's 2002 restructure plan include the payment of severance benefits and the closure of two manufacturing plants in England. Remaining actions related to the Company's 2001 restructure plan include the payment of severance benefits to separated employees and the transfer of remaining equipment from the Company's Salt Lake City, Utah aerospace facility to the Company's other aerospace facilities. As of December 31, 2002, all other actions related to the Company's 2001 restructuring plan have been completed.

In connection with the 2002 restructure plan, the Company has reduced employment levels in the Aerospace Fasteners and Components segment, primarily at its aerospace manufacturing facility in Jenkintown, Pennsylvania, in response to current market conditions. In addition, the Company recorded a charge for the write down of inventory associated with product inventory procured by its structural components business in connection with the RJX regional jet program, which has been canceled by British Aerospace. Pursuant to the 2001 restructure plan, the Company reduced employment levels in certain aerospace fastener and component plants and announced the closure of two additional manufacturing plants to reflect the forecasted reductions in production of commercial aircraft. The Company's facility in Las Vegas, Nevada was closed in 2001 and certain production was relocated to existing facilities in Montreal, Canada and Nashville, Tennessee while other production was discontinued. Manufacturing operations at the Company's Salt Lake City, Utah aerospace fastener plant were discontinued in June 2002. The majority of the Salt Lake City manufacturing equipment has been relocated to existing facilities in Jenkintown, Pennsylvania, Santa Ana, California and Leicester, England.

In connection with the 2002 restructure plan, the Company closed various facilities in the Engineered Fasteners and Components segment. The Company closed its marketing

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

and distribution center in Singapore and its tool manufacturing facility in France. The Company also closed its warehouse and distribution center for Unbrako products located in Mexico and terminated its trademark license agreement with the majority shareholder in its investment in India. The exiting of the Company's investments in Mexico and India required the amount in the cumulative translation adjustment component of equity to be recognized in the Statement of Consolidated Operations. The Company is also closing its automotive and industrial fastener manufacturing plant in Coventry, England. Production will be transferred to the Company's facility in Shannon, Ireland. This transfer is expected to be completed in the second quarter of 2003. The Company further consolidated management infrastructure and reduced headcount at its automotive and industrial manufacturing facility in Cleveland, Ohio. Pursuant to the 2001 restructure plan, the Company's facility in Smethwick, England, which had manufactured pushrods for gasoline and diesel engines, was closed and this product line was relocated to the Company's facility in Shannon, Ireland. The land and building at the Smethwick location was subsequently sold in 2002 for $2.2 million which resulted in a gain of $1.5 million. This gain was included in the restructuring and impairment charges recorded in 2002. In connection with the 2001 restructure plan, the Company also further integrated and consolidated operations at its precision tool businesses as well as automotive fastener plants in Waterford, Michigan and Cleveland, Ohio.

Pursuant to the 2001 restructure plan, the Company sold the Lake Erie Design
(LED) business that was included in the Specialty Materials and Alloys segment. LED, located in Wickliffe, Ohio, is a manufacturer of high precision ceramic cores for the investment casting industry.

In connection with the 2002 restructure plan, the Company is closing its manufacturing plant in Rochester, England that is included in the Magnetic Products segment. Production will be transferred to the Company's facility in Derbyshire, England. This transfer is expected to be completed in the first quarter of 2003. Also, further headcount reductions at the magnetic products operation in Marengo, Illinois occurred due to elimination of direct labor and support positions related to the transfer of powder core production to China. Pursuant to the 2001 restructure plan, the Company's hard ferrite manufacturing facility in Sevierville, Tennessee was closed and production of hard ferrite magnets was transferred to an Asian third party supplier. Additionally, employment levels in the Company's other magnetic product businesses were reduced and certain operations supporting electronic equipment markets were relocated to recently established Company facilities in China.

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

On April 29, 2002, in the case of Brookover v. Flexmag Industries, Inc., an Ohio Appeals Court affirmed a trial court judgment against one of the Company's subsidiaries, resulting from a workplace injury claim at a magnetic products manufacturing plant in 1997. On June 17, 2002 the Company settled its portion of the claim for $2.15 million ($1.3 million after tax or $0.10 per share).

Other Income (Expense)
Due primarily to lower levels of debt, interest expense decreased from $20.0 million in 2001 to $18.2 million in 2002. As discussed in Note 21 to the financial statements, certain interest rate swap agreements became ineffective in 2002 and no longer qualified for hedge accounting. The fair values of these ineffective derivatives and the related amounts paid that were recorded to current period earnings in 2002 totaled $1.1 million. This expense is classified in the "Other, net" line of the Statements of Consolidated Operations.

Income Taxes

The effective income tax rate increased from 31.2 percent in 2001 to 35.0 percent in 2002. The increase in the effective income tax rate is due primarily to certain components of the 2002 restructuring and impairment charges that do not

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

get a full income tax benefit (for example, the losses on disposal of the Unbrako distribution and warehouse operation in Mexico and the tool manufacturing facility in France). Details regarding the components of the provisions for income taxes and reconciliations of statutory to reported income tax expense are included in Note 16 to the financial statements.

Backlog
The backlog of orders, which represents firm orders with delivery scheduled within 12 months, at December 31, 2002 was $279.2 million, compared to $299.1 million at the end of 2001 and $294.2 million at December 31, 2000.


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

At December 31, 2002, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information.

2001 COMPARED TO 2000

Net Sales and Orders
Net sales were $918.1 million in 2001 compared to $872.8 million in 2000, an increase of $45.4 million, or 5.2 percent. Incoming orders for 2001 were $914.0 million compared to $900.5 million for 2000, a 1.5 percent increase.

The Company's Aerospace Fasteners and Components segment sales were $352.9 million in 2001 compared to $303.9 million in 2000, an increase of $49.0 million, or 16.1 percent due primarily to the results of recently acquired businesses and strong end market demand in North America and Europe for most of 2001. Sales of products by businesses acquired in 2000 and 2001 (primarily, Avibank Mfg., Inc., DACAR S.A. and AAA Aircraft Supply Co., Inc.) increased Aerospace Fasteners and Components segment sales by $43.4 million. Incoming orders for this segment were $367.1 million in 2001 compared to $302.4 million in 2000, an increase of $64.7 million, or 21.4 percent. Incoming orders of businesses acquired in 2000 and 2001 increased Aerospace Fasteners and Components segment incoming orders by $46.4 million. After events of September 11, 2001, the strong end market demand in North America and Europe experienced for most of 2001 began to dissipate.

Total sales for the Specialty and Materials Alloy segment were $166.7 million in 2001 compared to $127.4 million in 2000. Sales of products by recently acquired businesses (M. Argueso & Co., Inc. on April 5, 2001 and J. F. McCaughin Co. on October 3, 2001) increased Specialty Materials and Alloys segment sales by $15.6 million in 2001. Excluding the sales of these recently acquired businesses, this segment's sales increased $23.7 million, or 18.6 percent in 2001. These higher sales are primarily the result of strong demand for proprietary alloys from the industrial gas and aerospace turbine markets and higher market prices for materials. Total incoming orders for this segment were $156.0 million in 2001, an increase of $17.1 million, or 12.3 percent, compared to 2000. Incoming orders of recently acquired businesses increased this segment's incoming orders in 2001 by $16.8 million.

The Company's Engineered Fasteners and Components segment sales were $278.9 million in 2001, a decrease of $24.1 million, or 7.9 percent, compared to 2000. The Magnetic Products segment sales were $119.6 million in 2001, a decrease of $18.8 million, or 13.6 percent, compared to 2000. These decreases are the result of lower demand from the automotive, truck, general industrial and electronic markets. Incoming orders for these segments were $390.9 million in 2001, a decrease of $68.3 million, or 14.9 percent, compared to 2000.

Sales originating in the United States, as presented in the geographic area information in Note 23 to the financial statements, increased $43.6 million, or
6.7 percent, in 2001. This increase is primarily due to sales by businesses acquired in the last two years located in the United States ($48.1 million) and increased sales by the Specialty

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

Materials and Alloys segment ($23.7 million), net of the decreased United States Magnetic Product segment sales ($21.6 million). Sales originating in England and Ireland decreased $14.2 million, or 8.9 percent, primarily due to lower sales of aerospace components ($6.6 million) and automotive and industrial fasteners ($3.6 million). Sales originating in the Other areas increased $16.7 million, or
46.7 percent, primarily due to sales by the business acquired at the end of 2000 located in France ($11.8 million). The decline in currency exchange rates, particularly the British Pound Sterling and Brazilian Reis, contributed approximately $11.0 million to the decline in sales reported by non-United States subsidiaries.

Operating Earnings
Operating earnings of the Company decreased $32.2 million, or 38.6 percent, in 2001. Operating earnings in 2001 include a $24.1 million charge for the cost to eliminate, consolidate and restructure certain under-performing operations as described in the section entitled "Summary of the Restructure Actions". Operating earnings were reduced by $4.6 million in 2000 due to the amortization of the inventory step-up that resulted from the acquisition of Avibank. The $4.6 million charge was incurred by the Aerospace Fasteners and Components segment and Engineered Fasteners and Components segment in the amounts of $1.3 million and $3.3 million, respectively. This 2000 non-recurring charge, which related to purchase accounting for the acquisition of Avibank on March 14, 2000, reduced net income for 2000 by $3.0 million, or $0.23 per share.

The following information excludes the expenses related to the Company's 2001 restructuring actions and the amortization of the inventory step-up that resulted from the 2000 acquisition of Avibank. The pro forma operating earnings presentation is intended to supplement and clarify the operating earnings by segment presented in Note 23 to the financial statements, "Segments and Related Information". Additional information on the expenses related to the Company's 2001 restructuring actions in total and by segment is provided in the section entitled "Summary of the Restructure Actions".

(In thousands)                                               2001        2000
                                                          --------------------
Pro Forma operating
   earnings excluding
   expenses and
   wind-down losses
   related to restructure
   actions and
   amortization of
   the inventory step-up:
   Aerospace Fasteners
     and Components .............................         $41,578     $38,116
   Engineered Fasteners
     and Components .............................          14,396      28,397
   Specialty Materials
     and Alloys .................................          24,294      17,376
   Magnetic Products ............................           7,487      15,434
   Unallocated Corporate
     Costs ......................................         (12,500)    (11,360)
                                                          --------------------

Pro Forma operating
   earnings .....................................          75,255      87,963

   Expenses and
     wind-down losses
     related to restructure
     actions ....................................         (24,083)          -
   Amortization of the
     inventory step-up ..........................               -      (4,575)
                                                          --------------------

Reported operating
   earnings .....................................         $51,172     $83,388
                                                          ====================

Excluding the charges noted above, the operating earnings of the Company decreased from $88.0 million, or 10.1 percent of sales, in 2000 to $75.3 million, or 8.2 percent of sales, in 2001. While operating profit margins decreased in three of the Company's four segments in 2001, the margin decline was most severe in the Engineered Fasteners and Components segment and Magnetic Products segment. Consistent with the trend in sales volume, operating earnings increased in the Aerospace Fasteners and Components segment and Specialty Materials and Alloys segment while operating earnings decreased in the Engineered Fasteners and Components segment and Magnetic Products segment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)


Pro forma operating earnings of the Aerospace Fasteners and Components segment increased $3.5 million, or 9.1 percent, in 2001. Operating earnings of businesses acquired in 2000 and 2001 (primarily Avibank, DACAR and AAA Aircraft Supply) increased Aerospace Fasteners and Components segment's operating earnings by $8.0 million in 2001. Excluding the operating results of these recently acquired businesses, this segment's operating earnings decreased $4.5 million, or 13.1 percent, despite a $5.5 million increase in sales. Aerospace operating earnings and margins were adversely affected by rescheduling of customer demands and commitments, design related changes by certain customers, cancelled programs and downward pricing pressures.

Pro forma operating earnings of the Specialty Materials and Alloys segment increased from $17.4 million, or 13.6 percent of sales, in 2000 to $24.3 million, or 14.6 percent of sales, in 2001. The increase in earnings is due primarily to the increase in proprietary sales and favorable margin realization on raw materials. In addition, the investment in vacuum and air melt production equipment made in the last two years has increased melting productivity and yields which has had a positive impact on margins in this segment.

Pro forma operating earnings of the Magnetic Products segment decreased from $15.4 million, or 11.2 percent of sales, in 2000 to $7.5 million, or 6.3 percent of sales, in 2001. This decrease is primarily the result of lower sales of this segment's higher margin products for telecommunications and computer applications in the electronics markets. The Company is pursuing opportunities to manufacture and source certain product lines in Asia to reduce cost and meet the competitive price pressures in this segment.

Other Income (Expense)
Due primarily to lower interest rates, interest expense decreased from $20.9 million in 2000 to $20.0 million in 2001. In 2000, the Company sold excess land in Brazil and realized a gain of approximately $570 thousand. This gain is included in the "Other, net" line of the Statements of Consolidated Operations for the year ended December 31, 2000.

Income Taxes
The effective income tax rate increased from 30.7 percent in 2000 to 31.2 percent in 2001. The increase in the tax rate is primarily due to the decrease in utilization of foreign tax credits related to dividends received from certain non-United States subsidiaries. Details regarding the components of the provisions for income taxes and reconciliations of statutory to reported income tax expense are included in Note 16 to the financial statements.

LIQUIDITY AND CAPITAL RESOURCES
Management considers liquidity to be the ability to generate adequate amounts of cash to meet its needs and capital resources to be the resources from which such cash can be obtained. The Company believes that capital resources available to it will be sufficient to meet the needs of its business, both on a short-term and long-term basis. The Company's principal sources of liquidity and capital resources are cash flows from operations, management of working capital and borrowings under existing credit facilities. Cash flows from operations are impacted by changes in demand for the Company's products. Economic downturns, product and pricing competition and customer satisfaction and qualification issues all affect demand for the Company's products. Changes in the Company's ratio of debt to total capitalization could result in an increase in the cost to borrow funds under the Bank Credit Agreements described in Note 13 to the financial statements. The cost and terms of any future financing arrangement depend on the market conditions and the Company's financial position at that time.

Cash flow provided by or used in operating activities, investing activities and financing activities is summarized in the statements of consolidated cash flows. Net cash provided by operating activities increased by $7.0 million in 2002 compared to 2001. This increase in net cash flow from operations is primarily due to improved working capital performance ($25.4 million), net of lower net earnings ($15.5 million). The improved working capital performance was associated with lower accounts receivables and inventory levels at December 31, 2002 compared to December 31, 2001. Operating cash outflows include employer contributions to various defined benefit pension plans that totaled $8.0 million, $9.2 million and $3.2 million

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

in 2002, 2001 and 2000, respectively. As a result of equity market returns and cash demands on the plans due to recent headcount reductions, the Company expects employer contributions to increase by approximately $2.5 to $3.0 million in 2003 over 2002 levels.

Cash flows provided by or used in investing activities for 2002 included $5.1 million in proceeds from sale of facilities and assets in connection with the Company's restructuring programs. Cash flows provided by or used in investing activities for 2001 included cash payments for the acquisition of Argueso ($9.1 million) and AAA Aircraft ($6.6 million) and the net proceeds from the sale of the Lake Erie Design business ($5.1 million) and from the sale of certain equipment ($19.5 million) that was leased back under operating leases. Cash flows provided by or used in investing activities for 2000 included the cash payment for the acquisition of Avibank ($112.3 million) and the net proceeds from the sale of the Coventry, England facility ($2.5 million). Capital Expenditures decreased by $21.3 million to $20.9 million in 2002, reflecting a reprioritization of capital projects as a consequence of the reduction in 2002 earnings. The Company has budgeted $30.5 million for capital expenditures in 2003, excluding capital spending for any companies that may be acquired in 2003, which approximates anticipated depreciation levels.

The Company's total debt to equity ratio was 65 percent at December 31, 2002, 75 percent at December 31, 2001 and 75 percent at December 31, 2000. Total debt was $224.6 million at December 31, 2002, $263.2 million at December 31, 2001 and $258.2 million at December 31, 2000. Details of the long-term Note Purchase Agreements, the credit agreements with commercial banks and other debt are provided in Note 13 to the financial statements. As of December 31, 2002, under the terms of its existing credit agreements, the Company is permitted to incur an additional $122.0 million in debt and has retained earnings available for future restricted payments (which include all dividends and purchases or retirements of capital stock) of $87.0 million. As of December 31, 2002, the Company does not intend to pay cash dividends during the year 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
The following table represents significant long-term cash obligations:

                                                          Payments Due by Year (000s)
                                            -----------------------------------------------------------
                                                                        2004-       2006-
                                              Total        2003         2005         2007    Thereafter
                                            -----------------------------------------------------------
Long-term debt (a) .................        $222,196     $ 9,122      $61,660     $33,803     $117,611
Operating leases (b) ...............          78,636      13,769       25,335      16,830       22,702
                                            -----------------------------------------------------------
Totals .............................        $300,832     $22,891      $86,995     $50,633     $140,313
                                            ===========================================================

(a) Represents scheduled principal payments, including principal due under capital lease obligations of $1.5 million.

(b) Includes a long-term operating lease agreement covering manufacturing equipment which contains a purchase option and minimum residual value guarantee. If the lease is terminated and the Company chooses to retain the equipment, the Company must pay the purchase option price. If the lease is terminated and the lessor disposes of the equipment, then the Company must pay any shortfall of the sales proceeds up to the residual value guarantee to the lessor. The purchase option price and minimum residual value guarantee related to this lease are $8.0 million and $2.0 million, respectively. The five year lease agreement expires in December 2006.

The following table represents commitments made by commercial banks to extend credit to the Company:

                                                     Amount of Commitment Expiration Per Year (000s)
                                              ---------------------------------------------------------------
                                                                          2004-         2006-
                                                Total        2003         2005          2007       Thereafter
                                              ---------------------------------------------------------------
Lines of credit (c)                           $153,569     $23,569     $130,000          $-           $-
Standby letters of credit (d)                   22,400      16,287        6,113           -            -
                                              ---------------------------------------------------------------
Totals                                        $175,969     $39,856     $136,113          $-           $-
                                              ===============================================================

(c) Borrowings under lines of credit at December 31, 2002 amounted to $32.4 million and are included in notes payable and long-term debt.

(d) Approximately $11.3 million of this amount are letters of credit which support the Company's Industrial Revenue Bonds, as more fully described in
     Note 13 to the financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

CRITICAL ACCOUNTING POLICIES / ESTIMATES
The following accounting estimates below have been identified as critical to the business operations and the understanding of the results of operations of the Company. The impact and any associated risks related to these estimates on the Company's business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) where such policies affect the reported and expected financial results. For a detailed discussion on the application of these and other accounting estimates see Note 1 to the financial statements of the Company. Note that preparation of this Annual Report on Form 10-K requires making estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the financial statement date, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Income Taxes
Disclosures related to income taxes are stated in Note 16 to the consolidated financial statements. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes. "Significant judgment is required in determining the worldwide provision for income taxes. In the ordinary course of a global business, transactions arise for which the ultimate tax outcome is uncertain until reviewed by the taxing authorities. While the Company believes the recorded tax provision will not vary materially from the ultimate amounts determined by the tax authorities, such determinations could be different. Such differences could have a material effect on the Company's income tax provisions or benefits in the period in which such determination is made. The Company assesses the likelihood that deferred tax assets will be recovered from future taxable income, and, to the extent the Company believes that recovery is not likely, a valuation allowance is established. The Company considers future taxable income projections, historical results, and ongoing prudent and feasible tax planning strategies in assessing the recoverability of deferred tax assets. However, adjustments could be required in the future if the Company determines that the amount to be realized is less or greater than the amount recorded. Such adjustments, if any, may have a material impact on the Company's consolidated results of operations.

Environmental
As discussed in Note 14 to the consolidated financial statements, the Company establishes reserves for environmental matters and other litigation when it is probable that a liability has been incurred and the amount of the liability is reasonably estimable. If the contingency is resolved for an amount greater or less than has been accrued, or the Company's share of the contingency increases or decreases, or other assumptions relevant to the development of the estimate were to change, the Company would recognize an additional expense or benefit in income in the period in which such determination was made. At December 31, 2002, the Company has accrued $2.6 million for environmental matters relating primarily to the Aerospace Fasteners and Components and Magnetic Products segments.

Employee Benefit Plans
As discussed in Note 17 to the consolidated financial statements, the Company provides a number of benefits to its active and retired employees, including pensions and postretirement healthcare. The Company records annual amounts relating to these plans based on calculations specified by accounting principles generally accepted in the United States of America, which include various actuarial assumptions such as discount rates, assumed rates of return, compensation increases, turnover rates and healthcare cost trend rates. The expected return on plan assets is based on the Company's expectation of the long-term average rate of return on assets in the pension funds, which is reflective of the current and projected asset mix of the funds and considers the historical returns earned on the funds. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when appropriate. As required by accounting principles generally accepted in the United States of America, the effects of the modifications are recorded currently or amortized over future periods. Based on information provided by its independent actuaries and other relevant sources, the Company believes that the assumptions used are reasonable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

Minimum pension liability was $43.8 million and $16.2 million at December 31, 2002 and 2001, respectively. The change in the minimum pension liability relates primarily to the actual returns on plan assets being less than the corresponding actuarial assumption for the 2002 plan year. For the 2003 plan year, the expected return on plan asset assumptions have been reduced as disclosed in Note
17. Due to amortization of net actuarial losses, net periodic pension expense for defined benefit pension plans is expected to increase by approximately $4.0 to $4.5 million in 2003.

Inventories
As discussed in Note 1 to the consolidated financial statements, the Company states inventories at the lower of cost or market. The Company regularly reviews inventory quantities on hand and records a provision for excess and obsolete inventory based primarily on age of inventory as well as estimated future forecast of demand and production requirements. Demand for products can fluctuate significantly depending on the strength or weakness of the market demand in the industries which the Company serves. A significant increase in the demand for products could result in a short-term increase in the cost of inventory while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on hand. The Company's estimates of future product demand may prove to be inaccurate, in which case the Company may have understated or overstated the provision required for excess and obsolete inventory. In the future, if inventory is determined to be overvalued, the Company would be required to recognize such costs in cost of goods sold at the time of such determination. Likewise, if inventory is determined to be undervalued, the Company may have over reported cost of goods sold in previous periods and would be required to recognize such additional operating income at the time of sale. Therefore, although the Company makes every effort to ensure accuracy of forecasts of future product demand, any significant unanticipated changes in demand could have an impact on the value of inventory and reported operating results.

Restructuring
As discussed in Note 3 to consolidated financial statements, in 2002 and 2001, the Company recorded restructuring charges representing the direct costs of headcount reductions, the closure of certain manufacturing plants, exiting certain distribution locations, relocation of certain product lines to existing facilities, outsourcing the manufacture of certain product lines to third parties, discontinuing production of certain product lines and further integrating and consolidating the operations of certain acquired companies. The charges include costs of employee severance and pension expense, asset impairments, losses on dispositions of certain assets and costs to mark to market certain interest rate swaps as a result of lower debt levels. Such charges were established in accordance with SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" and EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" and represent management's best estimate at the date the charges were taken. Adjustments for changes in assumptions are recorded in the period they become known. Changes in assumptions could have a material effect on the restructuring accrual as well as reported operating results.

Goodwill
As discussed in Notes 1 and 9 to the consolidated financial statements, at December 31, 2002 the Company had approximately $210.1 million in goodwill. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets", in the first quarter of 2002. As a result, the Company no longer amortizes goodwill but instead performs a review of goodwill for impairment annually, or earlier if indicators of potential impairment exist. The review of goodwill for potential impairment is subjective and requires allocating goodwill to various business units and estimating the fair value of those business units to which the goodwill relates. Fair value of the business units is determined using the income approach. Under the income approach, fair value is dependent on the present value of economic benefits to be derived from ownership. The income approach requires significant estimates about future cash flows and discount rates. The impairment test for goodwill consists of a comparison of the fair value of a reporting unit with the unit's carrying amount, including the goodwill allocated to the reporting unit. If the carrying amount is in excess of the fair value, the implied fair value is compared to the reporting unit goodwill. Any excess carrying value of the reporting unit goodwill over the

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

implied fair value of the reporting unit goodwill will be recorded as an impairment loss. While management believes that estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the outcome of the review of goodwill.

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

In January 2003, FIN No. 46, "Consolidation of Variable Interest Entities" was issued. The interpretation provides guidance on consolidating variable interest entities and applies immediately to variable interests created after January 31, 2003. The interpretation requires variable interest entities to be consolidated if the equity investment at risk is not sufficient to permit an entity to finance its activities without support from other parties or the equity investors lack certain specified characteristics. The Company is reviewing FIN No. 46 to determine its impact, if any, on future reporting periods, and does not currently anticipate any material accounting or disclosure requirement under the provisions of the interpretation.

MARKET RISK
The Company's primary market risk exposures are foreign currency exchange rate and interest rate risk. Fluctuations in foreign currency exchange rates affect the Company's results of operations and financial position. As discussed in Note 1 to the financial statements, the Company uses forward exchange contracts to minimize exposure and reduce risk from exchange rate fluctuations affecting the results of operations. Because the largest portion of the Company's foreign operations are in countries with relatively stable currencies, namely, England, Ireland and Canada, the foreign currency exchange rate risk to the Company's financial position is not significant. However, the Company has operations in Brazil, China and other foreign countries which increases its exposure to foreign currency fluctuations. Fluctuations in interest rates primarily affect the Company's results of operations. Because a majority of the Company's debt is in fixed rate obligations (as disclosed in Note 13 to the financial statements), the Company has effectively limited its interest expense exposure to fluctuations in interest rates.

The status of the Company's financial instruments as of December 31, 2002 and 2001 is provided in Note 21 to the financial statements. Assuming an instantaneous 10 percent strengthening of the United States dollar versus foreign currencies for which forward exchange contracts existed and a 10 percent change in the interest rate on the Company's debt had all occurred on December 31, 2002,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF
OPERATIONS (continued)

the Company's financial position would not have been materially affected. Assuming the United States dollar versus foreign currencies had been 10 percent stronger and that the interest rate on the Company's variable rate debt had been 10 percent higher in 2002, the Company's 2002 results of operations would not have been materially affected.

FORWARD-LOOKING STATEMENTS
Certain statements in Management's Discussion and Analysis of Financial Condition and Results of Operations contain "forward-looking" information, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risk and uncertainty. Statements such as: the Company expects to realize significant cost savings in connection with the restructure actions, including a decrease in its employment cost structure of approximately $24.2 million, and an improvement in operating profit of approximately $8.1 million through the elimination of unprofitable facilities, the Company expects further weakening of demand for products produced by the Aerospace Fasteners and Components segment for 2003, the Company is expecting further decreases in sales for 2003 but needed to expand to meet the anticipated long-term demand for products for the Specialty Materials and Alloys segment, the Company expects further improvements in profitability of its aerostructural component manufacturing operation in England, the Company expects the remaining costs related to the restructure plans that are expensed as incurred will be approximately $800 thousand ($600 thousand or $0.05 per share on an after-tax basis), the transfer of production from the Company's facility in Coventry, England to its facility in Shannon, Ireland will be completed in the second quarter of 2003, the transfer of production from the Company's Rochester, England facility to its facility in Derbyshire, England will be completed in the first quarter of 2003, capital resources available to the Company will be sufficient to meet the needs of its business on a short-term and long-term basis, the Company expects employer contributions to defined pension plans to increase by $2.5 to $3.0 million in 2003, the Company's intention to not pay cash dividends during the year 2003, the Company expects net periodic pension expense for defined pension plans to increase by $4.0 to $4.5 million in 2003 and the relative stability of certain foreign currencies are "forward looking" statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations. Actual future results may differ materially depending on a variety of factors, such as: the effects of competition on products and pricing, customer satisfaction and qualification issues, labor disputes, worldwide political and economic stability and changes in foreign currency exchange rates, interest rates, fiscal policies, laws and regulations on a national and international basis. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.